Form 10KSB40, Exhibit 13
period 1997-06-30
HFB FINANCIAL CORP
filed 1997-09-29
CIK 892157

                                                                      Exhibit 13

LETTER TO STOCKHOLDERS
================================================================================


To Our Stockholders:

It is a pleasure to present the 1997 Annual Report to stockholders of HFB Financial Corporation. The Company earned $1,038,000, or $.96 per share, for the year ended June 30, 1997 compared to $847,000, or $.76 per share, for the year ended June 30, 1996. I am particularly proud of our earnings in light of the one-time Savings Association Insurance Fund (SAIF) assessment of $706,000 which was charged against operations during the year ended June 30, 1997. Also during this past year, our new branch office in New Tazewell, Tennessee has exceeded our expectations with total deposits growing to $19 million and loans to $9 million. As we enter the new year, we will continue to focus on increasing the net interest margin, on maintaining quality in the loan portfolio and seeking ways to achieve a higher level of efficiency at a lower cost.

In consideration of the Company's performance during the past year, your Board of Directors declared a semi-annual dividend of $.21 per share to all stockholders of record as of September 15, 1997 and payable on September 30, 1997.

To our stockholders, thank you for your support and trust. To our customers, thank you for your continued business and to our employees, thank you for your efforts and hard work.

Sincerely,

/s/ David B. Cook
-----------------
David B. Cook
President and CEO

                                      (1)

FINANCIAL HIGHLIGHTS
================================================================================


                             RESULTS OF OPERATIONS

                                                                                               CHANGE
                                                                                ----------------------------------
YEAR ENDED JUNE 30                                   1997             1996            AMOUNT           PERCENT
------------------------------------------------------------------------------------------------------------------
                                                             (Dollars in Thousands)

Interest income                                    $11,692          $10,479           $1,213            11.58%
Interest expense                                     6,510            6,024              486             8.07
Net interest income                                  5,182            4,455              727            16.32
Provision for loan losses                              138               35              103           294.29
Net interest income after provision
 for loan losses                                     5,044            4,420              624            14.12
Other income                                           746              356              390           109.24
Other expenses                                       4,161            3,456              705            20.40
Income taxes                                           591              473              118            24.95
Net income                                           1,038              847              191            22.55


                              FINANCIAL POSITION

                                                                                                 CHANGE
                                                                                  ----------------------------------
JUNE 30                                               1997              1996            AMOUNT           PERCENT
--------------------------------------------------------------------------------------------------------------------
                                                              (Dollars in Thousands)

Total assets                                      $  159,457        $  146,248          $13,209            9.03%
Net loans                                            104,984            95,974            9,010            9.39
Investment securities
 Available for sale                                   25,113            20,838            4,275           20.52
 Held to maturity                                     20,207            19,834              373            1.88
Deposits                                             133,203           126,742            6,461            5.10
Stockholders' equity                                  16,567            15,572              995            6.39

Number of Shares Outstanding (1)                   1,083,626         1,056,143           27,483            2.60


(1) Number of shares outstanding at June 30, 1996 are adjusted to reflect a 5-for-3 stock split effective June 30, 1997.

                                      (2)

SELECTED FINANCIAL AND OTHER DATA
================================================================================

JUNE 30                                                 1997       1996       1995       1994       1993
-----------------------------------------------------------------------------------------------------------
                                                     (Dollar amounts in thousands, except per share amount)
FINANCIAL POSITION
 Assets                                                $159,457   $146,248   $131,260   $128,521   $116,745
 Loans, net                                             104,984     95,974     87,502     77,621     73,453
 Investments
  Available for sale                                     25,113     20,838      4,175     11,946
  Held to maturity                                       20,207     19,834     32,707     33,912     33,797
 Deposits                                               133,203    126,742    110,104    105,260    100,395
 Short-term borrowings and
  long-term debt                                          8,221      2,650      4,576      7,622        915
 Stockholders' equity                                    16,567     15,572     15,409     14,737     14,496


YEAR ENDED JUNE 30                                    1997         1996         1995        1994       1993
--------------------------------------------------------------------------------------------------------------
                                                       (Dollar amounts in thousands, except per share amount)

OPERATING RESULTS
 Interest income                                     $11,692      $10,479     $ 9,746     $ 8,862    $ 8,540
 Interest expense                                     (6,510)      (6,024)     (5,024)     (4,215)    (4,555)
                                                --------------------------------------------------------------
 Net interest income                                   5,182        4,455       4,722       4,647      3,985
 Provision for loan losses                              (138)         (35)        (37)        (55)       (62)
                                                --------------------------------------------------------------
 Net interest income after
  provision for loan losses                            5,044        4,420       4,685       4,592      3,923
 Other income
  Net realized gain (loss) on
    trading securities                                   307           (3)
  Other                                                  439          359         317         333        426
 Other expenses                                       (4,161)      (3,456)     (3,000)     (2,735)    (2,243)
                                                --------------------------------------------------------------
 Income before income tax                              1,629        1,320       2,002       2,190      2,106
 Income taxes                                           (591)        (473)       (711)       (779)      (709)
 Cumulative effect of change in
   accounting principle for income taxes                                                       (5)
                                                --------------------------------------------------------------

 Net income                                          $ 1,038      $   847     $ 1,291     $ 1,406    $ 1,397
                                                ==============================================================

 Net income per share (1)(2)                         $   .96      $   .76     $  1.15     $  1.18        N/A
 Book value per share (2)                              15.38        14.74       14.30       13.31     $11.92

(1) Not meaningful before 1994 since stock was issued December 28, 1992.
(2) Years before 1997 adjusted to reflect a 5-for-3 stock split on June 30, 1997.


YEAR ENDED JUNE 30                                      1997         1996        1995        1994        1993
---------------------------------------------------------------------------------------------------------------
                                                       (Dollar amounts in thousands, except per share amount)

OTHER DATA
 Average interest rate spread                           3.06%         2.92%      3.34%       3.51%       3.22%
 Net yield on average interest-earning assets           3.49          3.36       3.73        3.88        3.59
 Return on average assets                                .68           .61        .99        1.15        1.23
 Return on average stockholders' equity                 6.60          5.45       8.56        9.62       12.87
 Equity as a percent of year-end assets                10.39         10.65      11.74       11.47       12.42
 Non-interest expense as a percent of average
   assets                                               2.71          2.33       2.18        2.23        1.98
 Non-performing assets to total assets                   .27           .45        .26         .27         .19
 Ratio of allowance for loan losses to
   gross loans                                           .67           .68        .70         .74         .69
 Dividend payout ratio                                 39.89         45.77      30.09       20.85         N/A
 Number of
   Real estate loans outstanding                       2,033         1,959      1,892       1,792       1,827
   Deposit accounts                                   14,161        13,465     12,732      13,475      12,885
   Full service offices                                    3             3          3           3           3

                                      (3)

BUSINESS OF THE COMPANY AND THE BANK
================================================================================

THE CORPORATION. HFB Financial Corporation (Company), a Tennessee corporation, was organized by Home Federal Bank, Federal Savings Bank (Home Federal or Bank) to be a savings institution holding company. The Company was organized at the direction of the Bank in September 1992 to acquire all of the capital stock issued by the Bank upon the conversion of the Bank from mutual to stock form and the simultaneous offering and sale of 722,704 shares of common stock of the Company, completed on December 28, 1992 (Conversion). The Company has no significant assets other than capital stock of the Bank, a portfolio of trading account equity securities and a loan to the Bank's employee stock ownership plan. The Company's principal business is the business of the Bank and its subsidiary. Therefore, most of the discussion in this Annual Report regards the Bank and its operations.

The executive offices of the Company and the Bank are located at 1602 Cumberland Avenue, Middlesboro, Kentucky 40965 and the telephone number is (606) 248-1095.

THE BANK. Home Federal was incorporated in 1920 as a Kentucky-chartered building and loan association known as Peoples Building and Loan. The Bank converted to a federal savings and loan association and obtained federal insurance of accounts in 1961 and became a federally-chartered mutual savings bank, Home Federal Savings Bank, in 1985. The Bank changed to its current name, Home Federal Bank, Federal Savings Bank, in 1990. The Bank completed its conversion from mutual to stock form on December 28, 1992. The Bank operates through two full service offices in the southeastern Kentucky communities of Middlesboro and Harlan and one full service office in the East Tennessee community of New Tazewell.

The Bank is engaged principally in the business of accepting deposits from the general public and originating permanent loans which are secured by one-to-four family residential properties located in its market area. The Bank also originates consumer loans and commercial real estate loans, and maintains a substantial investment portfolio of mortgage-backed and other investment securities. Home Federal's current business strategy embodies several objectives: (i) continued emphasis on originating interest rate sensitive or shorter term loans for portfolio, primarily in the form of longer term adjustable-rate mortgage loans and shorter term consumer loans, (ii) continued maintenance of a substantial investment portfolio of short-term, low-risk investments, primarily U. S. government and agency securities and investment grade mortgage-backed securities and (iii) expanding the Bank's loan originations in the counties adjacent to the Bank's market area. In addition, from time-to-time, the Bank has purchased whole loans and participation interests in residential and commercial real estate and multi-family real estate loans located primarily in Kentucky and East Tennessee areas contiguous to the Bank's immediate market area.

As a federally-chartered savings bank, the Bank's deposits are insured by the Federal Deposit Insurance Corporation (FDIC) up to applicable limits for each depositor. The Bank is a member of the Federal Home Loan Bank (FHLB) of Cincinnati which is one of the twelve district banks comprising the FHLB system. The Bank is subject to comprehensive examination, supervision and regulation by the Office of Thrift Supervision (OTS) and the FDIC. This regulation is intended primarily for the protection of depositors.

                                      (4)

MARKET INFORMATION
================================================================================

TRADING IN THE COMMON STOCK. The Company's common stock is listed over-the-counter through the National Daily Quotation System "Pink Sheet" published by the National Quotation Bureau, Inc. There are currently 1,083,626 shares of the common stock outstanding and approximately 400 holders of record of the common stock (not including shares held in "street name").

The following table sets forth certain information as to the range of the high and low bid prices for the Company's common stock for the calendar quarters indicated:

                                                         HIGH BID (1)          LOW BID (1)         DIVIDENDS PAID
                                                   -----------------------------------------------------------------
FISCAL 1996
 First quarter                                             $13.20                $12.90                  $.19
 Second quarter                                             13.20                 11.40
 Third quarter                                              13.80                 11.63                   .19
 Fourth quarter                                             14.55                 12.00

FISCAL 1997
 First quarter                                              14.55                 14.55
 Second quarter                                             15.00                 14.55                   .19
 Third quarter                                              15.30                 15.00
 Fourth quarter                                             15.30                 13.20                   .20

(1) Quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.
(2) Transactions in the table above have been adjusted to reflect a 5-for-3 stock split on June 30, 1997.

In fiscal 1998, the Bank currently expects that it will pay a semi-annual dividend. The latest bid price as of August 27, 1997 was $16.00 per share.

DIVIDEND RESTRICTIONS. Under regulations of the OTS, the Bank is not permitted to pay dividends on its capital stock if its regulatory capital would thereby be reduced below regulatory capital requirements, or the amount then required for the liquidation account established for the benefit of certain depositors of the Bank at the time of the Conversion. In addition, savings institution subsidiaries of savings and loan holding companies such as the Company are required to give the OTS thirty days prior notice of any proposed declaration of dividends to the holding company.

Additionally, an OTS regulation restricts the Bank's ability to make capital distributions, including payment of dividends. The regulation provides that an institution meeting its capital requirements, both before and after its proposed capital distribution, may generally distribute the greater of (1) 75% of its net earnings for the prior four quarters or (2) 100% of its net earnings to date during the year, plus the amount that would reduce by one-half its surplus capital ratio (defined as the percentage by which the institution's capital-to-assets ratio exceed the ratio of its capital requirements to its assets) at the beginning of the year without prior supervisory approval. The regulation provides more significant restrictions on payment of dividends in the event that the capital requirements are not met.

Although the Company is not subject to these restrictions, the Company's primary source of funds for the payment of dividends is dividends from the Bank.

                                      (5)

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
================================================================================

HFB Financial Corporation, a Tennessee corporation, was organized by Home Federal to be a savings institution holding company. The Company was organized at the direction of the Bank in September 1992 to acquire all of the capital stock issued by the Bank upon the conversion of the Bank from mutual to stock form. The Company has no significant assets other than capital stock of the Bank. The Company's principal business is the business of the Bank and its subsidiary. Therefore, the discussion in this Management's Discussion and Analysis relates to the Bank and its operations.

Home Federal's results of operations in recent years have reflected the fundamental changes which have occurred in the regulatory, economic and competitive environment in which savings institutions operate. The Bank's results of operations are primarily dependent on its net interest income, which is the difference between interest income on interest-earning assets and interest expense on interest-bearing liabilities. Interest income is a function of the balances of interest-earning assets outstanding during the period and the yields earned on such assets. Interest expense is a function of the amount of interest-bearing liabilities outstanding during the period and the rates paid on such liabilities. The Bank also generates non-interest income, such as service charges on transaction accounts and other fees. Net earnings is further affected by the level of non-interest expenses, such as personnel expenses, occupancy and equipment expenses, federal deposit insurance premiums and other expenses.

The operations of Home Federal, and savings institutions generally, are significantly influenced by general economic conditions and the monetary and fiscal policies of governmental regulatory agencies. Deposit flows and costs of funds are influenced by interest rates on competing investments and prevailing market rates of interest. Lending activities are affected by the demand for financing real estate and other types of loans, which in turn is affected by the interest rates at which such financing may be offered and other factors affecting loan demand and the availability of funds. Just as the Bank's operations are influenced by regulatory authorities, so are its liquidity levels and capital resources.

                                      (6)

ASSET/LIABILITY MANAGEMENT
================================================================================

Key components of a successful asset/liability strategy are the monitoring and managing of interest rate sensitivity of both the interest-earning asset and interest-bearing liability portfolios. Home Federal has employed various strategies intended to minimize the adverse effect of interest rate risk on future operations by providing a better match between the interest rate sensitivity between its assets and liabilities. In particular, the Bank's strategies are intended to stabilize net interest income for the long term by protecting its interest rate spread against increases in interest rates. Such strategies include the origination for portfolio of adjustable-rate mortgage loans secured by one-to-four family residential real estate and the origination of consumer and other loans with greater interest rate sensitivities than long-term, fixed-rate residential mortgage loans. At June 30, 1997, approximately 80% of the loans in the Bank's mortgage loan portfolio, were adjustable-rate mortgages. The Bank has used excess funds to invest in various short-term investments, including mortgage-backed securities, with terms of 7 years or less, U. S. Government Treasury and agency securities with terms of 10 years or less and other short-term investments.

Asset/liability management in the form of structuring cash instruments provides greater flexibility to adjust exposure to interest rates. During periods of high interest rates, management believes it is prudent to offer competitive rates on short-term deposits and less competitive rates for long-term liabilities. This posture allows the Bank to benefit quickly from declines in interest rates. Likewise, offering more competitive rates on long-term deposits during the low interest rate periods allows the Bank to extend the repricing and/or maturity of its liabilities thus reducing its exposure to rising interest rates.


INTEREST RATE SENSITIVITY
================================================================================

Net portfolio value (NPV) analysis provides a quantification of interest rate risk. In essence, this approach calculates the difference between the present value of liabilities, expected cash flows from assets and cash flow from off-balance-sheet contracts. Under OTS regulations, an institution's "normal" level of interest rate risk in the event of an immediate and sustained 200 basis point change in interest rates is a decrease in the institution's NPV in an amount not exceeding 2% of the present value of its assets. Pursuant to this regulation, thrift institutions with greater than "normal" interest rate exposure must take a deduction from their total capital available to meet their risk-based capital requirement. The amount of that deduction is one-half of the difference between
(a) the institution's actual calculated exposure to the 200 basis point interest rate increase or decrease (whichever results in the greater pro forma decrease in NPV) and (b) its "normal" level of exposure which is 2% of the present value of its assets.

At June 30, 1997, 2% of the present value of the Bank's assets was approximately $3.2 million, which was less than $5.6 million, the decrease in NPV resulting from a 200 basis point change in interest rates. As a result, if the rule were in effect and were applicable to the Bank, it would have been required to make a $2.4 million deduction from total capital in calculating its risk-based capital requirement, although the Bank's capital would have remained far in excess of regulatory minimums.

                                      (7)

The following table sets forth, as of June 30, 1997, the estimated changes in the Bank's NPV (i.e., the present value of expected cash flows from assets, liabilities and off-balance-sheet contracts).

                              NET PORTFOLIO EQUITY
                             (Dollars in Thousands)

    CHANGE IN INTEREST
   RATES (BASIS POINTS)             ESTIMATED NPV               AMOUNT OF CHANGE             PERCENT OF CHANGE
-------------------------------------------------------------------------------------------------------------------

         +400                          $ 9,522                     $(12,043)                        (56)%
         +300                           12,733                       (8,832)                        (41)
         +200                           15,893                       (5,672)                        (26)
         +100                           18,882                       (2,683)                        (12)
            0                           21,565
         -100                           23,733                        2,168                          10
         -200                           25,485                        3,919                          18
         -300                           27,542                        5,977                          28
         -400                           29,974                        8,409                          39

As noted above, the market value of the Bank's net assets would be anticipated to decline significantly in the event of certain designated increases in interest rates. For instance, in the event of a 200 basis point increase in interest rates, NPV is anticipated to fall by $5.6 million, or 26%. Conversely, a 200 basis point decrease in interest rates is anticipated to cause a $3.9 million, or 18%, increase in NPV. Subject to market conditions, management intends to continue to restructure the Bank's assets and liabilities over time to attempt to better manage the Bank's NPV volatility.

Certain assumptions utilized by the OTS in assessing the interest rate risk of thrift institutions were employed in preparing the previous table. These assumptions relate to interest rates, loan prepayment rates, deposit decay rates and the market values of certain assets under the various interest rate scenarios. It was also assumed that delinquency rates will not change as a result of changes in interest rates although there can be no assurance that this will be the case. In the event that interest rates do not change in the designated amounts, there can be no assurance that the Bank's assets and liabilities would perform as set forth above. In addition, a change in Treasury rates in the designated amounts accompanied by a change in the shape of the Treasury yield curve would cause significantly different changes to the NPV than indicated above.

                                      (8)

FINANCIAL CONDITION
================================================================================

The Corporation's assets increased by 9.03% to $159.5 million at June 30, 1997 compared to $146.2 million at June 30, 1996. The majority of this increase is reflected in investment securities and loans receivable, which was primarily funded by an increase in deposits and borrowings.

The Company maintains a portfolio of trading account securities which is comprised of common stock of other financial institutions. The portfolio was $796,000 at June 30, 1997 compared to $247,000 at June 30, 1996.

The Company's Board of Directors has authorized a maximum investment of $1.0 million in equity securities of financial institutions.

The Bank's asset composition continues to change due to volatility in interest rates and a strong loan demand. In the current interest rate environment, a substantial portion of loans originated were adjustable-rate residential mortgages. During the year ended June 30, 1997, the Bank originated approximately $24.0 million in mortgages. Total loans receivable, net increased 9.39% to $105.0 million at June 30, 1997 compared to $96.0 million at June 30, 1996.

At June 30, 1997, allowance for loan losses was $710,000 or .67% of loans receivable compared to $671,000 or .68% of loans receivable at June 30, 1996. During fiscal 1997, the Bank had net charge offs of $99,000 or .098% average loans outstanding for the year. Management is currently watching several problem commercial real estate loans to one borrower. The carrying amount of the loans is approximately $1.4 million, including a $131,000 working capital loan which was funded in January 1997. The property is not generating sufficient cash flow to fund debt service payments and the borrower has made the most recent payments from other sources. Management is closely monitoring this credit as to its collectability and any possible losses the Bank could incur.

The Bank augments its lending activities and increases its asset yields by investing in investment securities such as mortgage-backed securities "MBSs" and
U. S. Government securities.  During the year ended June 30, 1997, management
purchased $13.0 million in investment securities.   These purchases were funded
by $8.5 in proceeds from called and maturing investment securities, principal collected on MBSs and investments, and the sale of investment securities. The balance was primarily funded by increased deposits and borrowings. At June 30, 1997, the balance of investment securities available for sale, "AFS" was $25.1 million with a net unrealized gain of $10,000 and the balance of investment securities held to maturity, "HTM" was $20.2 million.

Total deposits increased by $6.5 million to $133.2 million at June 30, 1997 from $126.7 million at June 30, 1996. During the year ended June 30, 1997, CDs increased $6.5 million and NOW accounts increased $1.2 million, while passbook savings and money market deposit accounts decreased by $1.2 million.

Short-term borrowings increased by $5.6 million during the year ended June 30, 1997 due to net increases in borrowings, which were used to fund increases in lending and investment activities.

Certain components of stockholders' equity increased during the year ended June 30, 1997 as the result of employee stock options exercised, reduction of the Employee Stock Ownership Plan debt, stock issued under the Management Recognition Plan "MRP" and a reduction of $159,000 in the net unrealized loss on securities AFS. Also, 14,750 shares (as restated for a 5-for-3 stock split on June 30, 1997) of treasury stock were purchased at a cost of $205,000 during the year end June 30, 1997.

The Bank's regulatory liquidity ratio was 21.50% at June 30, 1997 as compared to 21.27% at June 30, 1996. At June 30, 1997 the Bank met all the fully phased-in regulatory capital requirements under FIRREA. Tangible, core and risk-based capital ratios were 9.7%, 9.7% and 20.7%, respectively, at June 30, 1997 as compared to 10.2%, 10.2% and 23.3% at June 30, 1996.

                                      (9)

COMPARISON OF YEAR ENDED JUNE 30, 1997 TO YEAR ENDED JUNE 30, 1996
================================================================================

General. Net earnings increased by $191,000 to $1.038 million for the fiscal year ended June 30, 1997 from $847,000 for the fiscal year ended June 30, 1996. The primary reasons for the increase were a $727,000 increase in net interest income, and a $390,000 increase in noninterest income and offset by a $103,000 increase in provision for loan losses, a $705,000 increase in noninterest expense and a $118,000 increase in income tax expense.

Net Interest Income. Net interest income increased from $4.4 million for fiscal 1996 to $5.2 million for fiscal 1997.

Interest Income. Interest income for the fiscal years ended June 30, 1997 and June 30, 1996, was $11.7 million and $10.5 million, respectively. The increase in fiscal 1997 over fiscal 1996 was due primarily to an increase in the average balance of interest earning assets. Yields on such assets were 7.88% in fiscal 1997 compared to 7.89% in fiscal 1996.

Average interest-earning assets were $148.4 million and $132.7 million for the fiscal years ended June 30, 1997 and June 30, 1996, respectively. The increase in the average balance of interest-earning assets was primarily due to an increase in loan originations and an increase in investment securities.

Interest Expense. Interest expense for fiscal 1997 and 1996, was $6.5 million and $6.0 million, respectively. The increase in interest expense of $487,000 in fiscal 1997 over fiscal 1996 was due primarily to an increase in the average balance of interest-bearing liabilities from $121.1 million in fiscal 1996 to $135.2 million in fiscal 1997. Although interest expense increased, the Company's cost of funds on deposits decreased to 4.81% in fiscal 1997 from 4.96% in fiscal 1996. The cost of funds on borrowed funds decreased from 5.34% in fiscal 1996 to 5.13% in fiscal 1997. The average balance of interest-bearing liabilities increased due to increased deposits and increased borrowings used to fund loan demand and increases in the investment portfolio.

Provision for Loan Losses. The provision for loan losses for the fiscal years ended June 30, 1997 and 1996 was $138,000 and $35,000, respectively. The provision was the result of Management's evaluation of the adequacy of the allowance for loan losses including consideration of recoveries of loans previously charged off, the perceived risk exposure among loan types, actual loss experience, delinquency rates, and current economic conditions.

Other Income. Other income for fiscal 1997 was $746,000 compared to $356,000 for fiscal 1996, an increase of $390,000. The increase is primarily the result of a $310,000 increase in gains on trading account securities held by the Company and a $85,000 increase in service charges for deposits and other customer fees. An increase in gains on the sale of investment securities of $11,000 were offset by a decrease in other income of $16,000.

Other Expenses. Other expenses increased $705,000 from $3.5 million for fiscal 1996 to $4.2 million for fiscal 1997. Salaries and employee benefits decreased by $14,000 as the result of a $124,000 increase in salaries and certain benefits offset by a decrease of $138,000 in the funding of the employee retirement plan, the MRP and The Supplemental Executive Retirement Plan "SERP". Increases such as occupancy expenses of $18,000, equipment expenses of $36,000 and data processing expenses of $21,000 were largely the result of the addition of the Bank's New Tazewell branch. Deposit insurance expense decreased by $87,000 as the result of lower premium rates. This was precipitated by the recapitalization of the Savings Association Insurance Fund "SAIF". Legislation enacted on September 30, 1996 to recapitalize the underfunded SAIF resulted in a one time assessment to savings associations insured by the SAIF. The Banks one time assessment was $706,000. A decrease in legal and professional fees of $13,000 was partially offset by a $10,000 increase in advertising expense, a $11,000 increase in state franchise and deposit taxes and a $17,000 increase in other expenses.

Income Tax Expense. Income taxes increased by $118,000 to $591,000 for fiscal 1997 compared to $473,000 for fiscal 1996 due to higher earnings.

                                      (10)

COMPARISON OF YEAR ENDED JUNE 30, 1996 TO YEAR ENDED JUNE 30, 1995
================================================================================

General. Net earnings decreased by $444,000 to $847,000 for the fiscal year ended June 30, 1996 from $1.3 million for the fiscal year ended June 30, 1995. The primary reasons for the decrease were a $267,000 decrease in net interest income and a $456,000 increase in noninterest expense offset by a $2,000 decrease in provision for loan losses, a $39,000 increase in noninterest income and a $238,000 decrease in income tax expense.

Net Interest Income. Net interest income decreased to $4.5 million for fiscal 1996 from $4.7 million for fiscal 1995.

Interest Income. Interest income for the fiscal years ended June 30, 1996 and June 30, 1995, was $10.5 million and $9.7 million, respectively. The increase in fiscal 1996 over fiscal 1995 was due to an increase in the average balance of interest earning assets as well as an increase in yields on such assets from 7.69% in fiscal 1995 to 7.89% in fiscal 1996.

Average interest-earning assets were $132.7 million and $126.7 million for the fiscal years ended June 30, 1996 and June 30, 1995, respectively. The increase in the average balance of interest-earning assets was primarily due to an increase in loan originations and an increase in investment securities.

Interest Expense. Interest expense for fiscal 1996 and 1995, was $6.0 million and $5.0 million, respectively. The increase in interest expense of $1.0 million in fiscal 1996 over fiscal 1995 was due primarily to an increase in the average balance of interest-bearing liabilities from $115.6 million in fiscal 1995 to $121.10 million in fiscal 1996. Although interest expense increased, the Company's cost of funds on deposits increased to 4.96% in fiscal 1996 from 4.29% in fiscal 1995. The cost of funds on borrowed funds increased from 4.96% in fiscal 1995 to 5.34% in fiscal 1996. The average balance of interest-bearing liabilities increased due to increased deposits and increased borrowings used to fund loan demand and increases in the investment portfolio.

Provision for Loan Losses. The provision for loan losses for the fiscal years ended June 30, 1996 and 1995 was $35,000 and $37,000, respectively. The provision was the result of Management's evaluation of the adequacy of the allowance for loan losses including consideration of recoveries of loans previously charged off, the perceived risk exposure among loan types, actual
loss experience, delinquency rates, and current economic conditions.   The
Bank's allowance for loan losses as a percent of total loans at June 30, 1996 and 1995 was .68% and .70% respectively.

Other Income. Other income for fiscal 1996 was $356,000 compared to $317,000 for fiscal 1995, an increase of $39,000. The increase is primarily the result of a $9,000 decrease in loss on the sale of AFS securities and trading account securities and a $30,000 increase in deposit service charges and miscellaneous income.

Other Expenses. Other expenses increased $456,000 from $3.5 million for fiscal 1996 from $3.0 million for fiscal 1995. Salaries and employee benefits increased by $226,000 as the result of increased staffing for the Bank's New Tazewell, Tennessee branch, which opened in October 1995, and an increase in the funding of the Bank's retirement plan, which increased by $59,000 from 1995. Occupancy expense increased by $67,000 to $188,000 for fiscal 1996 from $121,000 for fiscal 1995 primarily as a result of increased operating and depreciation expense related to the New Tazewell branch operation and increased leasehold improvement amortization expense related to the renovation of the Bank's main office. Equipment and data processing expense increased by $64,000 to $382,000 for fiscal 1996 from $318,000 for fiscal 1995 primarily due to increased costs related to the New Tazewell branch and the purchase of ATMs for each office. Deposit insurance expense increased by $14,000 as the result of a higher level of deposits. Legal and professional increased $11,000 from $184,000 for fiscal 1995 to $195,000 for fiscal 1996. Advertising expense increased $24,000 primarily as the result of promoting the New Tazewell branch. State franchise and deposit taxes increased $9,000 primarily as the result of increased deposits. Other expenses increased $41,000 primarily due to the start up and ongoing operation of the New Tazewell branch.

Income Tax Expense. Income taxes decreased by $238,000 to $473,000 for fiscal 1996 from $711,000 for fiscal 1995 due to lower earnings.

                                      (11)

AVERAGE BALANCES, INTEREST AND AVERAGE YIELDS
================================================================================

The following table sets forth certain information relating to the Company's average interest-earning assets and interest-bearing liabilities and reflects the average yield on assets and the average cost of liabilities for the periods and dates indicated. Such yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods presented. Average balances are derived from month-end balances. Management does not believe that the use of month-end balances instead of average daily balances has caused any material difference in the information presented.

                                                    1997                          1996                          1995
                                      ------------------------------------------------------------------------------------------
                                                             AVERAGE                       AVERAGE                       AVERAGE
                                         AVERAGE              YIELD/   AVERAGE              YIELD/   AVERAGE              YIELD/
YEAR ENDED JUNE 30                       BALANCE   INTEREST    COST    BALANCE   INTEREST    COST    BALANCE   INTEREST    COST
--------------------------------------------------------------------------------------------------------------------------------
                                                                         (Dollars in Thousands)
Interest-earning assets
 Loans, net (1)                          $100,098   $ 8,692     8.68%  $ 91,494   $ 7,904     8.64%  $ 84,684    $7,075     8.35%
 Investment securities                     44,234     2,768     6.26     36,675     2,301     6.27     38,781     2,481     6.40
 FHLB stock and deposits
  with financial institutions               4,106       232     5.65      4,578       274     5.99      3,191       190     5.95
                                         ------------------            ------------------            ------------------
   Total interest-earning assets         $148,438   $11,692     7.88%  $132,747   $10,479     7.89%  $126,656    $9,746     7.69%
                                         ==================            ==================            ==================

Interest-bearing liabilities
 Deposits                                $131,202   $ 6,305     4.81%  $117,955   $ 5,855     4.96%  $106,188    $4,559     4.29%
 Short-term borrowings and long-
 term debt                                  3,998       205     5.13      3,163       169     5.34      9,382       465     4.96
                                         ------------------            ------------------            ------------------
   Total interest-bearing liabilities    $135,200   $ 6,510     4.82%  $121,118   $ 6,024     4.97%  $115,570    $5,024     4.35%
                                         ==================            ==================            ==================

Net interest income                                 $ 5,182                       $ 4,455                        $4,722
                                                   ========                      ========                       =======

Interest rate spread                                            3.06%                         2.92%                         3.34%
                                                             =======                       =======                       =======

Net yield on interest-earning assets                            3.49%                         3.36%                         3.73%
                                                             =======                       =======                       =======

Ratio of average interest-earning assets to
 average interest-bearing liabilities                         109.79%                       109.60%                       109.59%
                                                             =======                       =======                       =======

(1) Includes nonaccrual loans.

                                      (12)

RATE/VOLUME ANALYSIS
================================================================================

The table below sets forth certain information regarding changes in interest income and interest expense of the Company for the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (changes in volume multiplied by old rate); (ii) changes in rate (change in rate multiplied by old volume); and (iii) changes in rate/volume (changes in rate multiplied by changes in volume). Average balances are derived from month-end balances. Management does not believe that the use of month-end balances instead of average daily balances has caused any material differences in the information presented.


                                                           1997 vs. 1996                     1996 VS. 1995
                                               -------------------------------------------------------------------
                                                    INCREASE (DECREASE) DUE TO        INCREASE (DECREASE) DUE TO
                                               -------------------------------------------------------------------
                                                                   RATE/                              RATE/
YEAR ENDED JUNE 30                               VOLUME    RATE   VOLUME    TOTAL   VOLUME    RATE   VOLUME  TOTAL
------------------------------------------------------------------------------------------------------------------
                                                                      (Dollars in Thousands)
Interest income
 Loans receivable (1)                            $  743   $  41     $  4   $  788    $ 569   $ 241   $ 19   $  829
 Investment securities                              474      (6)      (1)     467     (135)    (48)     3     (180)
 Other dividend income and deposits
  with financial institutions                       (28)    (15)       2      (41)      83       1              84
                                                 -----------------------------------------------------------------
   Total interest-earning assets                  1,189      20        5    1,214      517     194     22      733
                                                 -----------------------------------------------------------------

Interest expense
 Deposits                                           658    (187)     (21)     450      505     712     79    1,296
 Short-term borrowings and long-
  term debt                                          45      (7)      (2)      36     (308)     36    (24)    (298)
                                                 -----------------------------------------------------------------
   Total interest-bearing liabilities               703    (194)     (23)     486      197     748     55    1,000
                                                 -----------------------------------------------------------------

Change in net interest income                    $  486   $ 214     $ 28   $  728    $ 320   $(554)  $(33)  $ (267)
                                                 =================================================================


(1) For purposes of calculating volume, rate and rate/volume variances, nonaccrual loans were included in the weighted-average balance outstanding.

                                      (13)

LIQUIDITY AND CAPITAL RESOURCES
===============================================================================

The Company's primary source of liquidity is dividends paid by the Bank. The Bank, as a stock savings institution, is subject to certain regulatory limitations with respect to the payment of dividends to the Company. See "Market Information-Dividend Restrictions". During 1997, the Company repurchased 14,750 shares (as restated for a 5-for-3 stock split on June 30, 1997) of its common stock in order to improve earnings per share and return on stockholders' equity. To date, the Company has repurchased 202,047 of its shares (as restated for a 5-for-3 stock split on June 30, 1997) of common stock at a cost of $2 million.

Home Federal's capital ratios are substantially in excess of regulatory capital requirements. At June 30, 1997, the Bank's tangible and core capital amounted to 9.7% of total adjusted assets, or 8.2% and 6.7%, respectively, in excess of the Bank's current 1.5% tangible and 3.0% core capital requirements. Additionally, the Bank's risk-weighted capital to risk-weighted assets ratio was 20.7% at June 30, 1997, or 12.7% in excess of the Banks 8.0% risk-based capital requirement.

Home Federal's principal sources of funds for operations are deposits from its primary market area, principal and interest payments on loans and mortgage-backed securities and proceeds from maturing investment securities. In addition, as a member of the FHLB of Cincinnati, the Bank is eligible to borrow funds from the FHLB of Cincinnati in the form of advances.

Home Federal is required by OTS regulations to maintain minimum levels of specified liquid assets which are currently equal to 5% of deposits and short-term borrowings. Such investments serve as a source of liquid funds which the Bank may use to meet deposit withdrawals and other short-term needs. The Bank's most liquid assets are cash and cash equivalents, which are short-term, highly liquid investments with original maturities of three months or less that are readily convertible to known amounts of cash. The levels of such assets are dependent upon the Bank's operating, financing and investment activities at any given time. In recent years, the Bank has maintained higher levels of liquid assets than required by regulation. Management believes that the liquidity levels maintained are fully adequate to meet potential deposit outflows, loan demand and normal operations. Home Federal's liquidity ratio at June 30, 1997 was approximately 21.5%.

The primary source of cash from operating activities is net earnings. The primary uses of funds are lending activities and investments in mortgage-backed and investment securities. Cash received from net loan repayments and other sources is used to purchase investment and mortgage-backed securities. Financing sources consist principally of net increases in deposits. Other financing sources include short and long-term borrowings.

                                      (14)

IMPACT OF INFLATION AND CHANGING PRICES
===============================================================================

The consolidated financial statements, and notes thereto, presented herein have been prepared in accordance with generally accepted accounting principles, which generally require the measurement of financial position and operating results in terms of historical (dollars in thousands) without consideration of the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of the Bank's operations. Unlike most industrial companies, nearly all the assets and liabilities of the Bank are monetary. As a result, interest rates have a greater impact on the Bank's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

                                      (15)

                    HFB FINANCIAL CORPORATION AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEET


JUNE 30                                                             1997                   1996
---------------------------------------------------------------------------------------------------

ASSETS
 Cash and due from banks                                        $  3,794,637           $  4,744,672
 Trading account securities                                          795,555                246,500
 Investment securities
  Available for sale                                              25,112,540             20,837,504
  Held to maturity                                                20,206,502             19,834,244
                                                                -----------------------------------
     Total investment securities                                  45,319,042             40,671,748
 Loans                                                           105,694,555             96,644,692
  Allowance for loan losses                                         (710,168)              (671,042)
                                                                -----------------------------------
     Net loans                                                   104,984,387             95,973,650
 Premises and equipment                                            2,167,393              2,370,438
 Federal Home Loan Bank stock                                      1,169,100              1,090,400
 Interest receivable                                               1,074,282                954,626
 Other assets                                                        152,571                195,763
                                                                -----------------------------------

     Total assets                                               $159,456,967           $146,247,797
                                                                ===================================

LIABILITIES
 Deposits
  Interest bearing                                              $131,130,405           $124,519,164
  Non-interest bearing                                             2,072,137              2,223,073
                                                                -----------------------------------
     Totals                                                      133,202,542            126,742,237
 Short-term borrowings                                             7,500,000              1,875,000
 Long-term debt                                                      720,753                775,348
 Interest payable                                                    548,233                534,298
 Other liabilities                                                   918,412                748,647
                                                                -----------------------------------
     Total liabilities                                           142,889,940            130,675,530
                                                                -----------------------------------

STOCKHOLDERS' EQUITY
 Preferred stock, $1 par value
  Authorized and unissued--1,000,000 shares
 Common stock, $1 par value
  Authorized--5,000,000 shares
  Issued and outstanding--1,285,673 and 746,064 shares             1,285,673                746,064
 Additional paid-in capital                                        6,094,551              6,297,130
 Less:  Common stock acquired by ESOP                               (125,422)              (209,428)
     Common stock acquired by Management Recognition
     Plan and Supplemental Executive Retirement Plan                (100,950)              (121,250)
     Common stock acquired by Rabbi trusts for deferred
     compensation plans                                             (283,259)              (258,290)
 Treasury stock, at cost--202,047 and 112,378 shares              (2,030,955)            (1,826,405)
 Retained earnings                                                11,717,514             11,093,766
 Net unrealized gain (loss) on securities available for sale           9,875               (149,320)
                                                                -----------------------------------
     Total stockholders' equity                                   16,567,027             15,572,267
                                                                -----------------------------------

     Total liabilities and stockholders' equity                 $159,456,967           $146,247,797
                                                                ===================================


See notes to consolidated financial statements.

                                      (16)

                    HFB FINANCIAL CORPORATION AND SUBSIDIARY

                        CONSOLIDATED STATEMENT OF INCOME


YEAR ENDED JUNE 30                                         1997          1996          1995
----------------------------------------------------------------------------------------------

INTEREST INCOME
 Loans receivable                                       $ 8,692,178  $ 7,904,025    $7,074,535
 Investment securities                                    2,768,076    2,301,301     2,481,237
 Other dividend income                                       78,953       73,207        63,246
 Deposits with financial institutions                       152,989      200,922       127,042
                                                        --------------------------------------
     Total interest income                               11,692,196   10,479,455     9,746,060
                                                        --------------------------------------

INTEREST EXPENSE
 Deposits                                                 6,305,373    5,855,179     4,559,504
 Short-term borrowings                                      160,393       14,328
 Long-term debt                                              44,140      154,741       464,770
                                                        --------------------------------------
     Total interest expense                               6,509,906    6,024,248     5,024,274
                                                        --------------------------------------

NET INTEREST INCOME                                       5,182,290    4,455,207     4,721,786
 Provision for loan losses                                  138,156       35,012        36,663
                                                        --------------------------------------

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES       5,044,134    4,420,195     4,685,123
                                                        --------------------------------------

OTHER INCOME
 Service charges for deposit accounts                       319,555      260,458       243,254
 Other customer fees                                         56,260       30,578        31,846
 Net gain (loss) on trading securities                      307,461       (2,665)
 Net realized gain (loss) on sales of available
  for sale securities                                        10,653         (625)      (11,781)
 Other income                                                51,989       67,835        53,865
                                                        --------------------------------------
     Total other income                                     745,918      355,581       317,184
                                                        --------------------------------------

OTHER EXPENSES
 Salaries and employee benefits                           1,757,623    1,771,127     1,545,166
 Net occupancy expenses                                     205,675      187,845       120,916
 Equipment expenses                                         217,608      182,444       136,305
 Data processing fees                                       221,250      199,537       181,286
 Deposit insurance expense                                  169,261      256,321       242,507
 SAIF special assessment                                    705,859
 Legal and professional fees                                181,584      194,624       184,023
 Advertising                                                120,579      110,427        86,785
 State franchise and deposit taxes                          123,033      111,903       103,390
 Other expenses                                             458,808      441,587       400,072
                                                        --------------------------------------
     Total other expenses                                 4,161,280    3,455,815     3,000,450
                                                        --------------------------------------

INCOME BEFORE INCOME TAX                                  1,628,772    1,319,961     2,001,857
 Income tax expense                                         591,180      473,450       711,254
                                                        --------------------------------------

NET INCOME                                              $ 1,037,592  $   846,511    $1,290,603
                                                        ======================================

PER SHARE
 Net income                                                    $.96         $.76         $1.15
                                                        ======================================

WEIGHTED AVERAGE SHARES OUTSTANDING                       1,077,065    1,110,222     1,126,368
                                                        ======================================


See notes to consolidated financial statements.

                                      (17)

                    HFB FINANCIAL CORPORATION AND SUBSIDIARY

           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                                             COMMON STOCK
                                    -----------------------------     ADDITIONAL
                                       SHARES                          PAID-IN          ESOP          MRP AND          RABBI
                                     OUTSTANDING       AMOUNT          CAPITAL          DEBT*           SERP**         TRUSTS
                                    -------------   -------------   -------------   -------------   -------------   -------------
BALANCES, JULY 1, 1994                    729,930   $     729,930   $   6,081,766   $    (379,418)  $    (175,850)  $    (228,610)

 Net earnings for 1995
 Stock issued upon exercise
   of stock options                        12,134          12,134         144,986
 Dividends declared excluding
   MRP, SERP and Rabbi trusts
   ($.38 per share)
 Treasury stock purchased--
   29,868 shares
 Reduction of ESOP debt                                                     3,214          86,218
 Stock issued under MRP                                                     2,586                            9,000
 Stock purchased by Rabbi trusts                                                                                          (18,998)
 Net change in unrealized gain on
   securities available for sale
                                    -------------   -------------   -------------   -------------   -------------   -------------

BALANCES, JUNE 30, 1995                   742,064         742,064       6,232,552        (293,200)       (166,850)       (247,608)


 Net earnings for 1996
 Stock issued upon exercise of
   stock options                            4,000           4,000          41,747
 Dividends declared excluding
   MRP, SERP and Rabbi trusts
   ($.38 per share)
 Treasury stock purchased--
   16,860 shares
 Reduction of ESOP debt                                                     5,394          83,772
 Stock issued under MRP                                                    16,046                          45,600
 Stock purchased by Rabbi trusts                                                                                          (15,861)
 Distribution of Rabbi trust assets                                         1,391                                           5,179
 Net change in unrealized gain on
   securities available for sale
                                    -------------   -------------   -------------   -------------   -------------   -------------

                                                                        NET
                                                                     UNREALIZED
                                                                     GAIN (LOSS)
                                                                    ON SECURITIES       TOTAL
                                      TREASURY        RETAINED      AVAILABLE FOR   STOCKHOLDERS'
                                       STOCK          EARNINGS           SALE          EQUITY
                                    -------------   -------------   -------------   -------------
BALANCES, JULY 1, 1994              $    (996,245)  $   9,732,480   $     (27,243)  $  14,736,810

 Net earnings for 1995                                  1,290,603                       1,290,603
 Stock issued upon exercise
   of stock options                                                                       157,120
 Dividends declared excluding
   MRP, SERP and Rabbi trusts                                                            (388,354)
   ($.38 per share)                                      (388,354)
 Treasury stock purchased--
   29,868 shares                         (499,997)                                       (499,997)
 Reduction of ESOP debt                                                                    89,432
 Stock issued under MRP                                                                    11,586
 Stock purchased by Rabbi trusts                                                          (18,998)
 Net change in unrealized gain on
   securities available for sale                                           30,421          30,421
                                    -------------   -------------   -------------   -------------

BALANCES, JUNE 30, 1995                (1,496,242)     10,634,729           3,178      15,408,623

 Net earnings for 1996                                    846,511                         846,511
 Stock issued upon exercise of
   stock options                                                                           45,747
 Dividends declared excluding
  MRP, SERP and Rabbi trusts
   ($.38 per share)                                      (387,474)                       (387,474)
 Treasury stock purchased--
   16,860 shares                         (330,163)                                       (330,163)
 Reduction of ESOP debt                                                                    89,166
 Stock issued under MRP                                                                    61,646
 Stock purchased by Rabbi trusts                                                          (15,861)
 Distribution of Rabbi trust assets                                                         6,570
 Net change in unrealized gain on
   securities available for sale                                         (152,498)       (152,498)
                                    -------------   -------------   -------------   -------------

                                      (18)

                    HFB FINANCIAL CORPORATION AND SUBSIDIARY

           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                                  (Continued)

                                             COMMON STOCK
                                    -----------------------------     ADDITIONAL
                                       SHARES                          PAID-IN          ESOP          MRP AND          RABBI
                                     OUTSTANDING       AMOUNT          CAPITAL          DEBT*           SERP**         TRUSTS
                                    -------------   -------------   -------------   -------------   -------------   -------------
BALANCES, JUNE 30, 1996                   746,064   $     746,064   $   6,297,130   $    (209,428)  $    (121,250)  $    (258,290)


 Net earnings for 1997
 Stock issued upon exercise
   of stock options                        25,439          25,439         256,421
 Dividends declared excluding
   MRP, SERP and Rabbi trusts
   ($.39 per share)
 Treasury stock purchased--
   8,850 shares
 Reduction of ESOP debt                                                                    84,006
 Stock issued under MRP                                                                                    20,300
 Stock purchased by Rabbi trusts                                                                                          (24,969)
 Net change in unrealized gain on
   securities available for sale
 5-for-3 stock split ($4,490 paid
   in lieu of fractional shares)          514,170         514,170        (518,660)
 Tax benefit of employee benefit
   plans                                                                   59,660
                                    -------------   -------------   -------------   -------------   -------------   -------------
BALANCES, JUNE 30, 1997                 1,285,673   $   1,285,673   $   6,094,551   $    (125,422)  $    (100,950)  $    (283,259)
                                    =============   =============   =============   =============   =============   =============

                                                                        NET
                                                                     UNREALIZED
                                                                     GAIN (LOSS)
                                                                    ON SECURITIES       TOTAL
                                      TREASURY        RETAINED      AVAILABLE FOR   STOCKHOLDERS'
                                        STOCK         EARNINGS           SALE          EQUITY
                                    -------------   -------------   -------------   -------------
BALANCES, JUNE 30, 1996             $  (1,826,405)  $  11,093,766   $    (149,320)  $  15,572,267

 Net earnings for 1997                                  1,037,592                       1,037,592
 Stock issued upon exercise
   of stock options                                                                       281,860
 Dividends declared excluding
   MRP, SERP and Rabbi trusts
   ($.39 per share)                                      (413,844)                       (413,844)
 Treasury stock purchased--
    8,850 shares                         (204,550)                                       (204,550)
 Reduction of ESOP debt                                                                    84,006
 Stock issued under MRP                                                                    20,300
 Stock purchased by Rabbi trusts                                                          (24,969)
 Net change in unrealized gain on
   securities available for sale                                          159,195         159,195
 5-for-3 stock split ($4,490 paid
   in lieu of fractional shares)                                                           (4,490)
 Tax benefit of employee benefit
   plans                                                                                   59,660
                                    -------------   -------------   -------------   -------------
BALANCES, JUNE 30, 1997             $  (2,030,955)  $  11,717,514   $       9,875   $  16,567,027
                                    =============   =============   =============   =============

 *Employee Stock Ownership Plan (ESOP)
**Management Recognition Plan (MRP) and Supplemental Executive Retirement Plan
  (SERP)

See notes to consolidated financial statements.

                                     (19)

                    HFB FINANCIAL CORPORATION AND SUBSIDIARY

                      CONSOLIDATED STATEMENT OF CASH FLOWS


YEAR ENDED JUNE 30                                                      1997               1996               1995
------------------                                                  ------------       ------------       ------------
OPERATING ACTIVITIES
 Net income                                                         $  1,037,592       $    846,511       $  1,290,603
 Adjustments to reconcile net income to net cash
  provided by operating activities
  Provision for loan losses                                              138,156             35,012             36,663
  Depreciation and amortization
   Property and equipment                                                233,684            191,550            129,442
   Cost of ESOP and MRP                                                  104,306            129,372             95,218
   Investment securities                                                  60,686             44,809             72,324
  FHLB stock dividend                                                    (78,700)           (73,000)           (63,000)
  Deferred income tax                                                     29,000             48,150             32,575
  Net change in
   Trading account securities                                           (549,055)          (246,500)
   Interest receivable                                                  (119,656)          (154,683)           (60,086)
   Interest payable                                                       13,935            174,114            121,892
   Other assets                                                           43,192            (65,474)           (20,043)
   Other liabilities                                                      83,620              4,486            122,726
  Other                                                                   19,065              7,695             10,050
                                                                    ------------       ------------       ------------
  Net cash provided by operating activities                            1,015,825            942,042          1,768,364
                                                                    ------------       ------------       ------------

INVESTING ACTIVITIES
 Purchases of securities available for sale                           (8,881,777)        (8,939,113)        (8,485,100)
 Proceeds from maturities of securities available for sale             2,849,946          1,891,724            649,537
 Purchases of securities held to maturity                             (4,005,000)        (7,498,125)        (2,000,000)
 Proceeds from sales of securities available for sale                  2,000,000          3,999,375         15,619,899
 Proceeds from maturities of securities held to maturity               3,615,504          5,453,475          3,202,944
 Net change in loans                                                  (9,364,864)        (8,583,425)       (10,159,645)
 Purchases of premises and equipment                                     (31,314)          (717,192)          (768,504)
 Proceeds from sale of real estate owned                                 185,527            161,420            182,616
 Other                                                                     1,401              5,150             14,100
                                                                    ------------       ------------       ------------
  Net cash used by investing activities                              (13,630,577)       (14,226,711)        (1,744,153)
                                                                    ------------       ------------       ------------

                                     (20)

                     HFB FINANCIAL CORPORATION AND SUBSIDIARY

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                  (Continued)

YEAR ENDED JUNE 30                                                      1997               1996               1995
------------------                                                  ------------       ------------       ------------
FINANCING ACTIVITIES
 Net change in
   Noninterest-bearing, interest-bearing and
    savings deposits                                                $   (483,555)      $ (2,632,892)      $ (4,636,842)
   Certificates of deposit                                             6,943,860         19,270,911          9,480,977
   Short-term borrowings                                               5,625,000         (1,875,000)
  Proceeds of long-term debt                                                                                 6,000,000
  Repayment of long-term debt                                            (54,595)           (50,385)        (7,046,501)
  Repayment of reverse repurchase agreement                                                                 (2,000,000)
  Cash dividends                                                        (413,844)          (387,474)          (388,354)
  Purchase of stock                                                     (204,550)          (330,163)          (499,997)
  Sale of common stock                                                   281,860             40,000            135,792
  Cash paid in lieu of fractional shares                                  (4,490)
  Common stock acquired by Rabbi trusts                                  (24,969)           (15,861)           (18,998)
                                                                    ------------       ------------       ------------
   Net cash provided by financing activities                          11,664,717         14,019,136          1,026,077
                                                                    ------------       ------------       ------------

NET CHANGE IN CASH AND CASH EQUIVALENTS                                 (950,035)           734,467          1,050,288

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                           4,744,672          4,010,205          2,959,917
                                                                    ------------       ------------       ------------

CASH AND CASH EQUIVALENTS, END OF YEAR                              $  3,794,637       $  4,744,672       $  4,010,205
                                                                    ============       ============       ============
ADDITIONAL CASH FLOWS INFORMATION
 Interest paid                                                      $  6,492,945       $  5,856,889       $  4,916,723
 Income tax paid                                                         426,896            403,553            658,015

See notes to consolidated financial statements.

                                     (21)

                   HFB FINANCIAL CORPORATION AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      (Table Dollar Amounts in Thousands)


--  NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of HFB Financial Corporation (Company) and its wholly-owned subsidiary, Home Federal Bank (Bank), and the Bank's wholly-owned subsidiary, Home Service Corporation, conform to generally accepted accounting principles and reporting practices followed by the Bank industry.
The more significant of the policies are described below.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period.
Actual results could differ from those estimates.

The Company is a bank holding company whose principal activity is the ownership and management of the Bank. The Bank operates under a federal thrift charter and provides full banking services. As a federally-chartered thrift, the Bank is subject to regulation by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation.

The Bank generates commercial, mortgage and consumer loans and receives deposits from customers located primarily in Bell County, Kentucky, surrounding counties and the surrounding States of Tennessee and Virginia. The Bank's loans are generally secured by specific items of collateral including real property, consumer assets and business assets.

CONSOLIDATION--The consolidated financial statements include the accounts of the Company, the Bank and the Bank's subsidiary after elimination of all material intercompany transactions and accounts.

INVESTMENT SECURITIES--Debt securities are classified as held to maturity when the Company has the positive intent and ability to hold the securities to maturity. Securities held to maturity are carried at amortized cost.

Debt securities not classified as held to maturity or included in the trading account and marketable equity securities not classified as trading are classified as available for sale. Securities available for sale are carried at fair value with unrealized gains and losses reported separately in stockholders' equity, net of tax.

Trading account securities are primarily thrift equity securities held for resale in anticipation of short-term market movements and are valued at fair value. Gains and losses, both realized and unrealized, are included in other income.

Amortization of premiums and accretion of discounts are recorded as interest income from securities. Realized gains and losses are recorded as net security gains (losses). Gains and losses on sales of securities are determined on the specific-identification method.

                                      (22)

HFB FINANCIAL CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)


LOANS are carried at the principal amount outstanding. Interest income is accrued on the principal balances of loans, except for installment loans with add-on interest, for which the interest method is used. The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received. Certain loan fees and direct costs are being deferred and amortized as an adjustment of yield on the loans.


ALLOWANCE FOR LOAN LOSSES is maintained to absorb loan losses based on management's continuing review and evaluation of the loan portfolio and its judgment as to the impact of economic conditions on the portfolio. The evaluation by management includes consideration of past loss experience, changes in the composition of the portfolio, the current condition and amount of loans outstanding, and the probability of collecting all amounts due. Impaired loans are measured by the present value of expected future cash flows, or the fair value of the collateral of the loan, if collateral dependent.

The determination of the adequacy of the allowance for loan losses is based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions. Management believes that as of June 30, 1997 the allowance for loan losses is adequate based on information currently available. A worsening or protracted economic decline in the area within which the Bank operates would increase the likelihood of additional losses due to credit and market risks and could create the need for additional loss reserves.

PREMISES AND EQUIPMENT are carried at cost net of accumulated depreciation. Depreciation is computed using the declining balance method principally on the estimated useful lives of the assets. Maintenance and repairs are expensed as incurred while major additions and improvements are capitalized. Gains and losses on dispositions are included in current operations.

FEDERAL HOME LOAN BANK (FHLB) STOCK is a required investment for institutions that are members of the Federal Home Loan Bank system. The required investment in the common stock is based on a predetermined formula.

FORECLOSED REAL ESTATE is carried at the lower of cost or fair value less estimated selling costs. When foreclosed real estate is acquired, any required adjustment is charged to the allowance for loan losses. All subsequent activity is included in current operations.

TREASURY STOCK is stated at cost. Cost is determined by the first-in, first-out method.

INCOME TAX in the consolidated statement of income includes deferred income tax provisions or benefits for all significant temporary differences in recognizing income and expenses for financial reporting and income tax purposes. The Company files consolidated income tax returns with its subsidiary.

EARNINGS PER SHARE have been computed based upon the weighted average common and common equivalent shares outstanding during each year. All share data included in the notes to consolidated financial statements has been adjusted for stock splits.

                                      (23)

HFB FINANCIAL CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)


RECLASSIFICATIONS--Certain amounts presented in prior year financial statements have been reclassified to conform to the current year presentation.


--  INVESTMENT SECURITIES

                                                                   GROSS            GROSS
                                                AMORTIZED       UNREALIZED        UNREALIZED          FAIR
                                                  COST             GAINS            LOSSES            VALUE
                                         ---------------------------------------------------------------------

JUNE 30, 1997
 Available for sale
  U. S. Treasury                                $ 5,470             $ 30            $ (14)          $ 5,486
  Federal agencies                               12,074               45              (72)           12,047
  Mortgage-backed securities                      7,558               71              (49)            7,580
                                         ---------------------------------------------------------------------
     Total available for sale                    25,102              146             (135)           25,113
                                         ---------------------------------------------------------------------

 Held to maturity
  Federal agencies                                9,515                7             (115)            9,407
  Mortgage-backed securities                     10,692               15              (96)           10,611
                                         ---------------------------------------------------------------------
     Total held to maturity                      20,207               22             (211)           20,018
                                         ---------------------------------------------------------------------

     Total investment securities                $45,309             $168            $(346)          $45,131
                                         =====================================================================

JUNE 30, 1996
 Available for sale
  U. S. Treasury                                $ 6,459             $  7            $ (51)          $ 6,415
  Federal agencies                                6,787               18              (59)            6,746
  Mortgage-backed securities                      7,857                              (180)            7,677
                                         ---------------------------------------------------------------------
     Total available for sale                    21,103               25             (290)           20,838
                                         ---------------------------------------------------------------------

 Held to maturity
  Federal agencies                                8,508                2             (208)            8,302
  State and municipal                                13                                                  13
  Mortgage-backed securities                     11,313                3             (336)           10,980
                                         ---------------------------------------------------------------------
     Total held to maturity                      19,834                5             (544)           19,295
                                         ---------------------------------------------------------------------

     Total investment securities                $40,937             $ 30            $(834)          $40,133
                                         =====================================================================

                                      (24)

HFB FINANCIAL CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)


The amortized cost and fair value of securities held to maturity and available for sale at June 30, 1997, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                  HELD TO MATURITY           AVAILABLE FOR SALE
                                              ------------------------------------------------------
                                                AMORTIZED       FAIR        AMORTIZED        FAIR
JUNE 30                                           COST          VALUE         COST           VALUE
----------------------------------------------------------------------------------------------------

Within one year                                                               $   593      $   600
One to five years                              $ 3,512          $ 3,488        10,475       10,477
Five to ten years                                5,503            5,418         5,480        5,456
After ten years                                    500              501           996        1,000
                                           ---------------------------------------------------------
                                                 9,515            9,407        17,544       17,533
Mortgage-backed securities                      10,692           10,611         7,558        7,580
                                           ---------------------------------------------------------

    Totals                                     $20,207          $20,018        $25,102     $25,113
                                           =========================================================

Securities with a carrying value of $6,425,000 and $2,015,000 were pledged at June 30, 1997 and 1996 to secure advances from the FHLB of Cincinnati.

Proceeds from sales of securities available for sale during 1997, 1996 and 1995 were $2,000,000, $3,999,375 and $15,619,899. Gross gains on those sales of
$14,212 and $84,867 were realized in 1997 and 1995 and gross losses of $3,559, $625 and $96,648 were realized in 1997, 1996 and 1995.

There were no sales of securities held to maturity.

Unrealized holding gains (losses) on trading securities of $50,069 and $(2,665) were included in earnings in 1997 and 1996.

On December 29, 1995, the Company transferred certain securities from held to maturity to available for sale in accordance with a transition reclassification allowed by the Financial Accounting Standards Board. Such securities had a carrying value of $8,307,712 and a fair value of $8,385,412. The Company also transferred certain securities from available for sale to held to maturity. Such securities had a carrying value of $1,475,985 and a fair value of $1,512,980.

                                      (25)

HFB FINANCIAL CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)


-- LOANS AND ALLOWANCE

JUNE 30                                                                                1997              1996
-----------------------------------------------------------------------------------------------------------------
Commercial and industrial loans                                                     $ 10,806           $10,408
Real estate loans                                                                     86,095            79,005
Construction loans                                                                     5,091             3,397
Consumer loans                                                                         5,722             5,633
                                                                                 --------------------------------
                                                                                     107,714            98,443
Loans in process                                                                      (2,019)           (1,798)
                                                                                 --------------------------------

   Total loans                                                                      $105,695           $96,645
                                                                                 ================================


YEAR ENDED JUNE 30                                                       1997              1996              1995
--------------------------------------------------------------------------------------------------------------------
Allowance for loan losses
  Balances, July 1                                                      $ 671             $ 633             $ 594
  Provision for losses                                                    138                35                37
  Recoveries on loans                                                       3                11                 5
  Loans charged off                                                      (102)               (8)               (3)
                                                                     -----------------------------------------------

  Balances, June 30                                                     $ 710             $ 671             $ 633
                                                                     ===============================================

Information on impaired loans is summarized below:

JUNE 30                                                                             1997               1996
-----------------------------------------------------------------------------------------------------------------
Impaired loans with an allowance                                                   $1,305             $ 293
                                                                                ================================

Allowance for impaired loans (included in the Company's
  allowance for loan losses)                                                       $  294             $  31
                                                                                ================================


YEAR ENDED JUNE 30                                                                   1997              1996
-----------------------------------------------------------------------------------------------------------------
Average balance of impaired loans                                                   $1,607             $ 149
Interest income recognized on impaired loans                                            88                29
Cash-basis interest received                                                            88                10

                                      (26)

HFB FINANCIAL CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)


The Bank has entered into transactions with certain directors, executive officers, significant stockholders and their affiliates or associates (related parties). Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features.

The aggregate amount of loans, as defined, to such related parties were as follows:

Balances, July 1, 1996                                                        $197
  New loans, including renewals                                                 95
  Payments, etc., including renewals                                           (86)
                                                                              ----

 Balances, June 30, 1997                                                      $206
                                                                              ====



--  PREMISES AND EQUIPMENT

JUNE 30                                                                 1997               1996
------------------------------------------------------------------------------------------------
Land and improvements                                                 $   691            $   691
Buildings                                                               1,684              1,684
Furniture and equipment                                                 1,174              1,146
Automobiles                                                               112                112
                                                              ----------------------------------
   Total cost                                                           3,661              3,633
Accumulated depreciation                                               (1,494)            (1,263)
                                                              ----------------------------------

   Net                                                                $ 2,167            $ 2,370
                                                              ==================================

                                      (27)

HFB FINANCIAL CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)


--  DEPOSITS

JUNE 30                                                                         1997             1996
--------------------------------------------------------------------------------------------------------
Demand deposits                                                                $ 10,588         $  9,828
Savings deposits                                                                  9,443           10,682
Money market                                                                        605              609
Certificates and other time deposits of $100,000 or more                         29,691           24,508
Other certificates and time deposits                                             82,876           81,115
                                                                         --------------------------------

   Total deposits                                                              $133,203         $126,742
                                                                         ================================

Certificates maturing in years ending June 30

 1998                                                                                           $ 72,474
 1999                                                                                             33,244
 2000                                                                                              4,260
 2001                                                                                              1,215
 2002                                                                                              1,248
 Thereafter                                                                                          126
                                                                                        -----------------

                                                                                                $112,567
                                                                                        =================


--  SHORT-TERM BORROWINGS AND LINE OF CREDIT

In 1997 and 1996, the Company had available a 90-day revolving line of credit up to a maximum of $10,000,000 and $7,500,000. The line of credit bears interest at a daily variable rate which is set by the Federal Home Loan Bank.

At June 30, 1997, the Company had drawn $7,500,000 on the line of credit. At June 30, 1996, the Company had short-term FHLB advances of $1,875,000, which matured on October 5, 1996 and had a fixed rate of 4.45%.

These advances are collateralized by FHLB stock and single-family first mortgage loans with aggregate principal balances totaling 150% of the outstanding amount of advances.


--  LONG-TERM DEBT

At June 30, 1997 and 1996, the Company had long-term FHLB advances of $721,000 and $775,000. Advances are payable monthly in installments of $9,585, including interest, which is fixed at 8.05%, with the final payment being due in January 2006.

These advances are collateralized by FHLB stock and single-family first mortgage loans with aggregate principal balances totaling 150% of the outstanding amount of advances.

                                      (28)

HFB FINANCIAL CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)


Maturities in years ending June 30

 1998                                                                                                       $ 62
 1999                                                                                                         68
 2000                                                                                                         73
 2001                                                                                                         79
 2002                                                                                                         86
 Thereafter                                                                                                  353
                                                                                               -----------------

                                                                                                            $721
                                                                                               =================


--  INCOME TAX

YEAR ENDED JUNE 30                                                1997              1996              1995
----------------------------------------------------------------------------------------------------------------
Income tax expense
Currently payable
  Federal                                                              $ 523             $ 403             $ 640
  State                                                                   39                22                38
Deferred
  Federal                                                                 27                46                31
  State                                                                    2                 2                 2
                                                          ------------------------------------------------------

   Total income tax expense                                            $ 591             $ 473             $ 711
                                                          ======================================================

Reconciliation of federal statutory to actual tax expense
 Federal statutory income tax at 34%                                   $ 554             $ 449             $ 680
 Effect of state income taxes                                             27                14                25
 Other                                                                    10                10                 6
                                                          ------------------------------------------------------

   Actual tax expense                                                  $ 591             $ 473             $ 711
                                                          ======================================================

                                      (29)

HFB FINANCIAL CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)


A cumulative net deferred tax liability is included in other liabilities. The components of the liability are as follows:

JUNE 30                                                                              1997             1996
----------------------------------------------------------------------------------------------------------------

Deferred compensation                                                               $ 151             $ 167
Unrealized loss on investment securities available for sale                             3                84
Basis in FHLB stock                                                                  (212)             (182)
Allowance for loan losses                                                             (90)             (104)
Other                                                                                  (2)               (5)
                                                                                ---------------------------------

                                                                                    $(150)            $ (40)
                                                                                =================================

Assets                                                                              $ 159             $ 253
Liabilities                                                                          (309)             (293)
                                                                                ---------------------------------
                                                                                    $(150)            $ (40)
                                                                                =================================

Retained earnings include approximately $2,096,000 for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions as of June 30, 1988 for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses including redemption of bank stock of excess dividends, or loss of "bank" status, would create income for tax purposes only, which income would be subject to the then-current corporate income tax rate. At June 30, 1997, the unrecorded deferred income tax liability on the above amount was approximately $800,000.


--  COMMITMENTS AND CONTINGENT LIABILITIES

In the normal course of business there are outstanding commitments and contingent liabilities, such as commitments to extend credit and standby letters of credit, which are not included in the accompanying financial statements. The Banks' exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments. The Bank uses the same credit policies in making such commitments as it does for instruments that are included in the consolidated balance sheet.

Financial instruments whose contract amount represents credit risk as of June 30 were as follows:

                                                                                     1997             1996
----------------------------------------------------------------------------------------------------------------

Commitments to extend credit                                                         $6,980         $6,014
Standby letters of credit                                                               134            129


At June 30, 1997, the Bank was also committed to purchase one investment security at a cost of approximately $500,000. This transaction was consummated in July 1997.

                                      (30)

HFB FINANCIAL CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)


Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party.

The Company and subsidiary are also subject to claims and lawsuits which arise primarily in the ordinary course of business. It is the opinion of management that the disposition or ultimate resolution of such claims and lawsuits will not have a material adverse effect on the consolidated financial position of the Company.


--  RESTRICTION ON DIVIDENDS

The Office of Thrift Supervision (OTS) regulations provide that a savings association which meets fully phased-in capital requirements and is subject only to "normal supervision" may pay out, as a dividend, 100% of net income to date over the calendar year and 50% of surplus capital existing at the beginning of the calendar year without supervisory approval, but with 30 days prior notice to the OTS. Any additional amount of capital distributions would require prior regulatory approval. A savings association meeting current minimum capital requirements but not fully phased-in standards, such as the Bank, may, with 30 days prior notice but without prior approval, distribute up to 75% of net income if it meets the risk-based requirement on January 1, 1993. A savings association failing to meet current capital standards may only pay dividends with supervisory approval.

At June 30, 1997, total stockholders' equity of the banking subsidiary was $15,474,728, of which $5,523,500 was available for the payment of dividends without prior approval by the OTS.


--  REGULATORY CAPITAL

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate actions by the regulatory agencies that, if undertaken, could have a material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

                                      (31)

HFB FINANCIAL CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)


At June 30, 1997, the management of the Company believes that it meets all capital adequacy requirements to which it is subject. The most recent notification from the regulatory agency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There have been no conditions or events since that notification that management believes have changed this categorization.

The Bank's  actual and required capital amounts and ratios are as follows:

                                                                                    1997
                                                       ------------------------------------------------------------
                                                                            REQUIRED FOR ADEQUATE       TO BE WELL
                                                             ACTUAL                CAPITAL*            CAPITALIZED*
                                                       ------------------------------------------------------------
June 30                                                  Amount   Ratio       Amount        Ratio     Amount  Ratio
-------------------------------------------------------------------------------------------------------------------

Total risk-based capital* (to risk-weighted assets)      $15,750     21%          $6,144        8.0%  $7,681   10.0%
Core capital* (to adjusted tangible assets)               15,334     10%          $6,354        4.0%   9,531    6.0%
Core capital* (to adjusted total assets)                  15,334     10%           6,354        4.0%   7,943    5.0%

*As defined by regulatory agencies

The Bank's tangible capital at June 30, 1997 was $15,334, which amount was 9.7% of tangible assets and exceeded the required ratio of 1.5%.


--  STOCKHOLDERS' EQUITY

On June 15, 1997, the Board of Directors declared a 5-for-3 stock split, which was paid on June 30, 1997. All share data has been adjusted to reflect the stock split.


--  EMPLOYEE BENEFIT PLANS

PENSION PLAN

The Company is a participant in a pension fund known as The Pentegra Group (formerly the Financial Institutions Retirement Fund). This plan is a multi-employer plan; separate actuarial valuations are not made with respect to each participating employer. According to The Pentegra Group, the market value of the fund's assets exceed the value of vested benefits in the aggregate as of June 30, 1996, the most recent valuation date. There is no unfunded liability for past service. Plan benefits are fully vested after five years of service and are based on an employee's years of service and a percentage of the employee's average salary, using the five highest consecutive years preceding retirement. The Bank's funding policy is to make contributions to the plan equal to the amount accrued as pension expense. The Bank's required contributions, which represent yearly expense, were $109,554 and $51,240 for fiscal years 1996 and 1995. The Bank incurred no expense for the year ended June 30, 1997.

                                      (32)

HFB FINANCIAL CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)


EMPLOYEE STOCK OWNERSHIP PLAN
The Bank has an Employee Stock Ownership Plan (ESOP) for the benefit of participating employees. Generally, all employees age 21 or older are eligible to participate upon completion of one year of service. The Bank accounts for its ESOP in accordance with Emerging Issues Task Force Issue No. 89-8. ESOP cash contributions and ESOP expense accrued during the year are determined by several factors including the number of shares allocated to participants, ESOP debt service and dividends on unallocated shares. Dividends on allocated and unallocated shares are used to retire ESOP debt.

The ESOP borrowed $505,890 from the Company to purchase 84,314 shares of HFB Financial Corporation common stock. The loan, secured by the stock, bears interest at a rate of prime plus 1% and matures in the year 2002. Principal and interest payments are made monthly. The Bank's contribution for 1997 was $82,955, of which $67,030 was charged to operations, while the interest portion of $15,925 was eliminated in consolidation. The Bank's contribution for 1996 was $83,200, of which $59,122 was charged to operations, while the interest portion of $24,078 was eliminated in consolidation. ESOP expense is determined by the shares allocated method. The number of shares released is determined by taking the number of shares before the allocation for the current plan year and multiplying by a fraction. The numerator of the fraction is the amount of principal and interest paid on the loan for that plan year. The denominator of the fraction is the sum of the numerator plus the total payments of principal and interest on that loan projected to be paid for all future plan years. For this purpose, the interest to be paid in future years is to be computed by using the interest rate in effect as of the current allocation date. Both allocated and unallocated shares are considered outstanding when computing earnings per share.

At June 30, 1997, 55,259 shares were released, 6,666 shares were committed to be released and 17,511 shares were not released.

MANAGEMENT RECOGNITION PLAN
The objective of the Bank's Management Recognition Plan (MRP) is to enable the Bank to retain executive personnel of experience and ability in key positions of responsibility. Under the plan, 20,475 shares of HFB Financial Corporation common stock have been issued to the MRP Trust and are payable over a three-year period, at the rate of 33 1/3% of such shares per year, following the date of the grant or award. Compensation expense in the amount of the fair market value at the award date of the common stock is being recognized pro rata over the three years during which the shares vest. All shares in the MRP Trust have been awarded to the President of the Bank. The MRP expense was $11,360, $20,475 and $40,950 for 1997, 1996 and 1995. In 1997, 1996 and 1995, 3,383, 7,600 and 1,500
shares were paid to the President of the Bank.

                                      (33)

HFB FINANCIAL CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)


SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
The objective of the Bank's Supplemental Retirement Plan (SERP) is to provide selected senior officers with postretirement death benefits which will (i) enable a targeted level of retirement income to be met, (ii) provide certain preretirement death benefits should the covered executive die prior to retirement age and (iii) compensate for the inability to earn full ESOP benefits due to the senior officer's anticipated retirement before the Bank's ESOP loan is repaid. Under the plan, 15,658 shares of HFB Financial Corporation common stock have been issued to the SERP Trust and are payable upon completion of the earlier of five years of service or when the recipient's employment terminates due to retirement at or after age 65. Compensation expense in the amount of the fair market value at the award date of the common stock is being recognized pro rata over four years to be projected retirement date of the recipient. All shares in the SERP Trust have been awarded to the Chairman of the Board of the Bank. The SERP expense was $14,364 for 1997 and $22,728 for 1996 and 1995. At June 30, 1997, the shares awarded under this plan had been fully earned and were payable upon request.

DEFERRED COMPENSATION AGREEMENTS (RABBI TRUSTS)
Prior to its conversion, the Bank maintained an unfunded deferred compensation plan for members of the Board of Directors who elected to participate in any one year. Benefits were payable upon a participating director's retirement, resignation, disability or death unless the plan committee permitted earlier distributions in the event of a participant's emergency or necessity. The Bank established individual grantor trusts (Rabbi trusts) for each director who had deferred compensation, contributed funds sufficient to equal the deferred fees for each director and purchased a total of 37,061 shares of HFB Financial Corporation common stock at its conversion date. The assets of the individual Rabbi trusts are available to the general creditors of the Bank in the event of the Bank's insolvency. In 1997, the Rabbi trusts purchased an additional 1,666 shares at a total cost of $24,969. In 1996, the Rabbi trusts purchased an additional 1,201 shares at a total cost of $15,862 and distributed 838 shares to a trust beneficiary. In 1995, the Rabbi trusts purchased an additional 1,915 shares at a total cost of $18,998. In 1994, the Bank adopted a new Deferred Compensation Agreement for the directors similar to the old agreement. All deferred payments are paid to these same Rabbi trusts. The Bank's liability at June 30, 1997 and 1996 for both plans was $295,840 and $274,302. Deferred amounts are included in accrued expenses and other liabilities. The stock in the grantor trusts is shown as a contra-capital account until distributed to the directors over a five-year period beginning at their retirement, resignation or death. The amount charged to expense was $21,509, $21,100 and $20,422 for 1997, 1996 and 1995.

                                      (34)

HFB FINANCIAL CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)


--  STOCK OPTION PLAN

The Company has an incentive stock option plan in which 120,450 shares have been reserved for future issuance by the Company to directors and employees of the Company and its subsidiary. The plan provides for a term of ten years, after which no awards may be made, unless earlier terminated by the Board of Directors. At June 30, 1994, options to purchase 108,148 shares had been granted, with 102,126 shares at $10 per share and 6,021 shares at $14 per share.

Under the Company's incentive stock option plan, which is accounted for in accordance with Accounting Principles Board Opinion (APB) No. 25, Accounting for Stock Issued to Employees, and related interpretations, the Company grants selected executives and other key employees stock option awards which vest and become fully exercisable immediately. During 1997, the Company authorized the grant of options for up to 9,995 shares of the Company's common stock. The exercise price of each option, which has a ten-year life, was equal to the market price of the Company's stock on the date of grant; therefore, no compensation expense was recognized.

Although the Company has elected to follow APB No. 25, SFAS No. 123 requires pro forma disclosures of net income and earnings per share as if the Company had accounted for its employee stock options under that Statement. The fair value of each option grant was estimated using an option-pricing model with the following assumptions: risk-free interest rate, 6%; dividend yield, 2.5%; volatility factor of expected market price of common stock, 11%; and weighted average expected life of the options, 8 years.

Under SFAS No. 123, compensation cost is recognized in the amount of the estimated fair value of the options and amortized to expense over the options' vesting period. The pro forma effect on net income and earnings per share of this statement were not materially different from those presented on the consolidated statement of income.

The following is a summary of the status of the Company's stock option plan and changes in that plan as of and for the years ended June 30, 1997, 1996 and 1995.

YEAR ENDED JUNE 30                                          1997                       1996                    1995
--------------------------------------------------------------------------------------------------------------------------
                                                             WEIGHTED-                Weighted-                  Weighted-
                                                              AVERAGE                  Average                    Average
                                                             EXERCISE                 Exercise                   Exercise
                    OPTIONS                        SHARES      PRICE         Shares     Price           Shares     Price
--------------------------------------------------------------------------------------------------------------------------

Outstanding, beginning of year                      81,258    $ 6.00         87,924    $6.00            108,148      $6.13
Granted                                              9,995     12.90
Exercised                                          (42,408)     6.65         (6,666)    6.00            (20,224)      6.71
Forfeited/expired                                   (3,973)     6.00
Outstanding, end of year                            44,872      6.93         81,258     6.00             87,924       6.00
Options exercisable at year end                     44,872      6.93         81,258     6.00             87,924       6.00
Weighted-average fair value of options granted
 during the year                                     $2.86


As of June 30, 1997, the 44,872 options outstanding have exercise prices ranging from $6.00 to $12.90 and a weighted-average remaining contractual life of six years.

                                      (35)

HFB FINANCIAL CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)


--  FAIR VALUES OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

CASH AND CASH EQUIVALENTS--The fair value of cash and cash equivalents approximates carrying value.

TRADING ACCOUNT AND INVESTMENT SECURITIES--Fair values are based on quoted market prices.

LOANS--For both short-term loans and variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for certain mortgage loans, including one-to-four family residential, are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. The fair value for other loans is estimated using discounted cash flow analyses using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

INTEREST RECEIVABLE/PAYABLE--The fair values of interest receivable/payable approximate carrying values.

FHLB STOCK--Fair value of FHLB stock is based on the price at which it may be resold to the FRB.

DEPOSITS--The fair values of noninterest-bearing, interest-bearing demand and savings accounts are equal to the amount payable on demand at the balance sheet date. The carrying amounts for variable rate, fixed-term certificates of deposit approximate their fair values at the balance sheet date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on such time deposits.

SHORT-TERM BORROWINGS AND LONG-TERM DEBT--The fair value of these borrowings are estimated using a discounted cash flow calculation, based on current rates for similar debt.

OFF-BALANCE-SHEET COMMITMENTS--Commitments include commitments to purchase and originate mortgage loans, commitments to sell mortgage loans, and standby letters of credit and are generally of a short-term nature. The fair value of such commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing. The carrying amounts of these commitments, which are immaterial, are reasonable estimates of the fair values of these financial statements.

                                      (36)

HFB FINANCIAL CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)


The estimated fair values of the Company's financial instruments are as follows:

                                                              1997                               1996
                                                --------------------------------------------------------------------
                                                   CARRYING            FAIR           Carrying            Fair
JUNE 30                                             AMOUNT             VALUE           Amount             Value
--------------------------------------------------------------------------------------------------------------------

ASSETS
 Cash and cash equivalents                         $  3,795          $  3,795         $  4,745          $  4,745
 Trading account securities                             796               796              247               247
 Investment securities available for sale            25,113            25,113           20,838            20,838
 Investment securities held to maturity              20,207            20,018           19,834            19,295
 FHLB stock                                           1,169             1,169            1,090             1,090
 Loans, net                                         104,984           105,135           95,974            99,314
 Interest receivable                                  1,074             1,074              955               955

LIABILITIES
 Deposits                                           133,203           133,307          126,742           127,293
 Short-term borrowings                                7,500             7,507            1,875             1,896
 Long-term debt                                         721               721              775               784
 Interest payable                                       548               548              534               534


                                      (37)

HFB FINANCIAL CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)


--  CONDENSED FINANCIAL INFORMATION (PARENT COMPANY ONLY)

Presented below is condensed financial information as to financial position, results of operations and cash flows for the Company:

                            CONDENSED BALANCE SHEET


JUNE 30                                                                     1997              1996
----------------------------------------------------------------------------------------------------

ASSETS
 Cash                                                                      $   284           $   283
 Account receivable--subsidiary                                                 48                12
 Trading securities, at fair value                                             796               247
 Loan to ESOP                                                                  125               209
 Investment in subsidiary                                                   15,339            14,819
 Other assets                                                                                      6
                                                                      ------------------------------

     Total assets                                                          $16,592           $15,576
                                                                      ==============================

LIABILITIES
 Accrued expenses                                                          $    25           $     3
                                                                      ------------------------------

STOCKHOLDERS' EQUITY
 Common stock                                                                1,286               746
 Additional paid-in capital                                                  6,094             6,233
 Less:  Common stock acquired by ESOP                                         (125)             (209)
        Common stock acquired by MRP and SERP                                 (101)             (121)
        Common stock acquired by Rabbi trusts                                 (283)             (258)
 Treasury stock                                                             (2,031)           (1,826)
 Retained earnings                                                          11,717            11,157
 Unrealized gain (loss) on securities available for sale                        10              (149)
     Total stockholders' equity                                             16,567            15,573
                                                                      ------------------------------

     Total liabilities and stockholders' equity                            $16,592           $15,576
                                                                      ==============================

                                      (38)

HFB FINANCIAL CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)


                         CONDENSED STATEMENT OF INCOME


YEAR ENDED JUNE 30                                            1997              1996             1995
-------------------------------------------------------------------------------------------------------

INCOME
 Dividends from subsidiary                                    $  620            $ 350            $  410
 Net gain (loss) on trading securities                           307               (3)
 Other income                                                     27               36                50
                                                         ----------------------------------------------
     Total income                                                954              383               460

EXPENSES
 Other expenses                                                   30               46                48
                                                         ----------------------------------------------

INCOME BEFORE INCOME TAX AND EQUITY IN
 UNDISTRIBUTED INCOME OF SUBSIDIARY                              924              337               412

INCOME TAX EXPENSE (BENEFIT)                                     108               (2)                1
                                                         ----------------------------------------------

INCOME BEFORE EQUITY IN UNDISTRIBUTED
 INCOME OF SUBSIDIARY                                            816              339               411

EQUITY IN UNDISTRIBUTED INCOME OF SUBSIDIARY                     222              508               880
                                                         ----------------------------------------------

NET INCOME                                                    $1,038            $ 847            $1,291
                                                         ==============================================

                                      (39)

HFB FINANCIAL CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)


                       CONDENSED STATEMENT OF CASH FLOWS


YEAR ENDED JUNE 30                                             1997              1996              1995
--------------------------------------------------------------------------------------------------------

OPERATING ACTIVITIES
 Net earnings                                                 $1,038             $ 847            $1,291
 Adjustments to reconcile net income to net
  cash provided by operating activities
  Equity in undistributed earnings of subsidiary                (222)             (508)             (880)
  Amortization of cost of ESOP and MRP                           104               130                95
  (Increase) decrease in account receivable--
   subsidiary                                                    (36)               (3)               11
  Net change in  trading account securities                     (549)             (247)
  Net change in other assets and other liabilities               (51)             (151)             (108)
                                                         -----------------------------------------------
  Net cash provided by operating activities                      284                68               409
                                                         -----------------------------------------------

INVESTING ACTIVITIES
 Principal collected on loans to subsidiary
  under repurchase agreement                                                       589               379
 Principal collected on loan to ESOP                              84                84                86
                                                         -----------------------------------------------
  Net cash provided by investing activities                       84               673               465
                                                         -----------------------------------------------

FINANCING ACTIVITIES
 Sale of common stock                                            282                40               136
 Cash paid in lieu of fractional shares                           (5)
 Purchase of stock                                              (205)             (330)             (500)
 Other                                                           (25)              (10)              (18)
 Cash dividends                                                 (414)             (387)             (388)
                                                         -----------------------------------------------
  Net cash used by financing activities                         (367)             (687)             (770)
                                                         -----------------------------------------------

NET INCREASE IN CASH                                               1                54               104

CASH, BEGINNING OF YEAR                                          283               229               125
                                                         -----------------------------------------------

CASH, END OF YEAR                                             $  284             $ 283            $  229
                                                         ===============================================

SUPPLEMENTAL CASH FLOWS INFORMATION
 Cash paid for interest                                                          $   1
 Cash paid for income taxes                                                          4                 1

                                      (40)

                [LOGO OF GEO. S. OLIVE & CO. LLC APPEARS HERE]


                          INDEPENDENT AUDITOR'S REPORT



  To the Stockholders and
  Board of Directors
  HFB Financial Corporation
  Middlesboro, Kentucky


  We have audited the consolidated balance sheet of HFB Financial Corporation and subsidiary as of June 30, 1997, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The consolidated financial statements of HFB Financial Corporation as of June 30, 1996 and for the two years then ended were audited by other auditors whose report dated August 2, 1996 expressed an unqualified opinion on those statements.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements described above present fairly, in all material respects, the consolidated financial position of HFB Financial Corporation and subsidiary as of June 30, 1997, and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.


  Geo. S. Olive & Co. LLC

  Evansville, Indiana
  July 25, 1997

                                      (41)

                               BOARD OF DIRECTORS

J. D. COOK                            FRANK W. LEE                          FRANCES COFFEY RASNIC
Chairman of the Board of              Retired Pharmacist                    Vice-President
the Bank and the Company              Lee's Drug Store                      Coffey Funeral Home

E. W. NAGLE                           CHARLES A. HARRIS                     ROBERT V. COSTANZO
Vice Chairman of the Bank             Independent Insurance Agent           Attorney-at-Law
and a Director of the Company         Harris Insurance Agency

DAVID B. COOK                         EARL BURCHFIELD
President, Chief Executive            Retired Publisher of
Officer and Director of the           Middlesboro Daily News
Bank and the Company

                                      EXECUTIVE OFFICERS

J. D. COOK                            DAVID B. COOK                         STANLEY ALEXANDER, JR.
Chairman of the Board of              President and Chief Executive         Chief Financial Officer
the Bank and Company                  Officer

                                      OFFICE LOCATIONS

MAIN OFFICE                           BRANCH OFFICE                         BRANCH OFFICE
1602 Cumberland Avenue                Village Center                        500 Fifth Avenue
Middlesboro, Kentucky                 Harlan, Kentucky                      New Tazewell, Tennessee

                                      GENERAL INFORMATION

INDEPENDENT CERTIFIED                 ANNUAL MEETING                        ANNUAL REPORT ON FORM
ACCOUNTANTS                           The 1997 Annual Meeting of            A copy of the Company's Annual
Geo. S. Olive & Co. LLC               Stockholders will be held on          Report on Form 10-K for the fiscal
20 N. W. Third Street                 October 21, 1997 at 2:00 p.m. at      year ended June 30, 1997, as filed
P. O. Box 628                         the Pine Mountain State Resort        with the Securities and Exchange
Evansville, Indiana  47704            Park, Pineville, Kentucky.            Commission, will be furnished
                                                                            without charge to stockholders as of
GENERAL COUNSEL                       TRANSFER AGENT AND REGISTRAR          the record date for the 1997 Annual
Joseph Coker                          Reliance Trust Company                Meeting upon written request to the
P. O. Box 134                         950 East Paces Ferry Road             Chief Financial Officer, HFB
Jacksboro, Tennessee  37757           Suite 2840                            Financial Corporation, 1602
                                      Atlanta, Georgia  30326               Cumberland Avenue, Middlesboro,
                                                                            Kentucky.
SPECIAL COUNSEL
Housley Kantarian & Bronstein, P.C.
1220 19th Street, N. W.
Suite 700
Washington, D.C.  20036


                                      (42)

                     [THIS PAGE LEFT BLANK INTENTIONALLY.]

                                      (43)

                     [THIS PAGE LEFT BLANK INTENTIONALLY.]

                                      (44)