Form 10KSB40, Exhibit 13
period 1998-06-30
HFB FINANCIAL CORP
filed 1998-10-13
CIK 892157

HFB FINANCIAL CORPORATION


[LOGO OF HFB FINANCIAL CORPORATION APPEARS HERE]





                                           1998 ANNUAL REPORT

LETTER TO STOCKHOLDERS
--------------------------------------------------------------------------------


To Our Shareholders:

I am pleased to report that HFB Financial Corporation enjoyed a year of solid growth. In fiscal 1998, we achieved steady increases in loans, deposits and net income, while undergoing a series of technological changes. The Company earned $1,503,000 for the year ended June 30, 1998, compared to $1,038,000, for the year ended June 30, 1997 as basic earnings per share increased to $1.39 in 1998 from $.98 in 1997. Total assets increased from $159.5 million to $176.4 million.

In consideration of the Company's performance during the past year, your Board of Directors declared a semi-annual dividend of $.22 per share to all stockholders of record as of September 15, 1998 and payable on September 30, 1998.

We are enthusiastic about the year ahead, and we review the challenges before us as exciting ones. We remain focused on growing Home Federal Bank and on providing value to our shareholders.

We are grateful for your continued support.

Thank you,

/s/ David B. Cook

David B. Cook
President and CEO

                                      (1)

FINANCIAL HIGHLIGHTS
--------------------------------------------------------------------------------


                             RESULTS OF OPERATIONS

                                                                                                CHANGE
                                                                                -----------------------------------
YEAR ENDED JUNE 30                                   1998             1997             AMOUNT           PERCENT
-------------------------------------------------------------------------------------------------------------------
                                                             (Dollars in Thousands)
Interest income                                      $12,979          $11,692           $1,287             11.01%
Interest expense                                       7,322            6,510              812             12.47
Net interest income                                    5,657            5,182              475              9.17
Provision for loan losses                                274              138              136             98.55
Net interest income after provision
for loan losses                                        5,383            5,044              339              6.72
Other income                                             661              746              (85)           (11.39)
Other expenses                                         3,750            4,161             (411)            (9.88)
Income taxes                                             791              591              200             33.84
Net income                                             1,503            1,038              465             44.80


                               FINANCIAL POSITION

                                                                                                 CHANGE
                                                                                  ----------------------------------
JUNE 30                                               1998              1997            AMOUNT           PERCENT
--------------------------------------------------------------------------------------------------------------------
                                                              (Dollars in Thousands)
Total assets                                       $  176,437        $  159,457          $16,980            10.65%
Net loans                                             116,171           104,984           11,187            10.66
Investment securities
 Available for sale                                    26,905            25,113            1,792             7.14
 Held to maturity                                      20,547            20,207              340             1.68
Deposits                                              144,881           133,203           11,678             8.77
Stockholders' equity                                   17,987            16,567            1,420             8.57

Number of Shares Outstanding                        1,089,648         1,083,627            6,021              .56

                                      (2)

SELECTED FINANCIAL AND OTHER DATA
--------------------------------------------------------------------------------


JUNE 30                                                 1998       1997       1996       1995       1994
-----------------------------------------------------------------------------------------------------------
                                                     (Dollar amounts in thousands, except per share amount)
FINANCIAL POSITION
 Assets                                                $176,437   $159,457   $146,248   $131,260   $128,521
 Loans, net                                             116,171    104,984     95,974     87,502     77,621
 Investments
  Available for sale                                     26,905     25,113     20,838      4,175     11,946
  Held to maturity                                       20,547     20,207     19,834     32,707     33,912
 Deposits                                               144,881    133,203    126,742    110,104    105,260
 Short-term borrowings and long-term debt                12,162      8,221      2,650      4,576      7,622
 Stockholders' equity                                    17,987     16,567     15,572     15,409     14,737


YEAR ENDED JUNE 30                                      1998         1997         1996        1995       1994
---------------------------------------------------------------------------------------------------------------
                                                       (Dollar amounts in thousands, except per share amount)
OPERATING RESULTS
 Interest income                                        $12,979      $11,692      $10,479    $ 9,746    $ 8,862
 Interest expense                                        (7,322)      (6,510)      (6,024)    (5,024)    (4,215)
                                                   ------------------------------------------------------------
 Net interest income                                      5,657        5,182        4,455      4,722      4,647
 Provision for loan losses                                 (274)        (138)         (35)       (37)       (55)
                                                   ------------------------------------------------------------
 Net interest income after
  provision for loan losses                               5,383        5,044        4,420      4,685      4,592
 Other income
  Net realized gain (loss) on trading securities            159          307           (3)
  Other                                                     502          439          359        317        333
 Other expenses                                          (3,750)      (4,161)      (3,456)    (3,000)    (2,735)
                                                   ------------------------------------------------------------
 Income before income tax                                 2,294        1,629        1,320      2,002      2,190
 Income taxes                                              (791)        (591)        (473)      (711)      (779)
 Cumulative effect of change in
  accounting principle for income taxes                                                                      (5)
                                                   ------------------------------------------------------------

 Net income                                             $ 1,503      $ 1,038      $   847    $ 1,291    $ 1,406
                                                   ============================================================

 Basic earnings per share (1)                           $  1.39      $   .98      $   .79    $  1.19    $  1.23
 Diluted earnings per share                                1.35          .96          .76       1.14       1.19
 Book value per share                                     16.51        15.38        14.74      14.30      13.31

(1) Years before 1997 adjusted to reflect a 5-for-3 stock split on June 30, 1997.


YEAR ENDED JUNE 30                                      1998         1997        1996        1995        1994
---------------------------------------------------------------------------------------------------------------
                                                       (Dollar amounts in thousands, except per share amount)
OTHER DATA
 Average interest rate spread                              3.12%       3.06%       2.92%       3.34%       3.51%
 Net yield on average interest-earning assets              3.52        3.49        3.36        3.73        3.88
 Return on average assets                                   .90         .68         .61         .99        1.15
 Return on average stockholders' equity                    8.70        6.60        5.45        8.56        9.62
 Equity as a percent of year-end assets                   10.20       10.39       10.65       11.74       11.47
 Non-interest expense as a percent of
   average assets                                          2.22        2.71        2.33        2.18        2.23
 Non-performing assets to total assets                      .52         .27         .45         .26         .27
 Ratio of allowance for loan losses to
   gross loans                                              .83         .67         .68         .70         .74
 Dividend payout ratio                                    29.94       39.89       45.77       30.09       20.85
 Number of
  Real estate loans outstanding                           2,077       2,033       1,959       1,892       1,792
  Deposit accounts                                       14,945      14,161      13,465      12,732      13,475
  Full service offices                                        3           3           3           3           3

                                      (3)

BUSINESS OF THE COMPANY AND THE BANK
--------------------------------------------------------------------------------

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

                                      (4)

MARKET INFORMATION
--------------------------------------------------------------------------------

TRADING IN THE COMMON STOCK. The Company's common stock is listed over-the-counter through the National Daily Quotation System "Pink Sheet" published by the National Quotation Bureau, Inc. There are currently 1,089,648 shares of the common stock outstanding and approximately 400 holders of record of the common stock (not including shares held in "street name").

The following table sets forth certain information as to the range of the high and low bid prices for the Company's common stock for the calendar quarters indicated:

                               HIGH BID (1)     LOW BID (1)    DIVIDENDS PAID
                             --------------------------------------------------
FISCAL 1997
 First quarter                     $14.55           $14.55
 Second quarter                     15.00            14.55             $.19
 Third quarter                      15.30            15.00
 Fourth quarter                     15.30            13.20              .20

FISCAL 1998
 First quarter                     $16.00           $14.75             $.21
 Second quarter                     18.00            16.00
 Third quarter                      18.00            18.00              .22
 Fourth quarter                     20.00            18.00

(1) Quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.
(2) Transactions in the table above have been adjusted to reflect a 5-for-3 stock split on June 30, 1997.

In fiscal 1999, the Company currently expects that it will pay a semi-annual dividend. The latest bid price as of October 5, 1998 was $17.25.

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

                                      (5)

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------


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

                                      (6)

ASSET/LIABILITY MANAGEMENT
--------------------------------------------------------------------------------


Key components of a successful asset/liability strategy are the monitoring and managing of interest rate sensitivity of both the interest-earning asset and interest-bearing liability portfolios. Home Federal has employed various strategies intended to minimize the adverse effect of interest rate risk on future operations by providing a better match between the interest rate sensitivity between its assets and liabilities. In particular, the Bank's strategies are intended to stabilize net interest income for the long term by protecting its interest rate spread against increases in interest rates. Such strategies include the origination for portfolio of adjustable-rate mortgage loans secured by one-to-four family residential real estate and the origination of consumer and other loans with greater interest rate sensitivities than long-term, fixed-rate residential mortgage loans. At June 30, 1998, approximately 85% of the loans in the Bank's mortgage loan portfolio were adjustable-rate mortgages. The Bank has used excess funds to invest in various short-term investments, including mortgage-backed securities, with terms of 7 years or less, U. S. Government Treasury and agency securities with terms of 10 years or less and other short-term investments.

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


INTEREST RATE SENSITIVITY
--------------------------------------------------------------------------------


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

At June 30, 1998, 2% of the present value of the Bank's assets was approximately $3.5 million, which was less than $4.3 million, the decrease in NPV resulting from a 200 basis point change in interest rates. As a result, if the rule were in effect and were applicable to the Bank, it would have been required to make a $800,000 deduction from total capital in calculating its risk-based capital requirement, although the Bank's capital would have remained far in excess of regulatory minimums.

                                      (7)

The following table sets forth, as of June 30, 1998, the estimated changes in the Bank's NPV (i.e., the present value of expected cash flows from assets, liabilities and off-balance-sheet contracts).

                              NET PORTFOLIO EQUITY
                             (Dollars in Thousands)

   CHANGE IN INTEREST
  RATES (BASIS POINTS)     ESTIMATED NPV     AMOUNT OF CHANGE     PERCENT OF CHANGE
----------------------------------------------------------------------------------------
           +400                $10,607            $(9,914)               (48)%
           +300                 13,542             (6,979)               (34)
           +200                 16,264             (4,257)               (21)
           +100                 18,676             (1,845)                (9)
              0                 20,521
           -100                 21,920              1,399                  7
           -200                 23,300              2,779                 14
           -300                 24,813              4,292                 21
           -400                 26,567              6,046                 29

As noted above, the market value of the Bank's net assets would be anticipated to decline significantly in the event of certain designated increases in interest rates. For instance, in the event of a 200 basis point increase in interest rates, NPV is anticipated to fall by $4.3 million, or 21%. Conversely, a 200 basis point decrease in interest rates is anticipated to cause a $2.8 million, or 14%, increase in NPV. Subject to market conditions, management intends to continue to restructure the Bank's assets and liabilities over time to attempt to better manage the Bank's NPV volatility.

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

                                      (8)

FINANCIAL CONDITION
--------------------------------------------------------------------------------


The Corporation's assets increased by 10.65% to $176.4 million at June 30, 1998 compared to $159.5 million at June 30, 1997. The majority of this increase is reflected in cash and due from banks, investment securities and loans receivable, which was primarily funded by an increase in deposits and long-term debt.

Cash and due from banks increased by $3.1 million to $6.9 million at June 30, 1998 from $3.8 million at June 30, 1997, primarily as a means to provide liquidity for increased lending activities.

The Company maintains a portfolio of trading account securities which is comprised of common stocks of other financial institutions. The portfolio was $835,000 at June 30, 1998 compared to $796,000 at June 30, 1997. The portfolio was profitable during the fiscal year ended June 30, 1998, but not as profitable as in 1997 because of the effect of recent declines in the stock market that have affected the market value of the portfolio.

The Bank's asset composition continues to change due to volatility in interest rates and a strong loan demand. In the current interest rate environment, a substantial portion of loans originated was adjustable-rate residential mortgages. During the year ended June 30, 1998, the Bank originated approximately $38.8 million in mortgages. Total loans receivable, net increased 10.66% to $116.2 million at June 30, 1998 compared to $105.0 million at June 30, 1997.

At June 30, 1998, allowance for loan losses was $973,000 or .83% of loans receivable compared to $710,000 or .67% of loans receivable at June 30, 1997. During fiscal 1998, the Bank had net charge-offs of $11,000. Management continues to monitor, as previously reported, several problem commercial real estate loans to one borrower. The carrying amount of the loans is approximately $1.3 million. The properties securing these credits are not generating sufficient cash flow to fund debt service payments and the borrower has made the most recent payments from other sources. During July 1998, the loans went 90 days past due and were subsequently transferred to nonaccrual status. The borrower is seeking refinancing which would provide sufficient cash flow to him as well as payoff the loans. Management is closely monitoring these credits as to their collectability and any possible losses the Bank could incur.

The Bank augments its lending activities and increases its asset yields by investing in investment securities such as mortgage-backed securities "MBSs" and
U. S. Government securities. During the year ended June 30, 1998, management purchased $18.5 million in investment securities. These purchases were funded primarily by proceeds from maturities and sales of other investment securities. A portion of these purchases includes a $5 million growth strategy funded by long-term debt used to purchase MBSs. At June 30, 1998, the balance of investment securities available for sale, "AFS" was $26.9 million with a net unrealized gain, net of tax, of $131,000 and the balance of investment securities held to maturity, "HTM" was $20.5 million.

Interest receivable increased $334,000 to $1.408 million at June 30, 1998 from $1.074 million at June 30, 1997 due to increased loan and investment balances.

Total deposits increased by $11.7 million to $144.9 million at June 30, 1998 from $133.2 million at June 30, 1997. During the year ended June 30, 1998, CDs increased $11 million and NOW accounts increased $1.5 million, while passbook savings and money market deposit accounts decreased by $822,000.

Short-term borrowings increased by $1 million during the year ended June 30, 1998. Proceeds from securities called prior to maturity were the source of repayment.

                                      (9)

Long-term debt increased $4.9 million to $5.7 million at June 30, 1998 from $721,000 at June 30, 1997 as the result of a $5 million growth strategy, which was implemented during fiscal 1998. A total of $5 million was borrowed to purchase $2.5 million in investment securities "AFS" and $2.5 million in investment securities "HTM". The projected margin on this strategy is estimated at 110 basis points.

Certain components of stockholders' equity increased during the year ended
June 30, 1998 primarily as the result of net income, employee stock options exercised, reduction of the Employee Stock Ownership Plan debt, stock issued under the Management Recognition Plan "MRP" and Supplemental Executive Retirement Plan "SERP" and an increase in the net unrealized gain on securities.

The Bank's regulatory liquidity ratio was 26.19% at June 30, 1998 as compared to 21.50% at June 30, 1997. At June 30, 1998 the Bank met all the fully phased-in regulatory capital requirements under FIRREA. Tangible, core and risk-based capital ratios were 9.1%, 9.1% and 22.5%, respectively, at June 30, 1998 as compared to 9.7%, 9.7% and 20.7% at June 30, 1997.

                                      (10)

COMPARISON OF YEAR ENDED JUNE 30, 1998 TO YEAR ENDED JUNE 30, 1997
--------------------------------------------------------------------------------


General. Net earnings increased by $465,000 to $1.503 million for the fiscal year ended June 30, 1998 from $1.038 million for the fiscal year ended June 30, 1997. The primary reasons for the increase were a $475,000 increase in net interest income, and a $411,000 decrease in noninterest expense. Offsetting these increases were a $136,000 increase in provision for loan losses, a $85,000 decrease in noninterest income and a $200,000 increase in income tax expense.

Net Interest Income. Net interest income increased from $5.2 million for fiscal 1997 to $5.7 million for fiscal 1998.

Interest Income. Interest income for the fiscal years ended June 30, 1998 and June 30, 1997, was $13 million and $11.7 million, respectively. The increase in fiscal 1998 over fiscal 1996 was due primarily to an increase in the average balance of interest earning assets. Yields on such assets were 8.07% in fiscal 1998 compared to 7.88% in fiscal 1997.

Average interest-earning assets were $160.8 million and $148.4 million for the fiscal years ended June 30, 1998 and June 30, 1997, respectively. The increase in the average balance of interest-earning assets was primarily due to an increase in loan originations and an increase in investment securities.

Interest Expense. Interest expense for fiscal 1998 and 1997, was $7.3 million and $6.5 million, respectively. The increase in interest expense of $812,000 in fiscal 1998 over fiscal 1997 was due primarily to an increase in the average balance of interest-bearing liabilities from $135.2 million in fiscal 1997 to $147.9 million in fiscal 1998. The Company's cost of funds on deposits increased to 4.95% in fiscal 1998 from 4.82% in fiscal 1997. The cost of borrowed funds increased to 5.91% in fiscal 1998 from 5.13% in fiscal 1997. The average balance of interest-bearing liabilities increased due to increased deposits and increased borrowings used to fund loan demand and increases in the investment portfolio.

Provision for Loan Losses. The provision for loan losses for the fiscal years ended June 30, 1998 and 1997 was $274,000 and $138,000, respectively. The provision was the result of Management's evaluation of the adequacy of the allowance for loan losses including consideration of recoveries of loans previously charged off, the perceived risk exposure among loan types, actual loss experience, delinquency rates, and current economic conditions.

Other Income. Other income for fiscal 1998 was $661,000 compared to $746,000 for fiscal 1997, a decrease of $85,000. The decrease is primarily the result of a $148,000 decrease in gains on trading account securities held by the Company and a $68,000 increase in service charges for deposits and other customer fees. A decrease in other income of $24,000 offsets increases in gains on the sale of investment securities of $3,000 and other customer fees of $16,000.

                                      (11)

Other Expenses. Other expenses decreased $411,000 from $4.161 million for fiscal 1997 to $3.750 million for fiscal 1998. Salaries and employee benefits increased by $160,000 primarily as the result of salary increases and overtime incurred during the Bank's recent conversion to a new data processor. Occupancy expense decreased $14,000 due to lower depreciation expense. Equipment expense increased $12,000 due to increased depreciation and repairs and maintenance. Data processing expense increased $91,000 primarily due to one-time costs associated with the Bank's conversion to a new data processor. Deposit insurance expense decreased by $85,000 as the result of lower premium rates. This was precipitated by the recapitalization of the Savings Association Insurance Fund "SAIF". Legislation enacted on September 30, 1996 to recapitalize the underfunded SAIF resulted in a one time assessment to savings associations insured by the SAIF. The Banks one time assessment of $706,000 was expensed in fiscal 1997. Legal and professional expense decreased $19,000 due to lower consulting fees and advertising expense increased $13,000. Other expense increased $138,000 primarily as the result of a $53,000 penalty for breaking a contract for ATM processing, a $33,000 increase in printing and stationary expense and an increase of $28,000 in postage expense.

Income Tax Expense. Income taxes increased by $200,000 to $791,000 for fiscal 1998 compared to $591,000 for fiscal 1997 due to higher earnings.

                                      (12)

COMPARISON OF YEAR ENDED JUNE 30, 1997 TO YEAR ENDED JUNE 30, 1996
--------------------------------------------------------------------------------


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

Other Expenses. Other expenses increased $705,000 from $3.5 million for fiscal 1996 to $4.2 million for fiscal 1997. Salaries and employee benefits decreased by $16,000 as the result of a $122,000 increase in salaries and certain benefits offset by a decrease of $138,000 in the funding of the employee retirement plan, the MRP and The Supplemental Executive Retirement Plan "SERP". Increases such as occupancy expenses of $18,000, equipment expenses of $36,000 and data processing expenses of $21,000 were largely the result of the addition of the Bank's New Tazewell branch. Deposit insurance expense decreased by $87,000 as the result of lower premium rates. This was precipitated by the recapitalization of the Savings Association Insurance Fund "SAIF". Legislation enacted on September 30, 1996 to recapitalize the underfunded SAIF resulted in a one time assessment to savings associations insured by the SAIF. The Banks one time assessment was $706,000. A decrease in legal and professional fees of $13,000 was partially offset by a $10,000 increase in advertising expense, a $11,000 increase in state franchise and deposit taxes and a $17,000 increase in other expenses.

Income Tax Expense. Income taxes increased by $118,000 to $591,000 for fiscal 1997 compared to $473,000 for fiscal 1996 due to higher earnings.

                                      (13)

AVERAGE BALANCES, INTEREST AND AVERAGE YIELDS
--------------------------------------------------------------------------------


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

                                                           1998                          1997
                                             --------------------------------------------------------------
                                                                   AVERAGE                       AVERAGE
                                               AVERAGE              YIELD/   AVERAGE              YIELD/
YEAR ENDED JUNE 30                             BALANCE   INTEREST    COST    BALANCE   INTEREST    COST
-----------------------------------------------------------------------------------------------------------
                                                                  (Dollars in Thousands)
Interest-earning assets
 Loans, net (1)                                $110,906   $ 9,768     8.81%  $100,098   $ 8,692     8.68%
 Investment securities                           44,829     2,911     6.49     44,234     2,768     6.26
 FHLB stock and deposits
   with financial institutions                    5,098       300     5.88      4,106       232     5.65
                                             --------------------           -------------------

   Total interest-earning assets               $160,833   $12,979     8.07%  $148,438   $11,692     7.88%
                                             ====================           ===================

Interest-bearing liabilities
 Deposits                                      $137,533   $ 6,708     4.88%  $131,202   $ 6,305     4.81%
 Short-term borrowings and long-
   term debt                                     10,397       614     5.91      3,998       205     5.13
                                             --------------------           -------------------

   Total interest-bearing liabilities          $147,930   $ 7,322     4.95%  $135,200   $ 6,510     4.82%
                                             ====================           ===================

Net interest income                                       $ 5,657                       $ 5,182
                                                       ==========                    ==========

Interest rate spread                                                  3.12%                         3.06%
                                                                 =========                     =========

Net yield on interest-earning assets                                  3.52%                         3.49%
                                                                 =========                     =========

Ratio of average interest-earning assets to
 average interest-bearing liabilities                               108.72%                       109.79%
                                                                 =========                     =========

                                                        1996
                                            ---------------------------
                                                                AVERAGE
                                            AVERAGE              YIELD/
YEAR ENDED JUNE 30                          BALANCE   INTEREST    COST
-----------------------------------------------------------------------
                                                (Dollars in Thousands)

Interest-earning assets
 Loans, net (1)                             $ 91,494   $ 7,904     8.64%
 Investment securities                        36,675     2,301     6.27
 FHLB stock and deposits
   with financial institutions                 4,578       274     5.99
                                            ------------------

   Total interest-earning assets            $132,747   $10,479     7.89%
                                            ==================

Interest-bearing liabilities
 Deposits                                   $117,955   $ 5,855     4.96%
 Short-term borrowings and long-
   term debt                                   3,163       169     5.34
                                            ------------------

   Total interest-bearing liabilities       $121,118   $ 6,024     4.97%
                                            ==================

Net interest income                                    $ 4,455
                                                    ==========

Interest rate spread                                               2.92%
                                                              =========

Net yield on interest-earning assets                               3.36%
                                                              =========

Ratio of average interest-earning assets to
 average interest-bearing liabilities                            109.60%
                                                              =========

(1) Includes nonaccrual loans.

                                      (14)

RATE/VOLUME ANALYSIS
--------------------------------------------------------------------------------


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


                                                         1998 vs. 1997                     1997 VS. 1996
                                               --------------------------------------------------------------------
                                                  INCREASE (DECREASE) DUE TO         INCREASE (DECREASE) DUE TO
                                               --------------------------------------------------------------------
                                                                  RATE/                              RATE/
YEAR ENDED JUNE 30                               VOLUME   RATE   VOLUME   TOTAL    VOLUME    RATE   VOLUME   TOTAL
-------------------------------------------------------------------------------------------------------------------
                                                                        (Dollars in Thousands)
Interest income
 Loans receivable (1)                            $  938   $124     $ 14   $1,076   $  743   $  41     $  4   $  788
 Investment securities                               37    103        3      143      474      (6)      (1)     467
 Other dividend income and deposits
   with financial institutions                       56     10        2       68      (28)    (15)       2      (41)
                                               --------------------------------------------------------------------
   Total interest-earning assets                  1,031    237       19    1,287    1,189      20        5    1,214
                                               --------------------------------------------------------------------

Interest expense
 Deposits                                           304     94        5      403      658    (187)     (21)     450
 Short-term borrowings and long-
   term debt                                        328     31       50      409       45      (7)      (2)      36
                                               --------------------------------------------------------------------
   Total interest-bearing liabilities               632    125       55      812      703    (194)     (23)     486
                                               --------------------------------------------------------------------

Change in net interest income                    $  343   $170     $(38)  $  475   $  486   $ 214     $ 28   $  728
                                               ====================================================================

(1) For purposes of calculating volume, rate and rate/volume variances, nonaccrual loans were included in the weighted-average balance outstanding.

                                      (15)

LIQUIDITY AND CAPITAL RESOURCES
--------------------------------------------------------------------------------


The Company's primary source of liquidity is dividends paid by the Bank. The Bank, as a stock savings institution, is subject to certain regulatory limitations with respect to the payment of dividends to the Company. See "Market Information-Dividend Restrictions". Prior to 1998, the Company repurchased shares of its common stock in order to improve earnings per share and return on stockholders' equity. To date, the Company has repurchased 202,047 of its shares (as restated for a 5-for-3 stock split on June 30, 1997) of common stock at a cost of $2 million.

Home Federal's capital ratios are substantially in excess of regulatory capital requirements. At June 30, 1998, the Bank's tangible and core capital amounted to 9.1% of total adjusted assets, or 7.6% and 6.1%, respectively, in excess of the Bank's current 1.5% tangible and 3.0% core capital requirements. Additionally, the Bank's risk-weighted capital to risk-weighted assets ratio was 23.5% at June 30, 1998, or 14.5% in excess of the Banks 8.0% risk-based capital requirement.

Home Federal's principal sources of funds for operations are deposits from its primary market area, principal and interest payments on loans and mortgage-backed securities and proceeds from maturing investment securities. In addition, as a member of the FHLB of Cincinnati, the Bank is eligible to borrow funds from the FHLB of Cincinnati in the form of advances.

Home Federal is required by OTS regulations to maintain minimum levels of specified liquid assets which are currently equal to 5% of deposits and short-term borrowings. Such investments serve as a source of liquid funds which the Bank may use to meet deposit withdrawals and other short-term needs. The Bank's most liquid assets are cash and cash equivalents, which are short-term, highly liquid investments with original maturities of three months or less that are readily convertible to known amounts of cash. The levels of such assets are dependent upon the Bank's operating, financing and investment activities at any given time. In recent years, the Bank has maintained higher levels of liquid assets than required by regulation. Management believes that the liquidity levels maintained are fully adequate to meet potential deposit outflows, loan demand and normal operations. Home Federal's liquidity ratio at June 30, 1998 was approximately 26.2%.

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

                                      (16)

YEAR 2000
--------------------------------------------------------------------------------


The Company has completed an assessment of its computer systems, including its information and non-information systems, and identified those systems that it believes could be affected by the Year 2000 issue. It has also developed an implementation plan to address the issue and is in the process of testing its internal mission critical hardware and software systems to determine if they are Year 2000 compliant. While the Company has exposure to several risks related to Year 2000, the primary risk to the Company of not complying with Year 2000 is the potential inability to correctly process and record customer loan and deposit transactions.

The Company believes that it has met the majority of the requirements that have been established for the banking industry by the Federal Financial Institution Examination Council. These standards require that a series of procedures be performed by financial institutions within established timeframes to reduce the risk of noncompliance with the Year 2000 issue. While the Company believes that it will meet all of the FFIEC requirements and that its mission critical systems will be in compliance with Year 2000, it can give no assurance that this will occur.

The Company is in the early stages of developing a business resumption contingency plan that would take effect if its internal systems, or the systems of those material vendors on which it is reliant on, would not be compliant with Year 2000 requirements.

The Company outsources a significant portion of its data processing to an outside provider. A worst case scenario for the Company would likely involve non-compliance with Year 2000 by its primary data processor in such a manner that would leave the Company in a position where it could not correctly process
and record customer loan and deposit transactions.   While the Company plans to
test its data processing system for compliance with Year 2000, it cannot guarantee that the systems of this and other companies on which the Company's systems rely will be timely converted and not have a material effect on the Company.

The Company has, through June 30, 1998, has incurred certain costs related to Year 2000. A portion of these costs were incurred in connection with the recent conversion of the Company's primary data processing system. Costs incurred through June 30, 1998 total approximately $326,000 and include $205,000 for equipment, $65,000 for software, $12,000 for de-conversion fees that were paid to the previous data processing provider, $38,000 for training and $6,000 for
the initial assessment.   At June 30, 1998, the Company expects to incur
additional costs associated with testing but does not expect these costs to be material to the Company's financial condition or results of operations.

The Company does not have, at September 30, 1998 any material commitments to purchase new equipment, software or to incur material costs to modify its existing system and does not believe that any material amounts of its existing computer hardware or software is impaired. The Company has assessed the impact of Year 2000 on its commercial lending customers, and believes that the impact, in terms of potential credit exposure, is not material. The majority of the Company's commercial lending portfolio consists of commercial real estate loans that are made to companies that are not highly technology intensive.

                                      (17)

IMPACT OF INFLATION AND CHANGING PRICES
--------------------------------------------------------------------------------


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



















                                      (18)

                    HFB FINANCIAL CORPORATION AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEET


JUNE 30                                                                   1998                 1997
---------------------------------------------------------------------------------------------------------

ASSETS
 Cash and due from banks                                                $  6,947,148         $  3,794,637
 Trading account securities                                                  835,307              795,555
 Investment securities
  Available for sale                                                      26,904,517           25,112,540
  Held to maturity                                                        20,546,634           20,206,502
                                                                  ---------------------------------------
     Total investment securities                                          47,451,151           45,319,042
 Loans                                                                   117,143,613          105,694,555
  Allowance for loan losses                                                 (972,859)            (710,168)
                                                                  ---------------------------------------
     Net loans                                                           116,170,754          104,984,387
 Premises and equipment                                                    2,220,548            2,167,393
 Federal Home Loan Bank stock                                              1,255,900            1,169,100
 Interest receivable                                                       1,407,901            1,074,282
 Other assets                                                                148,077              152,571
                                                                  ---------------------------------------

     Total assets                                                       $176,436,786         $159,456,967
                                                                  =======================================

LIABILITIES
 Deposits
  Interest bearing                                                      $144,622,466         $131,130,405
  Non-interest bearing                                                       258,952            2,072,137
                                                                  ---------------------------------------
     Totals                                                              144,881,418          133,202,542
 Short-term borrowings                                                     6,500,000            7,500,000
 Long-term debt                                                            5,661,598              720,753
 Interest payable                                                            580,621              548,233
 Other liabilities                                                           825,950              918,412
                                                                  ---------------------------------------
     Total liabilities                                                   158,449,587          142,889,940
                                                                  ---------------------------------------

STOCKHOLDERS' EQUITY
 Preferred stock, $1 par value
  Authorized and unissued--1,000,000 shares
 Common stock, $1 par value
  Authorized--5,000,000 shares
  Issued and outstanding-- 1,291,694 and 1,285,673 shares                  1,291,694            1,285,673
 Additional paid-in capital                                                6,195,948            6,094,551
 Less:  Common stock acquired by ESOP                                        (41,545)            (125,422)
        Common stock acquired by Management Recognition
          Plan and Supplemental Executive Retirement Plan                                        (100,950)
        Common stock acquired by Rabbi trusts for deferred
          compensation plans                                                (313,059)            (283,259)
 Treasury stock, at cost-- 202,046 and 202,046 shares                     (2,030,955)          (2,030,955)
 Retained earnings                                                        12,754,183           11,717,514
 Net unrealized gain on securities available for sale                        130,933                9,875
                                                                  ---------------------------------------
     Total stockholders' equity                                           17,987,199           16,567,027
                                                                  ---------------------------------------

     Total liabilities and stockholders' equity                         $176,436,786         $159,456,967
                                                                  =======================================


See notes to consolidated financial statements.

                                      (19)

                    HFB FINANCIAL CORPORATION AND SUBSIDIARY

                        CONSOLIDATED STATEMENT OF INCOME


YEAR ENDED JUNE 30                                               1998         1997          1996
---------------------------------------------------------------------------------------------------

INTEREST INCOME
 Loans receivable                                             $ 9,767,979  $ 8,692,178  $ 7,904,025
 Investment securities                                          2,911,288    2,768,076    2,301,301
 Other dividend income                                             87,085       78,953       73,207
 Deposits with financial institutions                             212,868      152,989      200,922
                                                            ---------------------------------------
     Total interest income                                     12,979,220   11,692,196   10,479,455
                                                            ---------------------------------------

INTEREST EXPENSE
 Deposits                                                       6,708,163    6,305,373    5,855,179
 Short-term borrowings                                            469,668      160,393       14,328
 Long-term debt                                                   144,100       44,140      154,741
                                                            ---------------------------------------
     Total interest expense                                     7,321,931    6,509,906    6,024,248
                                                            ---------------------------------------

NET INTEREST INCOME                                             5,657,289    5,182,290    4,455,207
 Provision for loan losses                                        273,721      138,156       35,012
                                                            ---------------------------------------

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES             5,383,568    5,044,134    4,420,195
                                                            ---------------------------------------

OTHER INCOME
 Service charges for deposit accounts                             387,845      319,555      260,458
 Other customer fees                                               72,738       56,260       30,578
 Net gain (loss) on trading securities                            158,642      307,461       (2,665)
 Net realized gain (loss) on sales of available
   for sale securities                                             13,614       10,653         (625)
 Other income                                                      28,383       51,989       67,835
                                                            ---------------------------------------
     Total other income                                           661,222      745,918      355,581
                                                            ---------------------------------------

OTHER EXPENSES
 Salaries and employee benefits                                 1,818,476    1,658,323    1,673,827
 Net occupancy expenses                                           191,988      205,675      187,845
 Equipment expenses                                               229,994      217,608      182,444
 Data processing fees                                             311,847      221,250      199,537
 Deposit insurance expense                                         84,129      169,261      256,321
 SAIF special assessment                                                       705,859
 Legal and professional fees                                      162,686      181,584      194,624
 Advertising                                                      133,453      120,579      110,427
 State franchise and deposit taxes                                121,915      123,033      111,903
 Other expenses                                                   695,868      558,108      538,887
                                                            ---------------------------------------
     Total other expenses                                       3,750,356    4,161,280    3,455,815
                                                            ---------------------------------------

INCOME BEFORE INCOME TAX                                        2,294,434    1,628,772    1,319,961
 Income tax expense                                               791,360      591,180      473,450
                                                            ---------------------------------------

NET INCOME                                                    $ 1,503,074  $ 1,037,592  $   846,511
                                                            =======================================

BASIC EARNINGS PER SHARE                                            $1.39         $.98         $.79
                                                            =======================================

DILUTED EARNINGS PER SHARE                                          $1.35         $.96         $.76
                                                            =======================================

WEIGHTED AVERAGE SHARES OUTSTANDING                             1,084,598    1,077,065    1,110,222
                                                            =======================================


See notes to consolidated financial statements.

                                      (20)

                    HFB FINANCIAL CORPORATION AND SUBSIDIARY

           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY




                                     COMMON STOCK
                                 ----------------------   ADDITIONAL
                                    SHARES                 PAID-IN        ESOP        MRP AND       RABBI
                                 OUTSTANDING    AMOUNT     CAPITAL        DEBT*       SERP**       TRUSTS
                                 --------------------------------------------------------------------------

BALANCES, JULY 1, 1995             742,064    $742,064   $6,232,552    $(293,200)   $(166,850)   $(247,608)

 Net earnings for 1996
 Stock issued upon exercise
   of stock options                  4,000       4,000       41,747
 Dividends declared excluding
   MRP, SERP and Rabbi trusts
   ($.38 per share)
 Treasury stock purchased--
   16,860 shares
 Reduction of ESOP debt                                       5,394       83,772
 Stock issued under MRP                                      16,046                    45,600
 Stock purchased by Rabbi
   trusts                                                                                          (15,861)
 Distribution of Rabbi
   trust assets                                               1,391                                  5,179
 Net change in unrealized
   gain (loss) on securities
   available for sale
                                 --------------------------------------------------------------------------

BALANCES, JUNE 30, 1996            746,064     746,064    6,297,130     (209,428)    (121,250)    (258,290)

 Net earnings for 1997
 Stock issued upon exercise
   of stock options                 25,439      25,439      256,421
 Dividends declared excluding
   MRP, SERP and Rabbi trusts
   ($.39 per share)
 Treasury stock purchased--
   8,850 shares
 Reduction of ESOP debt                                                   84,006
 Stock issued under MRP                                                                20,300
 Stock purchased by Rabbi
   trusts                                                                                          (24,969)
 Net change in unrealized
   gain (loss) on securities
   available for sale
 5-for-3 stock split
   ($4,490 paid in lieu of
   fractional shares)              514,170     514,170    (518,660)
 Tax benefit of employee
   benefit plans                                             59,660
                                 --------------------------------------------------------------------------

                                                                      NET
                                                                  UNREALIZED
                                                                  GAIN (LOSS)
                                                                 ON SECURITIES         TOTAL
                                   TREASURY        RETAINED      AVAILABLE FOR     STOCKHOLDERS'
                                    STOCK          EARNINGS           SALE             EQUITY
                                 --------------------------------------------------------------

BALANCES, JULY 1, 1995           $(1,496,242)    $10,634,729        $   3,178       $15,408,623

 Net earnings for 1996                               846,511                            846,511
 Stock issued upon exercise
   of stock options                                                                      45,747
 Dividends declared excluding
   MRP, SERP and Rabbi trusts
   ($.38 per share)                                 (387,474)                          (387,474)
 Treasury stock purchased--
   16,860 shares                    (330,163)                                          (330,163)
 Reduction of ESOP debt                                                                  89,166
 Stock issued under MRP                                                                  61,646
 Stock purchased by Rabbi
   trusts                                                                               (15,861)
 Distribution of Rabbi
   trust assets                                                                           6,570
 Net change in unrealized
   gain (loss) on securities
   available for sale                                                (152,498)         (152,498)
                                 --------------------------------------------------------------

BALANCES, JUNE 30, 1996           (1,826,405)     11,093,766         (149,320)       15,572,267

 Net earnings for 1997                             1,037,592                          1,037,592
 Stock issued upon exercise
   of stock options                                                                     281,860
 Dividends declared excluding
   MRP, SERP and Rabbi trusts
   ($.39 per share)                                 (413,844)                          (413,844)
 Treasury stock purchased--
   8,850 shares                     (204,550)                                          (204,550)
 Reduction of ESOP debt                                                                  84,006
 Stock issued under MRP                                                                  20,300
 Stock purchased by Rabbi
   trusts                                                                               (24,969)
 Net change in unrealized
   gain (loss) on securities
   available for sale                                                 159,195           159,195
 5-for-3 stock split
   ($4,490 paid in lieu of
   fractional shares)                                                                    (4,490)
 Tax benefit of employee
   benefit plans                                                                         59,660
                                 --------------------------------------------------------------

                                      (21)

                    HFB FINANCIAL CORPORATION AND SUBSIDIARY

           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                                  (Continued)



                                       COMMON STOCK
                                 ------------------------   ADDITIONAL
                                    SHARES                   PAID-IN        ESOP       MRP AND       RABBI
                                 OUTSTANDING     AMOUNT      CAPITAL       DEBT*        SERP**       TRUSTS
                                 ----------------------------------------------------------------------------

BALANCES, JUNE 30, 1997           1,285,673    $1,285,673   $6,094,551   $(125,422)   $(100,950)   $(283,259)

 Net earnings for 1998
 Stock issued upon exercise of
   stock options                      6,021         6,021       30,105
 Dividends declared excluding
   MRP, SERP and Rabbi trusts
   ($.43 per share)
 Reduction of ESOP debt                                                     83,877
 Stock issued under MRP
   and SERP                                                                             100,950
 Stock purchased by
   Rabbi trusts                                                                                      (29,800)
 Net change in unrealized
   gain (loss) on securities
   available for sale
 Tax benefit of employee
   benefit plans                                                71,292
                                 ----------------------------------------------------------------------------

BALANCES, JUNE 30, 1998           1,291,694    $1,291,694   $6,195,948   $ (41,545)   $       0    $(313,059)
                                 ============================================================================

                                                                      NET
                                                                  UNREALIZED
                                                                  GAIN (LOSS)
                                                                 ON SECURITIES        TOTAL
                                   TREASURY        RETAINED      AVAILABLE FOR    STOCKHOLDERS'
                                    STOCK          EARNINGS          SALE             EQUITY
                                 --------------------------------------------------------------

BALANCES, JUNE 30, 1997          $(2,030,955)     $11,717,514         $  9,875      $16,567,027

 Net earnings for 1998                              1,503,074                         1,503,074
 Stock issued upon exercise
   of  options                                                                           36,126
 Dividends declared excluding
   MRP, SERP and Rabbi trusts
   ($.43 per share)                                  (466,405)                         (466,405)
 Reduction of ESOP debt                                                                  83,877
 Stock issued under MRP
   and SERP                                                                             100,950
 Stock purchased by
   Rabbi trusts                                                                         (29,800)
 Net change in unrealized
   gain (loss) on securities
   available for sale                                                  121,058          121,058
 Tax benefit of employee
   benefit plans                                                                         71,292
                                 --------------------------------------------------------------

BALANCES, JUNE 30, 1998          $(2,030,955)     $12,754,183         $130,933      $17,987,199
                                 ==============================================================

 *Employee Stock Ownership Plan (ESOP)
**Management Recognition Plan (MRP) and Supplemental Executive Retirement Plan
(SERP)

See notes to consolidated financial statements.

                                      (22)

                    HFB FINANCIAL CORPORATION AND SUBSIDIARY

                      CONSOLIDATED STATEMENT OF CASH FLOWS

YEAR ENDED JUNE 30                                                 1998              1997              1996
-----------------------------------------------------------------------------------------------------------------

OPERATING ACTIVITIES
 Net income                                                      $  1,503,074      $  1,037,592      $    846,511
 Adjustments to reconcile net income to net cash
   provided by operating activities
   Provision for loan losses                                          273,721           138,156            35,012
   Depreciation and amortization
     Property and equipment                                           217,587           233,684           191,550
     Cost of ESOP and MRP                                             184,827           104,306           129,372
     Investment securities                                             32,336            60,686            44,809
   FHLB stock dividend                                                (86,800)          (78,700)          (73,000)
   Investment security (gains) losses                                 (13,614)          (10,653)              625
   Deferred income tax                                                (27,000)           29,000            48,150
   Net change in
     Trading account securities                                       (39,752)         (549,055)         (246,500)
     Interest receivable                                             (333,619)         (119,656)         (154,683)
     Interest payable                                                  32,388            13,935           174,114
     Other assets                                                       4,494            43,192           (65,474)
     Other liabilities                                                (62,977)           83,620             4,486
   Other                                                                                 29,718             7,070
                                                                -------------------------------------------------
   Net cash provided by operating activities                        1,684,665         1,015,825           942,042
                                                                -------------------------------------------------

INVESTING ACTIVITIES
 Purchases of securities available for sale                        (9,722,516)       (8,881,777)       (8,939,113)
 Proceeds from maturities of securities available for sale          6,342,531         2,849,946         1,891,724
 Purchases of securities held to maturity                          (8,763,360)       (4,005,000)       (7,498,125)
 Proceeds from sales of securities available for sale               1,783,144         2,000,000         3,999,375
 Proceeds from maturities of securities held to maturity            8,399,235         3,615,504         5,453,475
 Net change in loans                                              (11,460,088)       (9,364,864)       (8,583,425)
 Purchases of premises and equipment                                 (270,742)          (31,314)         (717,192)
 Proceeds from sale of real estate owned                                                185,527           161,420
 Other                                                                                    1,401             5,150
                                                                -------------------------------------------------
   Net cash used by investing activities                          (13,691,796)      (13,630,577)      (14,226,711)
                                                                -------------------------------------------------

                                      (23)

                    HFB FINANCIAL CORPORATION AND SUBSIDIARY

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                  (Continued)

YEAR ENDED JUNE 30                                                    1998             1997             1996
-----------------------------------------------------------------------------------------------------------------

FINANCING ACTIVITIES
 Net change in
   Noninterest-bearing, interest-bearing and
     savings deposits                                            $   654,002      $  (483,555)     $(2,632,892)
   Certificates of deposit                                        11,024,874        6,943,860       19,270,911
   Short-term borrowings                                          (1,000,000)       5,625,000       (1,875,000)
 Proceeds of long-term debt                                        5,000,000
 Repayment of long-term debt                                         (59,155)         (54,595)         (50,385)
 Cash dividends                                                     (466,405)        (413,844)        (387,474)
 Purchase of stock                                                                   (204,550)        (330,163)
 Sale of common stock                                                 36,126          281,860           40,000
 Cash paid in lieu of fractional shares                                                (4,490)
 Common stock acquired by Rabbi trusts                               (29,800)         (24,969)         (15,861)
                                                                ----------------------------------------------
   Net cash provided by financing activities                      15,159,642       11,664,717       14,019,136
                                                                ----------------------------------------------

NET CHANGE IN CASH AND CASH EQUIVALENTS                            3,152,511         (950,035)         734,467

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                       3,794,637        4,744,672        4,010,205
                                                                ----------------------------------------------

CASH AND CASH EQUIVALENTS, END OF YEAR                           $ 6,947,148      $ 3,794,637      $ 4,744,672
                                                                ==============================================

ADDITIONAL CASH FLOWS INFORMATION
 Interest paid                                                   $ 7,289,543      $ 6,492,945      $ 5,856,889
 Income tax paid                                                     914,762          426,896          403,553


See notes to consolidated financial statements.

                                      (24)

                    HFB FINANCIAL CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      (Table Dollar Amounts in Thousands)


NOTE 1 --  NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of HFB Financial Corporation (Company) and its wholly-owned subsidiary, Home Federal Bank (Bank), and the Bank's wholly-owned subsidiary, Home Service Corporation, conform to generally accepted accounting principles and reporting practices followed by the banking industry. The more significant of the policies are described below.

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

The Company is a bank holding company whose principal activity is the ownership and management of the Bank. The Bank operates under a federal thrift charter and provides full banking services in a single significant business segment. As a federally-chartered thrift, the Bank is subject to regulation by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation.

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

                                      (25)

HFB FINANCIAL CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)


LOANS are carried at the principal amount outstanding. Interest income is accrued on the principal balances of loans. The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed when considered uncollectible. Interest income is subsequently recognized only to the extent cash payments are received. Certain loan fees and direct costs are being deferred and amortized as an adjustment of yield on the loans.

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

The determination of the adequacy of the allowance for loan losses is based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions. Management believes that as of June 30, 1998 the allowance for loan losses is adequate based on information currently available. A worsening or protracted economic decline in the area within which the Bank operates would increase the likelihood of additional losses due to credit and market risks and could create the need for additional loss reserves.

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

EARNINGS PER SHARE have been computed based upon the weighted average common shares (including ESOP shares) outstanding during each year. All share data included in the notes to consolidated financial statements has been adjusted for stock splits.

                                      (26)

HFB FINANCIAL CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)


STOCK OPTIONS are granted for a fixed number of shares to employees with an exercise price equal to the fair value of the shares at the date of grant. The Company accounts for and will continue to account for stock option grants in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees, and, accordingly, recognizes no compensation expense for the stock option grants.


NOTE 2 -- INVESTMENT SECURITIES

                                                            GROSS         GROSS
                                           AMORTIZED     UNREALIZED     UNREALIZED      FAIR
                                             COST           GAINS         LOSSES        VALUE
                                        ------------------------------------------------------
JUNE 30, 1998
  Available for sale
    U. S. Treasury                          $ 5,479          $ 98                      $ 5,577
    Federal agencies                         12,603            64         $  (6)        12,661
    Mortgage-backed securities                8,633            50           (16)         8,667
                                        ------------------------------------------------------
       Total available for sale              26,715           212           (22)        26,905
                                        ------------------------------------------------------

  Held to maturity
    Federal agencies                          6,497            56           (20)         6,533
    Mortgage-backed securities               14,050            61           (19)        14,092
                                        ------------------------------------------------------
       Total held to maturity                20,547           117           (39)        20,625
                                        ------------------------------------------------------

       Total investment securities          $47,262          $329         $ (61)       $47,530
                                        ======================================================

JUNE 30, 1997
  Available for sale
    U. S. Treasury                          $ 5,470          $ 30         $ (14)       $ 5,486
    Federal agencies                         12,074            45           (72)        12,047
    Mortgage-backed securities                7,558            71           (49)         7,580
                                        ------------------------------------------------------
       Total available for sale              25,102           146          (135)        25,113
                                        ------------------------------------------------------

  Held to maturity
    Federal agencies                          9,515             7          (115)         9,407
    Mortgage-backed securities               10,692            15           (96)        10,611
                                        ------------------------------------------------------
       Total held to maturity                20,207            22          (211)        20,018
                                        ------------------------------------------------------

       Total investment securities          $45,309          $168         $(346)       $45,131
                                        ======================================================

                                      (27)

HFB FINANCIAL CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)


The amortized cost and fair value of securities held to maturity and available for sale at June 30, 1998, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                   HELD TO MATURITY         AVAILABLE FOR SALE
                                -----------------------------------------------
                                 AMORTIZED     FAIR        AMORTIZED     FAIR
JUNE 30                             COST       VALUE          COST       VALUE
-------------------------------------------------------------------------------

Within one year                                              $   278    $   277
One to five years                  $ 1,500    $ 1,492         10,479     10,602
Five to ten years                    4,497      4,541          6,825      6,859
After ten years                        500        500            500        500
                                -----------------------------------------------
                                     6,497      6,533         18,082     18,238
Mortgage-backed securities          14,050     14,092          8,633      8,667
                                -----------------------------------------------

   Totals                          $20,547    $20,625        $26,715    $26,905
                                ===============================================

Securities with a carrying value of $9,775,000 and $6,425,000 were pledged at June 30, 1998 and 1997 to secure advances from the FHLB of Cincinnati.

Proceeds from sales of securities available for sale during 1998, 1997 and 1996 were $1,783,144, $2,000,000 and $3,999,375. Gross gains on those sales of
$13,614 and $14,212 were realized in 1998 and 1997 and gross losses of $3,559 and $625 were realized in 1997 and 1996.

Unrealized holding gains (losses) on trading securities of $(35,915), $50,069 and $(2,665) were included in earnings in 1998, 1997 and 1996.

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

                                      (28)

HFB FINANCIAL CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)


NOTE 3 --  LOANS AND ALLOWANCE

JUNE 30                                                       1998           1997
-----------------------------------------------------------------------------------

Commercial real estate and industrial loans                 $ 10,764       $ 10,806
Real estate mortgage loans                                    94,028         86,095
Construction loans                                             8,636          5,091
Consumer loans                                                 6,473          5,722
                                                       ----------------------------
                                                             119,901        107,714
Loans in process                                              (2,757)        (2,019)
                                                       ----------------------------

   Total loans                                              $117,144       $105,695
                                                       ============================

YEAR ENDED JUNE 30                                1998         1997         1996
----------------------------------------------------------------------------------

Allowance for loan losses
  Balances, July 1                                 $ 710        $ 671        $ 633
  Provision for losses                               274          138           35
  Recoveries on loans                                               3           11
  Loans charged off                                  (11)        (102)          (8)
                                             -------------------------------------

  Balances, June 30                                $ 973        $ 710        $ 671
                                             =====================================

Information on impaired loans is summarized below:

JUNE 30                                                         1998         1997
------------------------------------------------------------------------------------

Impaired loans with an allowance                                 $1,271       $1,305
                                                              ======================

Allowance for impaired loans (included in the Company's
 allowance for loan losses)                                      $  356       $  294
                                                              ======================

YEAR ENDED JUNE 30                                              1998         1997
------------------------------------------------------------------------------------

Average balance of impaired loans                                $1,285       $1,607
Interest income recognized on impaired loans                        156           88
Cash-basis interest received                                        128           88

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

The aggregate amount of loans, as defined, to such related parties were as follows:

Balances, July 1, 1997                                                 $206
  New loans, including renewals                                         173
  Payments, etc., including renewals                                    (65)
                                                                   --------

Balances, June 30, 1998                                                $314
                                                                   ========


NOTE 4 -- PREMISES AND EQUIPMENT

JUNE 30                                            1998             1997
---------------------------------------------------------------------------


Land and improvements                              $   611          $   611
Buildings                                            1,685            1,764
Furniture and equipment                              1,499            1,174
Automobiles                                            104              112
                                               ----------------------------
   Total cost                                        3,899            3,661
Accumulated depreciation                            (1,678)          (1,494)
                                               ----------------------------

   Net                                             $ 2,221          $ 2,167
                                               ============================

                                      (30)

HFB FINANCIAL CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)


NOTE 5 -- DEPOSITS

JUNE 30                                                            1998           1997
-----------------------------------------------------------------------------------------

Demand deposits                                                   $ 12,453       $ 11,193
Savings deposits                                                     8,836          9,443
Certificates and other time deposits of $100,000 or more            35,181         29,691
Other certificates and time deposits                                88,411         82,876
                                                              ---------------------------

   Total deposits                                                 $144,881       $133,203
                                                              ===========================

Certificates and other time deposits maturing in years ending June 30

   1999                                                                          $ 82,669
   2000                                                                            34,625
   2001                                                                             1,583
   2002                                                                             1,088
   2003                                                                             2,401
   Thereafter                                                                       1,226
                                                                              -----------

                                                                                 $123,592
                                                                              ===========


NOTE 6 --  SHORT-TERM BORROWINGS AND LINE OF CREDIT

In 1998 and 1997, the Company had available a 90-day revolving line of credit up to a maximum of $13,000,000 and $10,000,000. The line of credit bears interest at a daily variable rate which is set by the Federal Home Loan Bank.

At June 30, 1998 and 1997, the Company had drawn $6,500,000 and $7,500,000 on the line of credit.

These advances are collateralized by FHLB stock and single-family first mortgage loans with aggregate principal balances totaling 150% of the outstanding amount of advances.


NOTE 7 --  LONG-TERM DEBT

At June 30, 1998, the Company had three long-term advances of $5,662,000; at June 30, 1997, it had one long-term advance of $721,000. The first advance with a balance of $662,000 at June 30, 1998 and $721,000 at June 30, 1997 is payable monthly in installments of $9,585, including interest, which is fixed at 8.05%, with the final payment being due January 2006. The second long-term advance with a ten-year final maturity and a balance of $2,500,000 at June 30, 1998 has a fixed rate of 5.78% for 60 months and an adjustable rate tied to LIBOR for the remaining term. This advance is not prepayable at any time during the fixed rate term. The third long-term advance with a seven-year final maturity and a balance of $2,500,000 at June 30, 1998 has a fixed rate of 5.63% for 36 months and an adjustable rate tied to LIBOR for the remaining term. This advance is not prepayable at any time during the fixed rate term.

                                      (31)

HFB FINANCIAL CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)


These advances are collateralized by FHLB stock and single-family first mortgage loans with aggregate principal balances totaling 150% of the outstanding amount of advances.

Maturities in years ending June 30

   1999                                                            $   64
   2000                                                                69
   2001                                                                75
   2002                                                                82
   2003                                                                88
   Thereafter                                                       5,284
                                                                ---------

                                                                   $5,662
                                                                =========


NOTE 8 --  INCOME TAX

YEAR ENDED JUNE 30                                               1998        1997       1996
---------------------------------------------------------------------------------------------

Income tax expense
Currently payable
  Federal                                                        $ 765       $ 523      $ 403
  State                                                             53          39         22
 Deferred
  Federal                                                          (35)         27         46
  State                                                              8           2          2
                                                              -------------------------------

   Total income tax expense                                      $ 791       $ 591      $ 473
                                                              ===============================

Reconciliation of federal statutory to actual tax expense
 Federal statutory income tax at 34%                             $ 780       $ 554      $ 449
 Effect of state income taxes                                       40          27         14
 Other                                                             (29)         10         10
                                                              -------------------------------

   Actual tax expense                                            $ 791       $ 591      $ 473
                                                              ===============================

                                      (32)

HFB FINANCIAL CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)


A cumulative net deferred tax liability is included in other liabilities. The components of the liability are as follows:

JUNE 30                                                              1998        1997
---------------------------------------------------------------------------------------

ASSETS
 Deferred compensation                                                $ 127       $ 151
 Allowance for loan losses                                                4
 Other                                                                                4
                                                                  ---------------------
     Total assets                                                       131         155
                                                                  ---------------------

LIABILITIES
 Basis in FHLB stock                                                   (243)       (212)
 Allowance for loan losses                                                          (90)
 Unrealized loss on investment securities available for sale            (59)         (3)
 Other                                                                   (8)
                                                                  ---------------------
     Total liabilities                                                 (310)       (305)
                                                                  ---------------------

                                                                      $(179)      $(150)
                                                                  =====================

Retained earnings include approximately $2,096,000 for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions as of June 30, 1988 for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses including redemption of bank stock of excess dividends, or loss of "bank" status, would create income for tax purposes only, which income would be subject to the then-current corporate income tax rate. At June 30, 1998, the unrecorded deferred income tax liability on the above amount was approximately $800,000.


NOTE 9 -- COMMITMENTS AND CONTINGENT LIABILITIES

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

Financial instruments whose contract amount represents credit risk as of June 30 were as follows:

                                                      1998             1997
                                                 -----------------------------

Commitments to extend credit                          $10,127           $6,980
Standby letters of credit                                 360              134

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

The Company has entered into change in control agreements with two of it's executive officers which provide for the continuation of salary and certain benefits for a specified period of time under certain conditions.

The Company and subsidiary are also subject to claims and lawsuits which arise primarily in the ordinary course of business. It is the opinion of management that the disposition or ultimate resolution of such claims and lawsuits will not have a material adverse effect on the consolidated financial position of the Company.


NOTE 10 -- DIVIDENDS AND CAPITAL RESTRICTIONS

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


NOTE 11 -- REGULATORY CAPITAL

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies and is assigned to a capital category. The assigned capital category is largely determined by three ratios that are calculated according to the regulations: total risk adjusted capital, Tier 1 capital, and Tier 1 leverage ratios. The ratios are intended to measure capital relative to assets and credit risk associated with those assets and off-balance sheet exposures of the entity. The capital category assigned to an entity can also be affected by qualitative judgments made by regulatory agencies about the risk inherent in the entity's activities that are not part of the calculated ratios.

There are five capital categories defined in the regulations, ranging from well capitalized to critically undercapitalized. Classification of a bank in any of the undercapitalized categories can result in actions by regulators that could have a material effect on a bank's operations. At June 30, 1998 and 1997, the Bank is categorized as well capitalized and met all subject capital adequacy requirements. There are no conditions or events since June 30, 1998 that management believes have changed the Bank's classification.

                                      (34)

HFB FINANCIAL CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)


The Bank's actual and required capital amounts and ratios are as follows:

                                                                 REQUIRED FOR            TO BE WELL
                                              ACTUAL           ADEQUATE CAPITAL*         CAPITALIZED*
                                        -----------------------------------------------------------------
                                          AMOUNT      RATIO    AMOUNT      RATIO      AMOUNT       RATIO
                                        -----------------------------------------------------------------
AS OF JUNE 30, 1998
 Total risk-based capital* (to risk-
  weighted assets)                        $16,727      23%      $5,943      8.00%      $ 7,429     10.00%
 Core capital* (to adjusted tangible
  assets)                                  16,040       9        7,023      4.00        10,534      6.00
 Core capital* (to adjusted total
  assets)                                  16,040       9        7,023      4.00         8,778      5.00


AS OF JUNE 30, 1997
 Total risk-based capital* (to risk-
  weighted assets)                        $15,750      21%      $6,144      8.00%      $ 7,681     10.00%
 Core capital* (to adjusted tangible
  assets)                                  15,334      10        6,354      4.00         9,531      6.00
 Core capital* (to adjusted total
  assets)                                  15,334      10        6,354      4.00         7,943      5.00


*As defined by regulatory agencies

The Bank's tangible capital at June 30, 1998 was $16,040,000, which amount was 13.6% of tangible assets and exceeded the required ratio of 1.5%.


NOTE 12 -- STOCKHOLDERS' EQUITY

On June 15, 1997, the Board of Directors declared a 5-for-3 stock split, which was paid on June 30, 1997. All share data has been adjusted to reflect the stock split.


NOTE 13 -- EMPLOYEE BENEFIT PLANS

PENSION PLAN

The Company is a participant in a pension fund known as The Pentegra Group (formerly the Financial Institutions Retirement Fund). This plan is a multi-employer plan; separate actuarial valuations are not made with respect to each participating employer. According to The Pentegra Group, the market value of the fund's assets exceed the value of vested benefits in the aggregate as of June 30, 1997, the most recent valuation date. There is no unfunded liability for past service. Plan benefits are fully vested after five years of service and are based on an employee's years of service and a percentage of the employee's average salary, using the five highest consecutive years preceding retirement. The Bank's funding policy is to make contributions to the plan equal to the amount accrued as pension expense. The Bank's required contributions, which represent yearly expense, were $109,554 for fiscal year 1996. The Bank incurred no expense for the years ended June 30, 1998 or 1997.

                                      (35)

HFB FINANCIAL CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)


EMPLOYEE STOCK OWNERSHIP PLAN

The Bank has an Employee Stock Ownership Plan (ESOP) for the benefit of participating employees. Generally, all employees age 21 or older are eligible to participate upon completion of one year of service. The Bank accounts for its ESOP in accordance with Emerging Issues Task Force (EITF) Issue No. 89-8. ESOP cash contributions and ESOP expense accrued during the year are determined by several factors including the number of shares allocated to participants, ESOP debt service and dividends on unallocated shares. Dividends on allocated and unallocated shares are used to retire ESOP debt.

The ESOP borrowed $505,890 from the Company to purchase 84,314 shares of HFB Financial Corporation common stock. The loan, secured by the stock, bears interest at a rate of prime plus 1% and matures in the year 2002. Principal and interest payments are made monthly. The Bank's contributions for 1998, 1997, and 1996 were $83,877, $82,955, and $83,200, of which $61,715, $67,030 and
$59,122 was charged to operations. For 1998, 1997, and 1996, the portions eliminated in consolidation were $7,914, $15,925, and $24,078. ESOP expense is determined by the shares allocated method. The number of shares released is determined by taking the number of shares before the allocation for the current plan year and multiplying by a fraction. The numerator of the fraction is the amount of principal and interest paid on the loan for that plan year. The denominator of the fraction is the sum of the numerator plus the total payments of principal and interest on that loan projected to be paid for all future plan years. For this purpose, the interest to be paid in future years is to be computed by using the interest rate in effect as of the current allocation date. Both allocated and unallocated shares are considered outstanding when computing earnings per share.

At June 30, 1998, 67,877 shares were released, 6,310 shares were committed to be released and 5,249 shares were not released.

MANAGEMENT RECOGNITION PLAN

The objective of the Bank's Management Recognition Plan (MRP) is to enable the Bank to retain executive personnel of experience and ability in key positions of responsibility. Under the plan, 20,475 shares of HFB Financial Corporation common stock were issued to the MRP Trust and were payable over a three-year period, at the rate of 33 1/3% of such shares per year, following the date of the grant or award. Compensation expense in the amount of the fair market value at the award date of the common stock was recognized pro rata over the three years (1995, 1996 and 1997) during which the shares vest. All shares in the MRP Trust have been awarded to the President of the Bank. The MRP expense was $11,360 and $20,475 for 1997 and 1996. There was no expense recognized in 1998. In 1998, 1997 and 1996, 1,166, 3,383 and 7,600 shares were paid to the President of the Bank.

                                      (36)

HFB FINANCIAL CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)


SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

The objective of the Bank's Supplemental Retirement Plan (SERP) is to provide selected senior officers with postretirement benefits which will (i) enable a targeted level of retirement income to be met, (ii) provide certain preretirement death benefits should the covered executive die prior to retirement age and (iii) compensate for the inability to earn full ESOP benefits due to the senior officer's anticipated retirement before the Bank's ESOP loan is repaid. Under the plan, 15,658 shares of HFB Financial Corporation common stock were issued to the SERP Trust and were payable upon completion of the earlier of five years of service or when the recipient's employment terminates due to retirement at or after age 65. Compensation expense in the amount of the fair market value at the award date of the common stock was being recognized pro rata over four years to the projected retirement date of the recipient. All shares in the SERP Trust have been awarded to the former Chairman of the Board of the Bank. The SERP expense was $14,364 and $22,728 for 1997 and 1996. There was no expense recognized in 1998. The shares awarded under this plan were fully paid in 1998.

DEFERRED COMPENSATION AGREEMENTS (RABBI TRUSTS)

Prior to its conversion, the Bank maintained an unfunded deferred compensation plan for members of the Board of Directors who elected to participate in any one year. Benefits were payable upon a participating director's retirement, resignation, disability or death unless the plan committee permitted earlier distributions in the event of a participant's emergency or necessity. The Bank established individual grantor trusts (Rabbi trusts) for each director who had deferred compensation, contributed funds sufficient to equal the deferred fees for each director and purchased a total of 37,061 shares of HFB Financial Corporation common stock at its conversion date. The assets of the individual Rabbi trusts are available to the general creditors of the Bank in the event of the Bank's insolvency. In 1998, the Rabbi trusts purchased an additional 1,600 shares at a total cost of $29,800. In 1997, the Rabbi trusts purchased an additional 1,666 shares at a total cost of $24,969. In 1996, the Rabbi trusts purchased an additional 1,201 shares at a total cost of $15,862 and distributed 838 shares to a trust beneficiary. In 1994, the Bank adopted a new Deferred Compensation Agreement for the directors similar to the old agreement. All deferred payments are paid to these same Rabbi trusts. The Bank's liability at June 30, 1998 and 1997 for both plans was $328,887 and $295,840. Deferred amounts are included in accrued expenses and other liabilities. The stock in the grantor trusts is shown as a contra-capital account until distributed to the directors over a five-year period beginning at their retirement, resignation or death. The amount charged to expense was $33,047, $21,509 and $21,100 for 1998, 1997 and 1996.

The EITF has recently issued EITF No. 97-14, Accounting for Deferred Compensation Arrangements Where Amounts Earned are Held in a Rabbi Trust and Invested, which is effective September 30, 1998. This new accounting guidance is not expected to have a material impact on the Company's financial position or results of operations.

                                      (37)

HFB FINANCIAL CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)


NOTE 14 --  STOCK OPTION PLAN

The Company has an incentive stock option plan in which 120,450 shares have been reserved for future issuance by the Company to directors and employees of the Company and its subsidiary. The plan provides for a term of ten years, after which no awards may be made, unless earlier terminated by the Board of Directors. At June 30, 1994, options to purchase 108,148 shares had been granted, with 102,127 shares at $10 per share and 6,021 shares at $14 per share.

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

The following is a summary of the status of the Company's stock option plan and changes in that plan as of and for the years ended June 30, 1998, 1997 and 1996.

YEAR ENDED JUNE 30                                      1998                   1997                   1996
------------------------------------------------------------------------------------------------------------------
                                                            WEIGHTED-              Weighted-              Weighted
                                                             AVERAGE                Average                Average
                                                            EXERCISE               Exercise               Exercise
                    OPTIONS                       SHARES      PRICE      Shares      Price      Shares      Price
------------------------------------------------------------------------------------------------------------------

Outstanding, beginning of year
                                                  44,872     $ 6.93      81,258     $ 6.00      87,924      $6.00
Granted                                                                   9,995      12.90
Exercised
                                                  (6,021)     (6.00)    (42,408)      6.65      (6,666)      6.00
Forfeited/expired
                                                                         (3,973)      6.00
Outstanding, end of year
                                                  38,851       7.07      44,872       6.93      81,258       6.00
Options exercisable at year end                   38,851       7.07      44,872       6.93      81,258       6.00
Weighted-average fair value of options granted
 during the year                                                          $2.86

As of June 30, 1998, the 38,851 options outstanding have exercise prices ranging from $6.00 to $12.90 and a weighted-average remaining contractual life of five years.

                                      (38)

HFB FINANCIAL CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)


NOTE 15 -- EARNINGS PER SHARE

Earnings per share (EPS) were computed as follows:

                                                             WEIGHTED
                                                             AVERAGE       PER SHARE
                                                  INCOME      SHARES        AMOUNT
                                               ----------------------------------------
YEAR ENDED JUNE 30, 1998
 NET INCOME                                       $1,503
                                               ==========
 BASIC EARNINGS PER SHARE
  Income available to common stockholders         $1,503     1,083,866       $1.39
 EFFECT OF DILUTIVE SECURITIES
  Stock options                                                 28,882
                                               -----------------------------------
 DILUTED EARNINGS PER SHARE
  Income available to common stockholders
    and assumed conversions                       $1,503     1,112,748       $1.35
                                               ===================================

YEAR ENDED JUNE 30, 1997
 NET INCOME                                       $1,038
                                               ==========
 BASIC EARNINGS PER SHARE
  Income available to common stockholders         $1,038     1,057,642       $ .98
 EFFECT OF DILUTIVE SECURITIES
  Stock options                                                 19,423
                                               -----------------------------------
 DILUTED EARNINGS PER SHARE
  Income available to common stockholders
    and assumed converstion                       $1,038     1,077,065       $ .96
                                               ===================================

YEAR ENDED JUNE 30, 1996
 NET INCOME                                       $  847
                                               ==========
 BASIC EARNINGS PER SHARE
  Income available to common stockholders         $  847     1,067,023       $ .79
 EFFECT OF DILUTIVE SECURITIES
  Stock options                                                 43,199
                                               -----------------------------------
 DILUTED EARNINGS PER SHARE
  Income available to common stockholders
    and assumed converstion                       $  847     1,110,222       $ .76
                                               ===================================

                                      (39)

HFB FINANCIAL CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)


NOTE 16 -- FAIR VALUES OF FINANCIAL INSTRUMENTS

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

FHLB STOCK--Fair value of FHLB stock is based on the price at which it may be resold to the FHLB.

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

                                      (40)

HFB FINANCIAL CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)


The estimated fair values of the Company's financial instruments are as follows:

                                                         1998                        1997
                                               ---------------------------------------------------
                                                CARRYING        FAIR        Carrying        Fair
JUNE 30                                          AMOUNT        VALUE         Amount        Value
--------------------------------------------------------------------------------------------------

ASSETS
 Cash and cash equivalents                       $  6,947     $  6,947      $  3,795      $  3,795
 Trading account securities                           835          835           796           796
 Investment securities available for sale          26,905       26,905        25,113        25,113
 Investment securities held to maturity            20,547       20,625        20,207        20,018
 FHLB stock                                         1,256        1,256         1,169         1,169
 Loans, net                                       116,171      118,665       104,984       105,135
 Interest receivable                                1,408        1,408         1,074         1,074

LIABILITIES
 Deposits                                         144,881      146,517       133,203       133,307
 Short-term borrowings                              6,500        6,496         7,500         7,507
 Long-term debt                                     5,662        5,667           721           721
 Interest payable                                     581          581           548           548







                                      (41)

HFB FINANCIAL CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)


NOTE 17 -- CONDENSED FINANCIAL INFORMATION (PARENT COMPANY ONLY)

Presented below is condensed financial information as to financial position, results of operations and cash flows for the Company:

                            CONDENSED BALANCE SHEET

JUNE 30                                                      1998           1997
----------------------------------------------------------------------------------

ASSETS
 Cash                                                       $   414        $   284
 Account receivable--subsidiary                                 500             48
 Trading account securities                                     835            796
 Loan to ESOP                                                    42            125
 Investment in subsidiary                                    16,171         15,339
 Other assets                                                    25
                                                       ---------------------------

     Total assets                                           $17,987        $16,592
                                                       ===========================

LIABILITIES
 Accrued expenses                                                          $    25
                                                                      ------------

STOCKHOLDERS' EQUITY
 Common stock                                               $ 1,292          1,286
 Additional paid-in capital                                   6,196          6,094
 Less:  Common stock acquired by ESOP                           (42)          (125)
        Common stock acquired by MRP and SERP                                 (101)
        Common stock acquired by Rabbi trusts                  (313)          (283)
 Treasury stock                                              (2,031)        (2,031)
 Retained earnings                                           12,754         11,717
 Unrealized gain on securities available for sale               131             10
     Total stockholders' equity                              17,987         16,567
                                                       ---------------------------

     Total liabilities and stockholders' equity             $17,987        $16,592
                                                       ===========================

                                      (42)

HFB FINANCIAL CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)


                         CONDENSED STATEMENT OF INCOME


YEAR ENDED JUNE 30                                     1998        1997        1996
------------------------------------------------------------------------------------

INCOME
  Dividends from subsidiary                            $  950      $  620      $ 350
  Net gain (loss) on trading securities                   159         307         (3)
  Other income                                             28          27         36
                                                  ----------------------------------
     Total income                                       1,137         954        383

EXPENSES
  Other expenses                                           64          30         46
                                                  ----------------------------------
INCOME BEFORE INCOME TAX AND EQUITY IN
  UNDISTRIBUTED INCOME OF SUBSIDIARY                    1,073         924        337

INCOME TAX EXPENSE (BENEFIT)                               54         108         (2)
                                                  ----------------------------------
INCOME BEFORE EQUITY IN UNDISTRIBUTED
  INCOME OF SUBSIDIARY                                  1,019         816        339

EQUITY IN UNDISTRIBUTED INCOME OF SUBSIDIARY              484         222        508
                                                  ----------------------------------

NET INCOME                                             $1,503      $1,038      $ 847
                                                  ==================================

                                      (43)

HFB FINANCIAL CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)


                       CONDENSED STATEMENT OF CASH FLOWS

YEAR ENDED JUNE 30                                           1998         1997         1996
---------------------------------------------------------------------------------------------

OPERATING ACTIVITIES
 Net earnings                                                $1,503       $1,038        $ 847
 Adjustments to reconcile net income to net
   cash provided by operating activities
   Equity in undistributed earnings of subsidiary              (484)        (222)        (508)
   Amortization of cost of ESOP and MRP                         185          104          130
   Increase in account receivable--subsidiary                  (452)         (36)          (3)
   Net change in  trading account securities                    (39)        (549)        (247)
   Net change in other assets and other liabilities             (50)         (51)        (151)
   Other                                                       (156)
                                                         ------------------------------------
   Net cash provided by operating activities                    507          284           68
                                                         ------------------------------------

INVESTING ACTIVITIES
 Principal collected on loans to subsidiary
   under repurchase agreement                                                             589
 Principal collected on loan to ESOP                             83           84           84
                                                         ------------------------------------
   Net cash provided by investing activities                     83           84          673
                                                         ------------------------------------

FINANCING ACTIVITIES
 Sale of common stock                                            36          282           40
 Cash paid in lieu of fractional shares                                       (5)
 Purchase of stock                                                          (205)        (330)
 Other                                                          (30)         (25)         (10)
 Cash dividends                                                (466)        (414)        (387)
                                                         ------------------------------------
   Net cash used by financing activities                       (460)        (367)        (687)
                                                         ------------------------------------

NET INCREASE IN CASH                                            130            1           54

CASH, BEGINNING OF YEAR                                         284          283          229
                                                         ------------------------------------

CASH, END OF YEAR                                            $  414       $  284        $ 283
                                                         ====================================

SUPPLEMENTAL CASH FLOWS INFORMATION
 Cash paid for interest                                                                 $   1
 Cash paid for income taxes                                  $  104                         4

                                      (44)

[LOGO OF OLIVE LLP APPEARS HERE]



                          INDEPENDENT AUDITOR'S REPORT



          To the Stockholders and
          Board of Directors
          HFB Financial Corporation
          Middlesboro, Kentucky


          We have audited the consolidated balance sheet of HFB Financial Corporation and subsidiary as of June 30, 1998 and 1997, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The consolidated financial statements of HFB Financial Corporation as of June 30, 1996 and for the year then ended were audited by other auditors whose report dated August 2, 1996 expressed an unqualified opinion on those statements.

          We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          In our opinion, the consolidated financial statements described above present fairly, in all material respects, the consolidated financial position of HFB Financial Corporation and subsidiary as of June 30, 1998 and 1997, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.


          /s/ Olive LLP

          Evansville, Indiana
          July 24, 1998

                                      (45)

                               BOARD OF DIRECTORS

ROBERT V. COSTANZO                    FRANK W. LEE                          FRANCES COFFEY RASNIC
Chairman of the Board of              Retired Pharmacist                    Vice-President
the Bank and the Company              Lee's Drug Store                      Coffey Funeral Home

E. W. NAGLE                           CHARLES A. HARRIS                     EARL BURCHFIELD
Vice Chairman of the Bank             Independent Insurance Agent           Retired Publisher of
and a Director of the Company         Harris Insurance Agency               Middlesboro Daily News

DAVID B. COOK
President, Chief Executive
Officer and Director of the
Bank and the Company

                              EXECUTIVE OFFICERS

DAVID B. COOK                         STANLEY ALEXANDER, JR.
President and Chief Executive         Chief Financial Officer
Officer

                               OFFICE LOCATIONS

MAIN OFFICE                           BRANCH OFFICE                         BRANCH OFFICE
1602 Cumberland Avenue                Village Center                        500 Fifth Avenue
Middlesboro, Kentucky                 Harlan, Kentucky                      New Tazewell, Tennessee

                              GENERAL INFORMATION

INDEPENDENT CERTIFIED ACCOUNTANTS     ANNUAL MEETING                        ANNUAL REPORT ON FORM
Olive LLP                             The 1998 Annual Meeting of            A copy of the Company's Annual
20 N. W. Third Street                 Stockholders will be held on          Report on Form 10-K for the fiscal
Evansville, Indiana  47708            November 24, 1998 at 2:00 p.m.        year ended June 30, 1998, as filed
                                      at the Pine Mountain State Resort     with the Securities and Exchange
                                      Park, Pineville, Kentucky.            Commission, will be furnished
                                                                            without charge to stockholders as of
GENERAL COUNSEL                       TRANSFER AGENT AND REGISTRAR          the record date for the 1998 Annual
Joseph Coker                          Reliance Trust Company                Meeting upon written request to the
P. O. Box 134                         950 East Paces Ferry Road             Chief Financial Officer, HFB
Jacksboro, Tennessee  37757           Suite 2840                            Financial Corporation, 1602
                                      Atlanta, Georgia  30326               Cumberland Avenue, Middlesboro,
                                                                            Kentucky.

SPECIAL COUNSEL
Housley Kantarian & Bronstein, P.C.
1220 19th Street, N. W.
Suite 700
Washington, D.C.  20036

                                      (46)