Form 10KSB, Exhibit 13
period 1999-06-30
HFB FINANCIAL CORP
filed 1999-09-28
CIK 892157

FINANCIAL HIGHLIGHTS
--------------------------------------------------------------------------------

                              RESULTS OF OPERATIONS

                                                                                   CHANGE
                                                                     ------------------------------------
YEAR ENDED JUNE 30                       1999             1998             AMOUNT           PERCENT
---------------------------------------------------------------------------------------------------------
                                                 (Dollars in Thousands)
Interest income                         $  13,558         $  12,979        $     579            4.46%
Interest expense                            8,018             7,322              696            9.51
Net interest income                         5,540             5,657             (117)          (2.07)
Provision for loan losses                     253               274              (21)           7.66)
Net interest income after provision
   for loan losses                          5,287             5,383              (96)          (1.78)
Other income                                  324               661             (337)         (50.98)
Other expenses                              3,715             3,750              (35)           (.93)
Income taxes                                  656               791             (135)         (17.06)
Net income                                  1,240             1,503             (263)         (17.50)


                               FINANCIAL POSITION

                                                                                   CHANGE
                                                                     ------------------------------------
JUNE 30                                    1999             1998             AMOUNT           PERCENT
---------------------------------------------------------------------------------------------------------
                                                 (Dollars in Thousands)
Total assets                             $190,416          $176,437          $13,979           7.92%
Net loans                                 120,742           116,171            4,571           3.93
Investment securities
   Available for sale                      37,299            26,905           10,394          38.63
   Held to maturity                        21,998            20,547            1,451           7.06
Deposits                                  153,988           144,881            9,107           6.29
Stockholders' equity                       17,751            17,987             (236)         (1.31)

Number of Shares Outstanding            1,100,985         1,089,648           11,337           1.04

SELECTED FINANCIAL AND OTHER DATA
--------------------------------------------------------------------------------

JUNE 30                                           1999            1998            1997            1996           1995
----------------------------------------------------------------------------------------------------------------------------
                                                         (Dollar amounts in thousands, except per share amount)

FINANCIAL POSITION
   Assets                                         $190,416        $176,437        $159,457        $146,248        $131,260
   Loans, net                                      120,742         116,171         104,984          95,974          87,502
   Investments
     Available for sale                             37,299          26,905          25,113          20,838           4,175
     Held to maturity                               21,998          20,547          20,207          19,834          32,707
   Deposits                                        153,988         144,881         133,203         126,742         110,104
   Short-term borrowings and
     long-term debt                                 17,098          12,162           8,221           2,650           4,576
   Stockholders' equity                             17,751          17,987          16,567          15,572          15,409

YEAR ENDED JUNE 30                                1999            1998            1997            1996           1995
----------------------------------------------------------------------------------------------------------------------------
                                                        (Dollar amounts in thousands, except per share amount)
OPERATING RESULTS
   Interest income                               $  13,558       $  12,979       $  11,692       $  10,479        $  9,746
   Interest expense                                 (8,018)         (7,322)         (6,510)         (6,024)         (5,024)
                                            --------------------------------------------------------------------------------
   Net interest income                               5,540           5,657           5,182           4,455           4,722
   Provision for loan losses                          (253)           (274)           (138)            (35)            (37)
                                            --------------------------------------------------------------------------------
   Net interest income after
     provision for loan losses                       5,287           5,383           5,044           4,420           4,685
   Other income
     Net realized gain (loss) on
       trading securities                             (141)            159             307              (3)
     Other                                             465             502             439             359             317
   Other expenses                                    3,715          (3,750)         (4,161)         (3,456)         (3,000)
                                            --------------------------------------------------------------------------------
   Income before income tax                                          2,294           1,629           1,320           2,002
   Income taxes                                        656            (791)           (591)           (473)           (711)
                                            --------------------------------------------------------------------------------
   Net income                                    $   1,240       $   1,503        $  1,038         $   847        $  1,291
                                            ================================================================================

   Basic earnings per share (1)                 $     1.13       $    1.39       $     .98        $    .79        $   1.19
   Diluted earnings per share                         1.12            1.35             .96             .76            1.14
   Book value per share                              16.12           16.51           15.38           14.74           14.30

(1)  Years before 1997 adjusted to reflect a 5-for-3 stock split on June 30, 1997.

YEAR ENDED JUNE 30                                1999            1998            1997            1996           1995
----------------------------------------------------------------------------------------------------------------------------
                                                         (Dollar amounts in thousands, except per share amount)
OTHER DATA
   Average interest rate spread                     2.69%           3.12%           3.06%           2.92%           3.34%
   Net yield on average interest-earning            3.09            3.52            3.49            3.36            3.73
     assets
   Return on average assets                          .67             .90             .68             .61             .99
   Return on average stockholders' equity           6.85            8.70            6.60            5.45            8.56
   Equity as a percent of year-end assets           9.32           10.20           10.39           10.65           11.74
   Non-interest expense as a percent of
     average assets                                 2.02            2.22            2.71            2.33            2.18
   Non-performing assets to total assets            1.02             .52             .27             .45             .26
   Ratio of allowance for loan losses to
     gross loans                                     .99             .83             .67             .68             .70
   Dividend payout ratio                           39.74           29.94           39.89           45.77           30.09
   Number of
     Real estate loans outstanding                 2,249           2,077           2,033           1,959           1,892
     Deposit accounts                             14,802          14,945          14,161          13,465          12,732
     Full service offices                              3               3               3               3               3

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

THE BANK. Home Federal was incorporated in 1920 as a Kentucky-chartered building and loan association known as Peoples Building and Loan. The Bank converted to a federal savings and loan association and obtained federal insurance of accounts in 1961 and became a federally-chartered mutual savings bank, Home Federal Savings Bank, in 1985. The Bank changed to its current name, Home Federal Bank, Federal Savings Bank, in 1990. The Bank completed its conversion from mutual to stock form on December 28, 1992. The Bank operates through two full service offices in the southeastern Kentucky communities of Middlesboro and Harlan and one full service office in the East Tennessee community of New Tazewell and is in the process of acquiring another branch in Harlan, including $17.2 million in deposits from National City Bank of Kentucky.

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

MARKET INFORMATION
--------------------------------------------------------------------------------

TRADING  IN  THE  COMMON   STOCK.   The   Company's   common   stock  is  listed
over-the-counter through the National Daily Quotation System "Pink Sheet" published by the National Quotation Bureau, Inc. There are currently 1,100,985 shares of the common stock outstanding and approximately 400 holders of record of the common stock (not including shares held in "street name").

The following table sets forth certain information as to the range of the high and low bid prices for the Company's common stock for the calendar quarters indicated:

                                HIGH BID (1)     LOW BID (1)      DIVIDENDS PAID
                            ----------------------------------------------------
FISCAL 1998

   First quarter                    $16.00          $14.75               $.21
   Second quarter                    18.00           16.00
   Third quarter                     18.00           18.00                .22
   Fourth quarter                    20.00           18.00

FISCAL 1999

   First quarter                    $20.00          $18.00               $.22
   Second quarter                    21.00           19.125
   Third quarter                     20.00           18.00                .23
   Fourth quarter                    20.00           17.00

(1)     Quotations  reflect   inter-dealer   prices,   without  retail  mark-up,
        mark-down or commission and may not represent actual transactions.

The latest bid price as of September 1, 1999 was $18.00.

DIVIDEND RESTRICTIONS. Under regulations of the OTS, the Bank is not permitted to pay dividends on its capital stock if its regulatory capital would thereby be reduced below regulatory capital requirements.

Additionally, an OTS regulation restricts the Bank's ability to make capital distributions, including payment of dividends. The regulation provides that an institution meeting its capital requirements, both before and after its proposed capital distribution, may generally distribute net income to date during the year, plus retained income for the preceding two years. The regulation provides more significant restrictions on payment of dividends in the event that the capital requirements are not met.

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

Home Federal's results of operations in recent years have reflected the fundamental changes which have occurred in the regulatory, economic and competitive environment in which savings institutions operate. The Bank's results of operations are primarily dependent on its net interest income, which is the difference between interest income on interest-earning assets and interest expense on interest-bearing liabilities. Interest income is a function of the balances of interest-earning assets outstanding during the period and the yields earned on such assets. Interest expense is a function of the amount of interest-bearing liabilities outstanding during the period and the rates paid on such liabilities. The Bank also generates non-interest income, such as service charges on transaction accounts and other fees. Net income is further affected by the level of non-interest expenses, such as personnel expenses, occupancy and equipment expenses, federal deposit insurance premiums and other expenses.

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

ASSET/LIABILITY MANAGEMENT
--------------------------------------------------------------------------------

Key components of a successful asset/liability strategy are the monitoring and managing of interest rate sensitivity of both the interest-earning asset and interest-bearing liability portfolios. Home Federal has employed various strategies intended to minimize the adverse effect of interest rate risk on future operations by providing a better match between the interest rate sensitivity between its assets and liabilities. In particular, the Bank's strategies are intended to stabilize net interest income for the long term by protecting its interest rate spread against increases in interest rates. Such strategies include the origination for portfolio of adjustable-rate mortgage loans secured by one-to-four family residential real estate and the origination of consumer and other loans with greater interest rate sensitivities than long-term, fixed-rate residential mortgage loans. At June 30, 1999, approximately 85% of the loans in the Bank's mortgage loan portfolio were adjustable-rate mortgages. The Bank has used excess funds to invest in various short-term investments, including mortgage-backed securities, with terms of 7 years or less, U. S. Government Treasury and agency securities with terms of 15 years or less and other short-term investments.

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

At June 30, 1999, 2% of the present value of the Bank's assets was approximately $3.8 million, which was less than $5.8 million, the decrease in NPV resulting from a 200 basis point change in interest rates. As a result, if the rule were in effect and were applicable to the Bank, it would have been required to make a $2.0 million deduction from total capital in calculating its risk-based capital requirement, although the Bank's capital would have remained far in excess of regulatory minimums.

The following table sets forth, as of June 30, 1999, the estimated changes in the Bank's NPV (i.e., the present value of expected cash flows from assets, liabilities and off-balance-sheet contracts).

                              NET PORTFOLIO EQUITY
                             (Dollars in Thousands)

 CHANGE IN INTEREST
RATES (BASIS POINTS)    ESTIMATED NPV    AMOUNT OF CHANGE     PERCENT OF CHANGE
--------------------------------------------------------------------------------

       +300                 $13,668          $(9,039)               (40)%
       +200                  16,946           (5,761)               (25)
       +100                  20,001           (2,706)               (12)
          0                  22,707
       -100                  25,040            2,333                 10
       -200                  27,185            4,478                 20
       -300                  29,464            6,757                 30

As noted above, the market value of the Bank's net assets would be anticipated to decline significantly in the event of certain designated increases in interest rates. For instance, in the event of a 200 basis point increase in interest rates, NPV is anticipated to fall by $5.8 million, or 25%. Conversely, a 200 basis point decrease in interest rates is anticipated to cause a $4.5 million, or 20%, increase in NPV. Subject to market conditions, management intends to continue to restructure the Bank's assets and liabilities over time to attempt to better manage the Bank's NPV volatility.

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

FINANCIAL CONDITION
--------------------------------------------------------------------------------

The Corporation's assets increased by 7.92% to $190.4 million at June 30, 1999 compared to $176.4 million at June 30, 1998. The majority of this increase is reflected in investment securities and loans receivable, which was primarily funded by a decrease in cash and cash equivalents and an increase in deposits and long-term debt.

Cash and due from banks decreased by $3.4 million to $3.6 million at June 30, 1999 from $6.9 million at June 30, 1998, primarily due to increased lending and investment activities.

The Company maintains a portfolio of trading account securities, which is comprised of common stocks of other financial institutions. The portfolio was $1.0 million at June 30, 1999 compared to $835,000 at June 30, 1998. The portfolio was profitable during the fiscal year ended June 30, 1998, but recent declines in the stock market significantly affected profitability during the year ended June 30, 1999.

The Bank augments its lending activities and increases its asset yields to a significant extent by investing in investment securities such as mortgage-backed securities "MBSs" and U.S. Government securities. During the year ended June 30, 1999, management purchased $33.6 million in investment securities. Most of these purchases were funded by proceeds from called and maturing investment securities, principal collected on MBSs and investments, the sale of investment securities and a decrease in cash and cash equivalents. A portion of these purchases include a $5.0 million growth strategy funded by long-term debt used to purchase MBSs. At June 30, 1999, the balance of investment securities available for sale, "AFS" was $37.3 million with a net unrealized loss of $1.2 million and the balance of investment securities held to maturity, "HTM" was $22.0 million. This represented an increase in total investment securities of $11.8 million or 24.9% as compared to $47.5 million at June 30, 1998.

During the year ended June 30, 1999, total loans receivable, net increased 3.93% to $120.7 million compared to $116.2 million at June 30, 1998.

At June 30, 1999, allowance for loan losses was $1.2 million or .99% of loans receivable compared to $973,000 or .83% of loans receivable at June 30, 1998. During fiscal 1999, the Bank had net charge-offs of $14,000. Provisions to the allowance were $253,000 for the year ended June 30, 1999. Currently the Bank has reserved $812,000 for impaired loans totaling $1.3 million. These loans are now involved in bankruptcy proceedings and Management is closely monitoring them as to their collectability.

Interest receivable increased $414,000 to $1.822 million at June 30, 1999 from $1.408 million at June 30, 1998 due to increased loan and investment balances.

Total deposits increased by $9.1 million to $154.0 million at June 30, 1999 from $144.9 million at June 30, 1998. During the year ended June 30, 1999, CDs increased $9.2 million and NOW accounts and other demand accounts increased $1.1 million, while passbook savings and money market deposit accounts decreased by $1.2 million.

Long-term debt increased $4.9 million to $10.6 million at June 30, 1999 from $5.7 million at June 30, 1998 as the result of a $5.0 million growth strategy, which was implemented during fiscal 1999. $5.0 million was borrowed to purchase investment securities with a projected margin of 138 basis points.

The Bank's regulatory liquidity ratio was 27.40% at June 30, 1999 as compared to 26.19% at June 30, 1998. At June 30, 1999 the Bank met all the fully phased-in regulatory capital requirements under FIRREA. Tangible, core and risk-based capital ratios were 9.0%, 9.0% and 21.4%, respectively at June 30, 1999 as compared to 9.1%, 9.1% and 22.5% at June 30, 1998.

COMPARISON OF YEAR ENDED JUNE 30, 1999 TO YEAR ENDED JUNE 30, 1998
--------------------------------------------------------------------------------

General. Net earnings decreased by $263,000 to $1.240 million for the fiscal year ended June 30, 1999 from $1.503 million for the fiscal year ended June 30, 1998. The primary reasons for the decreases were a $117,000 decrease in net interest income, and a $337,000 decrease in noninterest income, offset by a $21,000 decrease in provision for loan losses, a $36,000 decrease in noninterest expense and a $134,000 decrease in income tax expense.

Net Interest Income. Net interest income decreased from $5.7 million for fiscal 1998 to $5.6 million for fiscal 1999. This is primarily due to spread compression, as the decline in the average yield on interest-earning assets is greater than the decline in the related average cost of interest-bearing liabilities.

Interest Income. Interest income for the fiscal years ended June 30, 1999 and June 30, 1998, was $13.6 million and $13.0 million, respectively. The increase in fiscal 1999 over fiscal 1998 was due primarily to an increase in the average balance of interest earning assets. Yields on such assets were 7.57% in fiscal 1999 compared to 8.07% in fiscal 1998.

Average interest-earning assets were $179.0 million and $160.8 million for the fiscal years ended June 30, 1999 and June 30, 1998, respectively. The increase in the average balance of interest-earning assets was primarily due to an increase in loan originations and an increase in investment securities.

Interest Expense. Interest expense for fiscal 1999 and 1998, was $8.0 million and $7.3 million, respectively. The increase in interest expense of $696,000 in fiscal 1998 over fiscal 1997 was due primarily to an increase in the average balance of interest-bearing liabilities from $147.9 million in fiscal 1998 to $164.2 million in fiscal 1998. Although interest expense increased due to increased volume, the Company's cost of funds on deposits decreased to 4.83% in fiscal 1999 from 4.88% in fiscal 1998. The cost of borrowed funds decreased to 5.44% in fiscal 1999 from 5.91% in fiscal 1998. The average balance of interest-bearing liabilities increased due to increased deposits and increased borrowings used primarily to fund increases in the investment portfolio and also to fund loan demand.

Provision for Loan Losses. The provision for loan losses for the fiscal years ended June 30, 1999 and 1998 was $253,000 and $274,000, respectively. The provision was the result of Management's evaluation of the adequacy of the allowance for loan losses including consideration of recoveries of loans previously charged off, the perceived risk exposure among loan types, actual loss experience, delinquency rates, and current economic conditions.

Other Income. Other income for fiscal 1999 was $324,000 compared to $661,000 for fiscal 1998, a decrease of $337,000. The decrease is primarily the result of a $299,000 decrease in gains on trading account securities held by the Company, a $5,000 decrease in service charges for deposits and other customer fees, a decrease in other income of $26,000 and a decrease in gains on the sale of investment securities of $7,000.

Other Expenses. Other expenses decreased $36,000 from $3.750 million for fiscal 1998 to $3,714 million for fiscal 1999. Salaries and employee benefits decreased by $74,000 primarily as the result of an increase of $105,000 in deferred loan origination costs related to compensation expense. General compensation expense increased $85,000 due to normal increases. ESOP expense decreased $30,000 due to the loan to purchase shares for the plan being paid off in fiscal 1998 and employee education expense decreased $24,000 due to the cost of training resulting from the Bank's conversion to a new data processor in fiscal 1998. Occupancy expense increased $5,000 primarily due to higher property tax expense. Equipment expense increased $1,000 due to increased repair and maintenance costs offset by lower depreciation expense. Data processing expense decreased $78,000 primarily due to one-time costs associated with the Bank's conversion to a new data processor during fiscal 1998. Deposit insurance expense increased by $3,000 as the result of increased deposits. Legal and professional expense increased $32,000 due to higher legal fees. Advertising expense decreased $20,000 and state franchise and deposit tax increased $24,000 due to increased deposits and a higher apportionment for state franchise and excise tax. Other expense increased $71,000. This was primarily due to a $27,000 increase in postage expense and a $47,000 increase in other services and fees. Postage expense increased due to bringing the Bank's statement rendering operation in-house and other services and fees increased due to the implementation of check imaging services with the Federal Reserve Bank.

Income Tax Expense. Income taxes decreased by $134,000 to $657,000 for fiscal 1999 compared to $791,000 for fiscal 1998 due to lower earnings.

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

                                           1999                             1998                               1997
                               ------------------------------------------------------------------------------------------------
                                                   AVERAGE                              AVERAGE                        AVERAGE
                               AVERAGE              YIELD/    AVERAGE                    YIELD/    AVERAGE              YIELD/
YEAR ENDED JUNE 30             BALANCE   INTEREST    COST     BALANCE     INTEREST        COST     BALANCE   INTEREST    COST
-------------------------------------------------------------------------------------------------------------------------------
                                                                     (Dollars in Thousands)
Interest-earning assets
   Loans, net (1)              $121,817    $10,030    8.23%   $110,906   $  9,768        8.81%   $100,098   $  8,692    8.68%
   Investment securities         51,493      3,229    6.27      44,829      2,911        6.49      44,234      2,768    6.26
   FHLB stock and deposits
     with financial
     institutions                 5,716        299    5.23       5,098        300        5.88       4,106        232    5.65
                               -----------------------------------------------------             ---------------------
       Total interest-
          earning assets       $179,026    $13,558    7.57%   $160,833    $12,979        8.07%   $148,438    $11,692    7.88%
                               ===================            ======================             =====================

Interest-bearing liabilities
   Deposits                    $149,288   $  7,207    4.83%   $137,533   $  6,708        4.88%   $131,202   $  6,305    4.81%
   Short-term borrowings and
     long-term debt              14,918        811    5.44      10,397        614        5.91       3,998        205    5.13
                               -------------------            ----------------------             ---------------------
       Total interest-bearing
         liabilities           $164,206   $  8,018    4.88%   $147,930   $  7,322        4.95%   $135,200   $  6,510    4.82%
                               ===================            ======================             =====================
Net interest income                       $  5,540                       $  5,657                           $  5,182
                                        ==========                       ===========                       ===========
Interest rate spread                                  2.69%                              3.12%                          3.06%
                                                  ============                     ==============                     ========
Net yield on interest-
  earning assets                                      3.09%                              3.52%                          3.49%
                                                  ============                     ==============                     ========
Ratio of average interest-
  earning assets to average
  interest-bearing                                  109.03%                            108.72%                        109.79%
  liabilities
                                                  ============                     ==============                     ========

(1) Includes nonaccrual loans.

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

                                                      1999 VS. 1998                             1998 VS. 1997
                                         -----------------------------------------------------------------------------------
                                                INCREASE (DECREASE) DUE TO               INCREASE (DECREASE) DUE TO
                                         -----------------------------------------------------------------------------------
                                                                RATE/                                     RATE/
YEAR ENDED JUNE 30                        VOLUME    RATE       VOLUME      TOTAL     VOLUME     RATE     VOLUME      TOTAL
----------------------------------------------------------------------------------------------------------------------------
                                                         (Dollars in Thousands)
Interest income
   Loans receivable (1)                      $961    $(636)     $(63)      $262     $  938      $124       $14     $1,076
   Investment securities                      433     (100)      (15)       318         37       103         3        143
   Other dividend income and deposits
     with financial institutions               36      (33)       (4)        (1)        56        10         2         68
                                         ----------------------------------------------------------------------------------
       Total interest-earning assets        1,430     (769)      (82)       579      1,031       237        19      1,287
                                         ----------------------------------------------------------------------------------
Interest expense
   Deposits                                   573      (68)       (6)       499        304        94         5        403
   Short-term borrowings and long-
     term debt                                267      (49)      (21)       197        328        31        50        409
                                         ----------------------------------------------------------------------------------
       Total interest-bearing
          liabilities                         840     (117)      (27)       696        632       125        55        812
                                         ----------------------------------------------------------------------------------
Change in net interest income                $590    $(652)     $(55)     $(117)    $  343      $170      $(38)   $   475
                                         ==================================================================================

(1) For purposes of calculating volume, rate and rate/volume variances, nonaccrual loans were included in the weighted-average balance outstanding.

LIQUIDITY AND CAPITAL RESOURCES
--------------------------------------------------------------------------------

The Company's primary source of liquidity is dividends paid by the Bank. The Bank, as a stock savings institution, is subject to certain regulatory limitations with respect to the payment of dividends to the Company. See "Market Information-Dividend Restrictions". Prior to 1998, the Company repurchased shares of its common stock in order to improve earnings per share and return on stockholders' equity. To date, the Company has repurchased 202,046 of its shares (as restated for a 5-for-3 stock split on June 30, 1997) of common stock at a cost of $2 million.

Home Federal's capital ratios are substantially in excess of regulatory capital requirements. At June 30, 1999, the Bank's tangible and core capital amounted to 9.0% of total adjusted assets, or 7.5% and 6.0%, respectively, in excess of the Bank's current 1.5% tangible and 3.0% core capital requirements. Additionally, the Bank's risk-weighted capital to risk-weighted assets ratio was 21.4% at June 30, 1999, or 13.4% in excess of the Banks 8.0% risk-based capital requirement.

Home Federal's principal sources of funds for operations are deposits from its primary market area, principal and interest payments on loans and mortgage-backed securities and proceeds from maturing investment securities. In addition, as a member of the FHLB of Cincinnati, the Bank is eligible to borrow funds from the FHLB of Cincinnati in the form of advances.

Home Federal is required by OTS regulations to maintain minimum levels of specified liquid assets which are currently equal to 5% of deposits and short-term borrowings. Such investments serve as a source of liquid funds which the Bank may use to meet deposit withdrawals and other short-term needs. The Bank's most liquid assets are cash and cash equivalents, which are short-term, highly liquid investments with original maturities of three months or less that are readily convertible to known amounts of cash. The levels of such assets are dependent upon the Bank's operating, financing and investment activities at any given time. In recent years, the Bank has maintained higher levels of liquid assets than required by regulation. Management believes that the liquidity levels maintained are fully adequate to meet potential deposit outflows, loan demand and normal operations. Home Federal's liquidity ratio at June 30, 1999 was approximately 27.4%.

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

YEAR 2000
--------------------------------------------------------------------------------

The Company has completed an assessment of its computer systems, including its information and non-information systems, and identified those systems that it believes could be affected by the Year 2000 issue. It has also developed an implementation plan to address the issue and has tested all of its internal mission critical hardware and software systems to determine if they are Year 2000 compliant. While the Company has exposure to several risks related to Year 2000, the primary risk to the Company of not complying with Year 2000 is the potential inability to correctly process and record customer loan and deposit transactions.

The Company believes that it has met the requirements that have been established for the banking industry by the Federal Financial Institution Examination Council "FFIEC". These standards require that a series of procedures be performed by financial institutions within established timeframes to reduce the risk of noncompliance with the Year 2000 issue. While the Company believes that it will meet all of the FFIEC requirements and that its mission critical systems will be in compliance with Year 2000, it can give no assurance that this will occur.

The Company has developed a business resumption contingency plan that would take effect if its internal systems, or the systems of those material vendors on which it is reliant, would not be compliant with Year 2000 requirements.

The Company outsources a significant portion of its data processing to an outside provider. A worst case scenario for the Company would likely involve non-compliance with Year 2000 by its primary data processor in such a manner that would leave the Company in a position where it could not correctly process and record customer loan and deposit transactions. While the Company has successfully tested its primary data processing system for compliance with Year 2000, it cannot guarantee that the systems of this and other companies on which the Company's systems rely will be timely converted and not have a material effect on the Company. Other parties whose Year 2000 compliance may affect the Company include the Federal Home Loan Bank of Cincinnati, the Federal Reserve Bank of Cincinnati and vendors who support loan and deposit documentation software, and the operations of the Company's ATM network. These third parties have indicated their compliance or intended compliance. Where it was possible to do so, the Company scheduled testing with these third parties. Where testing was not possible, the Company will rely on certifications from vendors and service providers. A failure to resolve year 2000 issues by governmental agencies, utilities and telecommunications companies on whom the Company is dependent could also adversely affect the Company. There can be no assurance that the Company's year 2000 plan will effectively address the year 2000 issue or that the impact of any failure of the Company's third-party vendors and service providers to be year 2000 compliant will not have a material effect on the Company's business, financial condition or results of operations.

The Company has, through June 30, 1999, incurred certain costs, not including salary expense, related to Year 2000. A portion of these costs was incurred in connection with the recent conversion of the Company's primary data processing system. Costs incurred through June 30, 1999 total approximately $326,000 and include $205,000 for equipment, $65,000 for software, $12,000 for de-conversion fees that were paid to the previous data processing provider, $38,000 for training and $6,000 for the initial assessment. At June 30, 1999, the Company expects to incur additional costs associated with Year 2000 preparedness but does not expect these costs to be material to the Company's financial condition or results of operations.

The Company does not have, at June 30, 1999, any material commitments to purchase new equipment, software or to incur material costs to modify its existing system for year 2000 compliance and does not believe that any material amounts of its existing computer hardware or software is impaired. The Company has assessed the impact of Year 2000 on its commercial-lending customers, and believes that the impact, in terms of potential credit exposure, is not material. The majority of the Company's commercial lending portfolio consists of commercial real estate loans that are made to companies that are not highly technology intensive.

IMPACT OF INFLATION AND CHANGING PRICES
--------------------------------------------------------------------------------

The consolidated financial statements, and notes thereto, presented herein have been prepared in accordance with generally accepted accounting principles, which generally require the measurement of financial position and operating results in terms of historical dollars without consideration of the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of the Bank's operations. Unlike most industrial companies, nearly all the assets and liabilities of the Bank are monetary. As a result, interest rates have a greater impact on the Bank's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

                    HFB FINANCIAL CORPORATION AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEET

JUNE 30                                                                                   1999                 1998
----------------------------------------------------------------------------------------------------------------------------

ASSETS
   Cash and due from banks                                                             $   3,573,139         $  6,947,148
   Trading assets, at fair value                                                           1,014,808              835,307
   Investment securities
     Available for sale                                                                   37,298,664           26,904,517
     Held to maturity (fair value of $21,508,000 and $20,625,000)                         21,997,870           20,546,634
                                                                                  ------------------------------------------
         Total investment securities                                                      59,296,534           47,451,151
   Loans, net of allowance for loan losses of $1,211,594 and $972,859                    120,741,798          116,170,754
   Premises and equipment                                                                  2,432,475            2,220,548
   Federal Home Loan Bank stock                                                            1,346,800            1,255,900
   Interest receivable                                                                     1,821,970            1,407,901
   Other assets                                                                              188,876              148,077
                                                                                  ------------------------------------------
         Total assets                                                                   $190,416,400         $176,436,786
                                                                                  ==========================================
LIABILITIES
   Deposits
     Interest bearing                                                                   $152,971,687         $144,622,466
     Non-interest bearing                                                                  1,016,069              258,952
                                                                                  ------------------------------------------
         Totals                                                                          153,987,756          144,881,418
   Short-term borrowings                                                                   6,500,000            6,500,000
   Long-term debt                                                                         10,597,501            5,661,598
   Interest payable                                                                          733,041              580,621
   Other liabilities                                                                         847,055              825,950
                                                                                  ------------------------------------------
         Total liabilities                                                               172,665,353          158,449,587
                                                                                  ------------------------------------------

STOCKHOLDERS' EQUITY
   Preferred stock, $1 par value
     Authorized and unissued--1,000,000 shares
   Common stock, $1 par value
     Authorized--5,000,000 shares
     Issued and outstanding--1,303,031 and 1,291,694 shares                                1,303,031            1,291,694
   Additional paid-in capital                                                              6,303,419            6,195,948
   Less: Common stock acquired by ESOP                                                                            (41,545)
         Common stock acquired by Rabbi trusts for deferred
            compensation plans                                                              (639,767)            (313,059)
   Treasury stock, at cost--202,046 shares                                                (2,030,955)          (2,030,955)
   Retained earnings                                                                      13,501,715           12,754,183
   Accumulated other comprehensive income                                                   (686,396)             130,933
                                                                                  ------------------------------------------
         Total stockholders' equity                                                       17,751,047           17,987,199
                                                                                  ------------------------------------------
         Total liabilities and stockholders' equity                                     $190,416,400         $176,436,786
                                                                                  ==========================================

See notes to consolidated financial statements.

                    HFB FINANCIAL CORPORATION AND SUBSIDIARY
                        CONSOLIDATED STATEMENT OF INCOME

YEAR ENDED JUNE 30                                                1999             1998             1997
---------------------------------------------------------------------------------------------------------------

INTEREST INCOME
   Loans receivable                                             $10,029,733    $  9,767,979     $  8,692,178
   Investment securities                                          3,228,779       2,911,288        2,768,076
   Other dividend income                                            115,142          87,085           78,953
   Deposits with financial institutions                             184,062         212,868          152,989
                                                             --------------------------------------------------
         Total interest income                                   13,557,716      12,979,220       11,692,196
                                                             --------------------------------------------------
INTEREST EXPENSE
   Deposits                                                       7,206,451       6,708,163        6,305,373
   Short-term borrowings                                            374,466         469,668          160,393
   Long-term debt                                                   436,840         144,100           44,140
                                                             --------------------------------------------------
         Total interest expense                                   8,017,757       7,321,931        6,509,906
                                                             --------------------------------------------------

NET INTEREST INCOME                                               5,539,959       5,657,289        5,182,290
   Provision for loan losses                                        252,876         273,721          138,156
                                                             --------------------------------------------------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES               5,287,083       5,383,568        5,044,134
                                                             --------------------------------------------------
OTHER INCOME
   Service charges for deposit accounts                             366,606         387,845          319,555
   Other customer fees                                               89,369          72,738           56,260
   Net gain (loss) on trading securities                           (140,596)        158,642          307,461
   Net realized gain on sales of available-
     for-sale securities                                              7,122          13,614           10,653
   Other income                                                       1,737          28,383           51,989
                                                             --------------------------------------------------
         Total other income                                         324,238         661,222          745,918
                                                             --------------------------------------------------
OTHER EXPENSES
   Salaries and employee benefits                                 1,744,475       1,818,476        1,658,323
   Net occupancy expenses                                           196,683         191,988          205,675
   Equipment expenses                                               230,550         229,994          217,608
   Data processing fees                                             234,144         311,847          221,250
   Deposit insurance expense                                         87,091          84,129          169,261
   SAIF special assessment                                                                           705,859
   Legal and professional fees                                      195,040         162,686          181,584
   Advertising                                                      113,658         133,453          120,579
   State franchise and deposit taxes                                145,606         121,915          123,033
   Other expenses                                                   767,282         695,868          558,108
                                                             --------------------------------------------------
         Total other expenses                                     3,714,529       3,750,356        4,161,280
                                                             --------------------------------------------------
INCOME BEFORE INCOME TAX                                          1,896,792       2,294,434        1,628,772
   Income tax expense                                               656,503         791,360          591,180
                                                             --------------------------------------------------
NET INCOME                                                     $  1,240,289    $  1,503,074     $  1,037,592
                                                             ==================================================
BASIC EARNINGS PER SHARE                                              $1.13           $1.39             $.98
                                                             ==================================================
DILUTED EARNINGS PER SHARE                                            $1.12           $1.35             $.96
                                                             ==================================================

See notes to consolidated financial statements.

                    HFB FINANCIAL CORPORATION AND SUBSIDIARY
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                                   COMMON STOCK
                              ----------------------        ADDITIONAL
                                 SHARES                       PAID-IN     ESOP      MRP AND       RABBI    COMPREHENSIVE
                              OUTSTANDING   AMOUNT            CAPITAL     DEBT*      SERP**      TRUSTS        INCOME
                              ------------------------------------------------------------------------------------------
BALANCES, JULY 1, 1996           746,064  $   746,064       $6,297,130  $(209,428)  $(121,250)   $(258,290)
Comprehensive income
  Net income                                                                                                   $1,037,592
  Other comprehensive
    income, net of tax
    Unrealized gains on
      securities, net of
      reclassification
      adjustment                                                                                                  159,195
                                                                                                               ==========
Comprehensive income                                                                                           $1,196,787
                                                                                                               ==========
Cash dividends ($.39 per
  share)
Stock issued upon exercise
  of stock options                25,439       25,439          256,421
Reduction of ESOP debt                                                     84,006
Stock issued under MRP                                                                 20,300
Stock purchased by Rabbi
  trusts                                                                                           (24,969)
5-for-3 stock split
  ($4,490 paid
  in lieu of fractional
  shares)                        514,170      514,170         (518,660)
Treasury stock purchased--
  8,850 shares
Tax benefit of employee
  benefit plans                                                 59,660
                              -----------------------------------------------------------------------------

BALANCES, JUNE 30, 1997        1,285,673    1,285,673        6,094,551   (125,422)   (100,950)    (283,259)
Comprehensive income
  Net income                                                                                                   $1,503,074
  Other comprehensive
    income, net of tax
    Unrealized gains on
      securities, net of
      reclassification
      adjustment                                                                                                  121,058
                                                                                                               ==========
Comprehensive income                                                                                           $1,624,132
                                                                                                               ==========
Cash dividends ($.43 per
  share)
Stock issued upon exercise
  of stock options                 6,021        6,021           30,105
Reduction of ESOP debt                                                     83,877
Stock issued under MRP and
  SERP                                                                                100,950
Stock purchased by Rabbi
  trusts                                                                                           (29,800)
Tax benefit of employee
  benefit
  plans                                                         71,292
                              ------------------------------------------------------------------------------
BALANCES, JUNE 30, 1998        1,291,694    1,291,694        6,195,948    (41,545)                (313,059)

                    HFB FINANCIAL CORPORATION AND SUBSIDIARY
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                                  (continued)

                                            ACCUMULATED
                                               OTHER
                               RETAINED    COMPREHENSIVE    TREASURY    STOCKHOLDERS'
                               EARNINGS        INCOME        STOCK         EQUITY
                             -------------------------------------------------------

BALANCES, JULY 1, 1996        $11,093,766    $(149,320)   $(1,826,405)  $15,572,267
Comprehensive income
  Net income                    1,037,592                                 1,037,592
  Other comprehensive
    income, net of tax
    Unrealized gains on
      securities, net of
      reclassification
      adjustment                               159,195                      159,195

Comprehensive income

Cash dividends ($.39 per
  share)                         (413,844)                                 (413,844)
Stock issued upon exercise
  of stock options                                                          281,860
Reduction of ESOP debt                                                       84,006
Stock issued under MRP                                                       20,300
Stock purchased by Rabbi
  trusts                                                                    (24,969)
5-for-3 stock split
  ($4,490 paid
  in lieu of fractional
  shares)                                                                    (4,490)
Treasury stock purchased--
  8,850 shares                                               (204,550)     (204,550)
Tax benefit of employee
  benefit
  plans                                                                      59,660
                             -------------------------------------------------------

BALANCES, JUNE 30, 1997        11,717,514        9,875     (2,030,955)   16,567,027
Comprehensive income
  Net income                    1,503,074                                 1,503,074
  Other comprehensive
    income, net of tax
    Unrealized gains on
      securities, net of
      reclassification
      adjustment                               121,058                      121,058

Comprehensive income

Cash dividends ($.43 per
  share)                         (466,405)                                 (466,405)
Stock issued upon exercise
  of stock options                                                           36,126
Reduction of ESOP debt                                                       83,877
Stock issued under MRP and
  SERP                                                                      100,950
Stock purchased by Rabbi
  trusts                                                                    (29,800)
Tax benefit of employee
  benefit
  plans                                                                      71,292
                             -------------------------------------------------------
BALANCES, JUNE 30, 1998        12,754,183      130,933     (2,030,955)   17,987,199

                    HFB FINANCIAL CORPORATION AND SUBSIDIARY
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                                   (Continued)

                                   COMMON STOCK
                              ----------------------        ADDITIONAL
                                 SHARES                       PAID-IN     ESOP      MRP AND       RABBI    COMPREHENSIVE
                              OUTSTANDING   AMOUNT            CAPITAL     DEBT*      SERP**      TRUSTS        INCOME
                              ----------------------------------------------------------------------------------------------
BALANCES, (BROUGHT FORWARD)
   JUNE 30, 1998                 1,291,694  $1,291,694        $6,195,948  $(41,545)                 $(313,059)
   Comprehensive income
     Net income                                                                                                  $1,240,289
     Other comprehensive
       income, net of tax
       Unrealized losses on
         securities, net of
         reclassification
         adjustment                                                                                                (817,329)
                                                                                                                 ----------
   Comprehensive income                                                                                          $  422,960
                                                                                                                 ==========
   Cash dividends ($.45 per
     share)
   Stock issued upon exercise
     of stock options               11,337      11,337            56,685
   Reduction of ESOP debt                                                   41,545
   Stock purchased by Rabbi
     trusts                                                                                           (48,600)
   Tax benefit of employee
     benefit
     plans                                                        50,786
   Stock withdrawn from Rabbi
     Trusts                                                                                             8,352
   Transitional fair value
     adjustment of Rabbi
     Trust shares                                                                                    (371,815)
   Net change in fair value
     of Rabbi Trust shares                                                                             85,355
                                 -----------------------------------------------------------------------------
BALANCES, JUNE 30, 1999          1,303,031  $1,303,031        $6,303,419  $      0    $      0      $(639,767)
                                 =============================================================================

*Employee Stock Ownership Plan (ESOP)
**Management Recognition Plan (MRP) and Supplemental Executive Retirement Plan
  (SERP)

See notes to consolidated financial statements.

                    HFB FINANCIAL CORPORATION AND SUBSIDIARY
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                                   (Continued)

                                            ACCUMULATED
                                               OTHER
                               RETAINED    COMPREHENSIVE    TREASURY    STOCKHOLDERS'
                               EARNINGS        INCOME        STOCK         EQUITY
                             -------------------------------------------------------

BALANCES, (BROUGHT FORWARD)
   JUNE 30, 1998               $12,754,183      $130,933   $(2,030,955)   $17,987,199
   Comprehensive income
     Net income                  1,240,289                                  1,240,289
     Other comprehensive
       income, net of tax
       Unrealized losses on
         securities, net of
         reclassification
         adjustment                             (817,329)                    (817,329)

   Comprehensive income

   Cash dividends ($.45 per
     share)                       (492,757)                                  (492,757)
   Stock issued upon exercise
     of stock options                                                          68,022
   Reduction of ESOP debt                                                      41,545
   Stock purchased by Rabbi
     trusts                                                                   (48,600)
   Tax benefit of employee
     benefit
     plans                                                                     50,786
   Stock withdrawn from Rabbi
     Trusts                                                                     8,352
   Transitional fair value
     adjustment of Rabbi
     Trust shares                                                            (371,815)
   Net change in fair value
     of Rabbi Trust shares                                                     85,355
                               -------------------------------------------------------
BALANCES, JUNE 30, 1999        $13,501,715     $(686,396)  $(2,030,955)   $17,751,047
                               =======================================================

                    HFB FINANCIAL CORPORATION AND SUBSIDIARY
                      CONSOLIDATED STATEMENT OF CASH FLOWS

YEAR ENDED JUNE 30                                                           1999              1998             1997
--------------------------------------------------------------------------------------------------------------------------

OPERATING ACTIVITIES
   Net income                                                              $  1,240,289     $  1,503,074      $  1,037,592
   Adjustments to reconcile net income to net cash
     provided by operating activities
     Provision for loan losses                                                  252,877          273,721           138,156
     Depreciation and amortization
       Property and equipment                                                   267,702          217,587           233,684
       Cost of ESOP and MRP                                                      41,545          184,827           104,306
       Investment securities                                                     33,996           32,336            60,686
     FHLB stock dividend                                                        (90,900)         (86,800)          (78,700)
     Investment security (gains) losses                                          (7,122)         (13,614)          (10,653)
     Deferred income tax                                                        135,000          (27,000)           29,000
     Net change in
       Trading assets, at fair value                                           (179,501)         (39,752)         (549,055)
       Interest receivable                                                     (414,069)        (333,619)         (119,656)
       Interest payable                                                         152,420           32,388            13,935
       Other assets                                                              53,315            4,494            43,192
       Other liabilities                                                         21,105          (62,977)           83,620
     Other                                                                                                          29,718
                                                                       -----------------------------------------------------
     Net cash provided by operating activities                                1,506,657        1,684,665         1,015,825
                                                                       -----------------------------------------------------
INVESTING ACTIVITIES
   Purchases of securities available for sale                               (24,954,517)      (9,722,516)       (8,881,777)
   Proceeds from maturities of securities available for sale                  8,614,926        6,342,531         2,849,946
   Purchases of securities held to maturity                                  (8,239,459)      (8,763,360)       (4,005,000)
   Proceeds from sales of securities available for sale                       4,615,865        1,783,144         2,000,000
   Proceeds from maturities of securities held to maturity                    6,808,811        8,399,235         3,615,504
   Net change in loans                                                       (4,823,921)     (11,460,088)       (9,364,864)
   Purchases of premises and equipment                                         (479,629)        (270,742)          (31,314)
   Proceeds from sale of real estate owned                                                                         185,527
   Other                                                                                                             1,401
                                                                       -----------------------------------------------------
     Net cash used by investing activities                                  (18,457,924)     (13,691,796)      (13,630,577)
                                                                       -----------------------------------------------------

                    HFB FINANCIAL CORPORATION AND SUBSIDIARY
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                   (Continued)

YEAR ENDED JUNE 30                                           1999              1998             1997
------------------------------------------------------------------------------------------------------------

FINANCING ACTIVITIES
   Net change in
     Noninterest-bearing, interest-bearing and
       savings deposits                                  $      (64,074)    $    654,002       $  (483,555)
     Certificates of deposit                                  9,170,412       11,024,874         6,943,860
     Short-term borrowings                                                    (1,000,000)        5,625,000
   Proceeds of long-term debt                                 5,000,000        5,000,000
   Repayment of long-term debt                                  (64,097)         (59,155)          (54,595)
   Cash dividends                                              (492,757)        (466,405)         (413,844)
   Purchase of stock                                                                              (204,550)
   Sale of common stock                                          68,022           36,126           281,860
   Cash paid in lieu of fractional shares                                                           (4,490)
   Common stock acquired by Rabbi trusts                        (48,600)         (29,800)          (24,969)
   Common stock withdrawn from Rabbi trusts                       8,352
                                                       -----------------------------------------------------
     Net cash provided by financing activities               13,577,258       15,159,642        11,664,717
                                                       -----------------------------------------------------
NET CHANGE IN CASH AND CASH EQUIVALENTS                      (3,374,009)       3,152,511          (950,035)

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                  6,947,148        3,794,637         4,744,672
                                                       -----------------------------------------------------
CASH AND CASH EQUIVALENTS, END OF YEAR                     $  3,573,139     $  6,947,148      $  3,794,637
                                                       =====================================================
ADDITIONAL CASH FLOWS INFORMATION
   Interest paid                                           $  7,865,337     $  7,289,543      $  6,492,945
   Income tax paid                                              305,864          914,762           426,896

See notes to consolidated financial statements.

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

TRADING ACTIVITIES are engaged in by the Company for its own account. Securities that are held principally for resale in the near term are recorded in the trading assets account at fair value with changes in fair value recorded in earnings. Trading account securities consist primarily of thrift equity securities. Interest and dividends are included in net interest income.

Quoted   market  prices  are  used  to  determine  the  fair  value  of  trading instruments.

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

The determination of the adequacy of the allowance for loan losses is based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions. Management believes that as of June 30, 1999 the allowance for loan losses is adequate based on information currently available. A worsening or protracted economic decline in the area within which the Bank operates would increase the likelihood of additional losses due to credit and market risks and could create the need for additional loss reserves.

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

NOTE 2 -- INVESTMENT SECURITIES

                                                                             GROSS            GROSS
                                                         AMORTIZED        UNREALIZED        UNREALIZED          FAIR
                                                            COST             GAINS            LOSSES            VALUE
                                                     -----------------------------------------------------------------------
JUNE 30, 1999
   Available for sale
     U. S. Treasury                                        $  4,491             $  54                           $  4,545
     Federal agencies                                        21,465                 5        $    (774)           20,696
     Mortgage-backed securities                              12,436                10             (388)           12,058
                                                     -----------------------------------------------------------------------
         Total available for sale                            38,392                69           (1,162)           37,299
                                                     -----------------------------------------------------------------------

   Held to maturity
     Federal agencies                                         7,731                               (221)            7,510
     Mortgage-backed securities                              14,267                37             (306)           13,998
                                                     -----------------------------------------------------------------------
         Total held to maturity                              21,998                37             (527)           21,508
                                                     -----------------------------------------------------------------------
         Total investment securities                        $60,390              $106        $  (1,689)          $58,807
                                                     =======================================================================

JUNE 30, 1998
   Available for sale
     U. S. Treasury                                        $  5,479             $  98                           $  5,577
     Federal agencies                                        12,603                64        $      (6)           12,661
     Mortgage-backed securities                               8,633                50              (16)            8,667
                                                     -----------------------------------------------------------------------
         Total available for sale                            26,715               212              (22)           26,905
                                                     -----------------------------------------------------------------------
   Held to maturity
     Federal agencies                                         6,497                56              (20)            6,533
     Mortgage-backed securities                              14,050                61              (19)           14,092
                                                     -----------------------------------------------------------------------
         Total held to maturity                              20,547               117              (39)           20,625
                                                     -----------------------------------------------------------------------
         Total investment securities                        $47,262              $329        $     (61)          $47,530
                                                     =======================================================================

HFB FINANCIAL CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)

The amortized cost and fair value of securities held to maturity and available for sale at June 30, 1999, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                  HELD TO MATURITY        AVAILABLE FOR SALE
                              -----------------------------------------------
                                AMORTIZED     FAIR       AMORTIZED    FAIR
JUNE 30                           COST        VALUE        COST       VALUE
-----------------------------------------------------------------------------

Within one year                 $   502      $   501     $ 1,999     $ 2,006
One to five years                 1,680        1,640       4,491       4,526
Five to ten years                 4,513        4,382      14,007      13,525
After ten years                   1,036          987       5,459       5,184
                              -----------------------------------------------
                                  7,731        7,510      25,956      25,241
Mortgage-backed securities       14,267       13,998      12,436      12,058
                              -----------------------------------------------
       Totals                   $21,998      $21,508     $38,392     $37,299
                              ===============================================

Securities with a carrying value of $11,766,000 and $9,775,000 were pledged at June 30, 1999 and 1998 to secure public deposits.

Proceeds from sales of securities available for sale during 1999, 1998 and 1997 were $4,615,865, $1,783,144 and $2,000,000. Gross gains on those sales of
$7,122,  $13,614 and  $14,212  were  realized  in 1999,  1998 and 1997 and gross losses of $3,559 were realized in 1997.

Unrealized holding gains (losses) on trading securities of $(37,292), $(35,915) and $50,069 were included in earnings in 1999, 1998 and 1997.

HFB FINANCIAL CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)

NOTE 3 -- LOANS AND ALLOWANCE

JUNE 30                                                 1999          1998
-------------------------------------------------------------------------------

Commercial real estate and industrial loans            $  10,843      $  10,764
Real estate mortgage loans                                92,203         91,271
Construction loans                                        12,996          8,636
Consumer loans                                             5,912          6,473
                                                      -------------------------
                                                         121,954        117,144
Allowance for loan losses                                 (1,212)          (973)
                                                      -------------------------
       Total loans                                      $120,742       $116,171
                                                      =========================


YEAR ENDED JUNE 30                        1999             1998           1997
--------------------------------------------------------------------------------

Allowance for loan losses
   Balances, beginning of year         $   973             $710            $671
   Provision for losses                    253              274             138
   Recoveries on loans                       2                                3
   Loans charged off                       (16)             (11)           (102)
                                     ------------------------------------------
   Balances, end of year                $1,212             $973            $710
                                     ==========================================

Information on impaired loans is summarized below:

JUNE 30                                                 1999             1998
-------------------------------------------------------------------------------

Impaired loans with an allowance                          $1,523         $1,271
                                                     ==========================

Allowance for impaired loans (included in
  the Company's allowance for loan losses)                $  812         $  356
                                                     ==========================

YEAR ENDED JUNE 30                                       1999             1998
-------------------------------------------------------------------------------

Average balance of impaired loans                         $1,812         $1,285
Interest income recognized on impaired loans                  14            156
Cash-basis interest included above                                          128

HFB FINANCIAL CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)

NOTE 4 -- PREMISES AND EQUIPMENT

JUNE 30                                             1999             1998
------------------------------------------------------------------------------

Land and improvements                                $1,075           $   611
Buildings                                             1,410             1,685
Furniture and equipment                               1,642             1,499
Automobiles                                             104               104
                                                 -----------------------------
       Total cost                                     4,231             3,899
Accumulated depreciation                             (1,799)           (1,678)
                                                 -----------------------------
       Net                                           $2,432            $2,221
                                                 =============================


NOTE 5 -- DEPOSITS

JUNE 30                                             1999             1998
------------------------------------------------------------------------------

Demand deposits                                    $  13,600         $  12,453
Savings deposits                                       7,625             8,836
Certificates and other time deposits
   of $100,000 or more                                40,626            35,181
Other certificates and time deposits                  92,137            88,411
                                                 -----------------------------
       Total deposits                               $153,988          $144,881
                                                 =============================

Certificates and other time deposits maturing in years ending June 30

   2000                                                 $  94,766
   2001                                                    30,638
   2002                                                     1,724
   2003                                                     2,520
   2004                                                     2,995
   Thereafter                                                 120
                                                      ---------------
                                                         $132,763
                                                      ===============
                                       32

HFB FINANCIAL CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)

NOTE 6 -- SHORT-TERM BORROWINGS AND LINE OF CREDIT

In 1999 and 1998, the Company had available a 90-day revolving line of credit up to a maximum of $10,000,000 and $13,000,000. The line of credit bears interest at a daily variable rate which is set by the Federal Home Loan Bank.

At June 30, 1999 and 1998, the Company had drawn $6,500,000 on the line of credit.

This line of credit is  collateralized  by FHLB  stock and  single-family  first
mortgage  loans  with  aggregate   principal   balances  totaling  150%  of  the
outstanding amount.

NOTE 7 -- LONG-TERM DEBT

                                                         1999          1998
--------------------------------------------------------------------------------

   Federal Home Loan Bank advances, variable
     rates, due at various dates through January 2009    $10,598      $5,662

These advances are collateralized by FHLB stock and single-family first mortgage loans with aggregate principal balances totaling 150% of the outstanding amount of advances. Advances are subject to restrictions or penalties in the event of prepayment.

Maturities in years ending June 30

   2000                                           $      69
   2001                                                  75
   2002                                                  82
   2003                                                  88
   2004                                                  94
   Thereafter                                        10,190
                                                -----------------
                                                    $10,598
                                                =================

HFB FINANCIAL CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)

NOTE 8 -- INCOME TAX

YEAR ENDED JUNE 30                        1999         1998         1997
--------------------------------------------------------------------------------

Income tax expense
   Currently payable
     Federal                                 $496        $765          $523
     State                                     26          53            39
   Deferred
     Federal                                  119         (35)           27
     State                                     16           8             2
                                          --------------------------------------
       Total income tax expense              $657        $791          $591
                                          ======================================

Reconciliation of federal statutory
  to actual tax expense
   Federal statutory income tax at 34%       $645        $780          $554
   Effect of state income taxes                28          40            27
   Other                                      (16)        (29)           10
                                          --------------------------------------
       Actual tax expense                    $657        $791          $591
                                          ======================================

HFB FINANCIAL CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)

A cumulative net deferred tax asset (liability) is included in other assets (liabilities). The components of the asset (liability) are as follows:

JUNE 30                                                      1999       1998
--------------------------------------------------------------------------------

ASSETS
   Deferred compensation                                       $299        $127
   Allowance for loan losses                                                  4
   Unrealized gain on securities available for sale             406
                                                          ----------------------
         Total assets                                           705         131
                                                          ----------------------

LIABILITIES
   Basis in FHLB stock                                         (276)       (243)
   Allowance for loan losses                                    (88)
   Unrealized loss on investment securities
      available for sale                                        (59)
   Other                                                        (27)         (8)
                                                          ----------------------
         Total liabilities                                     (391)       (310)
                                                          ----------------------
                                                               $314       $(179)
                                                          ======================

Retained earnings include approximately $2,096,000 for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions as of June 30, 1988 for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses including redemption of bank stock of excess dividends, or loss of "bank" status, would create income for tax purposes only, which income would be subject to the then-current corporate income tax rate. At June 30, 1999, the unrecorded deferred income tax liability on the above amount was approximately $800,000.

HFB FINANCIAL CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)

NOTE 9 -- OTHER COMPREHENSIVE INCOME--UNREALIZED GAINS (LOSSES) ON SECURITIES

                                                                                               1999
                                                                       -----------------------------------------------------
                                                                                                TAX
                                                                           BEFORE-TAX         (EXPENSE)         NET-OF-TAX
YEAR ENDED JUNE 30                                                           AMOUNT            BENEFIT            AMOUNT
----------------------------------------------------------------------------------------------------------------------------

Unrealized gains (losses) on securities:
   Unrealized holding gains (losses) arising during the year                   $(1,275)           $462              $(813)
   Less: reclassification adjustment for gains (losses)
     realized in net income                                                          7              (3)                 4
                                                                       -----------------------------------------------------
   Other comprehensive income--net unrealized
     gains (losses) on securities                                              $(1,282)           $465              $(817)
                                                                       =====================================================

                                                                                               1998
                                                                       -----------------------------------------------------
                                                                                                TAX
                                                                           BEFORE-TAX         (EXPENSE)         NET-OF-TAX
YEAR ENDED JUNE 30                                                           AMOUNT            BENEFIT            AMOUNT
----------------------------------------------------------------------------------------------------------------------------

Unrealized gains (losses) on securities:
   Unrealized holding gains (losses) arising during the year                      $190            $(60)              $130
   Less: reclassification adjustment for gains (losses)
     realized in net income                                                         13              (4)                 9
                                                                       -----------------------------------------------------
   Other comprehensive income--net unrealized
     gains (losses) on securities                                                 $177            $(56)              $121
                                                                       =====================================================

                                                                                               1997
                                                                       -----------------------------------------------------
                                                                                                TAX
                                                                           BEFORE-TAX         (EXPENSE)         NET-OF-TAX
YEAR ENDED JUNE 30                                                           AMOUNT            BENEFIT            AMOUNT
----------------------------------------------------------------------------------------------------------------------------
Unrealized gains (losses) on securities:
   Unrealized holding gains (losses) arising during the year                      $250            $(84)              $166
   Less: reclassification adjustment for gains (losses)
     realized in net income                                                         10              (3)                 7
                                                                       -----------------------------------------------------
   Other comprehensive income--net unrealized
     gains (losses) on securities                                                 $240            $(81)              $159
                                                                       =====================================================

HFB FINANCIAL CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)

NOTE 10 -- COMMITMENTS AND CONTINGENT LIABILITIES

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

Financial instruments whose contract amount represents credit risk as of June 30 were as follows:

                                              1999             1998
                                          ---------------------------------

Commitments to extend credit                   $1,788           $10,127
Commitments to purchase investments             1,436
Standby letters of credit                         226               360

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

The Company has entered into change in control agreements with two of its executive officers which provide for the continuation of salary and certain benefits for a specified period of time under certain conditions.

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

HFB FINANCIAL CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)

NOTE 11 -- YEAR 2000

Like all entities, the Company is exposed to risks associated with the Year 2000 Issue, which affects computer software and hardware; transactions with customers, vendors, and other entities; and equipment dependent upon microchips. The Company has begun, but not yet completed, the process of identifying and remediating potential Year 2000 problems. It is not possible for any entity to guarantee the results of its own remediation efforts or to accurately predict the impact of the Year 2000 Issue on third parties with which the Company does business. If remediation efforts of the Company or third parties with which the Company does business are not successful, the Year 2000 Issue could have negative effects on the Company's financial condition and results of operations in the near term.

The Company has not estimated the ultimate cost of addressing the Year 2000 Issue. It is reasonably possible that the Company's belief that it will recover the carrying amount of certain existing hardware and software could change materially in the near term as a result of the Company's Year 2000 resolution decisions.

NOTE 12 -- DIVIDENDS AND CAPITAL RESTRICTIONS

Without prior approval, current regulations allow the Bank to pay dividends to the Company not exceeding net income for the current year plus those for the preceding two years. The Bank normally restricts dividends to a lesser amount because of the need to maintain an adequate capital structure.

NOTE 13 -- REGULATORY CAPITAL

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

There are five capital categories defined in the regulations, ranging from well capitalized to critically undercapitalized. Classification of a bank in any of the undercapitalized categories can result in actions by regulators that could have a material effect on a bank's operations. At June 30, 1999 and 1998, the Bank is categorized as well capitalized and met all subject capital adequacy requirements. There are no conditions or events since June 30, 1999 that management believes have changed the Bank's classification.

HFB FINANCIAL CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)

The Bank's actual and required capital amounts and ratios are as follows:

                                                                              REQUIRED FOR               TO BE WELL
                                                       ACTUAL               ADEQUATE CAPITAL*           CAPITALIZED*
                                             -------------------------------------------------------------------------------
                                                 AMOUNT        RATIO       AMOUNT       RATIO        AMOUNT       RATIO
                                             -------------------------------------------------------------------------------
AS OF JUNE 30, 1999
   Total risk-based capital* (to risk-
     weighted assets)                            $17,694        22%          $6,612       8.00%     $  8,265       10.00%
   Core capital* (to adjusted tangible
     assets)                                      17,138         9            7,631       4.00        11,447        6.00
   Core capital* (to adjusted total assets)       17,138         9            7,631       4.00         9,539        5.00

AS OF JUNE 30, 1998
   Total risk-based capital* (to risk-
     weighted assets)                            $16,727        23%          $5,943       8.00%       $7,429       10.00%
   Core capital* (to adjusted tangible
     assets)                                      16,040         9            7,023       4.00        10,534        6.00
   Core capital* (to adjusted total assets)       16,040         9            7,023       4.00         8,778        5.00

*As defined by regulatory agencies

The Bank's tangible capital at June 30, 1999 was $17,138,000 which amount was 9% of tangible assets and exceeded the required ratio of 1.5%.

NOTE 14 -- STOCKHOLDERS' EQUITY

On June 15, 1997, the Board of Directors declared a 5-for-3 stock split, which was paid on June 30, 1997. All share data has been adjusted to reflect the stock split.

NOTE 15 -- EMPLOYEE BENEFIT PLANS

PENSION PLAN

The Company is a participant in a pension fund known as The Pentegra Group (formerly the Financial Institutions Retirement Fund). This plan is a multi-employer plan; separate actuarial valuations are not made with respect to each participating employer. According to The Pentegra Group, the market value of the fund's assets exceed the value of vested benefits in the aggregate as of June 30, 1998, the most recent valuation date. There is no unfunded liability for past service. Plan benefits are fully vested after five years of service and are based on an employee's years of service and a percentage of the employee's average salary, using the five highest consecutive years preceding retirement. The Bank's funding policy is to make contributions to the plan equal to the amount accrued as pension expense. The Bank incurred no expense for the years ended June 30, 1999, 1998 or 1997.

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

The ESOP borrowed $505,890 from the Company to purchase 84,314 shares of HFB Financial Corporation common stock. The loan, secured by the stock, bears interest at a rate of prime plus 1% and matures in the year 2002. Principal and interest payments are made monthly. The Bank's contributions for 1999, 1998, and 1997 were $41,545, $83,877 and $82,955, of which $31,738, $61,715 and $67,030 was charged to operations. For 1999, 1998, and 1997, the portions eliminated in consolidation were $1,060, $7,914 and $15,925. ESOP expense is determined by the shares allocated method. The number of shares released is determined by taking the number of shares before the allocation for the current plan year and multiplying by a fraction. The numerator of the fraction is the amount of principal and interest paid on the loan for that plan year. The denominator of the fraction is the sum of the numerator plus the total payments of principal and interest on that loan projected to be paid for all future plan years. For this purpose, the interest to be paid in future years is to be computed by using the interest rate in effect as of the current allocation date. Both allocated and unallocated shares are considered outstanding when computing earnings per share. At June 30, 1999, the ESOP paid off the remaining balance of the loan and all shares were allocated to participants.

MANAGEMENT RECOGNITION PLAN

The objective of the Bank's Management Recognition Plan (MRP) is to enable the Bank to retain executive personnel of experience and ability in key positions of responsibility. Under the plan, 20,475 shares of HFB Financial Corporation common stock were issued to the MRP Trust and were payable over a three-year period, at the rate of 33 1/3% of such shares per year, following the date of the grant or award. Compensation expense in the amount of the fair market value at the award date of the common stock was recognized pro rata over the three years (1995, 1996 and 1997) during which the shares vest. All shares in the MRP Trust have been awarded to the President of the Bank. The MRP expense was $11,360 for 1997. There was no expense recognized in 1999 and 1998. In 1998 and 1997, 1,166 and 3,383 shares were paid to the President of the Bank.

HFB FINANCIAL CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

The objective of the Bank's Supplemental Retirement Plan (SERP) is to provide selected senior officers with postretirement benefits which will (i) enable a targeted level of retirement income to be met, (ii) provide certain preretirement death benefits should the covered executive die prior to retirement age and (iii) compensate for the inability to earn full ESOP benefits due to the senior officer's anticipated retirement before the Bank's ESOP loan is repaid. Under the plan, 15,658 shares of HFB Financial Corporation common stock were issued to the SERP Trust and were payable upon completion of the earlier of five years of service or when the recipient's employment terminates due to retirement at or after age 65. Compensation expense in the amount of the fair market value at the award date of the common stock was being recognized pro rata over four years to the projected retirement date of the recipient. All shares in the SERP Trust have been awarded to the former Chairman of the Board of the Bank. The SERP expense was $14,364 for 1997. There was no expense recognized in 1999 or 1998. The shares awarded under this plan were fully paid in 1998.

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

The Rabbi trusts purchased an additional 2,700, 1,600 and 1,666 shares at a total cost of $48,600, $29,800 and $25,000 in 1999, 1998 and 1997. A total of
1,392 shares were distributed to a trust beneficiary in 1998. The Bank's liability at June 30, 1999 and 1998 for both plans was $808,870 and $328,887. Deferred amounts are included in accrued expenses and other liabilities. The stock in the grantor trusts is shown as a contra-capital account until distributed to the directors over a five-year period beginning at their retirement, resignation or death. The amount charged to expense was $45,008, $33,047 and $21,509 for 1999, 1998 and 1997.

Effective September 30, 1998, the Company implemented Emerging Issues Tasks Forces (EITF) 97-14, Accounting for Deferred Compensation Agreements Where Amounts Earned Are Held in a Rabbi Trust and Invested. This EITF requires that deferred compensation obligation arrangements where amounts earned by an employee are invested in the stock of the employer and placed in a "rabbi trust" be recorded as a liability at the fair value of the Company shares held rather than at original acquisition cost as has previously been the case. The EITF allowed for a transition adjustment of the excess of the September 30, 1998 fair value over the original cost of Company shares owned to be recorded, net of tax, as a one-time adjustment. This transition adjustment amounted to $552,400
($371,815 net of tax) at September 30, 1998, and was reduced to $449,400 ($286,460 net of tax) at June 30, 1999. All future increases/decreases in the deferred compensation liability will be recognized in income.

HFB FINANCIAL CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)

NOTE 16 -- STOCK OPTION PLAN

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

Although the Company has elected to follow APB No. 25, SFAS No. 123 requires pro forma disclosures of net income and earnings per share as if the Company had accounted for its employee stock options under that Statement. The fair value of each option grant was estimated using an option-pricing model with the following assumptions:

                                                                   1997
                                                                ----------

Risk-free interest rate                                              6%
Dividend yield                                                       2.5%
Volatility factor of expected market price of common stock           11%

Weighted-average expected life of the options                      8 years

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

HFB FINANCIAL CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)

The following is a summary of the status of the Company's stock option plan and changes in that plan as of and for the years ended June 30, 1999, 1998 and 1997.

YEAR ENDED JUNE 30                                     1999                       1998                      1997
----------------------------------------------------------------------------------------------------------------------------
                                                            WEIGHTED-                  Weighted-                   Weighted
                                                             AVERAGE                    Average                     Average
                                                            EXERCISE                    Exercise                    Exercise
                    OPTIONS                     SHARES        PRICE       Shares        Price            Shares      Price
----------------------------------------------------------------------------------------------------------------------------

Outstanding, beginning of year                  38,848        $7.07        44,869       $6.93            81,255      $  6.00
Granted                                                                                                   9,995        12.90
Exercised                                      (11,337)        6.00        (6,021)      (6.00)          (42,408)        6.65
Forfeited/expired                                                                                        (3,973)        6.00
Outstanding, end of year                        27,511         7.51        38,848        7.07            44,869         6.93
Options exercisable at year end                 27,511         7.51        38,848        7.07            44,869         6.93
Weighted-average fair value of options
   granted during the year                                                                                $2.86

As of June 30, 1999, the 27,511 options outstanding have exercise prices ranging from $6.00 to $12.90 and a weighted-average remaining contractual life of four years.

HFB FINANCIAL CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)

NOTE 17 -- EARNINGS PER SHARE

Earnings per share were computed as follows:

                                                                                     YEAR ENDED JUNE 30, 1999
                                                                       -----------------------------------------------------
                                                                                              WEIGHTED              PER
                                                                                               AVERAGE             SHARE
                                                                            INCOME             SHARES              AMOUNT
                                                                       -----------------------------------------------------
   NET INCOME                                                                  $1,240
                                                                       ==================
   BASIC EARNINGS PER SHARE

     Income available to common stockholders                                   $1,240        1,095,517           $1.13
   EFFECT OF DILUTIVE SECURITIES
     Stock options                                                                              10,523
                                                                       -----------------------------------------------------
   DILUTED EARNINGS PER SHARE
     Income available to common stockholders
       and assumed conversions                                                 $1,240        1,106,040           $1.12
                                                                       =====================================================

                                                                                     YEAR ENDED JUNE 30, 1998
                                                                       -----------------------------------------------------
                                                                                               Weighted             Per
                                                                            Income             Average             Share
                                                                                                Shares             Amount
                                                                       -----------------------------------------------------
   NET INCOME                                                                  $1,503
                                                                       ==================
   BASIC EARNINGS PER SHARE
     Income available to common stockholders                                   $1,503        1,083,866           $1.39
   EFFECT OF DILUTIVE SECURITIES
     Stock options                                                                              28,882
                                                                       -----------------------------------------------------
   DILUTED EARNINGS PER SHARE
     Income available to common stockholders
       and assumed conversion                                                  $1,503        1,112,748           $1.35
                                                                       =====================================================

                                                                                     YEAR ENDED JUNE 30, 1997
                                                                       -----------------------------------------------------
                                                                                               Weighted             Per
                                                                            Income             Average             Share
                                                                                                Shares             Amount
                                                                       -----------------------------------------------------
   NET INCOME                                                                  $1,038
                                                                       ==================
   BASIC EARNINGS PER SHARE
     Income available to common stockholders                                   $1,038        1,057,642          $  .98
   EFFECT OF DILUTIVE SECURITIES
     Stock options                                                                              19,423
                                                                       -----------------------------------------------------
   DILUTED EARNINGS PER SHARE
     Income available to common stockholders
       and assumed conversion                                                  $1,038        1,077,065          $  .96
                                                                       =====================================================

HFB FINANCIAL CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)

NOTE 18 -- FAIR VALUES OF FINANCIAL INSTRUMENTS

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

HFB FINANCIAL CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)

The estimated fair values of the Company's financial instruments are as follows:

                                                                    1999                               1998
                                                     -----------------------------------------------------------------------
                                                             CARRYING          FAIR            Carrying           Fair
JUNE 30                                                       AMOUNT          VALUE            Amount            Value
----------------------------------------------------------------------------------------------------------------------------

ASSETS
   Cash and cash equivalents                                $  3,573          $  3,573        $   6,947          $  6,947
   Trading account securities                                  1,015             1,015              835               835
   Investment securities available for sale                   37,299            37,299           26,905            26,905
   Investment securities held to maturity                     21,998            21,508           20,547            20,625
   FHLB stock                                                  1,347             1,347            1,256             1,256
   Loans, net                                                120,742           123,977          116,171           118,665
   Interest receivable                                         1,822             1,822            1,408             1,408

LIABILITIES
   Deposits                                                  153,988           154,010          144,881           146,517
   Short-term borrowings                                       6,500             6,500            6,500             6,496
   Long-term debt                                             10,598            10,988            5,662             5,667
   Interest payable                                              733               733              581               581

HFB FINANCIAL CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)

NOTE 19 -- CONDENSED FINANCIAL INFORMATION (PARENT COMPANY ONLY)

Presented below is condensed financial information as to financial position, results of operations and cash flows for the Company:

                             CONDENSED BALANCE SHEET

JUNE 30                                                1999          1998
-------------------------------------------------------------------------------

ASSETS

   Cash and cash equivalents                         $     184      $     414
   Account receivable--subsidiary                                         500
   Trading assets, at fair value                         1,015            835
   Loan to ESOP                                                            42
   Investment in common stock of subsidiaries           16,452         16,171
   Other assets                                            100             25
                                                    ---------------------------
         Total assets                                  $17,751        $17,987
                                                    ===========================
STOCKHOLDERS' EQUITY                                   $17,751        $17,987
                                                    ===========================

HFB FINANCIAL CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)

                          CONDENSED STATEMENT OF INCOME

YEAR ENDED JUNE 30                               1999         1998       1997
--------------------------------------------------------------------------------

INCOME
   Dividends from subsidiary                                 $   950     $   620
   Net gain (loss) on trading securities          $ (141)        159         307
   Other income                                       27          28          27
                                               ---------------------------------
         Total income                               (114)      1,137         954

EXPENSES
   Other expenses                                     51          64          30
                                               ---------------------------------

INCOME BEFORE INCOME TAX AND EQUITY IN
   UNDISTRIBUTED INCOME OF SUBSIDIARY               (165)      1,073         924

INCOME TAX EXPENSE (BENEFIT)                         (71)         54         108
                                               ---------------------------------

INCOME BEFORE EQUITY IN UNDISTRIBUTED
   INCOME OF SUBSIDIARY                              (94)      1,019         816

EQUITY IN UNDISTRIBUTED INCOME OF SUBSIDIARY       1,334         484         222
                                               ---------------------------------
NET INCOME                                        $1,240      $1,503      $1,038
                                               =================================

HFB FINANCIAL CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)

                        CONDENSED STATEMENT OF CASH FLOWS

YEAR ENDED JUNE 30                                                           1999              1998             1997
----------------------------------------------------------------------------------------------------------------------------

OPERATING ACTIVITIES
   Net income                                                                  $1,240           $1,503            $1,038
   Adjustments to reconcile net income to net
     cash provided by operating activities
     Equity in undistributed earnings of subsidiary                            (1,334)            (484)             (222)
     Amortization of cost of ESOP and MRP                                          42              185               104
     Net change in
       Account receivable--subsidiary                                             500             (452)              (36)
       Trading account securities                                                (180)             (39)             (549)
       Other assets and other liabilities                                         (75)             (50)              (51)
     Other                                                                          1             (156)
                                                                       -----------------------------------------------------
     Net cash provided by operating activities                                    194              507               284
                                                                       -----------------------------------------------------

INVESTING ACTIVITIES--Principal collected on loan to ESOP                          42               83                84
                                                                       -----------------------------------------------------
FINANCING ACTIVITIES
   Sale of common stock                                                            68               36               282
   Cash paid in lieu of fractional shares                                                                             (5)
   Purchase of stock                                                                                                (205)
   Other                                                                                           (30)              (25)
   Stock purchased by Rabbi trusts                                                (49)
   Common stock withdrawn from Rabbi trusts                                         8
   Cash dividends                                                                (493)            (466)             (414)
                                                                       -----------------------------------------------------
     Net cash used by financing activities                                       (466)            (460)             (367)
                                                                       -----------------------------------------------------

NET CHANGE IN CASH AND CASH EQUIVALENTS                                          (230)             130                 1

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                                      414              284               283
                                                                       -----------------------------------------------------
CASH AND CASH EQUIVALENTS, END OF YEAR                                        $   184          $   414           $   284
                                                                       =====================================================

                          INDEPENDENT AUDITOR'S REPORT

To the Stockholders and
Board of Directors
HFB Financial Corporation
Middlesboro, Kentucky

We have audited the consolidated balance sheet of HFB Financial Corporation and subsidiary as of June 30, 1999 and 1998, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended June 30, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements described above present fairly, in all material respects, the consolidated financial position of HFB Financial Corporation and subsidiary as of June 30, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1999, in conformity with generally accepted accounting principles.

As discussed in the notes to the consolidated financial statements, the Company changed its method of accounting for deferred compensation agreements (Rabbi Trusts) during the year ended June 30, 1999.

OLIVE LLP

Evansville, Indiana
July 23, 1999

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

                               GENERAL INFORMATION

INDEPENDENT CERTIFIED            ANNUAL MEETING                           ANNUAL REPORT ON FORM 10-KSB
PUBLIC ACCOUNTANTS               The 1999 Annual Meeting of Stockholders  A copy of the Company's Annual Report on
Olive LLP                        will be held on October 19, 1999 at 2:00 Form 10-KSB for the fiscal year ended
20 N. W. Third Street            p.m.                                     June 30, 1999, as filed with the
Evansville, Indiana  47708       at the Pine Mountain State Resort        Securities and Exchange Commission, will
                                 Park, Pineville, Kentucky.               be furnished without charge to
                                                                          stockholders as of the record date for
GENERAL COUNSEL                  TRANSFER AGENT AND REGISTRAR             the 1999 Annual Meeting upon written
Joseph Coker                     Reliance Trust Company                   request to the Chief Financial Officer,
P. O. Box 134                    950 East Paces Ferry Road                HFB Financial Corporation, 1602
Jacksboro, Tennessee  37757      Suite 2840                               Cumberland Avenue, Middlesboro, Kentucky.
                                 Atlanta, Georgia  30326

SPECIAL COUNSEL
Kutak Rock
Suite 1000
1101 Connecticut Ave., N.W.
Washington, D.C.  20036-4374