Form 10KSB, Exhibit 13
period 2000-06-30
HFB FINANCIAL CORP
filed 2000-09-28
CIK 892157

LETTER TO STOCKHOLDERS
-------------------------------------------------------------------------------










To Our Shareholders:

Fiscal year 2000 has been a challenging one for us as competition for deposits has increased significantly. For the year ended June 30, 2000, the Company earned $1,442,000 compared to $1,240,000 for the year ended June 30, 1999. Basic earnings per share were $1.09 and diluted earnings per share were $1.08 for the twelve month period ended June 30, 2000, compared to $.94 and $.93, respectively, for the twelve months ended June 30, 1999. Total assets increased by $14.5 million to $205.2 million at June 30, 1999.

Looking forward, we are committed to improving our earnings with our primary focus on creating shareholder value. In addition, I am pleased to announce that your Board of Directors declared a semi-annual dividend of $0.19 per share to all shareholders of record as of September 15, 2000 and payable September 30, 2000.

We are grateful for your continued support.



/s/David B. Cook
----------------
David B. Cook
President and CEO

FINANCIAL HIGHLIGHTS

                              Results of Operations


------------------------------------------------------------------------------------------------------
                                                                                       Change
                                                                            ------------------------
Year Ended June 30                            2000             1999          Amount         Percent
------------------------------------------------------------------------------------------------------
                                                            (Dollars in Thousands)
Interest income                            $ 14,396         $ 13,558        $    838          6.18%
Interest expense                              8,265            8,018             247          3.08
Net interest income                           6,131            5,540             591         10.67
Provision for loan losses                      (437)             253            (690)      (272.73)
Net interest income after provision
    for loan losses                           6,568            5,287           1,281         24.23
Other income                                    361              324              37         11.42
Other expenses                                4,699            3,715             984         26.49
Income taxes                                    788              656             132         20.12
Net income                                    1,442            1,240             202         16.29



                               Financial Position

                                                                                    Change
                                                                       -------------------------------------
June 30                                 2000             1999               Amount            Percent
------------------------------------------------------------------------------------------------------------
                                                                                (Dollars in Thousands)
Total assets                        $  205,211        $  190,730        $   14,481             7.59%
Net loans                              131,394           120,742            10,652             8.82
Investment securities
    Available for sale                  36,672            37,299              (627)           (1.68)
    Held to maturity                    24,697            21,998             2,699            12.27
Deposits                               172,537           153,988            18,549            12.05
Stockholders' equity                    17,986            17,751               235             1.32

Number of Shares Outstanding         1,295,347         1,321,182           (25,835)           (1.96)


SELECTED FINANCIAL AND OTHER DATA
--------------------------------------------------------------------------------


June 30                                 2000          1999            1998           1997              1996
----------------------------------------------------------------------------------------------------------------
                                              (Dollar amounts in thousands, except per share amount)
Financial Position
    Assets                           $205,211        $190,730        $176,437        $159,457        $146,248
    Loans, net                        131,394         120,742         116,171         104,984          95,974
    Investments
        Available for sale             36,672          37,299          26,905          25,113          20,838
        Held to maturity               24,697          21,998          20,547          20,207          19,834
    Deposits                          172,537         153,988         144,881         133,203         126,742
    Short-term borrowings and
        long-term debt                 12,928          17,098          12,162           8,221           2,650
    Stockholders' equity               17,986          17,751          17,987          16,567          15,572



Year Ended June 30                            2000             1999           1998               1997          1996
-------------------------------------------------------------------------------------------------------------------------
                                                   (Dollar amounts in thousands, except per share amount)
Operating Results
    Interest income                        $ 14,396         $ 13,558         $ 12,979         $ 11,692         $ 10,479
    Interest expense                         (8,265)          (8,018)          (7,322)          (6,510)          (6,024)
                                                                                                               --------
    Net interest income                       6,131            5,540            5,657            5,182            4,455
    Provision for loan losses                   437             (253)            (274)            (138)             (35)
                                                                                                               --------
    Net interest income after
        provision for loan losses             6,568            5,287            5,383            5,044            4,420
    Other income
        Net realized gain (loss) on
           trading securities                  (163)            (141)             159              307               (3)
        Other                                   524              465              502              439              359
    Other expenses                           (4,699)          (3,715)          (3,750)          (4,161)          (3,456)
                                                                                                               --------
    Income before income tax                  2,230            1,896            2,294            1,629            1,320
    Income taxes                               (788)            (656)            (791)            (591)            (473)
                                                                                                               --------

    Net income                             $  1,442         $  1,240         $  1,503         $  1,038         $    847
                                                                                                               ========

    Basic earnings per share (1)(2)        $   1.09         $    .94         $   1.16         $    .82         $    .66
    Diluted earnings per share                 1.08              .93             1.13              .80              .63
    Book value per share                      13.89            13.43            13.76            12.82            12.28


 (1) Years before 1997 adjusted to reflect a 5-for-3 stock split on June 30, 1997.
 (2)     Years before 2000 adjusted for a 20% stock dividend on June 19, 2000.


Year Ended June 30                                   2000              1999              1998              1997              1996
------------------------------------------------------------------------------------------------------------------------------------
                                                               (Dollar amounts in thousands, except per share amount)
Other Data
Average interest rate spread                         2.92%             2.69%             3.12%             3.06%             2.92%
Net yield on average interest-earning assets         3.24              3.09              3.52              3.49              3.36
Return on average assets                              .73               .67               .90               .68               .61
Return on average stockholders' equity               8.07              6.85              8.70              6.60              5.45
Equity as a percent of year-end assets               8.78              9.32             10.20             10.39             10.65
Non-interest expense as a percent of
    average assets                                   2.38              2.02              2.22              2.71              2.33
Non-performing assets to total assets                1.25              1.02               .52               .27               .45
Ratio of allowance for loan losses to
    gross loans                                       .49               .99               .83               .67               .68
Dividend payout ratio                               32.98             39.74             29.94             39.89             45.77
Number of
    Real estate loans outstanding                   1,996             2,249             2,077             2,033             1,959
    Deposit accounts                               16,609            14,802            14,945            14,161            13,465
    Full service offices                                4                 3                 3                 3                 3

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

The Bank. Home Federal was incorporated in 1920 as a Kentucky-chartered building and loan association known as Peoples Building and Loan. The Bank converted to a federal savings and loan association and obtained federal insurance of accounts in 1961 and became a federally-chartered mutual savings bank, Home Federal Savings Bank, in 1985. The Bank changed to its current name, Home Federal Bank, Federal Savings Bank, in 1990. The Bank completed its conversion from mutual to stock form on December 28, 1992. The Bank operates through one full service office in the southeastern Kentucky community of Middlesboro, two full service offices in the southeastern Kentucky community of Harlan, and one full service office in the East Tennessee community of New Tazewell.

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

MARKET INFORMATION
--------------------------------------------------------------------------------


Trading in the Common Stock. The Company's common stock became listed for trading, as of June 19, 2000, on the NASDAQ SmallCap Market under the symbol "HFBA". There are currently 1,294,347 shares of the common stock outstanding and approximately 400 holders of record of the common stock (not including shares held in "street name").

The following table sets forth certain information as to the range of the high and low bid prices for the Company's common stock for the calendar quarters indicated:

                           High Bid (1)         Low Bid (1)     Dividends Paid
                        --------------------------------------------------------
Fiscal 1999
    First quarter             $20.000             $18.000             $.22
    Second quarter             21.000              19.125
    Third quarter              20.000              13.452              .23
    Fourth quarter             13.452              11.458

Fiscal 2000
    First quarter             $11.667             $11.458              .21
    Second quarter             12.550              11.667
    Third quarter              11.667               8.750              .22
    Fourth quarter             13.875              11.042


(1) Quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

The latest bid price as of August 25, 2000 was $11.00.

Dividend Restrictions. Under regulations of the OTS, the Bank is not permitted to pay dividends on its capital stock if its regulatory capital would thereby be reduced below regulatory capital requirements.

Additionally, an OTS regulation restricts the Bank's ability to make capital distributions, including payment of dividends. The regulation provides that an institution meeting its capital requirements, both before and after its proposed capital distribution, may generally distribute net income to date during the year, plus retained income for the preceding two years. The regulation provides more significant restrictions on payment of dividends in the event that the capital requirements are not met. The Bank's regulatory capital exceeded OTS requirements at June 30, 2000.

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

ASSET/LIABILITY MANAGEMENT
--------------------------------------------------------------------------------


Key components of a successful asset/liability strategy are the monitoring and managing of interest rate sensitivity of both the interest-earning asset and interest-bearing liability portfolios. Home Federal has employed various strategies intended to minimize the adverse effect of interest rate risk on future operations by providing a better match between the interest rate sensitivity between its assets and liabilities. In particular, the Bank's strategies are intended to stabilize net interest income for the long term by protecting its interest rate spread against increases in interest rates. Such strategies include the origination for portfolio of adjustable-rate mortgage loans secured by one-to-four family residential real estate and the origination of consumer and other loans with greater interest rate sensitivities than long-term, fixed-rate residential mortgage loans. At June 30, 2000, approximately 80% of the loans in the Bank's mortgage loan portfolio were adjustable-rate mortgages. The Bank has used excess funds to invest in various short-term investments, including mortgage-backed securities, with terms of 7 years or less, U. S. Government Treasury and agency securities with terms of 15 years or less and other short-term investments.

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


INTEREST RATE SENSITIVITY
--------------------------------------------------------------------------------


Net portfolio value (NPV) analysis provides a quantification of interest rate risk. In essence, this approach calculates the difference between the present value of liabilities, expected cash flows from assets and cash flow from off-balance-sheet contracts. Under OTS regulations, an institution's "normal" level of interest rate risk in the event of an immediate and sustained 200 basis point change in interest rates is a decrease in the institution's NPV in an amount not exceeding 2% of the present value of its assets. Savings associations with over $300 million in assets or less than a 12% risk-based capital ratio are required to file OTS Schedule CMR, which is used by the OTS to calculate changes in NPV and the related level of interest rate risk. Institutions, which do not meet either of the filing requirements, such as the Bank, are not required to file a CMR. Pursuant to this regulation, thrift institutions with greater than "normal" interest rate exposure must take a deduction from their total capital available to meet their risk-based capital requirement. The amount of that deduction is one-half of the difference between (a) the institution's actual calculated exposure to the 200 basis point interest rate increase or decrease (whichever results in the greater pro forma decrease in NPV) and (b) its "normal" level of exposure which is 2% of the present value of its assets.

At June 30, 2000, 2% of the present value of the Bank's assets was approximately $4.1 million, which was less than $9.1 million, the decrease in NPV resulting from a 200 basis point change in interest rates. As a result, if the rule were in effect and were applicable to the Bank, it would have been required to make a $5.0 million deduction from total capital in calculating its risk-based capital requirement, although the Bank's capital would have remained in excess of regulatory minimums.

The following table sets forth, as of June 30, 2000, the estimated changes in the Bank's NPV (i.e., the present value of expected cash flows from assets, liabilities and off-balance-sheet contracts).


                              Net Portfolio Equity
                             (Dollars in Thousands)

  Change in Interest
 Rates (Basis Points)   Estimated NPV      Amount of Change   Percent of Change
-------------------------------------------------------------------------------

        +300             $  5,081              $(13,616)            (73)%
        +200                9,638                (9,058)            (48)
        +100               14,170                (4,526)            (24)
           0               18,696
        -100               22,383                 3,687              20
        -200               24,479                 5,783              31
        -300               25,889                 7,192              38

As noted above, the market value of the Bank's net assets would be anticipated to decline significantly in the event of certain designated increases in interest rates. For instance, in the event of a 200 basis point increase in interest rates, NPV is anticipated to fall by $9.1 million, or 48%. Conversely, a 200 basis point decrease in interest rates is anticipated to cause a $5.8 million, or 31%, increase in NPV. Subject to market conditions, management intends to continue to restructure the Bank's assets and liabilities over time to attempt to better manage the Bank's NPV volatility.

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

FINANCIAL CONDITION
--------------------------------------------------------------------------------


The Corporation's assets increased by 7.6% to $205.2 million at June 30, 2000 compared to $190.7 million at June 30, 1999. The majority of this increase is reflected in investment securities and loans receivable, which was primarily funded by an increase in deposits and long-term debt.

Cash and due from banks decreased by $402,000 to $3.2 million at June 30, 2000 from $3.6 million at June 30, 1999, primarily due to increased lending and investment activities.

The Company maintains a portfolio of trading account securities, which is comprised of common stocks of other financial institutions. The portfolio was $759,000 at June 30, 2000 compared to $1.015 million at June 30, 1999. The decrease of $256,000 was attributable to the liquidation of stocks and a decline in market value during the year ended June 30, 2000.

The Bank augments its lending activities and increases its asset yields to significant extent by investing in investment securities such as mortgage-backed securities "MBSs", U.S. Government securities and municipal securities. During the year ended June 30, 2000, management purchased $16.2 million in investment securities. Most of these purchases were funded from proceeds from called and maturing investment securities, principal collected on MBSs and investments and funds from the purchase of $17.1 million in deposits from National City Bank of Kentucky. A portion of these purchases include a $2.0 million growth strategy funded by long-term debt used to purchase municipal securities. At June 30, 2000, the balance of investment securities available for sale, "AFS" was $36.7 million with a net unrealized loss of $1.9 million and the balance of investment securities held to maturity, "HTM" was $24.7 million with a market value of $23.5 million.

During the year ended June 30, 2000, total loans receivable, net increased 8.9% to $131.4 million compared to $120.7 million at June 30, 1999.

At June 30, 2000, allowance for loan losses was $645,000 or .49% of loans receivable compared to $1.2 million or .99% of loans receivable at June 30, 1999. During fiscal year 2000, the Bank had net charge-offs of $130,000. The allowance was reduced by $494,000 as the result of more than favorable collections on impaired loans with a provision. Provisions to the allowance of $57,000 and the reduction of $494,000 resulted in a net decrease of $437,000. Currently the Bank has reserved $293,000 for impaired loans totaling $1.6 million.

Premises and equipment increased by $1.5 million to $3.9 million at June 30, 2000 from $2.4 million at June 30, 1999 as the result of the construction of the Banks new annex facility at its main office in Middlesboro, Kentucky. In addition, a new telephone system was purchased and the Bank's intra-net was installed.

Other assets increased by $816,000 to $1,319,000 at June 30, 2000 from $503,000 at June 30, 1999 primarily due to a balance of $367,000 in unamortized premiums resulting from the purchase of a branch operation in Harlan, Kentucky in October 1999. The Bank purchased $17.1 million in deposits from National City Bank of Kentucky for a premium of $459,000.

Total deposits increased $18.5 million to $172.5 million at June 30, 2000 from $154.0 million at June 30, 1999. During the year ended June 30, 2000, CDs increased $14.5 million and NOW accounts and other demand accounts increased $3.2 million and savings and money market deposit accounts increased by $800,000. Most of this increase was attributable to the purchase of $17.1 million in deposits from National City Bank in October 1999.

--------------------------------------------------------------------------------
Short-term debt decreased by $6.1 million to $400,000 at June 30, 2000 from $6.5 million at June 30, 1999 as the result of using funding from the liquidity created by the purchase of deposits from National City Bank.

Long-term debt increased $1.9 million to $12.5 million at June 30, 2000 from $10.6 million at June 30, 1999 primarily as the result of a $2.0 million Federal Home Loan Bank advance, which was used to purchase municipal securities.

The Bank's regulatory liquidity ratio was 40.1% at June 30, 2000 as compared to 27.40% at June 30, 1999. At June 30, 2000 the Bank met all the fully phased-in regulatory capital requirements under FIRREA. Tangible, core and risk-based capital ratios were 8.6%, 8.6% and 18.3%, respectively at June 30, 2000 as compared to 9.0%, 9.0% and 21.4% at June 30, 1999.


COMPARISON OF YEAR ENDED JUNE 30, 2000 TO YEAR ENDED JUNE 30, 1999
-------------------------------------------------------------------------------


General. Net income increased by $202,000 to $1.442 million for the fiscal year ended June 30, 2000 from $1.240 million for the fiscal year ended June 30, 1999. The primary reasons for the increase were a $591,000 increase in net interest income, $690,000 decrease in the provision for loan losses and a $37,000 increase in non-interest income offset by a $984,000 increase in noninterest expense and a $132,000 increase in income tax expense.

Net Interest Income. Net interest income increased to $6.131 million for fiscal 2000 from $5.540 million for fiscal 1999. The increase was primarily due to an increase in the interest rate spread, as the cost of interest-bearing liabilities declined by 20 basis points during fiscal 2000.

Interest Income. Interest income for the fiscal years ended June 30, 2000 and June 30, 1999, was $14.396 million and $13.558 million, respectively. The increase in fiscal 2000 over fiscal 1999 was due primarily to an increase in the average balance of interest earning assets. Yields on such assets were 7.60% in fiscal 2000 compared to 7.57% in fiscal 1999.

Average interest-earning assets were $189.4 million and $179.0 million for the fiscal years ended June 30, 2000 and June 30, 1999, respectively. The increase in the average balance of interest-earning assets was primarily due to an increase in investment securities and an increase in loan originations.

Interest Expense. Interest expense for fiscal 2000 and 1999, was $8.3 and $8.0 million, respectively. The increase in interest expense of $247,000 in fiscal 2000 over fiscal 1999 was due primarily to an increase in the average balance of interest-bearing liabilities from $164.2 million in fiscal 1999 to $176.5 million in fiscal 2000. Although interest expense increased due to increased volume, the cost of interest-bearing liabilities decreased to 4.68% for fiscal 2000 from 4.88% in fiscal 1999. The average balance of interest-bearing liabilities increased due to increased deposits and was used to fund loan demand and increases in the investment portfolio.

Provision for Loan Losses. The provision for loan losses for the fiscal years ended June 30, 2000 and 1999 was $(437,000) and $253,000, respectively. The decrease of $690,000 was primarily due to unanticipated collections on loans, that, at June 30, 1999 were impaired with specific allowances included in the allowance for loan losses. The provision was determined by Management's evaluation of the adequacy of the allowance for loan losses including consideration of recoveries of loans previously charged off, the perceived risk exposure among loan types, actual loss experience, delinquency rates, and current economic conditions.
-------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Other Income. Other income for fiscal 2000 was $361,000 compared to $324,000 for fiscal 1999, an increase of $37,000. The increase is primarily the result of a $10,000 increase in service charges for deposit accounts, a $31,000 decrease in other customer fees and an increase of $87,000 in other income, offset by a $22,000 increase in losses on trading account securities and a $7,000 decrease in net realized gain on sales of available-for-sale securities.

Other Expenses. Other expenses increased $984,000 from $3.715 million for fiscal 1999 to $4.699 million for fiscal 2000. Salaries and employee benefits increased by $362,000, primarily the result of an increase of $242,000 in general compensation expense and a $25,000 increase in benefit expense. These expenses increased due to the addition of new employees from the Harlan branch acquisition, the employment of an executive officer and normal annual increases. In addition, there was a $95,000 decrease in the amount of loan origination fees deferred related to compensation expense net of the amount amortized in the current period.

Occupancy expense increased $100,000 due to an increase of $41,000 in leasehold expense, an increase of $41,000 in repairs and maintenance, an increase of $13,000 in taxes and insurance and an increase of $5,000 in depreciation expense. Increases in leasehold expense included $27,000 for the rental of the Harlan facility from National City Bank and an annual increase of $14,000 for the other Harlan office due to increase floor space and improvements. Maintenance and repairs, taxes and insurance increased due to the addition of more facilities.

Equipment expenses increased $49,000, primarily as the result of higher depreciation. The Bank purchased new equipment for its new annex building during the fiscal year ended June 30, 2000.

Data processing expenses increased $42,000 during fiscal 2000 due to the conversion and addition of the new Harlan branch.

Deposit insurance expense decreased $25,000 due to a reduction in premium rates. Professional services increased $186,000 primarily as the result of fees paid to consultants for assistance in developing a sales culture for the Bank. The process has been extensive and has resulted a complete reorganization of the Bank's staff.

Advertising expense increased $109,000 as the result of a new advertising campaign launched during fiscal 2000.

Other expense increased $150,000, primarily due to $93,000 of goodwill amortization for the purchase of intangibles related to the Harlan branch purchase. Printing expense increased $17,000, directors' fees increased $19,000, telephone expense increased $23,000 and all other categories of other expenses net decreased by $2,000.

Income Tax Expense. Income taxes increased by $132,000 to $788,000 for fiscal 2000 compared to $656,000 for fiscal 1999 due to higher earnings.

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

Interest Expense. Interest expense for fiscal 1999 and 1998, was $8.0 million and $7.3 million, respectively. The increase in interest expense of $696,000 in fiscal 1999 over fiscal 1998 was due primarily to an increase in the average balance of interest-bearing liabilities from $147.9 million in fiscal 1998 to $164.2 million in fiscal 1999. Although interest expense increased due to increased volume, the Company's cost of funds on deposits decreased to 4.83% in fiscal 1999 from 4.88% in fiscal 1998. The cost of borrowed funds decreased to 5.44% in fiscal 1999 from 5.91% in fiscal 1998. The average balance of interest-bearing liabilities increased due to increased deposits and increased borrowings used primarily to fund increases in the investment portfolio and also to fund loan demand.

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

-------------------------------------------------------------------------------
Other Expenses. Other expenses decreased $35,000 from $3.750 million for fiscal 1998 to $3.715 million for fiscal 1999. Salaries and employee benefits decreased by $74,000 primarily as the result of an increase of $105,000 in deferred loan origination costs related to compensation expense. General compensation expense increased $85,000 due to normal increases. ESOP expense decreased $30,000 due to the loan to purchase shares for the plan being paid off in fiscal 1998 and employee education expense decreased $24,000 due to the cost of training resulting from the Bank's conversion to a new data processor in fiscal 1998. Occupancy expense increased $5,000 primarily due to higher property tax expense. Equipment expense increased $1,000 due to increased repair and maintenance costs offset by lower depreciation expense. Data processing expense decreased $78,000 primarily due to one-time costs associated with the Bank's conversion to a new data processor during fiscal 1998. Deposit insurance expense increased by $3,000 as the result of increased deposits. Legal and professional expense increased $32,000 due to higher legal fees. Advertising expense decreased $20,000 and state franchise and deposit tax increased $24,000 due to increased deposits and a higher apportionment for state franchise and excise tax. Other expense increased $71,000. This was primarily due to a $27,000 increase in postage expense and a $47,000 increase in other services and fees. Postage expense increased due to bringing the Bank's statement rendering operation in-house and other services and fees increased due to the implementation of check imaging services with the Federal Reserve Bank.

Income Tax Expense. Income taxes decreased by $135,000 to $656,000 for fiscal 1999 compared to $791,000 for fiscal 1998 due to lower earnings.

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

                                                                          2000                               1999
                                                       --------------------------------------------------------------------------
                                                                                     Average
                                                        Average                      Yield/        Average
Year Ended June 30                                      Balance     Interest          Cost         Balance         Interest
---------------------------------------------------------------------------------------------------------------------------------
                                                                                  (Dollars in Thousands)
Interest-earning assets
    Loans, net (1)                                        $124,003       $10,218       8.24%        $121,817          $10,030
    Investment securities                                   62,882         4,062       6.46           51,493            3,229
    FHLB stock and deposits
        with financial institutions                          2,538           116       4.57            5,716              299
                                                       ------------------------------           ---------------------------------

           Total interest-earning assets                  $189,423       $14,396       7.60%        $179,026          $13,558
                                                       ==============================           =================================

Interest-bearing liabilities
    Deposits                                              $163,325      $  7,549       4.62%        $149,288         $  7,207
    Short-term borrowings and long-
        term debt                                           13,196           716       5.43           14,918              811
                                                       ------------------------------           ---------------------------------

           Total interest-bearing liabilities             $176,521      $  8,265       4.68%        $164,206         $  8,018
                                                       ==============================           =================================

Net interest income                                                     $  6,131                                     $  5,540
                                                                    =================                          ==================

Interest rate spread                                                                   2.92%
                                                                                    =============

Net yield on interest-earning assets                                                   3.24%
                                                                                    =============

Ratio of average interest-earning assets to average
    interest-bearing liabilities                                                     107.31%
                                                                                    =============


                                                        1999                       1998
                                                      ------------------------------------------------------
                                                        Average                                  Average
                                                        Yield/     Average                       Yield/
Year Ended June 30                                       Cost      Balance       Interest         Cost
------------------------------------------------------------------------------------------------------------

Interest-earning assets
    Loans, net (1)                                        8.23%      $110,906        $  9,768      8.81%
    Investment securities                                 6.27         44,829           2,911      6.49
    FHLB stock and deposits
        with financial institutions                       5.23          5,098             300      5.88
                                                                 -------------------------------

           Total interest-earning assets                  7.57%      $160,833         $12,979      8.07%
                                                                 ===============================

Interest-bearing liabilities
    Deposits                                              4.83%      $137,533        $  6,708      4.88%
    Short-term borrowings and long-
        term debt                                         5.44         10,397             614      5.91
                                                                 -------------------------------

           Total interest-bearing liabilities             4.88%      $147,930        $  7,322      4.95%
                                                                 ===============================

Net interest income                                                                  $  5,657
                                                                               =================

Interest rate spread                                      2.69%                                    3.12%
                                                      ============                             =============

Net yield on interest-earning assets                      3.09%                                    3.52%
                                                      ============                             =============

Ratio of average interest-earning assets to average
    interest-bearing liabilities                        109.03%                                  108.72%
                                                      ============                             =============



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


                                                          2000 vs. 1999                           1999 vs. 1998
                                             ---------------------------------------------------------------------------------
                                                   Increase (Decrease) Due to                Increase (Decrease) Due to
                                             ---------------------------------------------------------------------------------
                                                                   Rate/                                    Rate/
Year Ended June 30                            Volume    Rate      Volume   Total     Volume       Rate      Volume     Total
------------------------------------------------------------------------------------------------------------------------------
                                                                          (Dollars in Thousands)
Interest income
    Loans receivable (1)                       $180    $   8                $188      $961       $(636)      $(63)     $262
    Investment securities                       714       97        $22      833       433        (100)       (15)      318
    Other dividend income and deposits
        with financial institutions            (166)     (38)        21     (183)       36         (33)        (4)       (1)
                                             ---------------------------------------------------------------------------------
           Total interest-earning assets        728       67         43      838     1,430        (769)       (82)      579
                                             ---------------------------------------------------------------------------------

Interest expense
    Deposits                                    678     (306)       (29)     343       573         (68)        (6)      499
    Short-term borrowings and long-
        term debt                               (94)      (2)                (96)      267         (49)       (21)      197
                                             ---------------------------------------------------------------------------------
           Total interest-bearing liabilities   584     (308)       (29)     247       840        (117)       (27)      696
                                             ---------------------------------------------------------------------------------

Change in net interest income                  $144     $375        $72     $591      $590       $(652)      $(55)    $(117)
                                             =================================================================================

(1)   For  purposes  of  calculating  volume,  rate and  rate/volume  variances,
      nonaccrual   loans  were   included   in  the   weighted-average   balance
      outstanding.

LIQUIDITY AND CAPITAL RESOURCES
--------------------------------------------------------------------------------


The Company's primary source of liquidity is dividends paid by the Bank. The Bank, as a stock savings institution, is subject to certain regulatory limitations with respect to the payment of dividends to the Company. See "Market Information-Dividend Restrictions". Prior to 1998, the Company repurchased shares of its common stock in order to improve earnings per share and return on stockholders' equity. To date, the Company has repurchased 278,935 of its shares (as restated for a 20% stock dividend on June 19, 2000 and a 5-for-3 stock split on June 30, 1997) of common stock at a cost of $2.4 million.

Home Federal's capital ratios are substantially in excess of regulatory capital requirements. At June 30, 2000, the Bank's tangible and core capital amounted to 8.6% of total adjusted assets, or 7.1% and 5.6%, respectively, in excess of the Bank's current 1.5% tangible and 3.0% core capital requirements. Additionally, the Bank's risk-weighted capital to risk-weighted assets ratio was 18.3% at June 30, 2000, or 10.3% in excess of the Banks 8.0% risk-based capital requirement.

Home Federal's principal sources of funds for operations are deposits from its primary market area, principal and interest payments on loans and mortgage-backed securities and proceeds from maturing investment securities. In addition, as a member of the FHLB of Cincinnati, the Bank is eligible to borrow funds from the FHLB of Cincinnati in the form of advances.

Home Federal is required by OTS regulations to maintain minimum levels of specified liquid assets which are currently equal to 5% of deposits and short-term borrowings. Such investments serve as a source of liquid funds which the Bank may use to meet deposit withdrawals and other short-term needs. The Bank's most liquid assets are cash and cash equivalents, which are short-term, highly liquid investments with original maturities of three months or less that are readily convertible to known amounts of cash. The levels of such assets are dependent upon the Bank's operating, financing and investment activities at any given time. In recent years, the Bank has maintained higher levels of liquid assets than required by regulation. Management believes that the liquidity levels maintained are fully adequate to meet potential deposit outflows, loan demand and normal operations. Home Federal's liquidity ratio at June 30, 2000 was approximately 40.1%.

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

                    HFB FINANCIAL CORPORATION AND SUBSIDIARY

                           Consolidated Balance Sheet


June 30                                                                                  2000                  1999
------------------------------------------------------------------------------------------------------------------------------
Assets
    Cash and due from banks                                                          $   3,171,389         $   3,573,139
    Trading assets, at fair value                                                          758,570             1,014,808
    Investment securities
        Available for sale                                                              36,672,364            37,298,664
        Held to maturity (fair value of $23,505,716 and $21,508,000)                    24,697,115            21,997,870
                                                                                ----------------------------------------------
               Total investment securities                                              61,369,479            59,296,534
    Loans, net of allowance for loan losses of $645,107 and $1,211,594                 131,393,748           120,741,798
    Premises and equipment                                                               3,871,340             2,432,475
    Federal Home Loan Bank stock                                                         1,419,700             1,346,800
    Interest receivable                                                                  1,908,022             1,821,970
    Other assets                                                                         1,318,620               502,876
                                                                                ----------------------------------------------

               Total assets                                                           $205,210,868          $190,730,400
                                                                                ==============================================

Liabilities
    Deposits
        Interest bearing                                                              $167,221,697          $152,971,687
        Noninterest bearing                                                              5,315,314             1,016,069
                                                                                ----------------------------------------------
               Totals                                                                  172,537,011           153,987,756
    Short-term borrowings                                                                  400,000             6,500,000
    Long-term debt                                                                      12,528,050            10,597,501
    Interest payable                                                                       850,771               733,041
    Other liabilities                                                                      908,629             1,161,055
                                                                                ----------------------------------------------
               Total liabilities                                                       187,224,461           172,979,353
                                                                                ----------------------------------------------

Stockholders' Equity
    Preferred stock, $1 par value
        Authorized and unissued--1,000,000 shares
    Common stock, $1 par value
        Authorized--5,000,000 shares
        Issued and outstanding--1,574,282 and 1,303,031 shares                           1,574,282             1,303,031
    Additional paid-in capital                                                           8,708,790             6,303,419
    Common stock acquired by Rabbi trusts for deferred
        compensation plans                                                                (515,623)             (639,767)
    Treasury stock, at cost--278,935 and 202,046 shares                                  (2,438,366)           (2,030,955)
    Retained earnings                                                                   11,843,918            13,501,715
    Accumulated other comprehensive loss                                                (1,186,594)             (686,396)
                                                                                ----------------------------------------------
               Total stockholders' equity                                               17,986,407            17,751,047
                                                                                ----------------------------------------------

               Total liabilities and stockholders' equity                             $205,210,868          $190,730,400
                                                                                ==============================================

See notes to consolidated financial statements.

                    HFB FINANCIAL CORPORATION AND SUBSIDIARY

                        Consolidated Statement of Income


Year Ended June 30                                                      2000                 1999                 1998
------------------------------------------------------------------------------------------------------------------------------
Interest Income
    Loans receivable                                                $10,217,744           $10,029,733      $  9,767,979
    Investment securities                                             4,062,065             3,228,779         2,911,288
    Other dividend income                                                33,560               115,142            87,085
    Deposits with financial institutions                                 82,436               184,062           212,868
                                                             -----------------------------------------------------------------
               Total interest income                                 14,395,805            13,557,716        12,979,220
                                                             -----------------------------------------------------------------

Interest Expense
    Deposits                                                          7,549,213             7,206,451         6,708,163
    Short-term borrowings                                               113,635               374,466           469,668
    Long-term debt                                                      602,176               436,840           144,100
                                                             -----------------------------------------------------------------
               Total interest expense                                 8,265,024             8,017,757         7,321,931
                                                             -----------------------------------------------------------------

Net Interest Income                                                   6,130,781             5,539,959         5,657,289
    Provision (adjustment) for loan losses                             (436,988)              252,876           273,721
                                                             -----------------------------------------------------------------

Net Interest Income After Provision for Loan Losses                   6,567,769             5,287,083         5,383,568
                                                             -----------------------------------------------------------------

Other Income
    Service charges for deposit accounts                                376,887               366,606           387,845
    Other customer fees                                                  58,072                89,369            72,738
    Net gain (loss) on trading securities                              (163,026)             (140,596)          158,642
    Net realized gain on sales of available-
        for-sale securities                                                                     7,122            13,614
    Other income                                                         88,765                 1,737            28,383
                                                             -----------------------------------------------------------------
               Total other income                                       360,698               324,238           661,222
                                                             -----------------------------------------------------------------

Other Expenses
    Salaries and employee benefits                                    2,106,928             1,744,475         1,818,476
    Net occupancy expenses                                              296,233               196,683           191,988
    Equipment expenses                                                  279,904               230,550           229,994
    Data processing fees                                                276,622               234,144           311,847
    Deposit insurance expense                                            61,900                87,091            84,129
    Legal and professional fees                                         381,220               195,040           162,686
    Advertising                                                         222,281               113,658           133,453
    State franchise and deposit taxes                                   156,743               145,606           121,915
    Other expenses                                                      916,976               767,282           695,868
                                                             -----------------------------------------------------------------
               Total other expenses                                   4,698,807             3,714,529         3,750,356
                                                             -----------------------------------------------------------------

Income Before Income Tax                                              2,229,660             1,896,792         2,294,434
    Income tax expense                                                  787,949               656,503           791,360
                                                             -----------------------------------------------------------------

Net Income                                                         $  1,441,711          $  1,240,289      $  1,503,074
                                                             =================================================================

Basic Earnings Per Share                                                  $1.09                 $0.94             $1.16
                                                             =================================================================

Diluted Earnings Per Share                                                $1.08                 $0.93             $1.13
                                                             =================================================================


See notes to consolidated financial statements.

                    HFB FINANCIAL CORPORATION AND SUBSIDIARY

                 Consolidated Statement of Stockholders' Equity

                                                           Common Stock
                                                   -------------------------  Additional
                                                      Shares                   Paid-In         ESOP        MRP and        Rabbi
                                                   Outstanding      Amount     Capital         Debt*       SERP**         Trusts
                                                   ---------------------------------------------------------------------------------

Balances, July 1, 1997                               1,285,673   1,285,673    $6,094,551     $(125,422)     $(100,950)    $(283,259)
    Comprehensive income
        Net income
        Other comprehensive income, net of tax
           Unrealized gains on
               securities, net of
               reclassification adjustment

    Comprehensive income

    Cash dividends ($.43 per share)
    Stock issued upon exercise of
        stock options                                    6,021       6,021        30,105
    Reduction of ESOP debt                                                                       83,877
    Stock issued under MRP and SERP                                                                           100,950
    Stock purchased by Rabbi trusts                                                                                         (29,800)
    Tax benefit of employee benefit
        plans                                                                   71,292
                                                   ---------------------------------------------------------------------------------

Balances, June 30, 1998                              1,291,694   1,291,694     6,195,948       (41,545)                    (313,059)
    Comprehensive income
        Net income
        Other comprehensive income, net of tax
           Unrealized losses on
               securities, net of
               reclassification adjustment

    Comprehensive income

    Cash dividends ($.45 per share)
    Stock issued upon exercise of
        stock options                                   11,337      11,337        56,685
    Reduction of ESOP debt                                                                      41,545
    Stock purchased by Rabbi trusts                                                                                         (48,600)

    Tax benefit of employee benefit plans                                         50,786
    Stock withdrawn from Rabbi Trusts                                                                                         8,352
    Transitional fair value adjustment of Rabbi
        Trust shares, net of tax                                                                                           (371,815)
    Net change in fair value of Rabbi Trust shares,
        net of tax                                                                                                           85,355
                                                   ---------------------------------------------------------------------------------

Balances, June 30, 1999                              1,303,031   1,303,031     6,303,419                                   (639,767)

                                                                                   Accumulated
                                                                                     Other
                                                Comprehensive      Retained       Comprehensive    Treasury      Stockholders'
                                                    Income         Earnings        Income (Loss)     Stock            Equity
                                                --------------------------------------------------------------------------------

Balances, July 1, 1997                                            $11,717,514      $    9,875     $(2,030,955)    $16,567,027
    Comprehensive income
        Net income                                 $1,503,074       1,503,074                                       1,503,074
        Other comprehensive income, net of tax
           Unrealized gains on
               securities, net of
               reclassification adjustment            121,058                         121,058                         121,058
                                                --------------
    Comprehensive income                           $1,624,132
                                                ==============
    Cash dividends ($.43 per share)                                  (466,405)                                       (466,405)
    Stock issued upon exercise of
        stock options                                                                                                  36,126
    Reduction of ESOP debt                                                                                             83,877
    Stock issued under MRP and SERP                                                                                   100,950
    Stock purchased by Rabbi trusts                                                                                   (29,800)
    Tax benefit of employee benefit
        plans                                                                                                          71,292
                                                              ------------------------------------------------------------------

Balances, June 30, 1998                                              12,754,183       130,933     (2,030,955)      17,987,199
    Comprehensive income
        Net income                                 $1,240,289         1,240,289                                     1,240,289
        Other comprehensive income, net of tax
           Unrealized losses on
               securities, net of
               reclassification adjustment           (817,329)                       (817,329)                       (817,329)
                                                --------------
    Comprehensive income                          $   422,960
                                                ==============
    Cash dividends ($.45 per share)                                    (492,757)                                     (492,757)
    Stock issued upon exercise of
        stock options                                                                                                  68,022
    Reduction of ESOP debt                                                                                             41,545
    Stock purchased by Rabbi trusts                                                                                   (48,600)

    Tax benefit of employee benefit plans                                                                              50,786
    Stock withdrawn from Rabbi Trusts                                                                                   8,352
    Transitional fair value adjustment of Rabbi
        Trust shares, net of tax                                                                                     (371,815)
    Net change in fair value of Rabbi Trust shar
        net of tax                                                                                                     85,355
                                                              ------------------------------------------------------------------

Balances, June 30, 1999                                              13,501,715      (686,396)    (2,030,955)      17,751,047

                    HFB FINANCIAL CORPORATION AND SUBSIDIARY

                 Consolidated Statement of Stockholders' Equity
                                   (continued)


                                                         Common Stock
                                                 -----------------------   Additional
                                                    Shares                   Paid-In    ESOP     MRP and   Rabbi    Comprehensive
                                                 Outstanding   Amount        Capital    Debt*     SERP**   Trusts       Income
                                                 -----------------------------------------------------------------------------------

Balances, (brought forward) June 30, 1999         1,303,031   $1,303,031   $6,303,419                     $(639,767)
    Comprehensive income
        Net income                                                                                                    $1,441,711
        Other comprehensive income, net of tax
           Unrealized losses on
               securities                                                                                               (500,198)
                                                                                                                     --------------
    Comprehensive income                                                                                              $  941,513
                                                                                                                     ==============
    Cash dividends ($.43 per share)
    20% stock dividend with $1,216 paid in lieu
        of fractional shares                        262,279      262,279    2,360,511
    Stock issued upon exercise of
        stock options                                 8,972        8,972       44,860
    Purchase of treasury stock (30,400 shares)
    Stock withdrawn from Rabbi Trusts                                                                         8,352
    Net change in fair value of Rabbi Trust
        shares, net of tax                                                                                  115,792
                                                 -------------------------------------------------------------------

Balances, June 30, 2000                           1,574,282   $1,574,282   $8,708,790   $  0       $  0   $(515,623)
                                                 ===================================================================



                                                                         Accumulated
                                                                          Other                          Total
                                                    Retained       Comprehensive     Treasury      Stockholders'
                                                    Earnings       Income (Loss)       Stock           Equity
                                                 ---------------------------------------------------------------

Balances, (brought forward) June 30, 1999           $13,501,715      $  (686,396)    $(2,030,955)    $17,751,047
    Comprehensive income
        Net income                                    1,441,711                                       1,441,711
        Other comprehensive income, net of tax
           Unrealized losses on
               securities                                               (500,198)                       (500,198)

    Comprehensive income

    Cash dividends ($.43 per share)                   (475,502)                                         (475,502)
    20% stock dividend with $1,216 paid in lieu
        of fractional shares                        (2,624,006)                                           (1,216)
    Stock issued upon exercise of
        stock options                                                                                     53,832
    Purchase of treasury stock (30,400 shares)                                         (407,411)        (407,411)
    Stock withdrawn from Rabbi Trusts                                                                      8,352
    Net change in fair value of Rabbi Trust
        shares, net of tax                                                                               115,792
                                                 ---------------------------------------------------------------

Balances, June 30, 2000                            $11,843,918       $(1,186,594)    $(2,438,366)    $17,986,407
                                                 ===============================================================

*Employee Stock Ownership Plan (ESOP)

**Management Recognition Plan (MRP) and Supplemental Executive Retirement Plan
  (SERP)


See notes to consolidated financial statements.

                    HFB FINANCIAL CORPORATION AND SUBSIDIARY

                      Consolidated Statement of Cash Flows



Year Ended June 30                                                            2000             1999              1998
----------------------------------------------------------------------------------------------------------------------------
Operating Activities
    Net income                                                          $  1,441,711      $  1,240,289      $  1,503,074
    Adjustments to reconcile net income to net cash
        provided by operating activities
        Provision (adjustment) for loan losses                              (436,988)          252,876           273,721
        Depreciation and amortization
           Goodwill                                                           92,655
           Premises and equipment                                            292,876           267,702           217,587
           Cost of ESOP and MRP and SERP                                                        41,545           184,827
           Investment securities                                             (85,388)           33,996            32,336
        FHLB stock dividend                                                  (72,900)          (90,900)          (86,800)
        Investment security gains                                                               (7,122)          (13,614)
        Deferred income tax                                                  198,000           (28,000)          (27,000)
        Net change in
           Trading assets, at fair value                                     256,238          (179,501)          (39,752)
           Interest receivable                                               (86,052)         (414,069)         (333,619)
           Interest payable                                                  117,730           152,420            32,388
           Other assets                                                     (362,552)          (41,011)            4,494
           Other liabilities                                                (136,634)          278,432           (62,977)
                                                                     -------------------------------------------------------
               Net cash provided by operating activities                   1,218,696         1,506,657         1,684,665
                                                                     -------------------------------------------------------

Investing Activities
    Purchases of securities available for sale                            (8,346,396)      (24,954,517)       (9,722,516)
    Proceeds from maturities of securities available for sale              8,237,202         8,614,926         6,342,531
    Purchases of securities held to maturity                              (7,874,038)       (8,239,459)       (8,763,360)
    Proceeds from sales of securities available for sale                                     4,615,865         1,783,144
    Proceeds from maturities of securities held to maturity                5,211,053         6,808,811         8,399,235
    Net change in loans                                                  (10,214,962)       (4,823,921)      (11,460,088)
    Purchases of premises and equipment                                   (1,731,741)         (479,629)         (270,742)
    Acquisition of deposits (net of cash acquired)                          (459,423)
                                                                     -------------------------------------------------------
               Net cash used by investing activities                     (15,178,305)      (18,457,924)      (13,691,796)
                                                                     -------------------------------------------------------

                    HFB FINANCIAL CORPORATION AND SUBSIDIARY

                      Consolidated Statement of Cash Flows
                                   (continued)


Year Ended June 30                                                       2000                 1999             1998
--------------------------------------------------------------------------------------------------------------------------
Financing Activities
    Net change in
        Noninterest-bearing, interest-bearing and
           savings deposits                                        $  4,020,255       $      (64,074)     $    654,002
        Certificates of deposit                                      14,529,000            9,170,412        11,024,874
        Short-term borrowings                                        (6,100,000)                            (1,000,000)
    Proceeds of long-term debt                                        2,000,000            5,000,000         5,000,000
    Repayment of long-term debt                                         (69,451)             (64,097)          (59,155)
    Cash dividends                                                     (475,502)            (492,757)         (466,405)
    Purchase of stock                                                  (407,411)
    Sale of common stock                                                                      68,022            36,126
    Cash paid in lieu of fractional shares                               (1,216)
    Proceeds from exercise of stock options                              53,832
    Common stock acquired by Rabbi trusts                                                    (48,600)          (29,800)
    Common stock withdrawn from Rabbi trusts                              8,352                8,352
                                                                  --------------------------------------------------------
               Net cash provided by financing activities             13,557,859           13,577,258        15,159,642
                                                                  --------------------------------------------------------

Net Change in Cash and Cash Equivalents                                (401,750)          (3,374,009)        3,152,511

Cash and Cash Equivalents, Beginning of Year                          3,573,139            6,947,148         3,794,637
                                                                  --------------------------------------------------------

Cash and Cash Equivalents, End of Year                             $  3,171,389         $  3,573,139      $  6,947,148
                                                                  ========================================================

Additional Cash Flows Information
    Interest paid                                                  $  8,147,294         $  7,865,337      $  7,289,543
    Income tax paid                                                     690,254              305,864           914,762


See notes to consolidated financial statements.

                    HFB FINANCIAL CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements
                       (Table Dollar Amounts in Thousands)


Note 1 - Nature of Operations and Summary of Significant Accounting Policies

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

Investment Securities--Debt securities are classified as held to maturity when the Company has the positive intent and ability to hold the securities to maturity. Securities held to maturity are carried at amortized cost. Debt securities not classified as held to maturity or included in the trading account and marketable equity securities not classified as trading are classified as available for sale. Securities available for sale are carried at fair value with unrealized gains and losses reported separately in accumulated other comprehensive income, net of tax.

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

The determination of the adequacy of the allowance for loan losses is based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions. Management believes that as of June 30, 2000 the allowance for loan losses is adequate based on information currently available. A worsening or protracted economic decline in the area within which the Bank operates would increase the likelihood of additional losses due to credit and market risks and could create the need for additional loss reserves.

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

Earnings per share have been computed based upon the weighted average common shares (including ESOP shares) outstanding during each year. All share and per share amounts in prior years have been adjusted to reflect the effect of a 20% stock dividend paid during 2000.

Reclassifications  of  certain  amounts  in  the  1999  consolidated   financial
statements have been made to conform to the 2000 presentation.

HFB FINANCIAL CORPORATION AND SUBSIDIARY
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)


Note 2 -  Deposit Purchase

On October 15, 1999, the Bank purchased certain assets and assumed certain liabilities related to National City Bank's Harlan, Kentucky, location. The assets included $16,759,000 of cash and $12,000 of personal property. The liabilities consisted of $17,120,000 of customer deposits and $110,000 of other liabilities. A premium of $459,000 is being amortized, using an accelerated method, over seven years.


 Note 3 - Investment Securities


                                                                                  Gross               Gross
                                                             Amortized         Unrealized          Unrealized        Fair
                                                               Cost               Gains               Losses         Value
                                                         ---------------------------------------------------------------------
June 30, 2000
    Available for sale
        U. S. Treasury                                           $  2,497           $  3           $      (1)      $  2,499
        Federal agencies                                           21,431                             (1,220)        20,211
        Municipals                                                  1,018              8                              1,026
        Mortgage-backed securities                                 13,604              1                (669)        12,936
                                                         ---------------------------------------------------------------------
               Total available for sale                            38,550             12              (1,890)        36,672
                                                         ---------------------------------------------------------------------

    Held to maturity
        Federal agencies                                           13,201                               (665)        12,536
        Mortgage-backed securities                                 11,496             12                (538)        10,970
                                                         ---------------------------------------------------------------------
               Total held to maturity                              24,697             12              (1,203)        23,506
                                                         ---------------------------------------------------------------------

               Total investment securities                        $63,247            $24             $(3,093)       $60,178
                                                         =====================================================================

June 30, 1999
    Available for sale
        U. S. Treasury                                           $  4,491          $  54                           $  4,545
        Federal agencies                                           21,465              5             $  (774)        20,696
        Mortgage-backed securities                                 12,436             10                (388)        12,058
                                                         ---------------------------------------------------------------------
               Total available for sale                            38,392             69              (1,162)        37,299
                                                         ---------------------------------------------------------------------

    Held to maturity
        Federal agencies                                            7,731                               (221)         7,510
        Mortgage-backed securities                                 14,267             37                (306)        13,998
                                                         ---------------------------------------------------------------------
               Total held to maturity                              21,998             37                (527)        21,508
                                                         ---------------------------------------------------------------------

               Total investment securities                        $60,390           $106             $(1,689)       $58,807
                                                         =====================================================================

HFB FINANCIAL CORPORATION AND SUBSIDIARY
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)


The amortized cost and fair value of securities held to maturity and available for sale at June 30, 2000, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                 Held to Maturity                           Available for Sale
                                --------------------------------------------------------------------------------------------
                                     Amortized Cost               Fair                Amortized                Fair
June 30                                                           Value                Cost                    Value
----------------------------------------------------------------------------------------------------------------------------
Within one year                        $    500                $    498               $ 2,994                $ 2,987
One to five years                         4,150                   4,009                 3,110                  3,061
Five to ten years                         6,476                   6,197                12,831                 12,117
After ten years                           2,075                   1,832                 6,011                  5,571
                                --------------------------------------------------------------------------------------------
                                         13,201                  12,536                24,946                 23,736
Mortgage-backed securities               11,496                  10,970                13,604                 12,936
                                --------------------------------------------------------------------------------------------

           Totals                       $24,697                 $23,506               $38,550                $36,672
                                ============================================================================================


Securities with a carrying value of $9,697,000 and $11,766,000 were pledged at June 30, 2000 and 1999 to secure public deposits.

Proceeds from sales of securities available for sale during 1999 and 1998 were $4,615,865 and $1,783,144. Gross gains on those sales of $7,122 and $13,614 were realized in 1999 and 1998. There were no sales of securities available for sale during 2000.

Unrealized holding losses on trading securities of $170,992, $37,292 and $35,915 were included in earnings in 2000, 1999 and 1998.

HFB FINANCIAL CORPORATION AND SUBSIDIARY
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)


Note 4 - Loans and Allowance


June 30                                                                                   2000                     1999
-------------------------------------------------------------------------------------------------------------------------------
Commercial real estate and industrial loans                                            $  11,671                $  10,843
Real estate mortgage loans                                                               108,392                   92,203
Construction loans                                                                         6,690                   12,996
Consumer loans                                                                             5,286                    5,912
                                                                              -------------------------------------------------
                                                                                         132,039                  121,954
Allowance for loan losses                                                                   (645)                  (1,212)
                                                                              -------------------------------------------------

           Total loans                                                                  $131,394                 $120,742
                                                                              =================================================


Year Ended June 30                                              2000                    1999                     1998
-------------------------------------------------------------------------------------------------------------------------------
Allowance for loan losses
    Balances, beginning of year                                 $1,212               $   973                     $710
    Provision (adjustment) for losses                             (437)                  253                      274
    Recoveries on loans                                              3                     2
    Loans charged off                                             (133)                  (16)                     (11)
                                                        -----------------------------------------------------------------------

    Balances, end of year                                       $  645                $1,212                     $973
                                                        =======================================================================

Information on impaired loans is summarized below:


June 30                                                                                2000                         1999
-------------------------------------------------------------------------------------------------------------------------------

Impaired loans with an allowance                                                        $1,563                   $1,523
                                                                              =================================================

Allowance for impaired loans (included in the Company's
    allowance for loan losses)                                                          $  293                   $  812
                                                                              =================================================

Year Ended June 30                                                                     2000                         1999
-------------------------------------------------------------------------------------------------------------------------------

Average balance of impaired loans                                                       $1,211                   $1,812
Interest income recognized on impaired loans                                                27                       14
Cash-basis interest included above                                                          27


HFB FINANCIAL CORPORATION AND SUBSIDIARY
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)


Note 5 - Premises and Equipment


June 30                                                                        2000                1999
---------------------------------------------------------------------------------------------------------------
Land and improvements                                                          $1,226             $1,075
Buildings                                                                       2,284              1,410
Furniture and equipment                                                         1,832              1,642
Automobiles                                                                       135                104
                                                                  ----------------------------------------------
           Total cost                                                           5,477              4,231
Accumulated depreciation                                                       (1,606)            (1,799)
                                                                  ----------------------------------------------

           Net                                                                 $3,871             $2,432
                                                                  ==============================================


Note 6 - Deposits


June 30                                                                        2000                1999
----------------------------------------------------------------------------------------------------------------
Demand deposits                                                               $  17,323          $  13,600
Savings deposits                                                                  7,922              7,625
Certificates and other time deposits of $100,000 or more                         44,377             40,626
Other certificates and time deposits                                            102,915             92,137
                                                                  ----------------------------------------------

           Total deposits                                                      $172,537           $153,988
                                                                  ==============================================


Certificates and other time deposits maturing in years ending June 30

    2001                                                       $101,390
    2002                                                         37,956
    2003                                                          3,921
    2004                                                          2,902
    2005                                                          1,097
    Thereafter                                                       26
                                               ------------------------------

                                                               $147,292
                                               ==============================

HFB FINANCIAL CORPORATION AND SUBSIDIARY
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)


 Note 7 - Short-Term Borrowings and Line of Credit

In 2000 and 1999, the Company had available a 90-day revolving line of credit up to a maximum of $15,000,000 and $10,000,000. The line of credit bears interest at a daily variable rate which is set by the Federal Home Loan Bank.

At June 30, 2000 and 1999, the Company had drawn $400,000 and $6,500,000 on the line of credit.

This line of credit is  collateralized  by FHLB  stock and  single-family  first
mortgage  loans  with  aggregate   principal   balances  totaling  150%  of  the
outstanding amount or $600,000.


Note 8 - Long-Term Debt


June 30                                                                                    2000                   1999
-------------------------------------------------------------------------------------------------------------------------
Federal Home Loan Bank advances, variable
    rates, due at various dates through March 2010                                            $12,528           $10,598

These advances are collateralized by FHLB stock and single-family first mortgage loans with aggregate principal balances totaling 150% of the outstanding amount of advances or $18,792,000. Advances are subject to restrictions or penalties in the event of prepayment.

Maturities in years ending June 30


    2005                                     $ 2,500
    Thereafter                                10,028
                                    --------------------

                                             $12,528
                                    ====================

HFB FINANCIAL CORPORATION AND SUBSIDIARY
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)


Note 9 - Income Tax



Year Ended June 30                                                       2000         1999       1998
--------------------------------------------------------------------------------------------------------
Income tax expense
    Currently payable
        Federal                                                         $546         $659        $765
        State                                                             44           26          53
    Deferred
        Federal                                                          188          (44)        (35)
        State                                                             10           16           8
                                                                 ---------------------------------------

           Total income tax expense                                     $788         $657        $791
                                                                 =======================================

Reconciliation of federal statutory to actual tax expense
    Federal statutory income tax at 34%                                 $758         $645        $780
    Effect of state income taxes                                          36           28          40
    Other                                                                 (6)         (16)        (29)
                                                                 ---------------------------------------

           Actual tax expense                                           $788         $657        $791
                                                                 =======================================

HFB FINANCIAL CORPORATION AND SUBSIDIARY
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)


A cumulative net deferred tax asset is included in other assets. The components of the asset are as follows:

June 30                                                  2000          1999
------------------------------------------------------------------------------

Assets
    Deferred compensation                                $231          $299
    Unrealized loss on securities available for sale      691           406
    Deposit-based intangibles                              25
    Other                                                   5             1
                                                     -------------------------
               Total assets                               952           706
                                                     -------------------------

Liabilities
    Basis in FHLB stock                                  (312)         (276)
    Allowance for loan losses                            (188)          (88)
    Depreciation                                          (51)          (28)
                                                     -------------------------
               Total liabilities                         (551)         (392)
                                                     -------------------------

                                                         $401          $314
                                                     =========================

Retained earnings include approximately $2,096,000 for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions as of June 30, 1988 for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses including redemption of bank stock, payment of excess dividends, or loss of "bank" status, would create income for tax purposes only, which income would be subject to the then-current corporate income tax rate. At June 30, 2000, the unrecorded deferred income tax liability on the above amount was approximately $800,000.

HFB FINANCIAL CORPORATION AND SUBSIDIARY
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)


Note 10 -Other Comprehensive Income--Unrealized Gains (Losses) on Securities


                                                                                                2000
                                                                           -----------------------------------------------
                                                                           Before-Tax           Tax         Net-of-Tax
Year Ended June 30                                                           Amount           Benefit          Amount
--------------------------------------------------------------------------------------------------------------------------

Unrealized losses on securities:
    Unrealized holding losses arising during the year                          $(785)           $285         $(500)
                                                                           ===============================================


                                                                                                1999
                                                                           -----------------------------------------------
                                                                                                Tax
                                                                             Before-Tax       (Expense)     Net-of-Tax
Year Ended June 30                                                            Amount           Benefit        Amount
--------------------------------------------------------------------------------------------------------------------------

Unrealized gains (losses) on securities:
    Unrealized holding losses arising during the year                        $(1,275)           $462         $(813)
    Less: reclassification adjustment for gains realized in net income
                                                                                   7              (3)            4
                                                                           -----------------------------------------------

    Other comprehensive income--net unrealized
        losses on securities                                                 $(1,282)           $465         $(817)
                                                                           ===============================================

                                                                                                1998
                                                                           -----------------------------------------------

                                                                               Before-         Tax          Net-of-Tax
Year Ended June 30                                                           Tax Amount      Expense          Amount
--------------------------------------------------------------------------------------------------------------------------

Unrealized gains on securities:
    Unrealized holding gains arising during the year                            $190            $(60)         $130
    Less: reclassification adjustment for gains realized in net income
                                                                                  13              (4)            9
                                                                           -----------------------------------------------

    Other comprehensive income--net unrealized
        gains on securities                                                     $177            $(56)         $121
                                                                           ===============================================

HFB FINANCIAL CORPORATION AND SUBSIDIARY
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)


               Commitments and Contingent Liabilities

In the normal course of business there are outstanding commitments and contingent liabilities, such as commitments to extend credit and standby letters of credit, which are not included in the accompanying financial statements. The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments. The Bank uses the same credit policies in making such commitments as it does for instruments that are included in the consolidated balance sheet.

Financial instruments whose contract amount represents credit risk as of June 30 were as follows:

                                                   2000        1999
                                                 -------------------

Commitments to extend credit                     $3,016      $1,788
Commitments to purchase investments                           1,436
Standby letters of credit                           259         226

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


Note 12 - Dividends and Capital Restrictions

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

There are five capital categories defined in the regulations, ranging from well capitalized to critically undercapitalized. Classification of a bank in any of the undercapitalized categories can result in actions by regulators that could have a material effect on a bank's operations. At June 30, 2000 and 1999, the Bank is categorized as well capitalized and met all subject capital adequacy requirements. There are no conditions or events since June 30, 2000 that management believes have changed the Bank's classification.

HFB FINANCIAL CORPORATION AND SUBSIDIARY
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)


The Bank's actual and required capital amounts and ratios are as follows:


                                                                                      Required for             To Be Well
                                                              Actual               Adequate Capital1          Capitalized1
                                                  -------------------------------------------------------------------------------
                                                        Amount       Ratio        Amount      Ratio        Amount        Ratio
                                                  -------------------------------------------------------------------------------
As of June 30, 2000
    Total risk-based capital1 (to risk-
        weighted assets)                               $18,238       18.33%       $7,960       8.00%      $  9,950      10.00%
    Tier 1 capital1 (to risk-weighted assets)           17,638       17.77         3,980       4.00          5,970       6.00
    Core capital1 (to adjusted total assets)            17,638        8.59         8,214       4.00         10,267       5.00
    Core capital1 (to adjusted tangible assets)         17,638        8.56         4,123       2.00            N/A        N/A
    Tangible capital1 (to adjusted total assets)        17,638        8.59         3,080       1.50            N/A        N/A

As of June 30, 1999
    Total risk-based capital1 (to risk-
        weighted assets)                               $17,694       21.41%       $6,612       8.00%      $  8,265      10.00%
    Tier 1 capital1 (to risk-weighted assets)           17,138       20.74         3,306       4.00          4,959       6.00
    Core capital1 (to adjusted total assets)            17,138        9.02         7,604       4.00          4,132       5.00
    Core capital1 (to adjusted tangible assets)         17,138        8.98         3,816       2.00            N/A        N/A
    Tangible capital1 (to adjusted total assets)        17,138        9.02         2,851       1.50            N/A        N/A


(1)  As defined by regulatory agencies


Note 14 - Employee Benefit Plans

Pension Plan
The Company is a participant in a pension fund known as The Pentegra Group (formerly the Financial Institutions Retirement Fund). This plan is a multi-employer plan; separate actuarial valuations are not made with respect to each participating employer. Plan benefits are fully vested after five years of service and are based on an employee's years of service and a percentage of the employee's average salary, using the five highest consecutive years proceeding retirement. The Bank's funding policy is to make contributions to the plan equal to the amount accrued as pension expense. The Bank incurred no expense for the years ended June 30, 2000, 1999 or 1998.

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

The ESOP borrowed $505,890 from the Company to purchase 101,177 shares of HFB Financial Corporation common stock. The loan was paid off during the year ended June 30, 1999. The Bank's contributions for 2000, 1999 and 1998 were $21,489, $41,545 and $83,877, of which $21,489, $31,738 and $61,715 was charged to operations. For 1999 and 1998, the portions eliminated in consolidation were $1,060 and $7,914. No portions were eliminated for 2000. ESOP expense is determined by the shares allocated method. The number of shares released is determined by taking the number of shares before the allocation for the current plan year and multiplying by a fraction. The numerator of the fraction is the amount of principal and interest paid on the loan for that plan year. The denominator of the fraction is the sum of the numerator plus the total payments of principal and interest on that loan projected to be paid for all future plan years. For this purpose, the interest to be paid in future years is to be computed by using the interest rate in effect as of the current allocation date. Both allocated and unallocated shares are considered outstanding when computing earnings per share. At June 30, 1999, all shares were allocated to participants.

Management Recognition Plan
The objective of the Bank's Management Recognition Plan (MRP) is to enable the Bank to retain executive personnel of experience and ability in key positions of responsibility. Under the plan, 24,570 shares of HFB Financial Corporation common stock were issued to the MRP Trust and were payable over a three-year period, at the rate of 33 1/3% of such shares per year, following the date of the grant or award. Compensation expense in the amount of the fair market value at the award date of the common stock was recognized pro rata over the three years (1995, 1996 and 1997) during which the shares vested. All shares in the MRP Trust have been awarded to the President of the Bank. There has been no expense recognized since 1997. In 1998, 1,166 shares were paid to the President of the Bank.

HFB FINANCIAL CORPORATION AND SUBSIDIARY
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)


Supplemental Executive Retirement Plan
The objective of the Bank's Supplemental Retirement Plan (SERP) is to provide selected senior officers with postretirement benefits which will (i) enable a targeted level of retirement income to be met, (ii) provide certain preretirement death benefits should the covered executive die prior to retirement age and (iii) compensate for the inability to earn full ESOP benefits due to the senior officer's anticipated retirement before the Bank's ESOP loan is repaid. Under the plan, 18,790 shares of HFB Financial Corporation common stock were issued to the SERP Trust and were payable upon completion of the earlier of five years of service or when the recipient's employment terminated due to retirement at or after age 65. Compensation expense in the amount of the fair market value at the award date of the common stock was being recognized pro rata over four years to the projected retirement date of the recipient. All shares in the SERP Trust have been awarded to the former Chairman of the Board of the Bank. There has been no expense recognized since 1997. The shares awarded under this plan were fully paid in 1998.

Deferred Compensation Agreements (Rabbi Trusts)
Prior to its conversion, the Bank maintained an unfunded deferred compensation plan for members of the Board of Directors who elected to participate in any one year. Benefits were payable upon a participating director's retirement, resignation, disability or death unless the plan committee permitted earlier distributions in the event of a participant's emergency or necessity. The Bank established individual grantor trusts (Rabbi trusts) for each director who had deferred compensation, contributed funds sufficient to equal the deferred fees for each director and purchased a total of 44,473 shares of HFB Financial Corporation common stock at its conversion date. The assets of the individual Rabbi trusts are available to the general creditors of the Bank in the event of the Bank's insolvency. In 1994, the Bank adopted a new Deferred Compensation Agreement for the directors similar to the old agreement. All deferred payments are paid to these same Rabbi trusts.

The Rabbi trusts did not purchase any shares of stock in 2000. In 1999 and 1998, the Rabbi trusts purchased an additional 3,240 and 1,920 shares at a total cost of $48,600 and $29,800. A total of 1,670 shares were distributed to a trust beneficiary in 1999 and 1998. The Bank's liability at June 30, 2000 and 1999 for both plans was $655,800 and $808,870. Deferred amounts are included in other liabilities. The stock in the grantor trusts is shown as a contra-capital account until distributed to the directors over a five-year period beginning at their retirement, resignation or death. The amount charged to expense was $9,000, $45,008 and $33,047 for 2000, 1999 and 1998.

Effective September 30, 1998, the Company implemented Emerging Issues Tasks Force Consensus (EITF) 97-14, Accounting for Deferred Compensation Agreements Where Amounts Earned Are Held in a Rabbi Trust and Invested. This Consensus requires that deferred compensation obligation arrangements where amounts earned by an employee are invested in the stock of the employer and placed in a "rabbi trust" be recorded as a liability at the fair value of the Company shares held rather than at original acquisition cost as had previously been the case. The EITF allowed for a transition adjustment of the excess of the September 30, 1998 fair value over the original cost of Company shares owned to be recorded, net of tax, as a one-time adjustment. This transition adjustment was $552,400 ($371,815 net of tax) at September 30, 1998. All future increases/decreases in the deferred compensation liability will be recognized in income to the extent that the share price of the Company stock exceeds/falls below the share price at September 30, 1998 and the original cost of the shares, respectively.

HFB FINANCIAL CORPORATION AND SUBSIDIARY
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)


Note 15 - Stock Option Plan

The Company has an incentive stock option plan in which 144,540 shares have been reserved for future issuance by the Company to directors and employees of the Company and its subsidiary. The plan provides for a term of ten years, after which no awards may be made, unless earlier terminated by the Board of Directors. At June 30, 2000, options to purchase 143,641 shares had been granted.

Under the Company's incentive stock option plan, which is accounted for in accordance with Accounting Principles Board Opinion (APB) No. 25, Accounting for Stock Issued to Employees, and related interpretations, the Company grants selected executives and other key employees stock option awards which vest and become fully exercisable immediately. During 2000, the Company authorized the grant of options for up to 4,768 shares of the Company's common stock. The exercise price of each option, which has a ten-year life, was equal to the market price of the Company's stock on the date of the grant; therefore, no compensation expense was recognized.

Although the Company has elected to follow APB No. 25, SFAS No. 123 requires pro forma disclosures of net income and earnings per share as if the Company had accounted for its employee stock options under that Statement. The fair value of each option grant was estimated using an option-pricing model with the following assumptions:

                                                                       2000
                                                                  -------------

Risk-free interest rate                                                 6.8%
Dividend yield                                                          3.5%
Volatility factor of expected market price of common stock             20.0%

Weighted-average expected life of the options                       10 years

Under SFAS No. 123, compensation cost is recognized in the amount of the estimated fair value of the options and amortized to expense over the options' vesting period. The pro forma effect on net income and earnings per share of this statement are as follows:


                                                              2000
                                                           ----------

Net income                            As reported           $1,442
                                      Pro forma              1,430

Basic earnings per share              As reported            $1.09
                                      Pro forma               1.08

Diluted earnings per share            As reported            $1.08
                                      Pro forma               1.07

HFB FINANCIAL CORPORATION AND SUBSIDIARY
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)


The following is a summary of the status of the Company's stock option plan and changes in that plan as of and for the years ended June 30, 2000, 1999 and 1998.


Year Ended June 30                                        2000                        1999                        1998
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                       Weighted-
                                                             Weighted-                  Weighted-                       Average
                                                              Average                    Average                        Exercise
                            Options            Shares     Exercise Price     Shares   Exercise Price     Shares          Price
-----------------------------------------------------------------------------------------------------------------------------------
Outstanding, beginning of year                 33,013     $    6.26          46,616     $   5.89          53,843     $   5.76
Granted                                         4,768         10.63
Exercised                                      10,766          5.00          13,604         5.00          (7,225)       (5.00)
                                               ------                        ------                       ------
Outstanding, end of year                       27,014          7.53          33,013         6.26          46,616         5.89
                                               ======                        ======                       ======

Options exercisable at year end                27,014          7.53          33,013         6.26          46,616         5.89
Weighted-average fair value of options
    granted during the year                                $   3.64


As of June 30, 2000, the 27,014 options outstanding have exercise prices ranging from $5.00 to $10.75 and a weighted-average remaining contractual life of 4.7 years.

HFB FINANCIAL CORPORATION AND SUBSIDIARY
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)


               Earnings Per Share

Earnings per share were computed as follows:


                                                                                  Year Ended June 30, 2000
                                                       ---------------------------------------------------------------------------
                                                                                   Weighted Average Shares      Per Share Amount
                                                             Income
                                                       ---------------------------------------------------------------------------

    Net Income                                                    $1,442
                                                       =========================
    Basic Earnings Per Share
        Income available to common stockholders                   $1,442                       1,321,443               $1.09
    Effect of Dilutive Securities
        Stock options                                                                             11,058
                                                       ------------------------------------------------------
    Diluted Earnings Per Share
        Income available to common stockholders
           and assumed conversions                                $1,442                       1,332,501               $1.08
                                                       ===========================================================================


                                                                                  Year Ended June 30, 1999
                                                       ---------------------------------------------------------------------------
                                                                                          Weighted              Per Share Amount
                                                             Income                    Average Shares
                                                       ---------------------------------------------------------------------------
    Net Income                                                    $1,240
                                                       =========================
    Basic Earnings Per Share
        Income available to common stockholders                   $1,240                       1,314,620               $0.94
    Effect of Dilutive Securities
        Stock options                                                                             12,628
                                                       ------------------------------------------------------
    Diluted Earnings Per Share
        Income available to common stockholders
           and assumed conversions                                $1,240                       1,327,248               $0.93
                                                       ===========================================================================



                                                                                  Year Ended June 30, 1998
                                                       ---------------------------------------------------------------------------
                                                                                   Weighted Average Shares      Per Share Amount
                                                             Income
                                                       ---------------------------------------------------------------------------
    Net Income                                                    $1,503
                                                       =========================
    Basic Earnings Per Share
        Income available to common stockholders                   $1,503                       1,300,639               $1.16
    Effect of Dilutive Securities
        Stock options                                                                             34,658
                                                       ------------------------------------------------------
    Diluted Earnings Per Share
        Income available to common stockholders
           and assumed conversion                                 $1,503                       1,335,297               $1.13
                                                       ===========================================================================

HFB FINANCIAL CORPORATION AND SUBSIDIARY
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)


Note 17 - Fair Values of Financial Instruments

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

HFB FINANCIAL CORPORATION AND SUBSIDIARY
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)


The estimated fair values of the Company's financial instruments are as follows:


                                                                  2000                                      1999
                                                 -------------------------------------------------------------------------------
                                                           Carrying            Fair             Carrying            Fair
June 30                                                      Amount            Value              Amount            Value
--------------------------------------------------------------------------------------------------------------------------------

Assets
    Cash and cash equivalents                             $    3,171         $    3,171         $   3,573        $   3,573
    Trading assets, at fair value                                759                759             1,015            1,015
    Investment securities available for sale                  36,672             36,672            37,299           37,299
    Investment securities held to maturity                    24,697             23,505            21,998           21,508
    FHLB stock                                                 1,420              1,420             1,347            1,347
    Loans, net                                               131,394            131,252           120,742          123,977
    Interest receivable                                        1,908              1,908             1,822            1,822

Liabilities
    Deposits                                                 172,537            169,495           153,988          154,010
    Short-term borrowings                                        400                400             6,500            6,500
    Long-term debt                                            12,528             12,292            10,598           10,988
    Interest payable                                             851                851               733              733


HFB FINANCIAL CORPORATION AND SUBSIDIARY
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)


               Condensed Financial Information (Parent Company Only)

Presented below is condensed financial information as to financial position, results of operations and cash flows for the Company:

                             Condensed Balance Sheet

June 30                                                2000            1999
--------------------------------------------------------------------------------

Assets
    Cash and cash equivalents                        $    261       $     184
    Trading assets, at fair value                         759           1,015
    Investment in common stock of subsidiary           16,819          16,452
    Other assets                                          147             100
                                                --------------------------------

               Total assets                           $17,986         $17,751
                                                ================================

Stockholders' Equity                                  $17,986         $17,751
                                                ================================

HFB FINANCIAL CORPORATION AND SUBSIDIARY
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)


                          Condensed Statement of Income

Year Ended June 30                                    2000          1999           1998
------------------------------------------------------------------------------------------

Income
    Dividends from subsidiary                       $  800                      $   950
    Net gain (loss) on trading securities             (163)      $ (141)            159
    Other income                                        34           27              28
                                                  ----------------------------------------
               Total income                            671         (114)          1,137

Expenses
    Other expenses                                      24           51              64
                                                  ----------------------------------------

Income Before Income Tax and Equity in
    Undistributed Income of Subsidiary                 647         (165)          1,073

Income Tax Expense (Benefit)                           (52)         (71)             54
                                                  ----------------------------------------

Income Before Equity in Undistributed
    Income of Subsidiary                               699          (94)          1,019

Equity in Undistributed Income of Subsidiary           743        1,334             484
                                                  ----------------------------------------

Net Income                                          $1,442       $1,240          $1,503
                                                  ========================================

HFB FINANCIAL CORPORATION AND SUBSIDIARY
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)


                        Condensed Statement of Cash Flows


Year Ended June 30                                                  2000          1999            1998
---------------------------------------------------------------------------------------------------------
Operating Activities
    Net income                                                  $ 1,442         $ 1,240         $ 1,503
    Adjustments to reconcile net income to net
        cash provided by operating activities
        Equity in undistributed earnings of subsidiary             (743)         (1,334)           (484)
        Amortization of cost of ESOP and MRP                         42             185
        Net change in
           Account receivable--subsidiary                           500            (452)
           Trading assets, at fair value                            256            (180)            (39)
           Other assets and other liabilities                       (47)            (75)            (50)
        Other                                                        (9)              1            (156)
                                                                ---------------------------------------
               Net cash provided by operating activities            899             194             507
                                                                ---------------------------------------

Investing Activity--Principal collected on loan to ESOP              42              83
                                                                ---------------------------------------

Financing Activities
    Proceeds from exercise of stock options                          54              68              36
    Cash paid in lieu of fractional shares                           (1)
    Purchase of stock                                              (407)
    Other                                                           (30)
    Stock purchased by Rabbi trusts                                 (49)
    Common stock withdrawn from Rabbi trusts                          8               8
    Cash dividends                                                 (476)           (493)           (466)
                                                                ---------------------------------------
               Net cash used by financing activities               (822)           (466)           (460)
                                                                ---------------------------------------

Net Change in Cash and Cash Equivalents                              77            (230)            130

Cash and Cash Equivalents, Beginning of Year                        184             414             284
                                                                ---------------------------------------

Cash and Cash Equivalents, End of Year                          $   261         $   184         $   414
                                                                =======================================

                          Independent Auditor's Report



To the Stockholders and
Board of Directors
HFB Financial Corporation
Middlesboro, Kentucky


We have audited the accompanying consolidated balance sheet of HFB Financial Corporation and subsidiary as of June 30, 2000 and 1999, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended June 30, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements described above present fairly, in all material respects, the consolidated financial position of HFB Financial Corporation and subsidiary as of June 30, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 2000, in conformity with generally accepted accounting principles.

As discussed in the notes to the consolidated financial statements, the Company changed its method of accounting for deferred compensation agreements (Rabbi Trusts) during the year ended June 30, 1999.



/s/OLIVE LLP
------------
OLIVE LLP

Evansville, Indiana
July 14, 2000


                                              Board of Directors
Robert V. Costanzo                       Frank W. Lee                                 Frances Coffey Rasnic
Chairman of the Board of                 Retired Pharmacist                           Manager
the Bank and the Company                 Lee's Drug Store                             Coffey Funeral Home

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

David B. Cook
President, Chief Executive
Officer and Director of the
Bank and the Company

                                              Executive Officers

David B. Cook                            Stanley Alexander, Jr.                       Kenneth V. Jones
President and Chief Executive            Chief Financial Officer                      Chief Operating Officer
Officer

                                              Office Locations

Main Office                              Branch Office                                Branch Office
1602 Cumberland Avenue                   Village Center                               500 Fifth Avenue
Middlesboro, Kentucky                    Harlan, Kentucky                             New Tazewell, Tennessee

                                         Branch Office
                                         102 Cumberland Avenue
                                         Harlan, Kentucky

                                              General Information
                                                                                     Annual  Report  on  Form  10-KSB
Independent Certified                    Annual Meeting                              A copy of the  Company's  Annual Report on
Public Accountants                       The 2000 Annual Meeting of                  Form 10-KSB for the fiscal year ended June
Olive LLP                                Stockholders will be held on                30, 2000, as filed with the Securities and
20 N. W. Third Street                    October 31, 2000 at 2:00 p.m.               Exchange  Commission,  will  be  furnished
Evansville, Indiana  47708               at the Pine Mountain State Resort           without charge to  stockholders  as of the
                                         Park, Pineville, Kentucky.                  record  date for the 2000  Annual  Meeting
                                                                                     upon   written   request   to  the   Chief
                                                                                     Financial    Officer,     HFB    Financial
                                         Transfer Agent and Registrar                Corporation,   1602   Cumberland   Avenue,
General Counsel                          Reliance Trust Company                      Middlesboro, Kentucky 40965.
Joseph Coker                             10 Commerce Drive
P. O. Box 134                            Crawford, New Jersey  07016-3572
Jacksboro, Tennessee  37757


Special Counsel
Kutak Rock LLP
Suite 1000
1101 Connecticut Ave., N.W.
Washington, D.C.  20036-4374