Form 10KSB, Exhibit 13
period 2001-06-30
HFB FINANCIAL CORP
filed 2001-09-28
CIK 892157

LETTER TO STOCKHOLDERS
--------------------------------------------------------------------------------








To Our Shareholders:

Fiscal year 2001 has been a challenging one for us. As we have focused on becoming a relationship bank, we have made many changes in our organization and systems. With these changes now in place and the enthusiasm of our management and staff, we feel that we are better poised to increase our market share and earnings in the coming year. For the year ended June 30, 2001, the Company earned $1,489,000 compared to $1,442,000 for the year ended June 30, 2000. Basic earnings per share were $1.20 and diluted earnings per share were $1.18 for the twelve month period ended June 30, 2001, compared to $1.09 and $1.08, respectively, for the twelve months ended June 30, 2000. Total assets increased by $12.2 million to $217.4 million at June 30, 2001.

Looking forward, we are committed to improving our earnings with our primary focus on creating shareholder value. As a means to operate more competitively and efficiently, we have initiated the process to convert from a federally-chartered thrift to a Kentucky-chartered commercial bank. The charter conversion will permit us to offer a wider range of products and services to better serve our market as a whole. We are excited about the opportunities as we embark on a new stage in the growth Home Federal Bank. In addition, I am pleased to announce that your Board of Directors declared a semi-annual dividend of $0.19 per share to all shareholders of record as of September 14, 2001.

We are grateful for your continued support.




David B. Cook
President and CEO


                                      (1)

FINANCIAL HIGHLIGHTS
--------------------------------------------------------------------------------


                              RESULTS OF OPERATIONS

                                                                                     CHANGE
                                                                       ------------------------------------
YEAR ENDED JUNE 30                         2001             2000             AMOUNT           PERCENT
-----------------------------------------------------------------------------------------------------------
                                                   (Dollars in Thousands)
Interest income                             $15,713           $14,396           $1,317            9.15%
Interest expense                              9,495             8,265            1,230           14.88
Net interest income                           6,218             6,131               87            1.42
Provision for loan losses                       105              (437)             542          124.03
Net interest income after provision
   for loan losses                            6,113             6,568             (455)          (6.93)
Other income                                    998               361              638          176.73
Other expenses                                4,855             4,699              156            3.32
Income taxes                                    767               788              (21)          (2.66)
Net income                                    1,489             1,442               47            3.26

                               FINANCIAL POSITION

                                                                                     CHANGE
                                                                       ------------------------------------
JUNE 30                                    2001             2000             AMOUNT           PERCENT
-----------------------------------------------------------------------------------------------------------
                                                   (Dollars in Thousands)

Total assets                            $   217,405       $   205,211          $12,194           5.94%
Net loans                                   136,863           131,394            5,469           4.16
Investment securities
   Available for sale                        57,110            36,672           20,438          55.73
   Held to maturity                                            24,697          (24,697)       (100.00)
Deposits                                    181,948           172,537            9,411           5.45
Stockholders' equity                         20,469            17,986            2,483          13.81

Number of Shares Outstanding              1,294,561         1,295,347             (786)          (.06)

                                      (2)

SELECTED FINANCIAL AND OTHER DATA
--------------------------------------------------------------------------------

JUNE 30                                           2001            2000            1999            1998           1997
----------------------------------------------------------------------------------------------------------------------------
                                                        (Dollar amounts in thousands, except per share amount)
FINANCIAL POSITION
   Assets                                         $217,405        $205,211        $190,730        $176,437        $159,457
   Loans, net                                      136,863         131,394         120,742         116,171         104,984
   Investments
     Available for sale                             57,110          36,672          37,299          26,905          25,113
     Held to maturity                                               24,697          21,998          20,547          20,207
   Deposits                                        181,948         172,537         153,988         144,881         133,203
   Short-term borrowings and
     long-term debt                                 12,453          12,928          17,098          12,162           8,221
   Stockholders' equity                             20,469          17,986          17,751          17,987          16,567


YEAR ENDED JUNE 30                                2001            2000            1999            1998           1997
----------------------------------------------------------------------------------------------------------------------------
                                                        (Dollar amounts in thousands, except per share amount)
OPERATING RESULTS
   Interest income                               $  15,713       $  14,396       $  13,558       $  12,979       $  11,692
   Interest expense                                 (9,495)         (8,265)         (8,018)         (7,322)         (6,510)
                                            --------------------------------------------------------------------------------
   Net interest income                               6,218           6,131           5,540           5,657           5,182
   Provision for loan losses                          (105)            437            (253)           (274)           (138)
                                            --------------------------------------------------------------------------------
   Net interest income after
     provision for loan losses                       6,113           6,568           5,287           5,383           5,044
   Other income
     Net realized gain (loss) on
       trading securities                              260            (163)           (141)            159             307
     Other                                             738             524             465             502             439
   Other expenses                                   (4,855)         (4,699)         (3,715)         (3,750)         (4,161)
                                            --------------------------------------------------------------------------------
   Income before income tax                          2,256           2,230           1,896           2,294           1,629
   Income taxes                                       (767)           (788)           (656)           (791)           (591)
                                            --------------------------------------------------------------------------------

   Net income                                   $    1,489       $   1,442       $   1,240       $   1,503        $  1,038
                                            ================================================================================

   Basic earnings per share (1)(2)             $      1.20      $     1.09      $      .94       $    1.16       $     .82
   Diluted earnings per share                         1.18            1.08             .93            1.13             .80
   Book value per share                              15.81           13.89           13.43           13.76           12.82

(1) Years before 1997 adjusted to reflect a 5-for-3 stock split on June 30, 1997.
(2) Years before 2000 adjusted for a 20% stock dividend on June 14, 2000.

YEAR ENDED JUNE 30                                2001            2000            1999            1998           1997
----------------------------------------------------------------------------------------------------------------------------
                                                        (Dollar amounts in thousands, except per share amount)
OTHER DATA
   Average interest rate spread                     2.69%           2.92%           2.69%           3.12%           3.06%
   Net yield on average interest-earning assets     3.08            3.24            3.09            3.52            3.49
   Return on average assets                          .70             .73             .67             .90             .68
   Return on average stockholders' equity           7.74            8.07            6.85            8.70            6.60
   Equity as a percent of year-end assets           9.42            8.76            9.32           10.20           10.39
   Non-interest expense as a percent of
     average assets                                 2.30            2.38            2.02            2.22            2.71
   Non-performing assets to total assets            1.09            1.69            1.02             .52             .27
   Ratio of allowance for loan losses to
     gross loans                                     .52             .49             .99             .83             .67
   Dividend payout ratio                           33.12           32.98           39.74           29.94           39.89
   Number of
     Real estate loans outstanding                  1,933           1,996           2,249           2,077           2,033
     Deposit accounts                              16,669          16,609          14,802          14,945          14,161
     Full service offices                               4               4               3               3               3

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

                                      (4)

MARKET INFORMATION
--------------------------------------------------------------------------------

TRADING IN THE COMMON STOCK. The Company's common stock is listed on the NASDAQ small cap market under the symbol "HFBA". There are currently 1,294,347 shares of the common stock outstanding and approximately 400 holders of record of the common stock (not including shares held in "street name").

The following table sets forth certain information as to the range of the high and low bid prices for the Company's common stock for the calendar quarters indicated:

                             HIGH BID (1)     LOW BID (1)      DIVIDENDS PAID
                         -------------------------------------------------------
FISCAL 2000
   First quarter                 $11.667         $11.458              $.21
   Second quarter                 12.550          11.667
   Third quarter                  11.667           8.750               .22
   Fourth quarter                 13.875          11.042

FISCAL 2001
   First quarter                 $13.000         $11.375              $.19
   Second quarter                 13.000          10.125
   Third quarter                  12.000          11.000               .19
   Fourth quarter                 12.880          11.000

(1) Quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

The latest bid price as of August 29, 2001 was $12.50.

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


                                      (6)

ASSET/LIABILITY MANAGEMENT
--------------------------------------------------------------------------------

Key components of a successful asset/liability strategy are the monitoring and managing of interest rate sensitivity of both the interest-earning asset and interest-bearing liability portfolios. Home Federal has employed various strategies intended to minimize the adverse effect of interest rate risk on future operations by providing a better match between the interest rate sensitivity between its assets and liabilities. In particular, the Bank's strategies are intended to stabilize net interest income for the long term by protecting its interest rate spread against increases in interest rates. Such strategies include the origination for portfolio of adjustable-rate mortgage loans secured by one-to-four family residential real estate and the origination of consumer and other loans with greater interest rate sensitivities than long-term, fixed-rate residential mortgage loans. At June 30, 2001, approximately 15% of the loans in the Bank's mortgage loan portfolio were adjustable-rate mortgages. The Bank has used excess funds to invest in various short-term investments, including mortgage-backed securities, with terms of 7 years or less, U. S. Government Treasury and agency securities with terms of 15 years or less and other short-term investments.

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

At June 30, 2001, 2% of the present value of the Bank's assets was approximately $4.5 million, which was less than $7.0 million, the decrease in NPV resulting from a 200 basis point change in interest rates. As a result, if the rule were in effect and were applicable to the Bank, it would have been required to make a $2.5 million deduction from total capital in calculating its risk-based capital requirement, although the Bank's capital would have remained in excess of regulatory minimums.

                                      (7)

The following table sets forth, as of June 30, 2001, the estimated changes in the Bank's NPV (i.e., the present value of expected cash flows from assets, liabilities and off-balance-sheet contracts).

                              NET PORTFOLIO EQUITY
                             (Dollars in Thousands)

 CHANGE IN INTEREST
RATES (BASIS POINTS)      ESTIMATED NPV   AMOUNT OF CHANGE    PERCENT OF CHANGE
--------------------------------------------------------------------------------

         +300                $14,645           $(10,878)             (43)%
         +200                 18,561             (6,962)             (27)
         +100                 22,217             (3,306)             (13)
            0                 25,523
         -100                 27,559              2,036                8
         -200                 38,730              3,207               13
         -300                 29,706              4,183               16

As noted above, the market value of the Bank's net assets would be anticipated to decline significantly in the event of certain designated increases in interest rates. For instance, in the event of a 200 basis point increase in interest rates, NPV is anticipated to fall by $7.0 million, or 27%. Conversely, a 200 basis point decrease in interest rates is anticipated to cause a $3.2 million, or 13% increase in NPV. Subject to market conditions, management intends to continue to restructure the Bank's assets and liabilities over time to attempt to better manage the Bank's NPV volatility.

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

                                      (8)

FINANCIAL CONDITION
--------------------------------------------------------------------------------

The Corporation's assets increased by 5.9% to $217.4 million at June 30, 2001 compared to $205.2 million at June 30, 2000. The majority of this increase is reflected in cash and cash equivalents and loans, which was primarily funded by an increase in deposits.

Cash and cash equivalents increased by $10.7 million to $13.9 million at June 30, 2001 from $3.2 million at June 30, 2000, primarily due to maturities and securities called in the investment portfolio and an increase in deposits.

Trading account securities increased to $1.049 million at June 30, 2001 from $759,000 at June 30, 2000. The increase of $290,000 was primarily attributable to an increase in the market value of the underlying securities.

The Bank augments its lending activities and increases its asset yields to a significant extent by investing in investment securities such as mortgage-backed securities "MBSs", U. S. Government securities, municipal securities and corporate securities. During the year ended June 30, 2001, management purchased $14.3 million in investment securities. Most of these purchases were funded from the proceeds from called and maturing investment securities, principal collected on MBSs and the sale of investment securities. At June 30, 2001, Management reclassified the balance of its' held to maturity portfolio as available for sale "AFS" as a means to better manage the Bank's interest rate risk position. At June 30, 2001, the balance of investment securities available for sale "AFS" was $57.1 million with a net unrealized gain of $441,000.

During the year ended June 30, 2001, total loans receivable, net increased 4.2% to $136.9 million compared to $131.4 million at June 30, 2000.

At June 30, 2001, allowance for loan losses was $718,000 or 0.52% of loans receivable compared to $645,000 or 0.49% of loans receivable at June 30, 2000.

Premises and equipment increased by $772,000 to $4.643 million at June 30, 2001 from $3.871 million at June 30, 2000. Most of this increase was related to the completion of the Bank's new annex facility at its main office in Middlesboro Kentucky and the purchase of computer hardware and software.

Total deposits increased $9.4 million to $181.9 million at June 30, 2001 from $172.5 million at June 30, 2000. During the year ended June 30, 2001, CDs increased $9.6 million while savings and NOW accounts decreased $100,000.

The Bank's regulatory liquidity was 36.2% at June 30, 2001 as compared to 40.1% at June 30, 2000. At June 30, 2001 the bank met all the fully phased-in regulatory capital requirements under FIRREA. Tangible, core and risked-based capital ratios were 8.7%, 8.7% and 15.7% respectively at June 30, 2001 as compared to 8.6%, 8.6% and 18.3% at June 30, 2000.


                                      (9)

COMPARISON OF YEAR ENDED JUNE 30, 2001 TO YEAR ENDED JUNE 30, 2000
--------------------------------------------------------------------------------

General. Net income increased by $48,000 to $1.489 million for the fiscal year ended June 30, 2001. The primary reasons for the increase were a $87,000 increase in net interest income, a $638,000 increase in non-interest income and a $21,000 decrease in income tax expense offset by a $542,000 increase in provision for loan losses and a $156,000 increase in non-interest expense.

Net Interest Income. Net interest income increased to $6.218 million for fiscal 2001 from $6.131 million for fiscal 2000. The increase was primarily due to an increase in volume. Even though net income increased, the net interest margin decreased by 16 basis points to 3.08% for the year ended June 30, 2001 compared to 3.24% for the year ended June 30, 2000. Most of this decrease was attributable to a higher weighted average cost of funds.

Interest Income. Interest income for the fiscal years ended June 30, 2001 and June 30, 2000 was $15.713 million and $14.396 million, respectively. The increase in fiscal 2001 over fiscal 2000 was due primarily to an increase in the average balance of interest-earning assets. Yields on such assets were 7.77% in fiscal 2001 compared to 7.60% in fiscal 2000.

Average interest-earning assets were $202.2 million and $189.4 million for the fiscal years ended June 30, 2001 and June 30, 2000, respectively. The increase in the average balance of interest-earning assets was primarily due to an increase in loan originations.

Interest Expense. Interest expense for fiscal 2001 and 2000 was $9.495 million and $8.265 million, respectively. The increase in interest expense of $1.230 million in fiscal 2001 over fiscal 2000 was primarily due to an increase in the rate of interest paid on deposits. The cost of interest-bearing liabilities increased to 5.08% for fiscal 2001 compared to 4.68% for fiscal 2000. In addition, the average balance of interest-bearing liabilities increased by $10.5 million due to increased deposits, which was used to fund loan demand.

Provision for Loan Losses. The provision for loan losses for the fiscal years ended June 30, 2001 and June 30, 2000 was $105,000 and $(437,000), respectively. The increase of $542,000 was primarily due to unanticipated collections on loans that, during the fiscal year ended June 30, 1999, were impaired with specific allowances included in the allowance for loan losses. The provision was determined by Management's evaluation of the adequacy of the allowance for loan losses, including consideration of recoveries of loans previously charged off, the perceived risk exposure among loan types, actual loss experience, delinquency rates and current economic conditions.

Other Income. Other income for fiscal 2001 was $998,000 compared to $361,000 for fiscal 2000, an increase of $637,000. The increase is primarily the result of a $254,000 increase in service charges on deposits, a $421,000 increase in gains on trading account securities and a $22,000 increase in other fees. During fiscal 2001 Management instituted a new overdraft privilege product, which increased deposit service charge income significantly.

                                      (10)

Other Expenses. Other expenses increased $156,000 to $4.855 million for fiscal 2001 from $4.699 million for fiscal 2000. Compensation and benefits increased by $86,000, primarily the result of a $77,000 decrease in the amount of loan origination fees deferred related to compensation expense net of the amount amortized in the current period.

Occupancy expense increased $29,000 to $325,000 for fiscal 2001 compared to $296,000 for fiscal 2000. This increase was primarily due to increased depreciation, taxes and utilities resulting from the addition of the Bank's new annex building in Middlesboro Kentucky and the purchase of the new branch building in Harlan Kentucky.

Equipment expense increased $152,000 to $432,000 for fiscal 2001 compared to $280,000 for fiscal 2000, primarily the result of higher depreciation and maintenance fees associated with the purchase of new computer and communications equipment.

Data processing expense decreased $17,000 to $260,000 for fiscal 2001 compared to $277,000 for 2000 primarily due to one-time expenses associated with the conversion and addition of the new Harlan branch in fiscal 2000.

Deposit insurance expense decreased $28,000 due to a reduction in premium rates. Professional services decreased $163,000 due to the fees paid to consultants for assistance in developing a sales culture for the Bank in fiscal 2000.

State deposit and franchise taxes increased $11,000 primarily due to a benefit received with the Bank's purchase of the new Harlan branch, which was realized in fiscal 2000 that was not available to the Bank in 2001.

Other expense increased $86,000, primarily due to a $36,000 increase in telephone expense. All other categories of other expense increased $50,000 with no substantial increase or decrease in any one category.

Income Tax Expense. Income tax expense decreased $21,000 to $767,000 for fiscal 2001 compared to $788,000 for fiscal 2000 due to a greater amount of tax-exempt income in fiscal 2001.

                                      (11)

COMPARISON OF YEAR ENDED JUNE 30, 2000 TO YEAR ENDED JUNE 30, 1999
--------------------------------------------------------------------------------

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

                                      (12)

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

Income Tax Expense. Income taxes increased by $132,000 to $788,000 for fiscal 2000 compared to $656,000 for fiscal 1999 due to higher earnings

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

                                                            2001                                      2000
                                         ------------------------------------------------------------------------------------
                                                                        AVERAGE                                   AVERAGE
                                            AVERAGE                      YIELD/       AVERAGE                      YIELD/
YEAR ENDED JUNE 30                          BALANCE       INTEREST        COST        BALANCE       INTEREST        COST
-----------------------------------------------------------------------------------------------------------------------------
                                                                         (Dollars in Thousands)
Interest-earning assets
   Loans, net (1)                           $137,874        $11,655        8.45%      $124,003        $10,218        8.24%
   Investment securities                      61,243          3,885        6.34         62,882          4,062        6.46
   FHLB stock and deposits
     with financial institutions               3,038            173        5.69          2,538            116        4.57
                                         -----------------------------             -----------------------------

       Total interest-earning assets        $202,155        $15,713        7.77%      $189,423        $14,396        7.60%
                                         =============================             =============================
Interest-bearing liabilities
   Deposits                                 $174,532       $  8,807        5.05%      $163,325        $ 7,549        4.62%
   Short-term borrowings and long-
     term debt                                12,559            688        5.48         13,196            716        5.43
                                         -----------------------------             -----------------------------

       Total interest-bearing liabilities   $187,091       $  9,495        5.08%      $176,521        $ 8,265        4.68%
                                         =============================             =============================
Net interest income                                        $  6,218                                   $ 6,131
                                                       ===============                           ===============
Interest rate spread                                                       2.69%                                     2.92%
                                                                     ===============                           ===============
Net yield on interest-earning assets                                       3.08%                                     3.24%
                                                                     ===============                           ===============
Ratio of average interest-earning assets
   to average interest-bearing                                           108.05%                                   107.31%
   liabilities                                                       ===============                           ===============

[TABLE CONTINUED FROM ABOVE]

                                                           1999
                                         ---------------------------------------
                                                                        AVERAGE
                                              AVERAGE                    YIELD/
YEAR ENDED JUNE 30                            BALANCE       INTEREST      COST
--------------------------------------------------------------------------------

Interest-earning assets
   Loans, net (1)                             $121,817        $10,030      8.23%
   Investment securities                        51,493          3,229      6.27
   FHLB stock and deposits
     with financial institutions                 5,716            299      5.23
                                           ---------------------------

       Total interest-earning assets          $179,026        $13,558      7.57%
                                           ===========================
Interest-bearing liabilities
   Deposits                                   $149,288        $ 7,207      4.83%
   Short-term borrowings and long-
     term debt                                  14,918            811      5.44
                                           ---------------------------

       Total interest-bearing liabilities     $164,206        $ 8,018      4.88%
                                           ===========================
Net interest income                                           $ 5,540
                                                         =============
Interest rate spread                                                       2.69%
                                                                      ==========
Net yield on interest-earning assets                                       3.09%
                                                                      ==========
Ratio of average interest-earning assets
   to average interest-bearing                                           109.03%
   liabilities                                                        ==========

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

                                                                 2001 VS. 2000                            2000 VS. 1999
                                                 --------------------------------------------------------------------------------
                                                           INCREASE (DECREASE) DUE TO              INCREASE (DECREASE) DUE TO
                                                 --------------------------------------------------------------------------------
                                                                          RATE/                                    RATE/
YEAR ENDED JUNE 30                                   VOLUME    RATE      VOLUME      TOTAL      VOLUME    RATE    VOLUME    TOTAL
----------------------------------------------------------------------------------------------------------------------------------
                                                                                    (Dollars in Thousands)
Interest income
   Loans receivable (1)                               $1,143     $264        $30     $1,437      $180    $   8              $188
   Investment securities                                (106)     (73)         2       (177)      714       97      $22      833
   Other dividend income and deposits
     with financial institutions                          23       29          6         58      (166)     (38)      21     (183)
                                                 ---------------------------------------------------------------------------------
       Total interest-earning assets                   1,060      220         38      1,318       728       67       43      838
                                                 ---------------------------------------------------------------------------------

Interest expense
   Deposits                                              518      693         48      1,259       678     (306)     (29)     343
   Short-term borrowings and long-
     term debt                                           (35)       7                   (28)      (94)      (2)              (96)
                                                 ---------------------------------------------------------------------------------
       Total interest-bearing liabilities                483      700         48      1,231       584     (308)     (29)     247
                                                 ---------------------------------------------------------------------------------

Change in net interest income                         $  577    $(480)      $(10)   $    87      $144     $375      $72     $591
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

                                      (15)

LIQUIDITY AND CAPITAL RESOURCES
--------------------------------------------------------------------------------

The Company's primary source of liquidity is dividends paid by the Bank. The Bank, as a stock savings institution, is subject to certain regulatory limitations with respect to the payment of dividends to the Company. See "Market Information-Dividend Restrictions". Prior to 1998, the Company repurchased shares of its common stock in order to improve earnings per share and return on stockholders' equity. To date, the Company has repurchased 278,935 of its shares (as restated for a 20% stock dividend on June 14, 2000 and a 5-for-3 stock split on June 30, 1997) of common stock at a cost of $2.4 million.

Home Federal's capital ratios are substantially in excess of regulatory capital requirements. At June 30, 2001, the Bank's tangible and core capital amounted to 8.7% of total adjusted assets, or 6.7% and 4.7%, respectively, in excess of the Bank's current 2.0% tangible and 4.0% core capital requirements. Additionally, the Bank's risk-weighted capital to risk-weighted assets ratio was 15.7% at June 30, 2001, or 7.7% in excess of the Banks 8.0% risk-based capital requirement.

Home Federal's principal sources of funds for operations are deposits from its primary market area, principal and interest payments on loans and mortgage-backed securities and proceeds from maturing investment securities. In addition, as a member of the FHLB of Cincinnati, the Bank is eligible to borrow funds from the FHLB of Cincinnati in the form of advances.

Home Federal is required by OTS regulations to maintain minimum levels of specified liquid assets which are currently equal to 5% of deposits and short-term borrowings. Such investments serve as a source of liquid funds which the Bank may use to meet deposit withdrawals and other short-term needs. The Bank's most liquid assets are cash and cash equivalents, which are short-term, highly liquid investments with original maturities of three months or less that are readily convertible to known amounts of cash. The levels of such assets are dependent upon the Bank's operating, financing and investment activities at any given time. In recent years, the Bank has maintained higher levels of liquid assets than required by regulation. Management believes that the liquidity levels maintained are fully adequate to meet potential deposit outflows, loan demand and normal operations. Home Federal's liquidity ratio at June 30, 2001 was approximately 36.2%.

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

                                      (16)

IMPACT OF ACCOUNTING PRONOUNCEMENTS AND REGULATORY POLICIES
--------------------------------------------------------------------------------

ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, issued in June 1998 (as amended by SFAS No. 137), standardizes the accounting for derivative instruments, including certain derivative instruments embedded in other contracts. The statement requires entities to carry all derivative instruments in the statement of financial position at fair value. The accounting for changes in the fair value, gains and losses, of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and, if so, on the reasons for holding it. If certain conditions are met, entities may elect to designate a derivative instrument as a hedge of exposures to changes in fair value, cash flows or foreign currencies. The statement is effective for fiscal years beginning after June 15, 2001. The statement is not expected to affect the Company because the Company does not currently purchase derivative instruments or enter into hedging activities.

RECENT ACCOUNTING PRONOUNCEMENTS. In September 2000, the FASB issued Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities--a replacement of FASB Statement No. 125, which revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, although it continues most of the provisions of Statement No. 125 without reconsideration. The provisions of Statement No. 140 are effective for periods after December 15, 2000. We currently are evaluating the impact, if any, of adopting the provisions of Statement No. 140. We do not expect the adoption of the provisions of Statement No. 140 to have a material impact on our financial position or results of operations.

In July 2001, the FASB issued Statement No. 141, Business Combinations, and Statement No. 142, Goodwill and Other Intangible Assets. Statement No. 141 requires the use of the purchase method of accounting for all business combinations initiated after June 30, 2001, thereby eliminating the pooling-of-interests method. Statement No. 141 also provides new criteria that determine whether an acquired intangible asset should be recognized separately from goodwill. Statement No. 142 provides guidance on how to account for goodwill and intangible assets after a business combination has been completed. Under Statement No. 142, goodwill and certain other intangible assets will no longer be amortized and will be tested for impairment at least annually. Intangible assets with a definite life will continue to be amortized. The nonamortization and impairment rules will apply to existing goodwill and intangible assets beginning with fiscal years starting after December 15, 2001. While the Company has recorded intangible assets related to the purchase of certain deposits, it does not have any goodwill recorded. Accordingly, these statements are not expected to have an impact on the Company.

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

                                      (17)

                    HFB FINANCIAL CORPORATION AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEET


JUNE 30                                                                     2001                 2000
--------------------------------------------------------------------------------------------------------------
ASSETS
   Cash and due from banks                                               $   5,112,788        $   3,171,389
   Interest-bearing demand deposits                                          8,775,000
                                                                    ------------------------------------------
     Cash and cash equivalents                                              13,887,788            3,171,389
   Trading assets, at fair value                                             1,049,327              758,570
   Investment securities
     Available for sale                                                     57,109,780           36,672,364
     Held to maturity (fair value of $0 and $23,505,716)                                         24,697,115
                                                                    ------------------------------------------
         Total investment securities                                        57,109,780           61,369,479
   Loans, net of allowance for loan losses of $718,267
         and $645,107                                                      136,863,425          131,393,748
   Premises and equipment                                                    4,642,655            3,871,340
   Federal Home Loan Bank stock                                              1,527,400            1,419,700
   Interest receivable                                                       1,790,607            1,908,022
   Other assets                                                                533,607            1,318,620
                                                                    ------------------------------------------

         Total assets                                                     $217,404,589         $205,210,868
                                                                    ==========================================

LIABILITIES
   Deposits
     Interest bearing                                                     $177,316,986         $167,221,697
     Noninterest bearing                                                     4,631,492            5,315,314
                                                                    ------------------------------------------
         Totals                                                            181,948,478          172,537,011
   Short-term borrowings                                                                            400,000
   Long-term debt                                                           12,452,796           12,528,050
   Interest payable                                                            962,143              850,771
   Other liabilities                                                         1,572,344              908,629
                                                                    ------------------------------------------
         Total liabilities                                                 196,935,761          187,224,461
                                                                    ------------------------------------------

STOCKHOLDERS' EQUITY
   Preferred stock, $1 par value
     Authorized and unissued--1,000,000 shares
   Common stock, $1 par value
     Authorized--5,000,000 shares
     Issued and outstanding--1,579,582 and 1,574,282 shares                  1,579,582            1,574,282
   Additional paid-in capital                                                8,729,990            8,708,790
   Common stock acquired by Rabbi trusts for deferred
     compensation plans                                                       (488,102)            (515,623)
   Treasury stock, at cost--282,728 and 278,935 shares                      (2,484,267)          (2,438,366)
   Retained earnings                                                        12,839,997           11,843,918
   Accumulated other comprehensive income (loss)                               291,628           (1,186,594)
                                                                    ------------------------------------------
         Total stockholders' equity                                         20,468,828           17,986,407
                                                                    ------------------------------------------

         Total liabilities and stockholders' equity                       $217,404,589         $205,210,868
                                                                    ==========================================

See notes to consolidated financial statements.

                                      (18)

                    HFB FINANCIAL CORPORATION AND SUBSIDIARY

                        CONSOLIDATED STATEMENT OF INCOME

YEAR ENDED JUNE 30                                                        2001             2000
-------------------------------------------------------------------------------------------------------

INTEREST INCOME
   Loans receivable                                                     $11,654,613       $10,217,744
   Investment securities                                                  3,885,382         4,062,065
   Other dividend income                                                     26,011            33,560
   Deposits with financial institutions                                     146,521            82,436
                                                                      ---------------------------------
         Total interest income                                           15,712,527        14,395,805
                                                                      ---------------------------------

INTEREST EXPENSE
   Deposits                                                               8,806,524         7,549,213
   Short-term borrowings                                                      4,746           113,635
   Long-term debt                                                           683,328           602,176
                                                                      ---------------------------------
         Total interest expense                                           9,494,598         8,265,024
                                                                      ---------------------------------

NET INTEREST INCOME                                                       6,217,929         6,130,781
   Provision (adjustment) for loan losses                                   104,980          (436,988)
                                                                      ---------------------------------

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                       6,112,949         6,567,769
                                                                      ---------------------------------

OTHER INCOME
   Service charges for deposit accounts                                     630,588           376,887
   Other customer fees                                                       80,125            58,072
   Net gain (loss) on trading securities                                    259,697          (163,026)
   Net realized loss on sales of available-for-sale securities                 (670)
   Other income                                                              29,133            88,765
                                                                      ------------------------------------
         Total other income                                                 998,873           360,698
                                                                      ------------------------------------

OTHER EXPENSES
   Salaries and employee benefits                                         2,192,803         2,106,928
   Net occupancy expenses                                                   325,243           296,233
   Equipment expenses                                                       431,970           279,904
   Data processing fees                                                     260,021           276,622
   Deposit insurance expense                                                 34,202            61,900
   Legal and professional fees                                              218,505           381,220
   Advertising                                                              221,741           222,281
   State franchise and deposit taxes                                        167,515           156,743
   Other expenses                                                         1,003,140           916,976
                                                                   ------------------------------------
         Total other expenses                                             4,855,140         4,698,807
                                                                   ------------------------------------

INCOME BEFORE INCOME TAX                                                  2,256,682         2,229,660
   Income tax expense                                                       767,364           787,949
                                                                   ------------------------------------
NET INCOME                                                             $  1,489,318      $  1,441,711
                                                                   ====================================
BASIC EARNINGS PER SHARE                                                      $1.20             $1.09
                                                                   ====================================
DILUTED EARNINGS PER SHARE                                                    $1.18             $1.08
                                                                   ====================================

See notes to consolidated financial statements.

                                      (19)

                    HFB FINANCIAL CORPORATION AND SUBSIDIARY

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                                                        COMMON STOCK
                                                  ----------------------   ADDITIONAL
                                                     SHARES                  PAID-IN      RABBI     COMPREHENSIVE
                                                  OUTSTANDING    AMOUNT      CAPITAL      TRUSTS       INCOME
                                                  -----------------------------------------------------------------

BALANCES, JULY 1, 1999                             1,303,031   $1,303,031  $6,303,419   $(639,767)
   Comprehensive income
     Net income                                                                                      $1,441,711
     Other comprehensive income, net of tax
       Unrealized losses on securities                                                                 (500,198)
                                                                                                   ----------------
   Comprehensive income                                                                              $  941,513
                                                                                                   ================
   Cash dividends ($.43 per share)
   20% stock dividend with $1,216 paid in lieu of
     fractional shares                               262,279      262,279   2,360,511
   Stock issued upon exercise of stock options         8,972        8,972      44,860
   Purchase of treasury stock (30,400 shares)
   Stock withdrawn from Rabbi Trusts                                                        8,352
   Net change in fair value of Rabbi Trust
     shares, net of tax                                                                   115,792
                                                  --------------------------------------------------

BALANCES, JUNE 30, 2000                            1,574,282    1,574,282   8,708,790    (515,623)
   Comprehensive income
     Net income                                                                                      $1,489,318
     Other comprehensive income, net of tax
       Unrealized gains on securities                                                                 1,478,222
                                                                                                   ----------------
   Comprehensive income                                                                              $2,967,540
                                                                                                   ================
   Cash dividends ($.38 per share)
   Stock issued upon exercise of stock options         5,300        5,300      21,200
   Purchase of treasury stock (3,793 shares)
   Stock withdrawn from Rabbi Trusts                                                        8,355
   Net change in fair value of Rabbi Trust
     shares, net of tax                                                                    19,166
                                                  --------------------------------------------------
BALANCES, JUNE 30, 2001                            1,579,582   $1,579,582  $8,729,990   $(488,102)
                                                  ==================================================

[TABLE CONTINUED FROM ABOVE]

                                                                ACCUMULATED
                                                                  OTHER
                                                    RETAINED   COMPREHENSIVE    TREASURY  STOCKHOLDERS'
                                                    EARNINGS   INCOME (LOSS)     STOCK       EQUITY
                                                  ------------------------------------------------------

BALANCES, JULY 1, 1999                             $13,501,715    $(686,396)  $(2,030,955) $17,751,047
   Comprehensive income
     Net income                                      1,441,711                               1,441,711
     Other comprehensive income, net of tax
       Unrealized losses on securities                             (500,198)                  (500,198)
   Comprehensive income
   Cash dividends ($.43 per share)                    (475,502)                               (475,502)
   20% stock dividend with $1,216 paid in lieu of
     fractional shares                              (2,624,006)                                 (1,216)
   Stock issued upon exercise of stock options                                                  53,832
   Purchase of treasury stock (30,400 shares)                                    (407,411)    (407,411)
   Stock withdrawn from Rabbi Trusts                                                             8,352
   Net change in fair value of Rabbi Trust
     shares, net of tax                                                                        115,792
                                                  ------------------------------------------------------

BALANCES, JUNE 30, 2000                             11,843,918   (1,186,594)   (2,438,366)  17,986,407
   Comprehensive income
     Net income                                      1,489,318                               1,489,318
     Other comprehensive income, net of tax
       Unrealized gains on securities                             1,478,222                  1,478,222
   Comprehensive income
   Cash dividends ($.38 per share)                    (493,239)                               (493,239)
   Stock issued upon exercise of stock options                                                  26,500
   Purchase of treasury stock (3,793 shares)                                      (45,901)     (45,901)
   Stock withdrawn from Rabbi Trusts                                                             8,355
   Net change in fair value of Rabbi Trust
     shares, net of tax                                                                         19,166
                                                  ------------------------------------------------------
BALANCES, JUNE 30, 2001                            $12,839,997     $291,628   $(2,484,267) $20,468,828
                                                  ======================================================

See notes to consolidated financial statements.
                                      (20)

                    HFB FINANCIAL CORPORATION AND SUBSIDIARY

                      CONSOLIDATED STATEMENT OF CASH FLOWS

YEAR ENDED JUNE 30                                                  2001            2000
--------------------------------------------------------------------------------------------

OPERATING ACTIVITIES
   Net income                                                  $  1,489,318    $  1,441,711
   Adjustments to reconcile net income to net cash
     provided by operating activities
     Provision (adjustment) for loan losses                         104,980        (436,988)
     Depreciation and amortization
       Goodwill                                                     107,525          92,655
       Premises and equipment                                       378,780         292,876
       Investment securities                                       (138,780)        (85,388)
       Premises and equipment gains                                  (9,976)
     FHLB stock dividend                                           (107,700)        (72,900)
     Investment security loss                                           670
     Deferred income tax                                            (54,620)        198,000
     Net change in
       Trading assets, at fair value                               (290,757)        256,238
       Interest receivable                                          117,415         (86,052)
       Interest payable                                             111,372         117,730
       Other assets                                                 677,488        (362,552)
       Other liabilities                                           (103,055)       (136,634)
                                                               ----------------------------
         Net cash provided by operating activities                2,282,660       1,218,696
                                                               ----------------------------

INVESTING ACTIVITIES
   Purchases of securities available for sale                   (14,300,249)     (8,346,396)
   Proceeds from maturities of securities available for sale     11,572,457       8,237,202
   Proceeds from sales of securities available for sale           3,649,998
   Purchases of securities held to maturity                                      (7,874,038)
   Proceeds from maturities of securities held to maturity        5,794,382       5,211,053
   Net change in loans                                           (5,574,657)    (10,214,962)
   Purchases of premises and equipment                           (1,277,442)     (1,731,741)
   Proceeds from sales of premises and equipment                    137,323
   Acquisition of deposits (net of cash acquired)                                  (459,423)
                                                               ----------------------------
         Net cash provided (used) by investing activities             1,812     (15,178,305)
                                                               ----------------------------

                                      (21)

                    HFB FINANCIAL CORPORATION AND SUBSIDIARY

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                   (continued)

YEAR ENDED JUNE 30                                       2001             2000
----------------------------------------------------------------------------------
FINANCING ACTIVITIES
   Net change in
     Noninterest-bearing, interest-bearing and
       savings deposits                              $   (180,009)   $  4,020,255
     Certificates of deposit                            9,591,476      14,529,000
     Short-term borrowings                               (400,000)     (6,100,000)
   Proceeds of long-term debt                                           2,000,000
   Repayment of long-term debt                            (75,254)        (69,451)
   Cash dividends                                        (493,240)       (475,502)
   Purchase of stock                                      (45,901)       (407,411)
   Cash paid in lieu of fractional shares                                  (1,216)
   Proceeds from exercise of stock options                 26,500          53,832
   Common stock withdrawn from Rabbi trusts                 8,355           8,352
                                                     ----------------------------
         Net cash provided by financing activities      8,431,927      13,557,859
                                                     ----------------------------

NET CHANGE IN CASH AND CASH EQUIVALENTS                10,716,399        (401,750)

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR            3,171,389       3,573,139
                                                     ----------------------------

CASH AND CASH EQUIVALENTS, END OF YEAR               $ 13,887,788    $  3,171,389
                                                     ============================

ADDITIONAL CASH FLOWS INFORMATION
   Interest paid                                     $  9,383,226    $  8,147,294
   Income tax paid                                        630,014         690,254

See notes to consolidated financial statements.

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

The determination of the adequacy of the allowance for loan losses is based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions. Management believes that as of June 30, 2001 the allowance for loan losses is adequate based on information currently available. A worsening or protracted economic decline in the area within which the Bank operates would increase the likelihood of additional losses due to credit and market risks and could create the need for additional loss reserves.

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

EMPLOYEE STOCK OWNERSHIP PLAN--The Company accounts for its employee stock ownership plan (ESOP) in accordance with American Institute of Certified Public Accountants (AICPA) Statement of Position 93-6, Employer's Accounting for Employee Stock Ownership Plans. The cost of shares issued to the ESOP but not yet allocated to participants are presented in the consolidated balance sheet as a reduction of stockholders' equity. Compensation expense is recorded based on the market price of the shares as they are committed to be released for allocation to participant accounts. The difference between the market price and the cost of the shares committed to be released is recorded as an adjustment to paid-in capital. Dividends on allocated ESOP shares will be recorded as a reduction of retained earnings; dividends on unallocated ESOP shares will be reflected as a reduction of debt.

Shares will be considered outstanding for earnings per share calculations when they are committed to be released; unallocated shares are not considered outstanding.

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

NOTE 2 -- DEPOSIT PURCHASE

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

                                      (25)

HFB FINANCIAL CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)


NOTE 3 -- INVESTMENT SECURITIES

                                                               GROSS            GROSS
                                           AMORTIZED        UNREALIZED        UNREALIZED          FAIR
                                              COST             GAINS            LOSSES            VALUE
                                         ---------------------------------------------------------------------
JUNE 30, 2001
   Available for sale
     U. S. Treasury                          $  1,000             $  24                           $  1,024
     Corporate bonds                            7,735                50          $    (2)            7,783
     Federal agencies                          22,767               256              (60)           22,963
     Municipals                                 1,021                64                              1,085
     Mortgage-backed securities                24,146               219             (110)           24,255
                                         ---------------------------------------------------------------------

         Total investment securities          $56,669              $613            $(172)          $57,110
                                         =====================================================================

JUNE 30, 2000
   Available for sale
     U. S. Treasury                          $  2,497              $  3        $      (1)         $  2,499
     Federal agencies                          21,431                             (1,220)           20,211
     Municipals                                 1,018                 8                              1,026
     Mortgage-backed securities                13,604                 1             (669)           12,936
                                         ---------------------------------------------------------------------
         Total available for sale              38,550                12           (1,890)           36,672
                                         ---------------------------------------------------------------------

   Held to maturity
     Federal agencies                          13,201                               (665)           12,536
     Mortgage-backed securities                11,496                12             (538)           10,970
                                         ---------------------------------------------------------------------
         Total held to maturity                24,697                12           (1,203)           23,506
                                         ---------------------------------------------------------------------

         Total investment securities          $63,247               $24          $(3,093)          $60,178
                                         =====================================================================

                                      (26)

HFB FINANCIAL CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)


The amortized cost and fair value of securities available for sale at June 30, 2001, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                         AVAILABLE FOR SALE
                                   ----------------------------------
                                      AMORTIZED         FAIR
JUNE 30                                 COST                 VALUE
---------------------------------------------------------------------

Within one year                        $  1,000          $  1,023
One to five years                        15,377            15,629
Five to ten years                         7,970             8,009
After ten years                           8,176             8,194
                                   ----------------------------------
                                         32,523            32,855
Mortgage-backed securities               24,146            24,255
                                   ----------------------------------

       Totals                           $56,669           $57,110
                                   ==================================

Securities with a carrying value of $4,850,000 and $9,697,000 were pledged at June 30, 2001 and 2000 to secure certain deposits and for other purposes permitted or required by law.

Proceeds from sales of securities available for sale during 2001 were $3,649,998. Gross gains on those sales of $13,074 and gross losses of $13,744 were realized on those sales. There were no sales of securities available for sale during 2000.

Unrealized holding gains (losses) on trading securities of $259,697 and $(170,992) were included in earnings in 2001 and 2000.

During 2001, the Company  engaged a professional  investment-consulting  firm to assist in creating an asset liability management strategy. One of the suggestions of the firm upon implementation of the strategy was that the Company transfer all securities that were classified as held to maturity to available for sale. Following this recommendation, the Company transferred debt securities with an amortized cost of $18,975,585 from held to maturity to available for sale. The securities had an unrealized gain of approximately $212,000. The Company currently has no intentions of classifying any securities as held to maturity in the future.

                                      (27)

HFB FINANCIAL CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)


NOTE 4 -- LOANS AND ALLOWANCE

JUNE 30                                                    2001          2000
--------------------------------------------------------------------------------

Commercial real estate and industrial loans            $  14,801      $  11,671
Real estate mortgage loans                               111,783        108,392
Construction loans                                         4,721          6,690
Consumer loans                                             6,276          5,286
                                                       ------------------------
                                                         137,581        132,039
Allowance for loan losses                                   (718)          (645)
                                                       ------------------------

       Total loans                                     $ 136,863      $ 131,394
                                                       ========================


YEAR ENDED JUNE 30                                        2001            2000
--------------------------------------------------------------------------------

Allowance for loan losses
   Balances, beginning of year                         $     645      $   1,212
   Provision (adjustment) for losses                         105           (437)
   Recoveries on loans                                        11              3
   Loans charged off                                         (43)          (133)
                                                       ------------------------

   Balances, end of year                               $     718      $     645
                                                       ========================

Information on impaired loans is summarized below:

JUNE 30                                                    2001           2000
--------------------------------------------------------------------------------

Impaired loans with an allowance                       $   1,387      $   1,563
                                                       ========================

Allowance for impaired loans (included in the
   Company's allowance for loan losses)                $     124      $     293
                                                       ========================

YEAR ENDED JUNE 30                                         2001           2000
--------------------------------------------------------------------------------

Average balance of impaired loans                      $  1,420       $   1,211
Interest income recognized on impaired loans                146              27
Cash-basis interest included above                          146              27

                                      (28)

HFB FINANCIAL CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)


NOTE 5 -- PREMISES AND EQUIPMENT

JUNE 30                                                2001             2000
--------------------------------------------------------------------------------

Land and improvements                                 $ 1,286           $ 1,226
Buildings                                               2,872             2,284
Furniture and equipment                                 2,369             1,832
Automobiles                                                99               135
                                                      -------------------------
       Total cost                                       6,626             5,477
Accumulated depreciation                               (1,983)           (1,606)
                                                      -------------------------

       Net                                            $ 4,643           $ 3,871
                                                      =========================


NOTE 6 -- DEPOSITS

JUNE 30                                                        2001       2000
--------------------------------------------------------------------------------

Demand deposits                                              $ 17,708   $ 17,323
Savings deposits                                                7,357      7,922
Certificates and other time deposits of
   $100,000 or more                                            53,469     44,377
Other certificates and time deposits                          103,414    102,915
                                                             -------------------

       Total deposits                                        $181,948   $172,537
                                                             ===================

Certificates and other time deposits maturing in years ending June 30

   2002                                                   $116,002
   2003                                                     33,382
   2004                                                      3,951
   2005                                                      1,505
   2006                                                      2,030
   Thereafter                                                   13
                                                   -------------------
                                                          $156,883
                                                   ===================

                                      (29)

HFB FINANCIAL CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)


NOTE 7 -- SHORT-TERM BORROWINGS AND LINE OF CREDIT

In 2001 and 2000, the Company had available a 90-day revolving line of credit up to a maximum of $15,000,000. The line of credit bears interest at a daily variable rate which is set by the Federal Home Loan Bank.

At June 30, 2001 and 2000, the Company had drawn $0 and $400,000 on the line of credit.

This line of credit is  collateralized  by FHLB  stock and  single-family  first
mortgage  loans  with  aggregate   principal   balances  totaling  150%  of  the
outstanding amount.


NOTE 8 -- LONG-TERM DEBT

JUNE 30                                                  2001       2000
--------------------------------------------------------------------------------

Federal Home Loan Bank advances, variable
   rates, due at various dates through March 2010        $12,453     $12,528
                                                    ============================

These advances are collateralized by FHLB stock and single-family first mortgage loans with aggregate principal balances totaling 150% of the outstanding amount of advances or $18,680,000. Advances are subject to restrictions or penalties in the event of prepayment.

Maturities in years ending June 30

   2002                                           $      82
   2003                                                  88
   2004                                                  96
   2005                                               2,687
   2006                                                   0
   Thereafter                                         9,500
                                             -------------------

                                                    $12,453
                                             ===================

                                      (30)

HFB FINANCIAL CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)


NOTE 9 -- INCOME TAX

YEAR ENDED JUNE 30                                2001             2000
-------------------------------------------------------------------------------

Income tax expense
   Currently payable
     Federal                                        $758              $546
     State                                            63                44
   Deferred
     Federal                                         (45)              188
     State                                            (9)               10
                                                -------------------------------

       Total income tax expense                     $767              $788
                                                ===============================

Reconciliation of federal statutory to
   actual tax expense
   Federal statutory income tax at 34%              $767              $758
   Effect of state income taxes                       36                36
   Other                                             (36)               (6)
                                                -------------------------------

       Actual tax expense                           $767              $788
                                                ===============================

                                      (31)

HFB FINANCIAL CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)


A cumulative net deferred tax asset (liability) is included in other assets (liabilities). The components of the asset (liability) are as follows:

JUNE 30                                                 2001       2000
-----------------------------------------------------------------------------

ASSETS
   Deferred compensation                                $122        $125
   Deferred compensation--Rabbi trust                     85         106
   Unrealized loss on securities available for sale                  691
   Deposit-based intangibles                              53          25
   Other                                                   5           5
                                                      -----------------------
         Total assets                                    265         952
                                                      -----------------------

LIABILITIES
   Basis in FHLB stock                                  (351)       (312)
   Allowance for loan losses                             (92)       (188)
   Unrealized gain on securities available for sale     (158)
   Depreciation                                          (79)        (51)
                                                      -----------------------
         Total liabilities                              (680)       (551)
                                                      -----------------------
                                                       $(415)       $401
                                                      =======================

Retained earnings include approximately $2,096,000 for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions as of June 30, 1988 for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses including redemption of bank stock, payment of excess dividends, or loss of "bank" status, would create income for tax purposes only, which income would be subject to the then-current corporate income tax rate. At June 30, 2001, the unrecorded deferred income tax liability on the above amount was approximately $800,000.

                                      (32)

HFB FINANCIAL CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)


NOTE 10 -- OTHER COMPREHENSIVE INCOME--UNREALIZED GAINS (LOSSES) ON SECURITIES

                                                                             2001
                                                          ------------------------------------------
                                                            BEFORE-TAX        TAX        NET-OF-TAX
YEAR ENDED JUNE 30                                           AMOUNT         EXPENSE       AMOUNT
----------------------------------------------------------------------------------------------------

Unrealized gains on securities:
   Unrealized holding gains arising during the year          $2,318          $(841)        $1,477
   Less: reclassification adjustment for losses
     realized in net income                                      (1)                           (1)
                                                          ------------------------------------------

   Other comprehensive income--net unrealized
     gains on securities                                     $2,319          $(841)        $1,478
                                                          ==========================================

                                                                             2000
                                                          ------------------------------------------
                                                            BEFORE-TAX        TAX        NET-OF-TAX
YEAR ENDED JUNE 30                                           AMOUNT         EXPENSE       AMOUNT
----------------------------------------------------------------------------------------------------

Unrealized losses on securities:
   Unrealized holding losses arising during the year         $ (785)         $ 285         $ (500)
                                                          ==========================================

                                      (33)

HFB FINANCIAL CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)


NOTE 11 -- COMMITMENTS AND CONTINGENT LIABILITIES

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

Financial instruments whose contract amount represents credit risk as of June 30 were as follows:

                                             2001             2000
                                      ------------------------------------

Commitments to extend credit                  $3,257            $3,016
Standby letters of credit                        517               259

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

There are five capital categories defined in the regulations, ranging from well capitalized to critically undercapitalized. Classification of a bank in any of the undercapitalized categories can result in actions by regulators that could have a material effect on a bank's operations. At June 30, 2001 and 2000, the Bank is categorized as well capitalized and met all subject capital adequacy requirements. There are no conditions or events since June 30, 2001 that management believes have changed the Bank's classification.

The Bank's actual and required capital amounts and ratios are as follows:

                                                                              REQUIRED FOR               TO BE WELL
                                                       ACTUAL               ADEQUATE CAPITAL1           CAPITALIZED1
                                             -------------------------------------------------------------------------------
                                                 AMOUNT        RATIO       AMOUNT       RATIO        AMOUNT       RATIO
                                             -------------------------------------------------------------------------------
AS OF JUNE 30, 2001
   Total risk-based capital1 (to risk-
     weighted assets)                            $17,886        15.74%       $9,089       8.00%      $11,361       10.00%
   Tier 1 capital1 (to risk-weighted assets)      18,718        16.48         4,544       4.00         6,816        6.00
   Core capital1 (to adjusted total assets)       18,718         8.65         8,657       4.00        10,821        5.00
   Core capital1 (to adjusted tangible            18,718         8.67         4,317       2.00           N/A         N/A
     assets)
   Tangible capital1 (to adjusted total           18,718         8.65         3,246       1.50           N/A         N/A
     assets)

AS OF JUNE 30, 2000
   Total risk-based capital1 (to risk-
     weighted assets)                            $18,238        18.33%       $7,960       8.00%     $  9,950       10.00%
   Tier 1 capital1 (to risk-weighted assets)      17,638        17.77         3,980       4.00         5,970        6.00
   Core capital1 (to adjusted total assets)       17,638         8.59         8,214       4.00        10,267        5.00
   Core capital1 (to adjusted tangible            17,638         8.56         4,123       2.00           N/A         N/A
     assets)
   Tangible capital1 (to adjusted total           17,638         8.59         3,080       1.50           N/A         N/A
     assets)

1As defined by regulatory agencies

                                      (35)

HFB FINANCIAL CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)


NOTE 14 -- EMPLOYEE BENEFIT PLANS

PENSION PLAN
The Company is a participant in a pension fund known as The Pentegra Group (formerly the Financial Institutions Retirement Fund). This plan is a multi-employer plan; separate actuarial valuations are not made with respect to each participating employer. Plan benefits are fully vested after five years of service and are based on an employee's years of service and a percentage of the employee's average salary, using the five highest consecutive years proceeding retirement. The Bank's funding policy is to make contributions to the plan equal to the amount accrued as pension expense. The Bank incurred no expense for the years ended June 30, 2001 or 2000.

EMPLOYEE STOCK OWNERSHIP PLAN
The Bank has an Employee Stock Ownership Plan (Plan) for the benefit of participating employees. Generally, all employees age 21 or older are eligible to participate upon completion of one year of service. The Plan contains 101,177 shares of Company stock, all of which are allocated. The cost of the Plan is borne by the Company through contributions to an employee stock ownership trust in amounts determined by the Board of Directors. The contributions to the Plan in 2001 and 2000 were $8,000 and $21,489, respectively.

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

The Rabbi trusts did not purchase any shares of stock in 2001 and 2000. A total of 1,670 shares were distributed to a trust beneficiary in 2001 and 2000. The Bank's liability at June 30, 2001 and 2000 for both plans was $574,300 and $655,800. Deferred amounts are included in other liabilities. The stock in the grantor trusts is shown as a contra-capital account until distributed to the directors over a five-year period beginning at their retirement, resignation or death. The amount charged to expense was $5,000 and $9,000 for 2001 and 2000.

                                      (36)

HFB FINANCIAL CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)


NOTE 15 -- STOCK OPTION PLAN

The Company has an incentive stock option plan in which 144,500 shares have been reserved for future issuance by the Company to directors and employees of the Company and its subsidiary. The plan provides for a term of ten years, after which no awards may be made, unless earlier terminated by the Board of Directors. At June 30, 2001, options to purchase 143,641 shares had been granted.

Under the Company's incentive stock option plan, which is accounted for in accordance with Accounting Principles Board Opinion (APB) No. 25, Accounting for Stock Issued to Employees, and related interpretations, the Company grants selected executives and other key employees stock option awards which vest and become fully exercisable immediately. During 2000, the Company authorized the grant of options for up to 4,768 shares of the Company's common stock. The exercise price of each option, which has a ten-year life, was equal to the market price of the Company's stock on the date of the grant; therefore, no compensation expense was recognized. No options were granted during 2001.

Although the Company has elected to follow APB No. 25, SFAS No. 123 requires pro forma disclosures of net income and earnings per share as if the Company had accounted for its employee stock options under that Statement. The fair value of each option grant was estimated using an option-pricing model with the following assumptions:

                                                                        2000
                                                                ---------------

Risk-free interest rate                                                  6.8%
Dividend yield                                                           3.5%
Volatility factor of expected market price of common stock              20.0%

Weighted-average expected life of the options                        10 years

Under SFAS No. 123, compensation cost is recognized in the amount of the estimated fair value of the options and amortized to expense over the options' vesting period. The options granted during 2000 vested immediately. The pro forma effect on net income and earnings per share of this statement for the year ended June 30, 2000 are as follows:

                                                                   2000
                                                             ------------------

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

                                      (37)

HFB FINANCIAL CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)


The following is a summary of the status of the Company's stock option plan and changes in that plan as of and for the years ended June 30, 2001 and 2000.

YEAR ENDED JUNE 30                                      2001                          2000
--------------------------------------------------------------------------------------------------------
                                                            WEIGHTED-                     WEIGHTED-
                                                             AVERAGE                       AVERAGE
            OPTIONS                            SHARES     EXERCISE PRICE    SHARES     EXERCISE PRICE
--------------------------------------------------------------------------------------------------------
Outstanding, beginning of year                 27,014          $7.53         33,013       $  6.26
Granted                                                                       4,768         10.63
Exercised                                       5,300           5.00         10,766          5.00
                                            --------------               --------------

Outstanding, end of year                       21,714           8.15         27,014          7.53
                                            ==============               ==============

Options exercisable at year end                21,714           8.15         27,014          7.53

Weighted-average fair value of options
   granted during the year                                                                  $3.64

As of June 30, 2001, the 21,714 options outstanding have exercise prices ranging from $5.00 to $10.75 and a weighted-average remaining contractual life of 4.30 years.

                                      (38)

HFB FINANCIAL CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)


NOTE 16 -- EARNINGS PER SHARE

Earnings per share were computed as follows:

                                                               YEAR ENDED JUNE 30, 2001
                                                 ------------------------------------------------------
                                                                   WEIGHTED AVERAGE      PER SHARE
                                                      INCOME            SHARES             AMOUNT
                                                 ------------------------------------------------------
NET INCOME                                              $1,489
                                                 ==================
BASIC EARNINGS PER SHARE
  Income available to common stockholders               $1,489          1,245,799           $1.20
EFFECT OF DILUTIVE SECURITIES
  Stock options                                                            15,269
                                                 -------------------------------------
DILUTED EARNINGS PER SHARE
  Income available to common stockholders
    and assumed conversions                             $1,489          1,261,068           $1.18
                                                 ======================================================

                                                               YEAR ENDED JUNE 30, 2000
                                                 ------------------------------------------------------
                                                                   WEIGHTED AVERAGE      PER SHARE
                                                      INCOME            SHARES             AMOUNT
                                                 ------------------------------------------------------

NET INCOME                                              $1,442
                                                   ===================
BASIC EARNINGS PER SHARE
  Income available to common stockholders               $1,442          1,321,443           $1.09
EFFECT OF DILUTIVE SECURITIES
  Stock options                                                            11,058
                                                   -----------------------------------
DILUTED EARNINGS PER SHARE
  Income available to common stockholders
    and assumed conversions                             $1,442          1,332,501           $1.08
                                                   ====================================================

                                      (39)

HFB FINANCIAL CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)


NOTE 17 -- FAIR VALUES OF FINANCIAL INSTRUMENTS

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

                                      (40)

HFB FINANCIAL CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)


The estimated fair values of the Company's financial instruments are as follows:

                                                            2001                               2000
                                                --------------------------------------------------------------------
                                                   CARRYING            FAIR            CARRYING           FAIR
JUNE 30                                             AMOUNT             VALUE            AMOUNT            VALUE
--------------------------------------------------------------------------------------------------------------------

ASSETS
   Cash and cash equivalents                       $  13,888         $  13,888       $    3,171        $    3,171
   Trading assets, at fair value                       1,049             1,049              759               759
   Investment securities available for sale           57,110            57,110           36,672            36,672
   Investment securities held to maturity                                                24,697            23,505
   Loans, net                                        136,863           142,967          131,394           131,252
   FHLB stock                                          1,527             1,527            1,420             1,420
   Interest receivable                                 1,791             1,791            1,908             1,908

LIABILITIES
   Deposits                                          181,948           180,962          172,537           169,495
   Short-term borrowings                                                                    400               400
   Long-term debt                                     12,453            12,614           12,528            12,292
   Interest payable                                      962               962              851               851

NOTE 18 -- CONDENSED FINANCIAL INFORMATION (PARENT COMPANY ONLY)

Presented below is condensed financial information as to financial position, results of operations and cash flows for the Company:

                             CONDENSED BALANCE SHEET

JUNE 30                                               2001        2000
------------------------------------------------------------------------------

ASSETS
   Cash and cash equivalents                          $    25      $   261
   Trading assets, at fair value                        1,049          759
   Investment in common stock of subsidiary            19,269       16,819
   Other assets                                           126          147
                                               -------------------------------

         Total assets                                 $20,469      $17,986
                                               ===============================

STOCKHOLDERS' EQUITY                                  $20,469      $17,986
                                               ===============================

                                      (41)

HFB FINANCIAL CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)


                          CONDENSED STATEMENT OF INCOME

YEAR ENDED JUNE 30                                   2001          2000
-----------------------------------------------------------------------------

INCOME
   Dividends from subsidiary                       $   426       $   800
   Net gain (loss) on trading securities               260          (163)
   Other income                                          2            34
                                                -----------------------------
         Total income                                  688           671

EXPENSES
   Other expenses                                       62            24
                                                -----------------------------

INCOME BEFORE INCOME TAX AND EQUITY IN
   UNDISTRIBUTED INCOME OF SUBSIDIARY                  626           647

INCOME TAX EXPENSE (BENEFIT)                            82           (52)
                                                -----------------------------

INCOME BEFORE EQUITY IN UNDISTRIBUTED
   INCOME OF SUBSIDIARY                                544           699

EQUITY IN UNDISTRIBUTED INCOME OF SUBSIDIARY           945           743
                                                -----------------------------

NET INCOME                                          $1,489        $1,442
                                                =============================

                                      (42)

HFB FINANCIAL CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)


                        CONDENSED STATEMENT OF CASH FLOWS

YEAR ENDED JUNE 30                                           2001        2000
-------------------------------------------------------------------------------

OPERATING ACTIVITIES
   Net income                                               $ 1,489     $ 1,442
   Adjustments to reconcile net income to net
     cash provided by operating activities
     Equity in undistributed earnings of subsidiary            (945)       (743)
     Net change in
       Trading assets, at fair value                           (290)        256
       Other assets and other liabilities                        21         (47)
     Other                                                       (7)         (9)
                                                            -------------------
         Net cash provided by operating activities              268         899
                                                            -------------------

FINANCING ACTIVITIES
   Proceeds from exercise of stock options                       27          54
   Cash paid in lieu of fractional shares                        (1)
   Purchase of stock                                            (46)       (407)
   Common stock withdrawn from Rabbi trusts                       8           8
   Cash dividends                                              (493)       (476)
                                                            -------------------
         Net cash used by financing activities                 (504)       (822)
                                                            -------------------

NET CHANGE IN CASH AND CASH EQUIVALENTS                        (236)         77

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                    261         184
                                                            -------------------

CASH AND CASH EQUIVALENTS, END OF YEAR                      $    25     $   261
                                                            ===================


NOTE 19 -- SUBSEQUENT EVENT

Subsequent to June 30, 2001, the Board of Directors of the Company authorized the Bank to convert from a federally chartered savings bank to a Kentucky chartered commercial bank. The conversion is subject to approval by federal and Kentucky banking regulators.

                                      (43)

[LOGO OF BKD, LLP]


                          INDEPENDENT AUDITOR'S REPORT



To the Stockholders and
Board of Directors
HFB Financial Corporation
Middlesboro, Kentucky


We have audited the accompanying consolidated balance sheet of HFB Financial Corporation and subsidiary as of June 30, 2001 and 2000, and the related consolidated statements of income, stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements described above present fairly, in all material respects, the consolidated financial position of HFB Financial Corporation and subsidiary as of June 30, 2001 and 2000, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

BKD, LLP


Evansville, Indiana
July 13, 2001

                                      (44)

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

                                         BRANCH OFFICE
                                         104 Cumberland Avenue
                                         Harlan, Kentucky

                               GENERAL INFORMATION
                                                                                  ANNUAL REPORT ON FORM 10-KSB
INDEPENDENT CERTIFIED                    ANNUAL MEETING                           A copy of the Company's Annual Report on
PUBLIC ACCOUNTANTS                       The 2001 Annual Meeting of Stockholders  Form 10-KSB for the fiscal year ended
BKD, LLP                                 will be held on October 17, 2001 at 2.00 June 30, 2001, as filed with the
20 N. W. Third Street                    p.m.                                     Securities and Exchange Commission, will
Evansville, Indiana  47708               at the Pine Mountain State Resort        be furnished without charge to
                                         Park, Pineville, Kentucky.               stockholders as of the record date for
                                                                                  the 2001 Annual Meeting upon written
GENERAL COUNSEL                          TRANSFER AGENT AND REGISTRAR             request to the Chief Financial Officer,
Joseph Coker                             Registrar & Transfer Company             HFB Financial Corporation, 1602
P. O. Box 134                            10 Commerce Drive                        Cumberland Avenue, Middlesboro, Kentucky.
Jacksboro, Tennessee  37757              Crawford, New Jersey  07016-3572


SPECIAL COUNSEL
Kutak Rock
Suite 1000
1101 Connecticut Ave., N. W.
Washington, D.C.  20036-4374

                                      (45)