Form 10KSB/A, Exhibit 13
period 2002-06-30
HFB FINANCIAL CORP
filed 2002-10-18
CIK 892157

LETTER TO STOCKHOLDERS
--------------------------------------------------------------------------------












To Our Shareholders:

Fiscal year 2002 has been a challenging one for us. As we have focused on becoming a relationship bank, we continue to make changes in our organization and systems. With many of these changes now in place and the enthusiasm of our management and staff, we feel that we are better poised to increase our market share and earnings in the coming year. For the year ended June 30, 2002, the Company earned $1,589,000 compared to $1,489,000 for the year ended June 30, 2001. Basic earnings per share were $1.28 and diluted earnings per share were $1.27 for the twelve-month period ended June 30, 2002, compared to $1.20 and $1.18, respectively, for the twelve months ended June 30, 2001. Total assets increased by $28.8 million to $246.2 million at June 30, 2002.

Looking forward, we are committed to continued growth in our earnings with our primary focus on creating shareholder value. As a means to operate more competitively and efficiently, we completed our conversion from a federally-chartered thrift to a Kentucky-chartered commercial bank during the twelve months ended June 30, 2002. As a commercial bank, we may now offer a wider range of products and services to better serve our market as a whole. We are excited about the opportunities as we embark on this new stage in the growth of Home Federal Bank. In addition, I am pleased to announce that your Board of Directors declared a semi-annual dividend of $0.21 per share to all shareholders of record as of September 16, 2002.

We are grateful for your continued support.




David B. Cook
President and CEO

FINANCIAL HIGHLIGHTS
--------------------------------------------------------------------------------

                              RESULTS OF OPERATIONS

                                                                                      CHANGE
                                                                          -----------------------------
YEARS ENDED JUNE 30                          2002              2001            AMOUNT        PERCENT
-------------------------------------------------------------------------------------------------------
                                                              (Dollars in Thousands)
 Interest income                        $       15,716    $       15,713    $            3        .02%
 Interest expense                                8,276             9,495            (1,219)    (12.84)
                                         -------------     -------------     -------------
 Net interest income                             7,440             6,218             1,222      19.65
 Provision for loan losses                         307               105               202     192.38
                                         -------------     -------------     -------------
 Net interest income after provision
    for loan losses                              7,133             6,113             1,020      16.69
 Other income                                    1,106               998               108      10.82
 Other expenses                                  5,903             4,855             1,048      21.59
 Income taxes                                      747               767               (20)     (2.61)
                                         -------------     -------------     -------------
 Net income                                      1,589             1,489               100       6.72

                               FINANCIAL POSITION

                                                                                              CHANGE
                                                                                ------------------------------------
JUNE 30                                            2002              2001            AMOUNT           PERCENT
--------------------------------------------------------------------------------------------------------------------
                                                                    (Dollars in Thousands)

 Total assets                                 $      246,164    $      217,405    $       28,759         13.23%
 Net loans                                           154,450           136,863            17,587         12.85
 Investment securities--available for sale            74,637            57,110            17,527         30.69
 Deposits                                            201,323           181,948            19,375         10.65
 Stockholders' equity                                 22,141            20,469             1,672          8.17

 Number of shares outstanding                      1,296,311         1,296,854               543           .04

SELECTED FINANCIAL AND OTHER DATA
--------------------------------------------------------------------------------

JUNE 30                                           2002            2001            2000            1999           1998
----------------------------------------------------------------------------------------------------------------------------
                                                        (Dollar amounts in thousands, except per share amount)
 Financial Position
   Assets                                     $    246,164    $    217,405    $    205,211    $    190,730    $    176,437
   Loans, net                                      154,450         136,863         131,394         120,742         116,171
   Investments
      Available for sale                            74,637          57,110          36,672          37,299`         26,905
      Held to maturity                                  --              --          24,697          21,998          20,547
   Deposits                                        201,323         181,948         172,537         153,988         144,881
   Short-term borrowings and long-term                                              12,928          17,098          12,162
      debt                                          19,871          12,453
   Stockholders' equity                             22,141          20,469          17,986          17,751          17,987

YEAR ENDED JUNE 30                                2002            2001            2000            1999           1998
----------------------------------------------------------------------------------------------------------------------------
                                                        (Dollar amounts in thousands, except per share amount)
 Operating Results
   Interest income                            $     15,716    $     15,713    $     14,396    $     13,558    $     12,979
   Interest expense                                 (8,276)         (9,495)         (8,265)         (8,018)         (7,322)
                                               -----------     -----------     -----------     -----------     -----------
   Net interest income                               7,440           6,218           6,131           5,540           5,657
   Provision for loan losses                          (307)           (105)            437            (253)           (274)
                                               -----------     -----------     -----------     -----------     -----------
   Net interest income after provision
      for loan losses                                7,133           6,113           6,568           5,287           5,383
   Other income
      Net gain (loss) on trading securities             21             260            (163)           (141)            159
      Other                                          1,085             738             524             465             502
   Other expenses                                   (5,903)         (4,855)         (4,699)         (3,715)         (3,750)
                                               -----------     -----------     -----------     -----------     -----------
   Income before income tax                          2,336           2,256           2,230           1,896           2,294
   Income taxes                                       (747)           (767)           (788)           (656)           (791)
                                               -----------     -----------     -----------     -----------     -----------

   Net income                                 $      1,589    $      1,489    $      1,442    $      1,240    $      1,503
                                               ===========     ===========     ===========     ===========     ===========

   Basic earnings per share (1)               $       1.28    $       1.20    $       1.09    $        .94    $       1.16
   Diluted earnings per share                         1.27            1.18            1.08             .93            1.13
   Book value per share                              17.08           15.81           13.89           13.43           13.76

(1)  Years before 2000 adjusted for a 20% stock dividend on June 14, 2000.

YEAR ENDED JUNE 30                             2002         2001        2000        1999         1998
--------------------------------------------------------------------------------------------------------
                                               (Dollar amounts in thousands, except per share amount)
 Other Data
   Average interest rate spread                 3.20%       2.69%       2.92%        2.69%        3.12%
   Net yield on average                                                 3.24         3.09         3.52
      interest-earning assets                   3.42        3.08
   Return on average assets                      .69         .70         .73          .67          .90
   Return on average stockholders'                                      8.07         6.85         8.70
      equity                                    7.46        7.74
   Equity as a percent of year-end                                      8.76         9.32        10.20
      assets                                    8.99        9.42
   Non-interest expense as a percent of
      average assets                            2.55        2.30        2.38         2.02         2.22
   Non-performing assets to total assets        1.49        1.09        1.69         1.02          .52
   Ratio of allowance for loan losses
      to gross loans                             .63         .52         .49          .99          .83
   Dividend payout ratio                       31.90       33.12       32.98        39.74        29.94
   Number of
      Real estate loans outstanding            1,993       1,933       1,996        2,249        2,077
      Deposit accounts                        16,346      16,669      16,609       14,802       14,945
      Full service offices                         4           4           4            3            3

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

THE BANK. Home Federal was incorporated in 1920 as a Kentucky-chartered building and loan association known as Peoples Building and Loan. The Bank converted to a federal savings and loan association and obtained federal insurance of accounts in 1961 and became a federally-chartered mutual savings bank, Home Federal Savings Bank, in 1985. The Bank completed its conversion from mutual to stock form on December 28, 1992. Subsequently, the Bank converted to a state-chartered commercial bank and changed its name to Home Federal Bank Corporation in 2002. The Bank operates through one full-service office in the southeastern Kentucky community of Middlesboro, two full service offices in the southeastern Kentucky community of Harlan, and one full-service office in the East Tennessee community of New Tazewell.

The Bank is engaged principally in the business of accepting deposits from the general public and originating permanent loans which are secured by one to four family residential properties located in its market area. The Bank also originates consumer loans and commercial real estate loans, and maintains a substantial investment portfolio of mortgage-backed and other investment securities. Home Federal's current business strategy embodies several objectives: (i) continued emphasis on originating interest rate sensitive or shorter term loans for portfolio, primarily in the form of longer term adjustable-rate mortgage loans and shorter term consumer loans, (ii) continued maintenance of a substantial investment portfolio of short-term, low-risk investments, primarily U. S. government and agency securities and investment grade mortgage-backed securities and (iii) expanding the Bank's loan originations in the counties adjacent to the Bank's market area. In addition, from time to time, the Bank has purchased whole loans and participation interests in residential and commercial real estate and multifamily real estate loans located primarily in Kentucky and East Tennessee areas contiguous to the Bank's immediate market area.

As a state-chartered commercial bank, the Bank's deposits are insured by the Federal Deposit Insurance Corporation (FDIC) up to applicable limits for each depositor. The Bank is a member of the Federal Home Loan Bank (FHLB) of Cincinnati which is one of the twelve district banks comprising the FHLB system. The Bank is subject to comprehensive examination, supervision and regulation by the Kentucky Department of Financial Institutions and the FDIC. This regulation is intended primarily for the protection of depositors.

MARKET INFORMATION
--------------------------------------------------------------------------------

TRADING IN THE COMMON STOCK. The Company's common stock is listed on the NASDAQ small cap market under the symbol "HFBA". There are currently 1,296,311 shares of the common stock outstanding and approximately 400 holders of record of the common stock (not including shares held in "street name").

The following table sets forth certain information as to the range of the high and low bid prices for the Company's common stock for the calendar quarters indicated:

                                                               DIVIDENDS
                          HIGH BID (1)      LOW BID (1)          PAID
                       ------------------------------------------------------

 Fiscal 2001
   First quarter         $     13.000      $     11.375     $       .19
   Second quarter              13.000            10.125
   Third quarter               12.000            11.000             .19
   Fourth quarter              12.880            11.000

 Fiscal 2002
   First quarter         $     13.000      $     11.450     $       .19
   Second quarter              14.150            12.030
   Third quarter               14.600            13.450             .20
   Fourth quarter              14.750            13.000

(1) Quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

The latest bid price as of August 26, 2002 was $12.90.

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

Home Federal's results of operations in recent years have reflected the fundamental changes which have occurred in the regulatory, economic and competitive environment in which banks operate. The Bank's results of operations are primarily dependent on its net interest income, which is the difference between interest income on interest-earning assets and interest expense on interest-bearing liabilities. Interest income is a function of the balances of interest-earning assets outstanding during the period and the yields earned on such assets. Interest expense is a function of the amount of interest-bearing liabilities outstanding during the period and the rates paid on such liabilities. The Bank also generates non-interest income, such as service charges on transaction accounts and other fees. Net income is further affected by the level of non-interest expenses, such as personnel expenses, occupancy and equipment expenses, federal deposit insurance premiums and other expenses.

The operations of Home Federal and banks generally are significantly influenced by general economic conditions and the monetary and fiscal policies of governmental regulatory agencies. Deposit flows and costs of funds are influenced by interest rates on competing investments and prevailing market rates of interest. Lending activities are affected by the demand for financing real estate and other types of loans, which, in turn, is affected by the interest rates at which such financing may be offered and other factors affecting loan demand and the availability of funds. Just as the Bank's operations are influenced by regulatory authorities, so are its liquidity levels and capital resources.

ASSET/LIABILITY MANAGEMENT
--------------------------------------------------------------------------------

Key components of a successful asset/liability strategy are the monitoring and managing of interest rate sensitivity of both the interest-earning asset and interest-bearing liability portfolios. Home Federal has employed various strategies intended to minimize the adverse effect of interest rate risk on future operations by providing a better match between the interest rate sensitivity between its assets and liabilities. In particular, the Bank's strategies are intended to stabilize net interest income for the long term by protecting its interest rate spread against increases in interest rates. Such strategies include the origination for portfolio of adjustable-rate mortgage loans secured by one to four family residential real estate and the origination of consumer and other loans with greater interest rate sensitivities than long-term, fixed-rate residential mortgage loans. At June 30, 2002, approximately 65% of the loans in the Bank's mortgage loan portfolio were adjustable-rate mortgages. The Bank has used excess funds to invest in various short-term investments, including mortgage-backed securities, with a weighted-average life of seven years or less, U. S. Government Treasury and agency securities with terms of seven years or less and other short-term investments.

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

The following table sets forth, as of June 30, 2002, the estimated changes in the Bank's NPV, i.e., the present value of expected cash flows from assets, liabilities and off-balance-sheet contracts, assuming immediate and permanent changes in interest rates up and down 200 basis points.


                          NET PORTFOLIO EQUITY
                         (Dollars in Thousands)

 CHANGE IN INTEREST
RATES (BASIS POINTS)    ESTIMATED NPV     AMOUNT OF CHANGE    PERCENT OF CHANGE
-------------------------------------------------------------------------------

         +200          $       23,594      $       (9,179)            (28)%
         +100                  28,517              (4,256)            (13)
            0                  32,773
         -100                  34,444               1,671               5
         -200                  35,686               2,913               9

--------------------------------------------------------------------------------

As noted above, the market value of the Bank's net assets would be anticipated to decline significantly in the event of certain designated increases in interest rates. For instance, in the event of a 200 basis point increase in interest rates, NPV is anticipated to fall by $9.2 million, or 28%. Conversely, a 200 basis point decrease in interest rates is anticipated to cause a $2.9 million, or 9% increase in NPV. Subject to market conditions, management intends to continue to restructure the Bank's assets and liabilities over time to attempt to better manage the Bank's NPV volatility.

Certain assumptions utilized in assessing the interest rate risk of the Bank were employed in preparing the previous table. These assumptions relate to interest rates, loan prepayment rates, deposit decay rates and the market values of certain assets under the various interest rate scenarios. It was also assumed that delinquency rates will not change as a result of changes in interest rates although there can be no assurance that this will be the case. In the event that interest rates do not change in the designated amounts, there can be no assurance that the Bank's assets and liabilities would perform as set forth above. In addition, a change in Treasury rates in the designated amounts accompanied by a change in the shape of the Treasury yield curve would cause significantly different changes to the NPV than indicated above.

FINANCIAL CONDITION
--------------------------------------------------------------------------------

The Corporation's assets increased by 13.2% to $246.2 million at June 30, 2002 compared to $217.4 million at June 30, 2001. The majority of this increase is reflected in investments and loans, which was primarily funded by a decrease on cash and cash equivalents, an increase in deposits and an increase in borrowings.

Cash and cash equivalents decreased by $8.7 million to $5.2 million at June 30, 2002 from $13.9 million at June 30, 2001, primarily due to increases in the investment and loan portfolios.

The Corporation completely liquidated its trading account securities during the year ended June 30, 2002 as compared to a balance of $1.049 million at June 30, 2001. Management opted to liquidate the trading account due to the volatile nature of the equities market.

The Bank augments its lending activities and increases its asset yields to a significant extent by investing in investment securities such as mortgage-backed securities "MBSs", U. S. Government securities, municipal securities and corporate securities. During the year ended June 30, 2002, management purchased $67.5 million in investment securities. Most of these purchases were funded from the proceeds from called and maturing investment securities, principal collected on MBSs and the sale of investment securities. At June 30, 2002, the balance of investment securities available for sale (AFS) was $74.6 million with a net unrealized gain of $1.4 million.

During the year ended June 30, 2002, total loans receivable, net increased 12.8% to $154.4 million compared to $136.9 million at June 30, 2001.

At June 30, 2002, allowance for loan losses was $975,000 or 0.63% of loans receivable compared to $718,000 or 0.52% of loans receivable at June 30, 2001.

Premises and equipment decreased by $376 to $3.867 million at June 30, 2002 from $4.243 million at June 30, 2001. Most of this decrease was related to deprecation.

During the year ended June 30, 2002, management purchased $2.7 million in bank-owned life insurance and the cash surrender value of the policy was $2.8 million at year end. The policy serves as an investment for the Bank, as well as a benefit designed for the retention of the Bank's key employees.

Total deposits increased $19.4 million to $201.3 million at June 30, 2002 from $181.9 million at June 30, 2001. During the year ended June 30, 2002, CDs increased $12.4 million while non-interest bearing, savings and NOW accounts increased $7.0 million.

Long-term debt increased $7.4 million to $19.9 million at June 30, 2002 from $12.5 million at June 30, 2001 as the result of a leveraging strategy implemented during the year ended June 30, 2002. The Bank borrowed $7.5 million with an average maturity of three years and used the proceeds to purchase securities with similar maturities.

At June 30, 2002, the Bank met all regulatory capital requirements. Tier I capital to averaged assets was 8.2%. Tier I capital to risk-weighted assets was 14.8% and total capital to risk-weighted assets was 15.6% at June 30, 2002 compared to 8.7%, 16.5% and 15.7%, respectively, at June 30, 2001.

COMPARISON OF YEAR ENDED JUNE 30, 2002 TO YEAR ENDED JUNE 30, 2001
--------------------------------------------------------------------------------

General. Net income increased by $100,000 to $1.589 million for the fiscal year ended June 30, 2002. The primary reasons for the increase were a $1.222 million increase in net interest income, a $107,000 increase in non-interest income and a $21,000 decrease in income tax expense offset by a $202,000 increase in provision for loan losses and a $1.048 million increase in non-interest expense.

Net Interest Income. Net interest income increased to $7.440 million for fiscal 2002 from $6.218 million for fiscal 2001. The increase was primarily due to an increase in the net interest margin. The net interest margin increased by 34 basis points to 3.42% for the year ended June 30, 2002 compared to 3.08% for the year ended June 30, 2001. Most of this increase was attributable to a lower weighted-average cost of funds.

Interest Income. Interest income for the fiscal years ended June 30, 2002 and 2001 was $15.716 million and $15.713 million, respectively. This modest increase for fiscal 2002 over fiscal 2001 was due primarily to an increase in the average balance of interest-earning assets, as the yields declined in fiscal 2002. Yields on such assets were 7.23% in fiscal 2002 compared to 7.77% in fiscal 2001.

Average interest-earning assets were $217.2 million and $202.2 million for the fiscal years ended June 30, 2002 and 2001, respectively. The increase in the average balance of interest-earning assets was primarily due to an increase in loan originations and purchases of investment securities.

Interest Expense. Interest expense for fiscal 2002 and 2001 was $8.276 million and $9.495 million, respectively. The decrease in interest expense of $1.219 million in fiscal 2002 over fiscal 2001 was primarily due to a decrease in the rate of interest paid on deposits. The cost of interest-bearing liabilities decreased to 4.03% for fiscal 2002 compared to 5.08% for fiscal 2001. In addition, the average balance of interest-bearing liabilities increased by $18.43 million due to increased deposits, which was primarily used to fund loan demand.

Provision for Loan Losses. The provision for loan losses for the fiscal years ended June 30, 2002 and 2001 was $307,000 and $105,000, respectively. The increase of $202,000 was primarily due to increase in commercial loan originations. The provision was determined by management's evaluation of the adequacy of the allowance for loan losses, including consideration of recoveries of loans previously charged off, the perceived risk exposure among loan types, actual loss experience, delinquency rates and current economic conditions.

Other Income. Other income for fiscal 2002 was $1.106 million compared to $999,000 for fiscal 2001, an increase of $107,000. The increase was primarily the result of a $108,000 increase in service charges on deposits, a $238,000 decrease in gains on trading account securities, a $21,000 increase in other fees, a $101,000 increase in gain on the sale of real estate and an increase of $76,000 in the increase in cash surrender value of bank-owned life insurance.

Other Expenses. Other expenses increased $1.048 million to $5.903 million for fiscal 2002 from $4.855 million for fiscal 2001. Compensation and benefits increased by $499,000, primarily the result of a $300,000 increase in general compensation expense and an increase of $199,000 in the cost of funding the Bank's employee retirement fund.

--------------------------------------------------------------------------------

Occupancy expense increased $54,000 to $379,000 for fiscal 2002 compared to $325,000 for fiscal 2001. This increase was primarily due to increased depreciation, taxes and utilities resulting from the addition of the Bank's new annex building in Middlesboro, Kentucky and the purchase of the new branch building in Harlan, Kentucky.

Equipment expense increased $84,000 to $516,000 for fiscal 2002 compared to $432,000 for fiscal 2001, primarily the result of higher depreciation and maintenance fees associated with the purchase of new computer and communications equipment.

Data processing expense decreased $21,000 to $239,000 for fiscal 2002 compared to $260,000 for 2001 primarily due to the elimination of some services with the Bank's data processor.

Legal and professional fees increased $238,000 to $457,000 for fiscal 2002 compared to $219,000 for 2001. Legal expenses increased $119,000 primarily due to foreclosure expenses. Consulting fees increased $139,000 as the result of payment for services for the implementation of new operating procedures.

Other expenses increased $203,000 to $1.240 million for fiscal 2002 compared to $1.037 million for 2001, primarily due to the write down of other real estate owned by $272,000. The write down primarily involved two foreclosed real estate development properties recently reappraised. All other categories of other expense decreased $70,000 with no substantial increase or decrease in any one category.

Income Tax Expense. Income tax expense decreased $21,000 to $746,000 for fiscal 2002 compared to $767,000 for fiscal 2001 due to a greater amount of tax-exempt income in fiscal 2002.

COMPARISON OF YEAR ENDED JUNE 30, 2001 TO YEAR ENDED JUNE 30, 2000
--------------------------------------------------------------------------------

General. Net income increased by $48,000 to $1.489 million for the fiscal year ended June 30, 2001. The primary reasons for the increase were an $87,000 increase in net interest income, a $638,000 increase in non-interest income and a $21,000 decrease in income tax expense offset by a $542,000 increase in provision for loan losses and a $156,000 increase in non-interest expense.

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

Other Income. Other income for fiscal 2001 was $998,000 compared to $361,000 for fiscal 2000, an increase of $637,000. The increase is primarily the result of a $254,000 increase in service charges on deposits, a $421,000 increase in gains on trading account securities and a $22,000 increase in other fees. During fiscal 2001, management instituted a new overdraft privilege product, which increased deposit service charge income significantly.

Other Expenses. Other expenses increased $156,000 to $4.855 million for fiscal 2001 from $4.699 million for fiscal 2000. Compensation and benefits increased by $86,000, primarily the result of a $77,000 decrease in the amount of loan origination fees deferred related to compensation expense net of the amount amortized in the current period.

--------------------------------------------------------------------------------

Occupancy expense increased $29,000 to $325,000 for fiscal 2001 compared to $296,000 for fiscal 2000. This increase was primarily due to increased depreciation, taxes and utilities resulting from the addition of the Bank's new annex building in Middlesboro, Kentucky and the purchase of the new branch building in Harlan, Kentucky.

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

Other expense increased $58,000, primarily due to a $36,000 increase in telephone expense. All other categories of other expense increased $50,000 with no substantial increase or decrease in any one category.

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

                                                   2002                             2001                          2000
                                         ------------------------------------------------------------------------------------------
                                                             AVERAGE                         AVERAGE                       AVERAGE
                                       AVERAGE                YIELD/   AVERAGE                YIELD/   AVERAGE              YIELD/
YEAR ENDED JUNE 30                     BALANCE    INTEREST    COST     BALANCE     INTEREST    COST    BALANCE   INTEREST    COST
------------------------------------------------------------------------------------------------------------------------------------
                                                                            (DOLLARS IN THOUSANDS)
Interest-earning assets
   Loans, net (1)                     $145,034   $ 11,801     8.14%   $137,874   $ 11,655      8.45%  $124,003   $ 10,218   8.24%
   Investment securities                66,578      3,759     5.65      61,243      3,885      6.34     62,882      4,062   6.46
   Federal Home Loan Bank
     stock and deposits with
     financial institutions              5,617        156     2.78       3,038        173      5.69      2,538        116   4.57
                                       -------    -------              -------    -------              -------    -------

      Total interest-earning
         assets                       $217,229   $ 15,716     7.23%   $202,155   $ 15,713     7.77%   $189,423   $ 14,396   7.60%
                                       =======    =======              =======    =======              =======    =======

Interest-bearing liabilities
   Deposits                           $189,940   $  7,458     3.93%   $174,532   $  8,807     5.05%   $163,325   $  7,549   4.62%
   Short-term borrowings and
     long-term debt                     15,582        818     5.25      12,559        688     5.48      13,196        716   5.43
                                       -------    -------              -------    -------              -------    -------

      Total interest-bearing
        liabilities                   $205,522   $  8,276     4.03%   $187,091   $  9,495     5.08%   $176,521   $  8,265   4.68%
                                       =======    =======              =======    =======              =======    =======

Net interest income                              $  7,440                        $  6,218                        $  6,131
                                                 ========                         =======                         =======

Interest rate spread                                          3.20%                           2.69%                         2.92%
                                                            ======                          ======                        ======

Net yield on interest-earning
  assets                                                      3.42%                           3.08%                         3.24%
                                                            ======                          ======                        ======

Ratio of average interest-earning
   assets to average
   interest-bearing liabilities                             105.70%                         108.72%                       107.31%
                                                            ======                          ======                        ======

(1) Includes nonaccrual loans

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

                                                            2002 VS. 2001                             2001 VS. 2000
                                            ------------------------------------------------------------------------------------
                                                    INCREASE (DECREASE) DUE TO                 INCREASE (DECREASE) DUE TO
                                            ------------------------------------------------------------------------------------
                                                                    RATE/                                                RATE/
YEAR ENDED JUNE 30                            VOLUME      RATE      VOLUME     TOTAL      VOLUME     RATE     VOLUME     TOTAL
--------------------------------------------------------------------------------------------------------------------------------
                                                                (DOLLARS IN THOUSANDS)
Interest income
   Loans receivable (1)                     $    606   $   (437)   $  (23)   $    146    $  1,143   $  264    $   30    $ 1,437
   Investment securities                         338       (427)      (37)       (126)       (106)     (73)        2       (177)
   Other dividend income and deposits with
     financial institutions                      147        (89)      (75)        (17)         23       29         6         58
                                             -------    -------     -----     -------     -------    -----     -----     ------
      Total interest-earning assets            1,091       (953)     (135)          3       1,060      220        38      1,318
                                             -------    -------     -----     -------     -------    -----     -----     ------

Interest expense
   Deposits                                      777     (1,953)     (173)     (1,349)        518      693        48      1,259
   Short-term borrowings and long-term debt      166        (29)       (7)        130         (35)       7        --        (28)
                                             -------    -------     -----     -------     -------    -----     -----     ------
      Total interest-bearing liabilities         943     (1,982)     (180)     (1,219)        483      700        48      1,231
                                             -------    -------     -----     -------     -------    -----     -----     ------

Change in net interest income               $    148   $  1,029    $   45    $  1,222    $    577   $ (480)   $  (10)   $    87
                                             =======    =======     =====     =======     =======    =====     =====     ======

(1) For purposes of calculating volume, rate and rate/volume variances, nonaccrual loans were included in the weighted-average balance outstanding.

LIQUIDITY AND CAPITAL RESOURCES
--------------------------------------------------------------------------------

The Company's primary source of liquidity is dividends paid by the Bank. The Company repurchases shares of its common stock in order to improve earnings per share and return on stockholders' equity. To date, the Company has repurchased 288,202 of its shares (as restated for a 20% stock dividend on June 14, 2000 and a 5-for-3 stock split on June 30, 1997) of common stock at a cost of $2.6 million.

Home Federal's capital ratios are substantially in excess of regulatory minimum capital requirements. At June 30, 2002, the Bank's Tier I capital to averaged assets ratio was 8.2% or 4.2% in excess of the Bank's current 4.0% Tier I to averaged capital ratio requirement. Additionally, the Bank's Tier I capital to risk-weighted assets ratio was 14.8% and total capital to risk-weighted assets was 15.6% or 10.8% and 7.6%, respectively, in excess of the minimum regulatory requirements of 4.0% and 8.0%, respectively.

Home Federal's principal sources of funds for operations are deposits from its primary market area, principal and interest payments on loans and mortgage-backed securities and proceeds from maturing investment securities. In addition, as a member of the FHLB of Cincinnati, the Bank is eligible to borrow funds from the FHLB of Cincinnati in the form of advances. At June 30, 2002, the Bank had $19.9 million outstanding in advances and an unexercised credit line of $15.0 million at the FHLB. The Bank also had sufficient collateral to borrow an additional $37.0 million from the FHLB at June 30, 2002.

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

IMPACT OF INFLATION AND CHANGING PRICES
--------------------------------------------------------------------------------

The consolidated financial statements and notes thereto, presented herein have been prepared in accordance with accounting principles generally accepted in the United States of America, which generally require the measurement of financial position and operating results in terms of historical dollars without consideration of the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of the Bank's operations. Unlike most industrial companies, nearly all the assets and liabilities of the Bank are monetary. As a result, interest rates have a greater impact on the Bank's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

                               HFB FINANCIAL CORP
                           CONSOLIDATED BALANCE SHEETS
                             JUNE 30, 2002 AND 2001


ASSETS
                                                                      2002               2001
                                                              ------------------------------------
        Cash and due from banks                                $      4,775,348   $      5,112,788
        Federal funds sold                                              450,000          8,775,000
                                                                ---------------    ---------------
               Cash and cash equivalents                              5,225,348         13,887,788

        Trading assets, at fair value                                        --          1,049,327
        Available-for-sale securities                                74,636,556         57,109,780
        Loans, net of allowance for loan losses of
          $975,000 and $718,267 in 2002 and 2001,
          respectively                                              154,449,553        136,863,425
        Premises and equipment                                        3,867,217          4,242,655
        Federal Home Loan Bank stock                                  1,622,100          1,527,400
        Interest receivable                                           1,638,218          1,790,607
        Assets held for sale                                          1,560,805            504,960
        Other assets                                                    353,189            428,647
        Cash surrender value of life insurance                        2,811,018                 --
                                                                ---------------    ---------------
               Total assets                                    $    246,164,004   $    217,404,589
                                                                ===============    ===============

LIABILITIES AND STOCKHOLDERS' EQUITY

    LIABILITIES
        Deposits
           Noninterest bearing demand                          $      7,343,530   $      4,631,492
           Savings, NOW and money market                             24,734,538         20,433,508
           Certificates of deposit                                  169,245,427        156,883,478
                                                                ---------------    ---------------
               Total deposits                                       201,323,495        181,948,478

        Long-term debt                                               19,871,257         12,452,796
        Interest payable                                                855,075            962,143
        Other liabilities                                             1,973,592          1,572,344
                                                                ---------------    ---------------
               Total liabilities                                    224,023,419        196,935,761
                                                                ---------------    ---------------
    STOCKHOLDERS' EQUITY
        Preferred stock, $1.00 par value
        Authorized and unissued--1,000,000 shares
        Common stock, $1.00 par value; authorized
          5,000,000 shares; issued and outstanding
          2002 and 2001 - 1,584,513 and
          1,579,582 shares                                           1,584,513          1,579,582
        Additional paid-in capital                                   8,749,714          8,729,990
        Retained earnings                                           13,922,605         12,839,997
        Common stock acquired by Rabbi trust for
          deferred compensation plans                                 (488,102)          (488,102)
        Accumulated other comprehensive income (loss)                  933,853            291,628
                                                               ---------------    ---------------
                                                                    24,702,583         22,953,095
       Treasury stock 2002 - 288,202 shares; 2001 -
          282,728 shares                                            (2,561,998)        (2,484,267)
                                                               ---------------    ---------------
               Total stockholders' equity                           22,140,585         20,468,828
                                                               ---------------    ---------------
               Total liabilities and stockholders' equity     $    246,164,004   $    217,404,589
                                                               ===============    ===============

See Notes to Consolidated Financial Statements                                18

                            HFB FINANCIAL CORPORATION
                        CONSOLIDATED STATEMENTS OF INCOME
                       YEARS ENDED JUNE 30, 2002 AND 2001

                                                                 2002                2001
                                                         -----------------------------------
    INTEREST INCOME
        Loans                                            $     11,800,842   $     11,654,613
        Investment securities                                   3,759,455          3,885,382
        Other                                                     155,827            172,532
                                                          ---------------    ---------------
               Total interest income                           15,716,124         15,712,527
                                                          ---------------    ---------------

    INTEREST EXPENSE
        Deposits                                                7,457,692          8,806,524
        Long-term debt                                            818,029            688,074
                                                          ---------------    ---------------
               Total interest expense                           8,275,721          9,494,598
                                                          ---------------    ---------------

    NET INTEREST INCOME                                         7,440,403          6,217,929

    PROVISION FOR LOAN LOSSES                                     307,485            104,980
                                                          ---------------    ---------------

    NET INTEREST INCOME AFTER PROVISION
      FOR LOAN LOSSES                                           7,132,918          6,112,949
                                                          ---------------    ---------------

    NONINTEREST INCOME
        Service charges on deposit accounts                       738,580            630,588
        Other customer fees                                       100,930             80,125
        Net gains on trading securities                            21,426            259,697
        Net realized gains (losses) on sales of
          available-for-sale securities                             6,058               (670)
        Other                                                     238,660             29,133
                                                          ---------------    ---------------
               Total noninterest income                         1,105,654            998,873
                                                          ---------------    ---------------

    NONINTEREST EXPENSE
        Salaries and employee benefits                          2,691,733          2,192,803
        Net occupancy and equipment expense                       379,270            325,243
        Equipment expenses                                        516,031            431,970
        Data processing fees                                      238,818            260,021
        Legal and professional fees                               456,681            218,505
        Advertising                                               224,913            221,741
        State franchise and deposit taxes                         155,251            167,515
        Other                                                   1,240,193          1,037,342
                                                          ---------------    ---------------
               Total noninterest expense                        5,902,890          4,855,140
                                                          ---------------    ---------------

    INCOME BEFORE INCOME TAXES                                  2,335,682          2,256,682

    PROVISION FOR INCOME TAXES                                    746,314            767,364
                                                          ---------------    ---------------

    NET INCOME                                           $      1,589,368   $      1,489,318
                                                          ===============    ===============

    BASIC EARNINGS PER SHARE                             $            1.28  $            1.20
                                                          ================   ================

    DILUTED EARNINGS PER SHARE                           $            1.27  $            1.18
                                                          ================   ================

See Notes to Consolidated Financial Statements                                19

                            HFB FINANCIAL CORPORATION
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                       YEARS ENDED JUNE 30, 2002 AND 2001

                                                                                              ACCUMULATED
                                                            ADDITIONAL                           OTHER
                                  COMPREHENSIVE   COMMON     PAID-IN     RABBI      RETAINED  COMPREHENSIVE     TREASURY
                                     INCOME        STOCK     CAPITAL     TRUSTS     EARNINGS   INCOME (LOSS)     STOCK      TOTAL
                                  -------------------------------------------------------------------------------------------------
 BALANCE, JULY 1, 2000                          $1,574,282 $8,708,790  $(515,623) $11,843,918 $(1,186,594) $(2,438,366) $17,986,407

  Comprehensive income
     Net income                    $ 1,489,318          --         --         --    1,489,318          --           --    1,489,318
     Change in unrealized
       appreciation on
       available-for-sale
       securities, net of
       reclassification adjustment   1,478,222          --         --         --           --   1,478,222           --    1,478,222
  Dividends on common stock, $0.38
     share                                              --         --         --     (493,239)         --           --     (493,239)
  Stock issued upon exercise of
     stock options                                   5,300     21,200         --           --          --           --       26,500
  Purchase of treasury stock                            --         --         --           --          --      (45,901)     (45,901)
  Stock withdrawn from Rabbi
     Trusts                                             --         --      8,355           --          --           --        8,355
  Net change in fair value of
     Rabbi Trust
     shares, net of tax                                 --         --     19,166           --          --           --       19,166
                                    ----------  ---------- ----------   --------   ----------   ---------  -----------   ----------
  Comprehensive income             $ 2,967,540
                                    ==========

 BALANCE, JUNE 30, 2001                          1,579,582  8,729,990   (488,102)  12,839,997     291,628   (2,484,267)  20,468,828

  Comprehensive income
     Net income                    $ 1,589,368          --         --         --    1,589,368          --           --    1,589,368
     Change in unrealized
       appreciation
       on available-for-sale
       securities, net of
       reclassification adjustment     642,225          --         --         --          --      642,225           --      642,225
  Dividends on common stock, $0.38
     share                                              --         --         --    (506,760)          --           --     (506,760)
  Stock issued upon exercise of
     stock options                                   4,931     19,724         --          --           --           --       24,655
  Purchase of treasury stock                            --         --         --          --           --      (77,731)     (77,731)
                                    ----------  ---------- -----------  --------  ----------   -----------  -----------  ----------
  Comprehensive income             $ 2,231,593
                                    ==========

 BALANCE, JUNE 30, 2002                         $1,584,513 $8,749,714  $(488,102) $13,922,605  $  933,853  $(2,561,998) $22,140,585
                                                 ========= ==========  =========  ===========  ==========  ===========  ===========

See Notes to Consolidated Financial Statements                                20

                            HFB FINANCIAL CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                       YEARS ENDED JUNE 30, 2002 AND 2001

                                                                                      2002                2001
                                                                            ----------------------------------------
  OPERATING ACTIVITIES
      Net income                                                              $      1,589,368   $      1,489,318
      Items not requiring (providing) cash
        Amortization of goodwill                                                        89,602            107,525
        Depreciation of premises and equipment                                         445,431            378,780
        Amortization of premiums and discounts on securities                           263,388           (138,780)
        Premises and equipment gains                                                        --             (9,976)
        Permanent decline in fair market value of assets held for sale                 191,127                 --
        Increase in cash surrender value of life insurance                             (75,924)                --
        Provision for loan losses                                                      307,485            104,980
        Deferred income taxes                                                         (109,000)           (54,620)
        Net realized (gains) losses on available-for-sale securities                    (6,058)               670
        Net realized (gain) loss of sale of assets held for sale                      (101,677)               204
        Federal Home Loan Bank stock dividends                                         (94,700)          (107,700)
      Changes in
        Trading assets, at fair value                                                1,049,327           (290,757)
        Interest receivable                                                            152,389            117,415
        Other assets                                                                   (14,144)           436,657
        Interest payable                                                              (107,068)           111,372
        Other liabilities                                                              145,061           (103,055)
                                                                               ---------------    ---------------
               Net cash provided by operating activities                             3,724,607          2,042,033
                                                                               ---------------    ---------------
  INVESTING ACTIVITIES
      Net originations of loans                                                    (19,928,905)        (5,679,617)
      Purchase of premises and equipment, net                                          (69,993)        (1,277,442)
      Proceeds from sales of premises and equipment                                         --            137,323
      Proceeds from the sales of available-for-sale securities                       9,134,652          3,649,998
      Proceeds from maturities of available-for-sale securities                     41,576,950         11,572,457
      Purchases of available-for-sale securities                                   (67,488,296)       (14,300,249)
      Proceeds from maturities of held-to-maturity securities                               --          5,794,382
      Development cost of assets held for sale                                        (116,128)                --
      Proceeds from sales of assets held for sale                                    1,006,125            345,587
      Purchase of life insurance                                                    (2,735,094)                --
                                                                               ---------------    ---------------
               Net cash provided by (used in) investing activities                 (38,620,689)           242,439
                                                                               ---------------    ---------------
  FINANCING ACTIVITIES
      Net increase (decrease) in demand deposits, money market,
        NOW and savings accounts                                                     7,013,068           (180,009)
      Net increase in certificates of deposit                                       12,361,949          9,591,476
      Net decrease in short-term borrowings                                                 --           (400,000)
      Purchase of treasury stock                                                       (77,731)           (45,901)
      Proceeds from exercise of stock options                                           24,655             26,500
      Common stock withdrawn from Rabbi trusts                                              --              8,355
      Dividends paid                                                                  (506,760)          (493,240)
      Repayments of long-term debt                                                     (81,539)           (75,254)
      Proceeds from long-term debt                                                   7,500,000                 --
                                                                               ---------------    ---------------
               Net cash provided by financing activities                            26,233,642          8,431,927
                                                                               ---------------    ---------------
  INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                  (8,662,440)        10,716,399
  CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                                      13,887,788          3,171,389
                                                                               ---------------    ---------------
  CASH AND CASH EQUIVALENTS, END OF YEAR                                      $      5,225,348   $     13,887,788
                                                                               ===============    ===============
  SUPPLEMENTAL CASH FLOWS INFORMATION
        Interest paid                                                         $      8,382,789   $      8,147,294
        Income taxes paid (net of refunds)                                    $        935,211   $        690,254
        Collateral repossessed                                                $      2,035,292   $        104,960

See Notes to Consolidated Financial Statements                                21

                            HFB FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             JUNE 30, 2002 AND 2001
                       (Table Dollar Amounts in Thousands)

NOTE 1:  NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    NATURE OF OPERATIONS

          HFB Financial Corporation (Company) is a bank holding company whose principal activity is the ownership and management of its wholly-owned subsidiary, Home Federal Bank Corporation (Bank) and the Bank's wholly-owned subsidiary, Home Service Corporation.

          During the year ended June 30, 2002, the Bank, which provides full banking services, changed its charter from a federal savings bank to a state bank. As a state Bank, the Bank is subject to regulation by the Federal Deposit Insurance Corporation and Kentucky Department of Financial Institutions. The Bank generates commercial, mortgage and consumer loans and receives deposits from customers located primarily in Bell County, Kentucky, surrounding counties and the surrounding states of Tennessee and Virginia. The Bank's loans are generally secured by specific items of collateral including real property, consumer assets and business assets.

          The accounting and reporting policies of the Company and its wholly-owned subsidiary conform to accounting principles generally accepted in the United States of America and reporting practices followed by the banking industry. The more significant of the policies are described below.

    PRINCIPLES OF CONSOLIDATION

          The consolidated financial statements include the accounts of the Company and the Bank after elimination of all material intercompany transactions and accounts.

    USE OF ESTIMATES

          The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

          Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowance for loan losses and the valuation of foreclosed assets held for sale, management relies on independent appraisals for significant properties.

    CASH EQUIVALENTS

          The Company considers all liquid investments with original maturities of three months or less to be cash equivalents. At June 30, 2002 and 2001, cash equivalents consisted of federal funds sold to regional banks.

                            HFB FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             JUNE 30, 2002 AND 2001
                       (Table Dollar Amounts in Thousands)

    SECURITIES

          Trading securities, which include any security held primarily for near-term sale, are carried at fair value. Gains and losses on trading securities, both realized and unrealized, are included in other income.

          Available-for-sale securities, which include any security for which the Company has no immediate plan to sell but which may be sold in the future, are carried at fair value. Realized gains and losses, based on amortized cost of the specific security, are included in other income. Unrealized gains and losses are recorded, net of related income tax effects, in stockholders' equity. Premiums and discounts are amortized and accreted, respectively, to interest income using the level-yield method over the period to maturity.

          Held-to-maturity securities, which include any security for which the Company has the positive intent and ability to hold until maturity, are carried at historical cost adjusted for amortization of premiums and accretion of discounts. Premiums and discounts are amortized and accreted, respectively, to interest income using the level-yield method over the period to maturity.

          Interest and dividends on investments in debt and equity securities are included in income when earned.

    LOANS

          Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding principal balances adjusted for any charge-offs, the allowance for loan losses, any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans.

    ALLOWANCE FOR LOAN LOSSES

          The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

          The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

                            HFB FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             JUNE 30, 2002 AND 2001
                       (Table Dollar Amounts in Thousands)

          A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price or the fair value of the collateral if the loan is collateral dependent.

          Large groups of smaller balance homogenous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer and residential loans for impairment disclosures.

    PREMISES AND EQUIPMENT

          Premises and equipment are carried at cost net of accumulated depreciation. Depreciation is computed using straight-line and accelerated methods based principally on the estimated useful lives of the assets. Maintenance and repairs are expensed as incurred while major additions and improvements are capitalized. Gains and losses on dispositions are included in current operations.

    FORECLOSED ASSETS HELD FOR SALE

          Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in net expenses from foreclosed assets.

    FEE INCOME

          Loan origination fees, net of direct origination costs, are recognized as interest income using the level-yield method over the term of the loans. Loan servicing income, included in "other income", represents fees earned for servicing real estate mortgage loans owned by various investors.

    FEDERAL HOME LOAN BANK STOCK

          Federal Home Loan Bank (FHLB) stock is required investments for institutions that are members of the FHLB system. The required investment in the common stock is based on a predetermined formula.

    TREASURY STOCK

          Treasury stock is stated at cost. Cost is determined by the first-in, first-out method.

                            HFB FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             JUNE 30, 2002 AND 2001
                       (Table Dollar Amounts in Thousands)

    EMPLOYEE STOCK OWNERSHIP PLAN

          The Company accounts for its employee stock ownership plan (ESOP) in accordance with American Institute of Certified Public Accountants (AICPA) Statement of Position 93-6, Employer's Accounting for Employee Stock Ownership Plans. The cost of shares issued to the ESOP, but not yet allocated to participants, are presented in the consolidated balance sheet as a reduction of stockholders' equity. Compensation expense is recorded based on the market price of the shares as they are committed to be released for allocation to participant accounts. The difference between the market price and the cost of the shares committed to be released is recorded as an adjustment to paid-in capital. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings; dividends on unallocated ESOP shares are reflected as a reduction of debt.

          Shares  will  be  considered   outstanding   for  earnings  per  share
          calculations when they are committed to be released; unallocated shares are not considered outstanding.

    STOCK OPTIONS

          Stock options are granted for a fixed number of shares to employees with an exercise price equal to the fair value of the shares at the date of grant. The Company accounts for and will continue to account for stock option grants in accordance with APB Option No. 25, Accounting for Stock Issued to Employees, and, accordingly, recognizes no compensation expense for the stock option grants.

    INCOME TAX

          Income tax in the consolidated statement of income includes deferred income tax provisions or benefits for all significant temporary differences in recognizing income and expenses for financial reporting and income tax purposes. The Company files consolidated income tax returns with its subsidiaries.

    EARNINGS PER SHARE

          Earnings per share have been computed based upon the weighted-average common shares outstanding during each year.

    RECLASSIFICATIONS

          Certain reclassifications have been made to the 2001 financial statements to conform to the 2002 financial statement presentation. These reclassifications had no effect on net earnings.

                            HFB FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             JUNE 30, 2002 AND 2001
                       (Table Dollar Amounts in Thousands)

NOTE 2:  INVESTMENTS

    AVAILABLE-FOR-SALE SECURITIES

          The  amortized  cost  and   approximate   fair  values  of  securities
          classified as available for sale are as follows:

                                              JUNE 30, 2002
                       --------------------------------------------------------
                                          GROSS        GROSS
                           AMORTIZED   UNREALIZED    UNREALIZED    APPROXIMATE
                             COST         GAINS       (LOSSES)      FAIR VALUE
                       --------------------------------------------------------

   Other asset-backed
     securities          $   15,127    $      180   $       --   $    15,307
   Corporate bonds            7,668           264           --         7,932
   U. S. government
     agencies                10,673           252          (73)       10,852
   Mortgage-backed
     securities              36,002           681           --        36,683
   State and political
     subdivisions             3,717           146           --         3,863
                          ---------     ---------    ---------    ----------

                         $   73,187    $    1,523   $      (73)  $    74,637
                          =========     =========    =========    ==========




                                              JUNE 30, 2001
                       --------------------------------------------------------
                                          GROSS        GROSS
                           AMORTIZED   UNREALIZED    UNREALIZED    APPROXIMATE
                             COST         GAINS       (LOSSES)      FAIR VALUE
                       --------------------------------------------------------

    U. S. Treasury       $     1,000    $    24   $        --   $      1,024
    Corporate bonds            7,735         50            (2)         7,783
    U. S. government
      agencies                22,767        256           (60)        22,963
    Mortgage-backed
      securities              24,146        219          (110)        24,255
    State and political
      subdivisions             1,021         64            --          1,085
                          ----------     ------    ----------    -----------

                         $    56,669    $   613   $      (172)  $     57,110
                          ==========     ======    ==========    ===========

                            HFB FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             JUNE 30, 2002 AND 2001
                       (Table Dollar Amounts in Thousands)


        Maturities of available-for-sale debt investments at June 30, 2002:

                                               AMORTIZED    APPROXIMATE
                                                 COST       FAIR VALUE
                                          ------------------------------

    One year or less                        $      3,508   $      3,580
    After one through five years                  11,845         12,148
    After five through ten years                   4,694          4,816
    After ten years                                2,011          2,103
    Mortgage and other asset-backed
       securities not due on a
       single maturity date                       51,129         51,990
                                             -----------    -----------
                                            $     73,187   $     74,637
                                             ===========    ===========

          The book value and fair value of securities pledged as collateral to secure public deposits and for other purposes amounted to $2,750,000 at June 30, 2002, and $4,850,000 at June 30, 2001, respectively.

          Proceeds from the sale of securities available for sale during 2002 and 2001 were $9,134,652 and $3,649,998, respectively. Gross gains of $63,334 and gross losses of $57,276 were realized from sales during 2002, and gross gains of $13,074 and gross losses of $13,744 were realized from sales during 2001.

          Unrealized holding gains on trading securities of $0 and $259,697 were included in earnings in 2002 and 2001, respectively.

          During 2001, the Company engaged a professional investment consulting firm to assist in creating an asset/liability management strategy. One of the suggestions of the firm upon implementation of the strategy was that the Company transfer all securities that were classified as held to maturity to available for sale. Following this recommendation, the Company transferred debt securities with an amortized cost of $18,975,585 from held to maturity to available for sale. The securities had an unrealized gain of approximately $212,000. The Company currently has no intentions of classifying any securities as held to maturity in the future.

                            HFB FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             JUNE 30, 2002 AND 2001
                       (Table Dollar Amounts in Thousands)


NOTE 3: LOANS AND ALLOWANCE FOR LOAN LOSSES

        Categories of loans at June 30 include:

                                                  2002              2001
                                           ---------------------------------

           Commercial and industrial         $      21,382   $      14,801
           Residential real estate                 120,403         111,783
           Construction                              6,231           4,721
           Consumer                                  7,409           6,276
                                              ------------    ------------

                  Total loans                      155,425         137,581

           Less
               Allowance for loan losses              (975)           (718)
                                              ------------    ------------

                  Net loans                  $     154,450   $     136,863
                                              ============    ============


          Impaired loans totaled $1,122,000 and $1,387,000 and had an allowance for loan losses of $365,000 and $124,000 at June 30, 2002 and 2001, respectively.

          Interest of $45,000 and $146,000 was recognized on average impaired loans of $1,128,000 and $1,420,000 for 2002 and 2001, respectively.
          Interest of $45,000 and $146,000 was recognizable on impaired loans on the cash basis of accounting during 2002 and 2001, respectively.

          Activity in the allowance for loan losses was as follows:

                                                         2002          2001
                                                    --------------------------

           Balance, beginning of year                 $      718   $       645
           Provision charged to expense                      307           105
           Losses charged off, net of recoveries
              of $38 for 2002
              and $11 for 2001                               (50)          (32)
                                                       ---------    ----------

           Balance, end of year                       $      975   $       718
                                                       =========    ==========

NOTE 4:  PREMISES AND EQUIPMENT

          Major classifications of premises and equipment, stated at cost, are as follows:

                                                     2002           2001
                                               -----------------------------

           Land and buildings                    $      4,216   $     4,158
           Furniture and equipment                      2,505         2,468
                                                  -----------    ----------
                                                        6,721         6,626
           Less accumulated depreciation               (2,429)       (1,983)
                                                  -----------    ----------

                  Net premises and equipment     $      4,292   $     4,643
                                                  ===========    ==========

                            HFB FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             JUNE 30, 2002 AND 2001
                       (Table Dollar Amounts in Thousands)

NOTE 5: CORE DEPOSITS

          The  carrying  basis  and   accumulated   amortization  of  recognized
          intangible assets at June 30, 2002 and 2001, were:

                                2002                          2001
                   -----------------------------------------------------------
                         GROSS                          GROSS
                       CARRYING     ACCUMULATED       CARRYING    ACCUMULATED
                         AMOUNT     AMORTIZATION       AMOUNT     AMORTIZATION
                   -----------------------------------------------------------

  Core deposits     $        459   $        289    $      459    $      200
                     ===========    ===========     =========     ============


        Amortization expense for the years ended June 30, 2002 and 2001, was $89,000 and $108,000, respectively. Estimated amortization expense for each of the following five years is:

           2003                              $         70,000
           2004                                        52,000
           2005                                        33,000
           2006                                        15,000
                                              ---------------
                                             $        170,000

NOTE 6:  CERTIFICATES OF DEPOSIT

          Certificates of deposit in denominations of $100,000 or more were $56,363,000 and $53,469,000 on June 30, 2002 and 2001, respectively.

          At June 30, 2002, the scheduled maturities of certificates of deposit are as follows:

                  2003                              $        109,939
                  2004                                        43,732
                  2005                                         2,839
                  2006                                         3,044
                  2007                                         3,458
                  Thereafter                                   6,233
                                                     ---------------
                                                    $        169,245

                            HFB FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             JUNE 30, 2002 AND 2001
                       (Table Dollar Amounts in Thousands)

NOTE 7: SHORT-TERM BORROWINGS AND LINE OF CREDIT

          In 2002 and 2001, the Company had available a 90-day revolving line of credit up to a maximum of $15,000,000. The line of credit bears interest at a daily variable rate which is set by the Federal Home Loan Bank.

          At June 30, 2002 and 2001, the Company had not drawn on the line of credit.

          The line of credit is collateralized by FHLB stock and single-family first mortgage loans with aggregate principal balances totaling 150% of the outstanding amount.



NOTE 8:  LONG-TERM DEBT

                                                             2002       2001
                                                          ---------------------

      Federal Home Loan Bank advances, variable
         rates due at various dates through March 2010    $   19,871  $  12,453
                                                           =========  =========

          These advances are collateralized by FHLB stock and single-family first mortgage loans with aggregate principal balances totaling 150% of the outstanding amount of advances or $29,807,000. Advances are subject to restrictions or penalties in the event of prepayment.

          Maturities in years ending June 30 were as follows:

           2003                         $          2,088
           2004                                    2,596
           2005                                    5,187
           2006                                    2,500
           2007                                       --
           Thereafter                              7,500
                                         ---------------
                                        $         19,871

                            HFB FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             JUNE 30, 2002 AND 2001
                       (Table Dollar Amounts in Thousands)


NOTE 9: OTHER COMPREHENSIVE INCOME

                                                             2002
                                                -------------------------------
                                                BEFORE-TAX     TAX   NET-OF-TAX
                                                  AMOUNT     EXPENSE    AMOUNT
                                                -------------------------------

    Unrealized gains on securities
       Unrealized holding gains arising
         during the year                        $   1,008   $   (363)  $   645
       Less:  Reclassification for net gains
         realized during the year                       6         (3)        3
                                                 --------    -------    ------

       Net unrealized gains                     $   1,002   $   (360)  $   642
                                                 ========    =======    ======


                                                              2001
                                                -------------------------------
                                                BEFORE-TAX     TAX   NET-OF-TAX
                                                  AMOUNT     EXPENSE    AMOUNT
                                                -------------------------------

    Unrealized gains on securities
       Unrealized holding gains arising
         during the year                        $  2,318   $  (841)  $  1,477
       Less:  Reclassification for net losses
         realized during the year                     (1)       --         (1)
                                                 -------    ------    -------

       Net unrealized gains                     $  2,319   $  (841)  $  1,478
                                                 =======    ======    =======

                            HFB FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             JUNE 30, 2002 AND 2001
                       (Table Dollar Amounts in Thousands)

NOTE 10:  INCOME TAXES

          The provision for income taxes includes these components:

                                             2002                2001
                                      ----------------------------------------

           Taxes currently payable
               Federal                  $            800   $            758
               State                                  55                 63
           Deferred income taxes
               Federal                               (99)               (45)
               State                                 (10)                (9)
                                         ---------------    ---------------
               Income tax expense       $            746   $            767
                                         ===============    ===============


          A reconciliation of income tax expense at the statutory rate to the Bank's actual income tax expense is shown below:

                                                    2002         2001
                                             -----------------------------

   Computed at the statutory rate (34%)        $      794   $       767
   Increase (decrease) resulting from
       Effect of state income taxes                    31            36
       Tax-exempt income                              (43)           --
       Increase in cash surrender value
          of life insurance                           (26)           --
       Other                                          (10)          (36)
                                                ---------    ----------
          Actual tax expense                   $      746   $       767
                                                =========    ==========

                            HFB FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             JUNE 30, 2002 AND 2001
                       (Table Dollar Amounts in Thousands)


          The tax effects of temporary differences related to deferred taxes shown on the balance sheets were:

                                                            2002       2001
                                                        ----------------------
  Deferred tax assets
      Deferred compensation                              $     122   $     122
      Deferred compensation--Rabbi trust                        86          85
      Deposit-based intangible                                  74          53
      Allowance for loan losses                                 76           5
                                                          --------    --------
                                                               358         265
                                                          --------    --------

  Deferred tax liabilities
      Depreciation                                            (109)        (79)
      Federal Home Loan Bank stock dividends                  (382)       (351)
      Other                                                    (15)        (92)
      Unrealized gains on available-for-sale securities       (521)       (158)
                                                          --------    --------
                                                            (1,027)       (680)
                                                          --------    --------

         Net deferred tax liability                      $    (669)  $    (415)
                                                          ========    ========

          Retained earnings include approximately $2,096,000 for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions as of June 30, 1988 for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses including redemption of bank stock, payment of excess dividends, or loss of "bank" status, would create income for tax purposes only, which income would be subject to the then-current corporate income tax rate. At June 30, 2002, the unrecorded deferred income tax liability on the above amount was approximately $800,000.

NOTE 11: REGULATORY MATTERS

          The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

                            HFB FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             JUNE 30, 2002 AND 2001
                       (Table Dollar Amounts in Thousands)

          Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of June 30, 2002 and 2001, that the Bank met all capital adequacy requirements to which it is subject.

          As of June 30, 2002, the most recent notification from the Bank's regulators categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table. There are no conditions or events that have occurred since that notification that management believes have changed the Bank's category.

          The Bank's actual capital amounts and ratios are also presented in the table.

                                                                                              MINIMUM REQUIRED
                                                                     MINIMUM REQUIRED       TO BE WELL CAPITALIZED
                                                                   FOR CAPITAL ADEQUACY    UNDER PROMPT CORRECTIVE
                                                 ACTUAL                  PURPOSES             ACTION PROVISIONS
                                       ------------------------------------------------------------------------------
                                          AMOUNT        RATIO       AMOUNT       RATIO       AMOUNT        RATIO
                                       ------------------------------------------------------------------------------
     AS OF JUNE 30, 2002
       Total Capital
         (to Risk-Weighted Assets)       $   20,907       15.55%   $   10,756       8.00%   $   13,445        10.00%

       Tier I Capital
         (to Risk-Weighted Assets)           19,932       14.83         5,378       4.00         8,067         6.00
       Tier I Capital (to averaged
         assets)                             19,932        8.19         9,730       4.00        12,163         5.00

     AS OF JUNE 30, 2001
       Total Capital
         (to Risk-Weighted Assets)           17,886       15.74         9,089       8.00        11,361        10.00

       Tier I Capital
         (to Risk-Weighted Assets)           18,718       16.48         4,544       4.00         6,816         6.00
       Core Capital (to adjusted
         total assets)                       18,718        8.65         8,657       4.00        10,821         5.00
       Core Capital (to adjusted
         tangible assets)                    18,718        8.67         4,317       2.00           N/A          N/A
       Tangible Capital (to adjusted
         total assets)                       18,718        8.65         3,246       1.50           N/A          N/A

          Without prior approval, the Bank is restricted as to the maximum amount of dividends it can pay to the Company to net profits (as defined) for the current year plus the previous two years.

                            HFB FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             JUNE 30, 2002 AND 2001
                       (Table Dollar Amounts in Thousands)

NOTE 12:  EMPLOYEE BENEFIT PLANS

    PENSION PLAN

          The Company is a participant in a pension fund known as The Pentegra Group (formerly the Financial Institutions Retirement Fund). This plan is a multi-employer plan; separate actuarial valuations are not made with respect to each participating employer. Plan benefits are fully vested after five years of service and are based on an employee's years of service and a percentage of the employee's average salary using the five highest consecutive years proceeding retirement. The Bank's funding policy is to make contributions to the plan equal to the amount accrued as pension expense. The Bank expense was $204,000 and $0 for the years ended June 30, 2002 or 2001, respectively.

    SUPPLEMENTAL RETIREMENT PLAN

          The Bank also has supplemental retirement plan arrangements for the benefit of certain officers and directors. These arrangements are funded by life insurance contracts which have been purchased by the Bank and a portion of the death benefit has been endorsed to the employee. The Bank's expense for the Plan was $9,000.

    EMPLOYEE STOCK OWNERSHIP PLAN

          The Bank has an Employee Stock Ownership Plan (Plan) for the benefit of participating employees. Generally, all employees age 21 or older are eligible to participate upon completion of one year of service. The Plan contains 101,177 shares of Company stock, all of which are allocated. The cost of the Plan is borne by the Company through contributions to an employee stock ownership trust in amounts determined by the Board of Directors. The contributions to the Plan in 2002 and 2001 were $19,000 and $8,000, respectively.

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

                            HFB FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             JUNE 30, 2002 AND 2001
                       (Table Dollar Amounts in Thousands)

          The Rabbi trusts did not purchase any shares of stock in 2002 and 2001. A total of 1,670 shares were distributed to a trust beneficiary in 2002 and 2001. The Bank's liability at June 30, 2002 and 2001 for both plans was $574,300. Deferred amounts are included in other liabilities. The stock in the grantor trusts is shown as a contra-capital account until distributed to the directors over a five-year period beginning at their retirement, resignation or death. The amount charged to expense was $0 and $5,000 for 2002 and 2001, respectively.

NOTE 13: STOCK OPTION PLAN

          The Company has an incentive stock option plan in which 144,500 shares have been reserved for future issuance by the Company to directors and employees of the Company and its subsidiary. The plan provides for a term of ten years after which no awards may be made unless earlier terminated by the Board of Directors. At June 30, 2002, options to purchase 143,641 shares had been granted.

          Under the Company's incentive stock option plan, which is accounted for in accordance with Accounting Principles Board Opinion (APB) No. 25, Accounting for Stock Issued to Employees, and related interpretations, the Company grants selected executives and other key employees stock option awards which vest and become fully exercisable immediately. The exercise price of each option, which has a ten-year life, is equal to the market price of the Company's stock on the date of the grant; therefore, no compensation expense is recognized. No options were granted during 2002 or 2001.

          The following is a summary of the status of the Company's stock option plan and changes in that plan as of and for the years ended June 30, 2002 and 2001.

                                                   2002                              2001
                                     -------------------------------------------------------------------
                                                          WEIGHTED-                        WEIGHTED-
                                                           AVERAGE                          AVERAGE
                                          SHARES       EXERCISE PRICE       SHARES      EXERCISE PRICE
                                     --------------------------------------------------------------------
           Outstanding,
              beginning of year            21,714       $     8.15             27,014    $        7.53
           Exercised                       (4,931)            5.00             (5,300)            5.00
                                        ---------                     ---------------

           Outstanding,
              end of year                  16,783             9.08             21,714             8.15
                                        =========                     ===============

           Options exercisable at
              year end                     16,783             9.08             21,714             8.15

          As of June 30, 2002, the 16,789 options outstanding have exercise prices ranging from 5.00 to 10.75 and a weighted-average remaining contractual life of 4.125 years.

                            HFB FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             JUNE 30, 2002 AND 2001
                       (Table Dollar Amounts in Thousands)

NOTE 14:  EARNINGS PER SHARE

          Earnings per share were computed as follows:

                                                                                    2002
                                                         -----------------------------------------------------------
                                                                                 WEIGHTED-           PER SHARE
                                                               INCOME          AVERAGE SHARES          AMOUNT
                                                         -----------------------------------------------------------
           NET INCOME                                      $          1,589
                                                            ===============

           BASIC EARNINGS PER SHARE
             Income available to common stockholders                  1,589          1,246,561   $          1.28

           EFFECT OF DILUTIVE SECURITIES
             Stock options                                               --              9,416
                                                            ---------------    ---------------

           DILUTED EARNINGS PER SHARE
             Income available to common stockholders
                and assumed conversions                    $          1,589          1,255,977   $          1.27
                                                            ===============    ===============    ==============

                                                                                    2001
                                                         -----------------------------------------------------------
                                                                                 WEIGHTED-           PER SHARE
                                                               INCOME          AVERAGE SHARES          AMOUNT
                                                         -----------------------------------------------------------

           NET INCOME                                      $          1,489
                                                            ===============

           BASIC EARNINGS PER SHARE
             Income available to common stockholders       $          1,489          1,245,799   $          1.20

           EFFECT OF DILUTIVE SECURITIES
             Stock options                                               --             15,269
                                                            ---------------    ---------------

           DILUTED EARNINGS PER SHARE
             Income available to common stockholders

                and assumed conversions                    $          1,489          1,261,068   $          1.18
                                                            ===============    ===============    ==============

                            HFB FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             JUNE 30, 2002 AND 2001
                       (Table Dollar Amounts in Thousands)

NOTE 15: DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

          The following table presents estimated fair values of the Company's financial instruments. The fair values of certain of these instruments were calculated by discounting expected cash flows, which method involves significant judgments by management and uncertainties. Fair value is the estimated amount at which financial assets or liabilities could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Because no market exists for certain of these financial instruments and because management does not intend to sell these financial instruments, the Company does not know whether the fair values shown below represent values at which the respective financial instruments could be sold individually or in the aggregate.

                                                     JUNE 30, 2002                   JUNE 30, 2001
                                            -----------------------------------------------------------------
                                                  CARRYING          FAIR          CARRYING         FAIR
                                                   AMOUNT           VALUE          AMOUNT          VALUE
                                            -----------------------------------------------------------------
    Financial assets
        Cash and cash equivalents             $       5,225   $       5,225   $      13,888   $      13,888
        Trading securities                               --              --           1,049           1,049
        Available-for-sale securities                74,637          74,637          57,110          57,110
        Loans, net of allowance for
          loan losses                               154,450         158,385         136,863         142,967
        FHLB stock                                    1,622           1,622           1,527           1,527
        Cash surrender value of life
          insurance                                   2,811           2,811              --              --
        Interest receivable                           1,638           1,638           1,791           1,791

    Financial liabilities
        Deposits                                    201,323         204,289         181,948         180,962
        Long-term debt                               19,871          20,056          12,453          12,614
        Interest payable                                855             855             962             962
        Unrecognized financial
          instruments (net of contract
          amount)
           Commitments to extend credit                  --              --              --              --
           Letters of credit                             --              --              --              --

                            HFB FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             JUNE 30, 2002 AND 2001
                       (Table Dollar Amounts in Thousands)

          The following methods and assumptions were used to estimate the fair value of each class of financial instruments.

    CASH AND CASH EQUIVALENTS

          For these short-term instruments, the carrying amount approximates fair value.

    INVESTMENT SECURITIES

          Fair values for securities equal quoted market prices, if available. If quoted market prices are not available, fair value is estimated based on quoted market prices of similar securities.

    LOANS

          The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. Loans with similar characteristics were aggregated for purposes of the calculations. The carrying amount of accrued interest approximates its fair value.

    FEDERAL HOME LOAN BANK STOCK

          Fair value of FHLB stock is based on the price at which it may be resold to the FHLB.

    CASH SURRENDER VALUE OF LIFE INSURANCE

          The fair value of cash surrender values of life insurance approximate carrying value.

    DEPOSITS

          The fair value of demand deposits, savings accounts, NOW accounts and certain money market deposits is the amount payable on demand at the reporting date, i.e., their carrying amount. The fair value of fixed-maturity time deposits is estimated using a discounted cash flow calculation that applies the rates currently offered for deposits of similar remaining maturities. The carrying amount of accrued interest payable approximates its fair value.

    FEDERAL FUNDS PURCHASED

          For these short-term instruments, the carrying amount is a reasonable estimate of fair value.

                            HFB FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             JUNE 30, 2002 AND 2001
                       (Table Dollar Amounts in Thousands)

    COMMITMENTS TO EXTEND CREDIT AND LETTERS OF CREDIT

          The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate or otherwise settle the obligations with the counterparties at the reporting date.

NOTE 16: COMMITMENTS AND CREDIT RISK

          Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since a portion of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Each customer's creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary, is based on management's credit evaluation of the counterparty. Collateral held varies, but may include accounts receivable, inventory, property, plant and equipment, commercial real estate and residential real estate.

          At June 30, 2002 and 2001, the Company had outstanding commitments to originate loans aggregating approximately $3,613,000 and $3,257,000, respectively. The commitments extended over varying periods of time with the majority being disbursed within a one-year period.

          Letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.

          The Company had total outstanding letters of credit amounting to $446,000 and $517,000 at June 30, 2002 and 2001, respectively, with terms ranging from 30 days to one year.

          During 2002, Home Service Corporation (subsidiary of the Company) entered into a contract in which the Company has an option to purchase land at a cost of $510,000 for construction of a new branch. The option expires on December 10, 2002.

                            HFB FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             JUNE 30, 2002 AND 2001
                       (Table Dollar Amounts in Thousands)

NOTE 17: CONDENSED FINANCIAL INFORMATION (PARENT COMPANY ONLY)

          Presented below is condensed financial information as to the financial position, results of operation and cash flows of the Company:

                       CONDENSED BALANCE SHEETS

                                                             2002      2001
                                                        ---------------------
  ASSETS
      Cash and due from banks                             $    922   $     25
      Trading assets, at fair value                             --      1,049
      Investment in common stock of subsidiaries            21,109     19,269
      Other assets                                             112        126
                                                           -------    -------

             Total assets                                 $ 22,143   $ 20,469
                                                           =======    =======

  LIABILITY                                               $      2   $     --

  STOCKHOLDERS' EQUITY                                      22,141     20,469
                                                           -------    -------

             Total liabilities and stockholders' equity   $ 22,143   $ 20,469
                                                           =======    =======

                         CONDENSED STATEMENTS OF INCOME

                                                         2002           2001
                                                      --------------------------
       INCOME
         Dividends from subsidiaries                  $       404   $       426
         Net gain on trading securities                        21           260
         Other income                                           4             2
                                                       ----------    ----------
                  Total income                                429           688

       EXPENSES--Other                                         34            62
                                                        ----------    ----------

       INCOME BEFORE INCOME TAX AND EQUITY IN
         UNDISTRIBUTED INCOME OF SUBSIDIARIES                 395           626

       INCOME TAX EXPENSE                                       4            82
                                                       ----------    ----------

       INCOME BEFORE EQUITY IN UNDISTRIBUTED INCOME
         OF SUBSIDIARIES                                      391           544

       EQUITY IN UNDISTRIBUTED INCOME OF SUBSIDIARIES       1,198           945
                                                       ----------    ----------

       NET INCOME                                     $     1,589   $     1,489
                                                       ==========    ==========

                            HFB FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             JUNE 30, 2002 AND 2001
                       (Table Dollar Amounts in Thousands)

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                                         2002         2001
                                                                   --------------------------
       OPERATING ACTIVITIES
           Net income                                                $     1,589   $   1,489
           Adjustments to reconcile net income to net cash
              provided by operating activities
               Equity in undistributed income of subsidiaries             (1,198)       (945)
               Net change in
                  Trading assets, at fair value                            1,049        (290)
                  Other assets and other liabilities                          17          21
               Other                                                          --          (7)
                                                                      ----------    --------
                    Net cash provided by operating activities              1,457         268
                                                                      ----------    --------

       FINANCING ACTIVITIES
           Cash dividends                                                   (507)       (493)
           Proceeds from exercise of stock options                            25          27
           Common stock withdrawn from Rabbi trust                            --           8
           Purchase stock                                                    (78)        (46)
                                                                      ----------    --------
                    Net cash used in financing activities                   (560)       (504)
                                                                      ----------    --------

       NET CHANGE IN CASH AND CASH EQUIVALENTS                               897        (236)

       CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                           25         261
                                                                      ----------    --------

       CASH AND CASH EQUIVALENTS, END OF YEAR                        $       922   $      25
                                                                      ==========    ========

[BKD LLP LOGO]

                         INDEPENDENT ACCOUNTANTS' REPORT



To the Stockholders and
Board of Directors
HFB Financial Corporation
Middlesboro, Kentucky


We have audited the accompanying consolidated balance sheets of HFB Financial Corporation as of June 30, 2002 and 2001, and the related consolidated statements of income, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of HFB Financial Corporation as of June 30, 2002 and 2001, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

BKD, LLP


Evansville, Indiana
July 18, 2002

                               BOARD OF DIRECTORS
------------------------------------------------------------------------------------------------------------

ROBERT V. COSTANZO                       FRANK W. LEE                             FRANCES COFFEY RASNIC
Chairman of the Board of                 Retired Pharmacist                       Manager
the Bank and the Company                 Lee's Drug Store                         Coffey Funeral Home

CHARLES A. HARRIS                        EARL BURCHFIELD                          DAVID B. COOK
Independent Insurance Agent              Retired Publisher of                     President, Chief Executive
Harris Insurance Agency                  Middlesboro Daily News                   Officer and Director of the
                                                                                  Bank and the Company
KENNETH V. JONES
Chief Operations Officer


                               EXECUTIVE OFFICERS
-------------------------------------------------------------------------------------------------------------

DAVID B. COOK                            STANLEY ALEXANDER, JR.                   KENNETH V. JONES
President and Chief Executive            Chief Financial Officer                  Chief Operations Officer
Officer


                                OFFICE LOCATIONS
-------------------------------------------------------------------------------------------------------------

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

                                         BRANCH OFFICE
                                         104 Cumberland Avenue
                                         Harlan, Kentucky


                               GENERAL INFORMATION
-------------------------------------------------------------------------------------------------------------
                                                                                  ANNUAL REPORT ON
INDEPENDENT CERTIFIED                    ANNUAL MEETING                           FORM 10-KSB
PUBLIC ACCOUNTANTS                       The 2002 Annual Meeting of               A copy of the Company's Annual
BKD, LLP                                 Stockholders will be held on             Report on Form 10-KSB for the
P. O. Box 628                            October 16, 2002 at 2.00 p.m.            fiscal year ended June 30, 2002,
Evansville, Indiana  47704-0628          at the Pine Mountain State Resort        as filed with the Securities and
                                         Park, Pineville, Kentucky.               Exchange Commission, will be furnished
                                                                                  without charge to stockholders as of
GENERAL COUNSEL                          TRANSFER AGENT AND REGISTRAR             the record date for the 2002 Annual
Joseph Coker                             Registrar & Transfer Company             Meeting upon written request to the
P. O. Box 134                            10 Commerce Drive                        Chief Financial Officer, HFB
Jacksboro, Tennessee  37757              Crawford, New Jersey  07016-3572         Financial Corporation, 1602
                                                                                  Cumberland Avenue, Middlesboro,
                                                                                  Kentucky.
SPECIAL COUNSEL
Kutak Rock
Suite 1000
1101 Connecticut Ave., N. W.
Washington, D.C.  20036-4374